As filed with the Securities and Exchange Commission on March 24, 2014

Registration No. 333-193027

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gates Global Inc.

(Exact name of registrant as specified in its charter)

British Virgin Islands	3714	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Ritter House, 5th Floor, P.O. Box 3200

Road Town, Tortola, British Virgin Islands,

+1 (284) 494-7295

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Thomas C. Reeve

Executive Vice President and General Counsel

Gates Global Inc.

1551 Wewatta Street

Denver, Colorado 80202

(303) 744-1911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rachel W. Sheridan Shagufa R. Hossain Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20004 (202) 637-2200	Daniel J. Bursky Andrew B. Barkan Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated March 24, 2014

PROSPECTUS

Class A Ordinary Shares

Gates Global Inc.

This is Gates Global Inc.’s initial public offering. The selling shareholders are offering                      Class A ordinary shares, par value $0.01 per share, in this offering. We will not receive any proceeds from the sale of Class A ordinary shares held by the selling shareholders. The selling shareholders in this offering include affiliates of Onex Corporation and Canada Pension Plan Investment Board.

We expect the public offering price to be between $             and $             per Class A ordinary share. Currently, no public market exists for our Class A ordinary shares. We have applied for listing of our Class A ordinary shares on the New York Stock Exchange under the symbol “GGI.”

Investing in our Class A ordinary shares involves risks that are described in the “Risk Factors” section beginning on page 20 of this prospectus.

	Per Share	Total
Public Offering Price	$	$
Underwriters’ Discounts and Commissions(1)	$	$
Proceeds to the Selling Shareholders	$	$

(1)	See “Underwriting” for a detailed description of compensation payable to the underwriters.

The underwriters may also purchase up to an additional                      Class A ordinary shares from the selling shareholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Class A ordinary shares will be ready for delivery on or about                     , 2014.

BofA Merrill Lynch	Citigroup	Goldman, Sachs & Co.

Barclays	Credit Suisse	J.P. Morgan	RBC Capital Markets

Deutsche Bank Securities	Morgan Stanley	Nomura	UBS Investment Bank	KeyBanc Capital Markets

The date of this prospectus is                     , 2014.

We are responsible for the information contained in this prospectus and in any related free-writing prospectus we prepare or authorize and you should only rely on such information. We, the selling shareholders and the underwriters have not authorized anyone to give you any other information, and we, the selling shareholders and the underwriters take no responsibility for any other information that others may give you. The selling shareholders are offering to sell, and seeking offers to buy, Class A ordinary shares only in jurisdictions where offers and sales are permitted. The information in this prospectus is only accurate as of the date of this prospectus, regardless of its time of delivery or of any sales of our Class A ordinary shares. Our business, financial condition, results of operations or cash flows may have changed since such date. This prospectus has not been, and will not be, registered under the laws and regulations of the British Virgin Islands, nor has any regulatory authority in the British Virgin Islands passed comment upon or approved the accuracy or adequacy of this prospectus.

i

BASIS OF PRESENTATION AND OTHER INFORMATION

GATES GLOBAL

Unless the context otherwise requires, all references to “Gates Global,” the “Company,” “we,” “us” and “our” refer to Gates Global Inc., a British Virgin Islands, or BVI, business company (limited by shares) incorporated under the laws of the BVI on December 12, 2013, together with the consolidated subsidiaries of Pinafore Holdings B.V., which we refer to as Pinafore, prior to completion of the Distribution Transactions (defined below) and the offering contemplated hereby. All references to “Gates,” unless the context requires otherwise, refers to Pinafore and its consolidated subsidiaries subsequent to the Distribution Transactions. Prior to completion of the offering contemplated hereby and upon completion of the Distribution Transactions, Pinafore Cooperatief U.A., the immediate and ultimate parent entity of Pinafore, which we refer to as the Coop, will be contributed by its existing shareholders to Gates Global in exchange for Class A ordinary shares or, as the case may be, Class B ordinary shares of Gates Global. Thereafter, the Coop will be liquidated, and Gates Global will become the direct parent of Pinafore.

Prior to the completion of the offering, certain non-core assets of Pinafore will be distributed from Pinafore to its existing ultimate shareholders. The non-core assets that will be distributed are:

•	the Aquatic group, which manufactures baths and whirlpools for the residential and hotel and resort development markets in North America;

•	various parcels of real estate; and

•	equity interests in the Schrader group, which were retained after the April 2012 disposition of Schrader by Pinafore.

We collectively refer to these non-core assets as the “Non-Gates Assets,” and the distribution of these assets to the existing ultimate shareholders as the “Distribution Transactions.”

The financial statements appearing in this prospectus are presented in US dollars and are prepared in accordance with United States generally accepted accounting principles, or US GAAP.

As Gates Global will have no other interest in any operations other than those of Pinafore, the historical financial information presented in this prospectus is that of Pinafore, and with respect to the historical financial information and other data presented in this prospectus, including under the headings “Prospectus Summary—Summary Historical Consolidated Financial Information,” “Capitalization,” “Selected Historical Financial Information,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes thereto included elsewhere in this prospectus, all references to the “Company,” “we,” “us” or “our” refer to Pinafore.

PINAFORE

All references to “Pinafore” and the “Group” refer to Pinafore, a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, and its consolidated subsidiaries. Pinafore was incorporated on September 1, 2010 and had no assets or liabilities (other than the proceeds of the ordinary shares issued on incorporation) and no operations prior to the acquisition of Tomkins plc, or Tomkins, on September 29, 2010, which we refer to as the Acquisition. Pinafore draws up its annual financial statements to December 31. This prospectus contains audited Pinafore consolidated financial statements that present the results of the Pinafore’s operations for the years ended December 31, 2013, or Fiscal 2013, December 31, 2012, or Fiscal 2012, and December 31, 2011, or Fiscal 2011.

For Fiscal 2013, the Non-Gates Assets accounted for approximately 4% of Pinafore’s continuing sales, negative 0.2% of Adjusted EBITDA and a loss for the period of $7.3 million.

NON-GAAP METRICS

We assess the performance of our businesses using a variety of measures. Certain of these measures are not explicitly defined under US GAAP and are therefore termed Non-GAAP measures. Under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” we identify and explain the relevance of each of the Non-GAAP measures referenced herein, show how they are calculated and present a reconciliation to the most directly comparable measure defined under US GAAP. We do not regard these Non-GAAP measures as a substitute for, or superior to, the equivalent measures defined under US GAAP. The Non-GAAP measures that we use may not be directly comparable with similarly-titled measures used by other companies.

MARKET AND INDUSTRY DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other published independent sources. Some market data and statistical information are also based on our good faith estimates, which are derived from management’s knowledge of our industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including our services relative to our competitors, are based on estimates of our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information obtained from surveys, reports by market research firms, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. Unless otherwise noted, all of our market share and market position information presented in this prospectus is an approximation. Our market share and market position in each of our businesses and divisions, unless otherwise noted, is based on our sales relative to the estimated sales in the markets we served. References herein to our being a leader in a market or product category refer to our belief that we have a leading market share position in each specified market, unless the context otherwise requires. As there are no publicly available sources supporting this belief, it is based solely on our internal analysis of our sales as compared to our estimates of sales of our competitors. In addition, the discussion herein regarding our various end markets is based on how we define the end markets for our products, which products may be either part of larger overall end markets or end markets that include other types of products and services.

Certain monetary amounts, percentages and other figures included elsewhere in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

TRADEMARKS

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website domain names and addresses are our service marks or trademarks. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. The trademarks we own or have the right to use include, among others, Gates and Tomkins. We also own or have the rights to copyrights that protect the content of our literature, be it in print or electronic form. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus are listed without the ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, service marks and tradenames.

CERTAIN DEFINITIONS

In this prospectus, unless otherwise indicated or the context otherwise requires, the following terms have the following meanings:

Car parc, refers to the number of light vehicles in a region or market. It is typically used to gauge the size of replacement markets within a region.

First-fit, refers to the sale of our products as pre-qualified components on original equipment.

Fluid Power, refers to the category of products sold by Gates that includes:

•	high-pressure, reinforced rubber hydraulic hoses;

•	metal hydraulic hose couplings and other fittings;

•	hoses used in a wide variety of industrial fluid transfer applications;

•	curved and molded hoses used to convey fluids in commercial and light vehicle engines; and

•	high-performance hoses used in the oil and gas industry. Gates’ hose maintenance services business is also included in this category.

Industrial verticals, refers to the end-use industries that are users of our products, excluding automotive applications. These end-use applications are: construction and agriculture equipment, oil and gas, mining, process and specialty applications, and transportation equipment such as trucks, buses, motorcycles and scooters.

Power Transmission, refers to the category of products sold by Gates that includes:

•	rubber V-belts;

•	rubber ribbed V-belts;

•	rubber synchronous timing belts;

•	polyurethane belts;

•	metal tensioners and idler pulleys;

•	accessory belt drive kits; and

•	timing belt kits.

Shares or ordinary shares, refers collectively to our Class A ordinary shares, par value $0.01 per share, and our Class B ordinary shares, par value $0.01 per share.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision. Unless the context otherwise requires or otherwise provided herein, all references to the “Company,” “we,” “us” and “our” refer to Gates Global Inc., together with the consolidated subsidiaries of Pinafore prior to the Distribution Transactions and the completion of this offering. All references to “Gates,” unless the context requires otherwise, refers to Pinafore and its consolidated subsidiaries subsequent to the Distribution Transactions. See “Basis of Presentation and Other Information.”

Company Overview

We are the world’s leading manufacturer of power transmission belts and a premier global manufacturer of fluid power products. We estimate that for Fiscal 2013 approximately 55% of Gates’ sales were derived from products and geographies in which we have the leading market share position and approximately 85% of Gates’ sales were derived from products and geographies in which Gates maintains a top three position. Our highly engineered products are critical components used in diverse industrial and automotive applications where the cost of failure is very high relative to the cost of our products. We provide a differentiated value proposition to our customers by offering a complete portfolio of premium product and service solutions for both replacement and first-fit applications across our targeted end markets, which encompass process and specialty, construction, agriculture, energy, transportation and automotive. For Fiscal 2013, approximately 60% of our sales were generated from a diverse set of replacement markets globally, which provide significant earnings resiliency. We sell our products globally under the Gates brand, which is recognized by distributors, original equipment manufacturers, or OEMs, and installers as the premium brand for quality and technological innovation, a reputation which we have built for over a century since the Company’s founding in 1911. For Fiscal 2013, we generated $3.1 billion of sales, $86.5 million of net income attributable to shareholders, $560.8 million of Adjusted EBITDA and $224.3 million of Adjusted Net Income.

We are diversified by product, customer, geography and end market. Our product portfolio consists of over 580,000 stock keeping units, or SKUs, which we believe represents the broadest range of power transmission belts and fluid power products in the markets we serve. We maintain long-standing relationships with the leading distributors of replacement industrial and automotive parts, as well as OEMs, in every region of the world, with some of our longest customer relationships exceeding 50 years. Our top 10 customers represented less than 30% of our sales for each of 2013, 2012 and 2011. Our products are sold in over 120 countries around the world, with our largest region, North America, representing approximately 50% of our sales for Fiscal 2013. We also have a long-established and growing presence in emerging markets, and we believe we are well-positioned to capitalize on the growth trends in these regions. In addition to our geographical diversification, we serve a number of diverse industrial end markets with exposure to a variety of demand drivers that in aggregate enhance our earnings stability.

We believe that our premier global brand, market leadership and differentiated value proposition allow us to generate sales growth in excess of our end market growth. We plan to enhance our growth profile with continued expansion in existing industrial end markets with applications that leverage our global brand, existing product portfolio, and manufacturing and distribution capabilities. Continuous new product innovation and our long-standing presence in emerging markets will also drive incremental growth. We generate strong margins by selling highly engineered products at premium prices. We believe that our focus on lean operations, as demonstrated by our labor productivity rates, coupled with our low-cost footprint, which is the result of our concentration of production in low-cost regions close to where our products are sold, have also helped to strengthen our margins. We further enhance our margins with a culture of continuous improvement. Our capital light business model maintains substantial operating leverage, which yields strong free cash flow and attractive returns on invested capital.

We believe that we are at an inflection point in the history of our company. From 1911 to 2013, our business was either a private family-owned company or part of a broader conglomerate. Today, we are operating as a completely stand-alone business and our executive management team can focus exclusively on achieving Gates’ strategic goals.

The charts below highlight our sales composition by segment, application and product category for Fiscal 2013.

Our Solutions

We sell our high performance power transmission and fluid power products both as replacement components and as pre-qualified components on original equipment, or first-fit, to customers worldwide. For Fiscal 2013, approximately 60% of our sales were generated from a diverse set of replacement markets globally, which provide significant earnings resiliency. A significant portion of our replacement sales are derived from applications where we were not the first-fit provider. Our replacement business is bolstered by our first-fit business, which provides market validation from OEMs, increases brand visibility in our end markets and enhances our replacement sales. Where we are not the first-fit manufacturer, we experience strong pull-through demand from end users in the replacement market who specifically request Gates-branded products. Our mix of replacement sales to first-fit sales varies by region based on our market strategy and the development of the replacement channel in each region. For example, in emerging markets such as China, our business is characterized by a higher first-fit presence given the relatively underdeveloped industrial and automotive replacement channels, and we believe that our first-fit market presence will drive future growth in our replacement business. In North America and EMEA, where there are long-established replacement markets, approximately 72% and 63% of Fiscal 2013 Gates North America and Gates EMEA sales, respectively, were derived from higher margin replacement channels.

Our highly engineered products are typically used in a wide range of end-uses for applications that involve motion. Our products are critical to the functioning of the equipment, process or system in which they are a component, creating a dynamic where the cost of failure is very high relative to the individual cost of our products. In addition, the cost of our products is low relative to the cost of the overall system in which they operate. As a result, our products are not only replaced as a result of normal wear and tear due to the harsh environments in which they often operate, but also to take advantage of labor efficiencies, which accelerate replacement (for example, our parts may be replaced as part of ongoing maintenance to the broader systems in which they are a part of), and risk mitigation as our component cost is significantly lower relative to the cost of application failure.

Power Transmission		Fluid Power

• Synchronous belts (timing belts) • Accessory drive belts (V-belts) • Front end accessory drive belts (serpentine or Micro-V belts)	• V-ribbed belts • Metal drive components • Accessory belt drive kits • Timing belt kits	• Hydraulic hose and couplings • Industrial hose • Engine hose and assemblies

We believe that our value proposition extends beyond the premium quality products we offer. Our sales and marketing organization offers customer training on installation and early identification of wear and tear on components. We also work closely with OEMs to develop new products and technologies that eventually carry over to the replacement market. We believe that we provide industry-leading delivery times for our products, and have the broadest portfolio of power transmission and fluid power products in the end markets we serve. Distributors and installers require timely access to a wide range of products as they need the correct component in order to serve their customers, and if distributors and installers do not have access to that component, they lose the sale. We believe that through our long history of devoting considerable focus on customer engagement and training, product innovation and best-in-class order fulfillment, we consistently maintain high levels of customer satisfaction, which we believe further entrenches our customer loyalty.

We offer all of our products in each of our four Gates operating segments, which are organized by region: North America, Europe, Middle East and Africa, or Gates EMEA, Asia and the Pacific regions, or Gates APAC, and South America. While we characterize our products as replacement or first-fit, our global manufacturing footprint, processes and tooling allow us to manufacture products for each of these channels interchangeably. We are able to make similar products regardless of the end market served (for example, for industrial or automotive end markets) within the same facilities, which greatly enhances our flexibility to address market demand and minimizes capital expenditures. Our global footprint provides us with a “close to customer” local mindset and our vast distribution network in each of our geographies strengthens our customer relationships by accelerating response times relative to our competition.

Our Principal Markets

Gates serves a diverse set of end markets, encompassing both industrial and automotive applications, selling through both replacement and first-fit channels globally. For each of the last three fiscal years, approximately 60% of Gates’ sales were generated from replacement markets, with their remaining sales, totaling approximately 40%, from first-fit applications. Within industrial, our end market focus includes process and specialty, construction, agriculture, energy, transportation and others. Our total sales to industrial end markets have grown over the last three years, a trend we believe will continue. Our automotive end market encompasses light-vehicle applications, with more than 60% of our global automotive sales derived from replacement products positioned at the premium end of the market in each of the last three fiscal years.

Industrial Markets (46% of sales)

Our industrial end markets represented 46% of our sales for Fiscal 2013. More than 60% of our industrial sales, or 28% of our total sales, for Fiscal 2013, were generated from products sold to the industrial replacement market. The harsh environment in which our critical components often operate drives our robust product replacement business. Our products are generally replaced due to a number of key factors, including normal wear and tear, accelerated replacement to take advantage of labor efficiencies (for example, our parts may be replaced as part of ongoing maintenance to the broader systems in which they are a part of) and risk mitigation as the cost of our components is low relative to the cost of application failure.

We generated 18% of sales for Fiscal 2013 from products sold to the industrial first-fit market. This market is driven by global OEM production volumes across our core end markets. In developed markets, OEM production volumes are expected to benefit from the continued improvement in industrial production and other end market-specific factors such as increased demand for energy efficient products. In emerging markets, we expect the first-fit market to benefit from continued investment in infrastructure and general economic development.

The large, diverse and global nature of the industrial markets we serve provides attractive opportunities for growth. We focus on end markets that we believe have significant addressable growth potential and allow us to leverage our global brand, existing manufacturing capacity and distribution capabilities. Our industrial sales and marketing function is organized by specific end-use verticals in order to provide industry-specific solutions and expertise to customers and to gain insights into customer needs in current and adjacent applications. Based on estimates from industry sources, as well as our own analysis, we estimate our incremental sales opportunity in industrial markets in which we have existing products and customers to be approximately $12 billion. In 2013, we generated over $269 million of annual run-rate Gates’ sales from new business wins in our targeted industrial markets.

We believe that we have significant opportunity to grow sales in many industrial markets. For example, sales growth in the global construction equipment end market is driven by the continuing urbanization of emerging markets. We also believe we have significant opportunities to grow sales in process and specialty end markets, which include general manufacturing, lawn and garden, food processing and other markets. Due to our global presence, we are well positioned to take advantage of a pickup in industrial production, a key driver of our general manufacturing end market. Similarly, we are positioned to grow within truck and bus end markets, particularly in Europe, due to our existing relationships with key OEM customers. We believe that underinvestment in truck fleets during the recession, as well as the need to comply with ever-higher standards of emissions and efficiency will drive continued replacement and first-fit demand. Finally, we also see significant opportunities in agriculture, energy and mining end markets. We believe increased demand for food production as well as farm mechanization will drive higher spend on agricultural equipment (particularly hydraulics), while a trend towards natural resource extraction in harsher environments, as well as technological advances such as hydraulic fracturing will drive higher spend on extraction equipment.

Automotive Replacement Markets (32% of sales)

For Fiscal 2013, we generated 32% of sales from the automotive replacement market. We are the leading provider of replacement automotive belts globally, and we believe we are well-positioned to benefit from favorable end market trends. The size and age of the global car parc are key drivers of our automotive replacement sales. In developed markets, the decline in auto sales during the recent recession has resulted in higher average vehicle age. According to industry sources, the average age of light vehicles in the US stands at a record 11.3 years. In Europe, the average age of light vehicles has followed a similar trend and currently stands at 8.4 years, as measured by ACEA. Additionally, our long-standing presence in emerging markets such as China, India, Eastern Europe and Russia, among others, positions us well to benefit from significant long-term growth in these regions as replacement channels in these regions continue to develop. For example, according to industry sources, the car parc in China is expected to grow at a compound annual growth rate, or CAGR, of 12% through 2020.

Automotive First-Fit Markets (18% of sales)

For Fiscal 2013, we generated 18% of sales from the automotive first-fit end market, principally from belts and related metal drive products. Demand for our products in this end market is directly related to vehicle production in the geographic regions where our strategy includes having a more significant automotive first-fit presence. For Fiscal 2013, 86% of our automotive first-fit sales were to customers located outside of North America, primarily in Asia and Europe. A large portion of our automotive first-fit sales are from emerging markets where replacement channels are less developed. We believe our first-fit presence provides high visibility, brand validation, a growing installed base and positions us to benefit from growth in the car parc of emerging markets.

Our Competitive Strengths

We are a premium diversified industrial company, serving a wide range of end markets globally, with business characteristics that we believe provide us with a differentiated and sustainable competitive advantage and have allowed us to become the world’s leading manufacturer of power transmission belts and a premier global manufacturer of fluid power products. Our competitive strengths include:

Premier Global Brand

We offer our products and services under a single brand across every end market and geography. Since 1911, Gates has been recognized by distributors, installers and OEMs as a premier brand for power transmission and fluid power products and is known for premium quality, reliability, customer service, technology and breadth of offering. In our replacement businesses, we experience strong pull-through demand from end users who specifically request Gates-branded products.

Leading Market Position in Diversified End Markets and Geographies

We estimate that approximately 55% of Gates’ sales are derived from products and geographies in which we have the leading market share position and approximately 85% of Gates’ sales in which Gates maintains a top three position. Our reach is global and our replacement and first-fit products are used in a diverse set of industrial applications, including process and specialty, construction, agriculture, energy, transportation, as well as, automotive replacement and first-fit applications. We believe that we have achieved leading market positions through our premium global brand, SKU breadth, ability to meet product availability requirements, strong customer support, global presence, technical expertise and best-in-class quality. Our market leadership supports our strong margins while our diversity enhances earnings stability.

Well-Calibrated Replacement and First-Fit Market Revenue Mix

For Fiscal 2013, approximately 60% of Gates sales were generated from a diverse set of replacement markets globally, which provide significant earnings resiliency. Our first-fit business validates our brand, and builds on our installed base. We leverage our reputation for quality with first-fit customers to drive a resilient stream of on-going, high margin replacement component sales. Our replacement business reduces cyclicality and generates stable free cash flow. Our well-established sales and marketing infrastructure, product breadth and extensive distributor relationships are difficult to replicate and essential to our success.

Compelling Customer Value Proposition and Product Innovation

Our products, which are low cost relative to the overall cost of the systems in which they operate, are used in critical applications where the cost of failure is high relative to the cost of our components. Our customers value high levels of product performance and customer service that minimize the probability of failure. Our products typically meet or exceed customer standards, while our service offering further reduces potential costs associated with failure and application downtime. Our customers recognize our value proposition, and are willing to pay a premium for our high-quality product and integrated service offering. To uphold these standards and expectations of premium quality, we have extensive research and development capabilities and have spent approximately 2% of sales during each of the last three fiscal years for on-going research and development, or R&D, activities. We hold approximately 2,500 patents covering our innovative products, and we believe that we are recognized as the technology leader in the markets we serve.

Deeply Rooted Customer and Distributor Relationships

We have cultivated long-standing customer relationships with leading distributors and OEMs globally due to our strong brand reputation, SKU breadth, ability to meet highly demanding product fulfillment requirements, global presence, technical expertise and best-in-class quality. The length of our customer relationships often exceeds 35 years, and the relationships with some of our largest customers spans over 50 years. We believe our extensive distribution network, comprehensive portfolio and first-fit quality products are a competitive advantage relative to local competitors in the geographies and end markets in which we operate.

Global, Flexible Manufacturing Footprint

We benefit from substantial operating leverage given our flexible and efficient manufacturing model. Our tooling can be utilized to manufacture a variety of products for diverse end markets and applications without significant capital expenditures. We operate highly sophisticated manufacturing facilities that we believe exceed efficiency, cost and safety standards for the industry. Our in-country manufacturing presence reduces transport time, freight costs and transactional foreign exchange exposure. We have a strong culture of continuous improvement across our global operations that we expect will continue to generate on-going efficiency and cost improvements. Our culture facilitates the sharing of best practices by exporting efficiency initiatives from local plants across our global footprint.

Well-Positioned to Capture Incremental Market Share as Our End Markets Grow

We have identified numerous growth opportunities across our industrial end markets that are addressable with existing products and manufacturing capabilities. Our sales to industrial end markets have grown since 2010, and we have identified multiple applications where our business is growing. Our first-fit presence positions us well for growth and market share gain in rapidly expanding, automotive replacement markets in emerging economies such as China and Eastern Europe. Additionally, we believe there are acquisition opportunities across the various regions we serve that may provide additional growth.

Strong Management Team

Under the leadership of our experienced executive team, with an average 25 years of industry experience, we have grown the Gates business and executed significant restructuring programs that have optimized our business portfolio and cost structure. Since 2009, our executive team led the closing of eight major manufacturing facilities around the world and consolidated these operations into existing plants, significantly reducing fixed costs and improving the cost profile of our overall business. They also successfully implemented a plan to right-size our corporate center functions, eliminating over 260 positions in corporate and plant overhead. The costs and estimated benefits of each new restructuring proposal are captured and reviewed centrally before approval is granted. Throughout a program’s implementation, costs are tracked against budgets and execution effectiveness is evaluated against preset milestones. Following completion of a restructuring project, the on-going benefits, which are typically some combination of fixed and variable costs and/or efficiency improvements, are tracked for a reasonable period to ensure implementation has been successful. We believe the overall talent level throughout our organization is a competitive strength that differentiates Gates for our stakeholders, including employees, customers and shareholders.

Our Strategy

Our objective is to continue to be a market leader by providing superior products and services to our customers. We have invested significant resources over time to develop differentiated services for our customers, improve our operational efficiency and enhance our global distribution network. We believe these investments provide a solid foundation for profitable sales growth and shareholder return. Our strategy is to:

Further Penetrate Industrial Verticals

We are targeting specific opportunities within our existing industrial end markets. Approximately 46% of our sales for Fiscal 2013 were generated from industrial replacement and first-fit end markets. We continue to see a significant opportunity to further deepen our penetration into industrial verticals utilizing our global brand, existing plant capacity, distribution capability and existing product portfolio. These verticals include construction, agriculture and energy, among others, which we have selectively targeted given their expected long-term growth prospects. By leveraging our application engineering capabilities and working with our customers to innovate, we continue to identify new opportunities for our products and solutions. We estimate the incremental sales opportunity for our existing product portfolio in these end markets exceeds $12 billion. During 2013, we generated new business representing over $269 million of Gates’ annual run-rate sales in our existing industrial verticals. Furthermore, we have aligned our global footprint and resources to efficiently capitalize on the continued growth in the emerging markets driven by infrastructure development, increased industrial production and expanded vehicle ownership.

Grow Automotive Replacement Business in Emerging Markets

Our long-standing presence in emerging markets such as China, India, Eastern Europe and Russia, among others, and the strength of our global brand, positions us to benefit from significant long-term growth as replacement channels in these regions continue to develop. Our market strategy is to provide the leading OEMs in these regions with our highly engineered products. We believe that our first-fit presence and growing installed base validate our brand, which, together with growing car parcs and increasing average vehicle age in these regions, will drive our future long-term replacement growth. For example, in China, we currently provide first-fit products to leading automotive OEMs, such as Shanghai General Motors and Chery Automobile Co. For Fiscal 2013, we generated approximately $45.7 million of sales in the Chinese automotive replacement channel. According to industry sources, the car parc in China is expected to grow at a CAGR of 12% through 2020, and by then is expected to be the largest car parc in the world.

Develop New, Technologically Advanced, Market Relevant Products

We have a long history of successful innovation, from commercializing the V-belt in 1917 to pioneering the use of synthetic rubber in a broad range of industrial applications. We have spent approximately 2% of sales during each of the last three fiscal years on on-going R&D activities. We employ over 400 engineers that are dedicated to product and technology development around the world. Our R&D group works closely with our sales and marketing team to ensure that our new product efforts are closely tied to our customer-driven growth initiatives. Our Fiscal 2013 sales from products introduced in the last three years represent 10% to 12% of Gates’ global sales.

Enhance Margins Through Operational Excellence

We have developed a culture that drives ongoing cost reduction and efficiency improvements and facilitates the sharing of best practices globally. We will continue to leverage our scale and global presence to enable streamlined procurement and sourcing processes. In addition to our continuous improvement initiatives, we have optimized our manufacturing footprint and executed rationalization projects that have supported significant margin enhancement over the last five years. We continue to seek and act on opportunities to improve our cost structure and will benefit from significant operating leverage as we expand production.

Maximize Return on Invested Capital and Generate Strong Free Cash Flow

Our strong gross margin performance is supported by generally favorable pricing dynamics created by high product quality and brand strength and operating efficiencies. For example, our products are often used in applications where the cost of failure is significantly higher than the cost of our products. This dynamic results in customers placing a high value on overall product quality, consistency and reliability. In addition, our automotive distribution customers also value the many services that we provide that help them generate additional business. These services include managing product catalogs, providing technician training and targeted sales and marketing support, all of which are meant to drive additional business through the distribution channel. Our distribution customers recognize the value that these services provide and are willing to pay premium prices for our products in order to benefit from these services. This high level of profitability, combined with our low level of capital intensity, translates into an attractive free cash flow profile and return on invested capital. We evaluate growth opportunities with the aim to achieve a high return on invested capital, and we continue to see many opportunities that will further enhance our strong financial profile. Our existing production footprint can accommodate meaningful volume growth with minimal capital investment, which we believe will further improve our return profile. We believe the long-term resiliency of our earnings and free cash flow is enhanced by our higher margin replacement revenue sources and long-standing customer relationships.

Pursue Strategic Acquisitions

We are well-positioned to capitalize on complementary acquisition opportunities. We will continue to analyze and selectively pursue strategic opportunities where we can add value by leveraging our core competencies and realize synergies by applying our global brand, distribution capabilities or operating culture. Since 2004, we have successfully completed eight bolt-on acquisitions that have expanded our product offering and access to new end markets.

Risks Related to Our Business

Investing in our Class A ordinary shares involves substantial risk. You should carefully consider all of the information in this prospectus prior to investing in our Class A ordinary shares. There are several risks related to our business that are described under “Risk Factors” elsewhere in this prospectus. Among these important risks are the following:

•	global and general economic conditions, including those specific to our end markets;

•	significant global operations and global expansion;

•	regulations applicable to our global operations;

•	the cost and availability of raw materials;

•	our ability to compete successfully with other companies in our industries;

•	pricing pressures from our customers;

•	currency fluctuations from our international sales;

•	the potential loss of key personnel;

•	product liability claims against us;

•	the sufficiency of our insurance policies to cover losses, including liabilities arising from litigation;

•	failure to develop and maintain intellectual property rights;

•	the demand for our products by industrial manufacturers and automakers;

•	our ability to integrate acquired companies into our business and the success of our acquisition strategy;

•	environmental, health and safety laws and regulations;

•	labor shortages, labor costs and collective bargaining agreements;

•	equipment failures, explosions and adverse weather;

•	the impact of natural disasters and terrorist attacks;

•	potential inability to obtain necessary capital;

•	the dependence on our subsidiaries for cash to meet our debt obligations;

•	risks related to our substantial indebtedness;

•	the ability of Onex Corporation, or Onex, and Canada Pension Plan Investment Board, or CPPIB, to control our Class A ordinary shares or, as the case may be, our Class B ordinary shares;

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

Our Corporate Structure

Following the completion of the offering contemplated hereby, our corporate structure will be as shown below.

(1)	Includes Class B ordinary shares held by CPPIB.
(2)	To be liquidated following the completion of this offering.

Company Information

Our principal US executive offices are located at 1551 Wewatta Street, Denver Colorado 80202, and our telephone number is (303) 744-1911. Our website address is www.gates.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein. You should rely only on the information contained in this prospectus when making a decision as to whether to invest in our Class A ordinary shares.

The Offering

Issuer	Gates Global Inc.

Class A ordinary shares offered by the selling shareholders	shares

Option to purchase additional shares	The selling shareholders have granted the underwriters a 30-day option from the date of this prospectus to purchase up to an additional Class A ordinary shares at the initial public offering price, less underwriting discounts and commissions.

Class A ordinary shares outstanding after this offering	shares

Class B ordinary shares outstanding after this offering	shares

Voting rights	Each Class A ordinary share entitles its holder to, in accordance with the Company’s memorandum and articles of association, one vote per share on all matters to be voted upon by our shareholders. Each Class B ordinary share entitles its holder to, in accordance with the Company’s memorandum and articles of association, one vote per share on all matters to be voted upon by our shareholders, except with respect to the election, appointment or removal of directors on which the holders of our Class B ordinary shares are not entitled to vote. See “Description of Share Capital.”

Conversion rights	The Class A ordinary shares are, in accordance with the Company’s memorandum and articles of association, convertible into Class B ordinary shares, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one Class B ordinary share for each Class A ordinary share that it wishes to convert. The Class B ordinary shares are, in accordance with the Company’s memorandum and articles of association, convertible into Class A ordinary shares, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one Class A ordinary share for each Class B ordinary share that it wishes to convert. See “Description of Share Capital.”

Use of proceeds	We will not receive any net proceeds from the sale of Class A ordinary shares by the selling shareholders, including with respect to the underwriters’ overallotment option to purchase additional Class A ordinary shares. See “Use of Proceeds.”

Exchange listing	We have applied to list our Class A ordinary shares on the New York Stock Exchange, or the NYSE, under the symbol “GGI.”

Risk factors	See “Risk Factors” beginning on page 20 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A ordinary shares.

The number of Class A ordinary shares to be outstanding after completion of this offering is based on              Class A ordinary shares outstanding as of                     , 2014, which excludes:

•	Class A ordinary shares issuable upon the exercise of options outstanding at a weighted average exercise price of $ per share;

•	Class A ordinary shares reserved for issuance under our 2014 Incentive Plan, or our 2014 Plan, which we plan to adopt in connection with this offering.

Unless we specifically state otherwise, the Class A ordinary share information in this prospectus assumes:

•	no exercise of the option to purchase additional Class A ordinary shares by the underwriters;

•	an initial offering price of $ per Class A ordinary share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus;

•	that shares of Class B ordinary shares held by CPPIB are converted into in an equal number of Class A ordinary shares;

•	the filing and registration of our amended and restated memorandum and articles of association, which we refer to as the memorandum and articles, prior to the completion of this offering; and

•	completion of the Distribution Transactions.

Our Sponsors

On September 14, 2010, Onex and CPPIB, which we refer to collectively as the Sponsors, acquired Pinafore. Following the completion of this offering, the Sponsors will collectively hold              Class A ordinary shares, representing approximately     % of our outstanding Class A ordinary shares (or     % if the underwriters exercise their option to purchase additional shares in full), and CPPIB will hold              Class B ordinary shares, representing 100% of our outstanding Class B ordinary shares. The Class A ordinary shares and Class B ordinary are substantially identical in all respects, including with respect to voting, dividends and conversion, except that a Class B ordinary share does not entitle its holder to vote for the election, appointment or removal of directors. In addition, a holder of Class B ordinary shares may, at any time, elect to convert the Class B ordinary shares into an equal number of Class A ordinary shares. Equally a holder of Class A ordinary shares may, at any time, elect to convert the Class A ordinary shares into an equal number of Class B ordinary shares. See “Description of Share Capital.”

For so long as Onex and CPPIB continue to own a majority of our ordinary shares, they will (subject to the above noted voting restrictions on the Class B ordinary shares) have the ability to control the vote in any election of directors and will have the ability to prevent any transaction that requires shareholder approval regardless of whether others believe the transaction is in our best interests. In any of these matters, the interests of the Sponsors may differ from or conflict with your interests.

With offices in Toronto, New York and London, Onex is one of the oldest and most successful private equity firms. Onex acquires and builds high-quality businesses in partnership with talented management teams. Onex makes private equity investments through the Onex Partners and ONCAP families of funds and has completed approximately 440 acquisitions with a total value of approximately $50 billion. Over Onex’s history, it has had extensive experience investing in industrial businesses. Onex’s current and previous industrial investments include Allison Transmission Holdings, Inc., Spirit AeroSystems, Inc., JELD-WEN Holdings, Inc., and Husky International Ltd. Onex’s businesses generate annual revenues of $33 billion, have assets of $44 billion and employ approximately 232,000 people worldwide. Onex shares trade on the Toronto Stock Exchange under the stock symbol OCX.

CPPIB is one of the largest and fastest growing institutional investors in the world. It invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 18 million Canadian contributors and beneficiaries. Headquartered in Toronto, with offices in London, Hong Kong, New York, and Sao Paulo, CPPIB is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. At December 31, 2013, the Fund’s assets totaled C$201.5 billion, of which approximately C$53 billion is invested through the Private Investments group. A team of approximately 135 dedicated Private Investment professionals manages investment activities in Direct Private Equity, Private Debt, Infrastructure, and Funds, Secondaries & Co-Investments. Direct Private Equity manages an approximately C$11 billion portfolio of investments and focuses on majority or shared control investments, typically alongside an existing fund partner, across multiple industry sectors worldwide. Current and previous industrial investments include Air Distribution Technologies Inc. and Generac Holdings Inc.

Summary Historical Consolidated Financial Information

The following table sets forth our summary historical consolidated financial information for the periods and dates indicated. The balance sheet data as of December 31, 2013 and 2012 and the statement of operations and cash flow data for Fiscal 2013, Fiscal 2012 and Fiscal 2011 have been derived from Pinafore’s audited consolidated financial statements included elsewhere in this prospectus.

In addition to the statement of operations and balance sheet data presented below, we also present certain of these line items further bifurcated between Gates and the Non-Gates Assets. The Gates and Non-Gates Assets results and measures are non-GAAP measures. We believe that this non-GAAP presentation more clearly presents Gates’ results and financial position.

The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

(dollars in millions, except per share data)	Fiscal 2013	Fiscal 2012	Fiscal 2011
Statement of operations data:
Net sales	$3,079.9	$3,037.3	$3,062.3
Gates (1)	2,947.3	2,922.8	2,956.0
Non-Gates Assets	132.6	114.5	106.3
Cost of sales	(1,921.6)	(1,950.0)	(1,979.8)
Gross profit	1,158.3	1,087.3	1,082.5
Gates (1)	1,112.7	1,047.8	1,049.4
Non-Gates Assets	45.6	39.5	33.1
Selling, general and administrative expenses	(840.6)	(878.1)	(915.5)
Impairment of goodwill and other assets	(2.1)	(0.7)	(31.9)
Restructuring expenses	(24.9)	(26.9)	(48.2)
Other operating income/(expense)	1.1	(0.4)	—

Operating income from continuing operations	291.8	181.2	86.9
Gates (1)	302.1	195.5	134.8
Non-Gates Assets	(10.3)	(14.3)	(47.9)
Interest income	2.1	2.9	4.7
Interest expense	(124.1)	(224.9)	(255.8)
Other finance income/(expense)	0.4	(61.3)	2.0

Income/(loss) from continuing operations before taxes and equity in net income/(loss) of equity method investees	170.2	(102.1)	(162.2)
Income tax expense	(55.7)	(28.6)	(11.2)
Equity in net income/(loss) of equity method investees, net of tax	0.3	0.4	(0.4)

Net income/(loss) from continuing operations	114.8	(130.3)	(173.8)
(Loss)/income from discontinued operations, net of tax	(0.9)	91.7	171.3
Gain on disposal of discontinued operations, net of tax	1.0	793.0	59.6

Net income	114.9	754.4	57.1
Non-controlling interests	(28.4)	(23.0)	(29.3)

Net income attributable to shareholders of Pinafore Holdings B.V.	$86.5	$731.4	$27.8

Earnings per common share
Basic
Earnings/(loss) per common share from continuing operations	$77.91	$(138.25)	$(183.36)
Earnings per common share from discontinued operations	0.09	797.84	208.46

Net income per common share	$78.00	$659.59	$25.10

Diluted
Earnings (loss) per common share from continuing operations	$74.27	$(138.25)	$(183.36)
Earnings per common share from discontinued operations	0.09	786.14	206.32

Net income per common share	$74.36	$649.92	$24.84

Pro forma earnings per common share
Basic
Earnings/(loss) per common share from continuing operations

Net income per common share

Diluted
Earnings/(loss) per common share from continuing operations

Net income per common share

(dollars in millions)	As of December 31, 2013	As of December 31, 2012
Balance sheet data:
Cash and cash equivalents	$338.1	$431.3
Property, plant and equipment, net	666.6	701.7
Gates (1)	620.9	652.7
Non-Gates Assets	45.7	49.0
Total assets	5,164.2	5,323.7
Total debt (2)	1,779.0	1,927.1
Net debt (3)	1,428.4	1,481.6
Total shareholders’ equity	1,763.7	1,699.1

(dollars in millions, except margin and per share data)	Fiscal 2013	Fiscal 2012	Fiscal 2011
Cash flow data:
Operating activities	$186.2	$279.8	$307.7
Investing activities	(78.6)	1,843.6	377.3
Financing activities	(194.7)	(2,173.5)	(662.6)

Other financial data:
Total capital expenditures	$88.2	$109.6	$116.4
Gates (1)	84.6	81.7	77.5
Non-Gates Assets and exited businesses	3.6	27.9	38.9
Depreciation and amortization	219.8	277.8	350.5
EBITDA (4)	511.9	423.3	332.8
Adjusted EBITDA (4)(5)	560.8	518.4	491.4
Gates (1)	562.2	521.4	496.0
Non-Gates Assets	(1.4)	(3.0)	(4.6)
Adjusted EBITDA margin (5)	18.2%	17.1%	16.0%
Gates (1)	19.1%	17.8%	16.8%
Non-Gates Assets	(1.1)%	(2.6)%	(4.3)%
Adjusted Net Income (6)	224.3	19.0	(49.5)
Gates (1)	233.0	31.1	(3.0)
Non-Gates Assets	(8.7)	(12.1)	(46.5)
Pro Forma Adjusted EPS (5):
Basic
Diluted

(1)	Consists of the four regional Gates operating segments and the Group’s corporate operating segment and excludes the Non-Gates Assets that will be subject to the Distribution Transactions.
(2)	Total debt comprises the principal amounts of bank overdrafts, debt and obligations under capital leases.
(3)	Net Debt is a non-GAAP measure. Management uses Net Debt, rather than the narrower measure of cash and cash equivalents which forms the basis for the consolidated cash flow statement, as a measure of the Group’s liquidity and in assessing the strength of the Group’s balance sheet. Management analyzes the key cash flow items driving the movement in net debt to better understand from period to period and to assess the cash performance and utilization of the Group in order to maximize the efficiency with which the Group’s resources are allocated. The analysis of cash movements in net debt also allows management to more clearly identify the level of cash generated from operations that remains available for distribution after servicing the Group’s debt and post-retirement benefit obligations and after the cash impacts of acquisitions and disposals.

Net Debt represents the net total of:

•	the principal amount of the Group’s bank overdrafts and debt;

•	the carrying amount of capital lease obligations;

•	the carrying amount of cash and cash equivalents and restricted cash; and

•	the fair value of the foreign currency derivatives that are held to hedge foreign currency translation exposures.

For an analysis of movements in Net Debt see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Movement in Net Debt” starting on page 83. For an analysis and reconciliation of the components of Net Debt, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” on page 97.

(4)	EBITDA and Adjusted EBITDA are non-GAAP measures. EBITDA represents net income attributable to shareholders before the impact of income or loss from discontinued operations, non-controlling interests, net finance costs, income taxes, depreciation and amortization. We present EBITDA because it is widely used by securities analysts, investors and other interested parties to evaluate the profitability of companies. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting net finance costs), tax positions (such as the availability of net operating losses against which to relieve taxable profits), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense).

Adjusted EBITDA represents EBITDA before additional specific items that are considered to hinder comparison of the trading performance of our businesses either year-on-year or with other businesses. Adjusted EBITDA is the measure used by us to assess the trading performance of our businesses. Management therefore believes that Adjusted EBITDA, presented on a consolidated basis, should be made available to securities analysts, investors and other interested parties to assist in their assessment of the trading performance of our business as a whole.

During the periods under review, the items excluded from EBITDA in arriving at Adjusted EBITDA were:

•	the compensation expense in relation to share-based incentives;

•	transaction costs incurred in relation to business combinations and major corporate transactions;

•	impairments, comprising impairments of goodwill and material impairments of other assets;

•	restructuring costs;

•	the net gain or loss on disposals and on the exit of businesses; and

•	compensation payable to share plan participants for the impact on their awards of the return of capital made during Fiscal 2012.

EBITDA and Adjusted EBITDA therefore exclude items that may have a significant effect on the Group’s net income and should, therefore, be used in conjunction with, not as substitutes for, net income attributable to shareholders. Management compensates for these limitations by separately monitoring net income attributable to shareholders.

For further information and reconciliations on the use of Non-GAAP measures see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” starting on page 94.

The following table reconciles the net income attributable to shareholders, a directly comparable US GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods presented:

(dollars in millions, except for margin data)	Fiscal 2013	Fiscal 2012	Fiscal 2011
Net income attributable to shareholders of Pinafore Holdings B.V.	$86.5	$731.4	$27.8
Non-controlling interests	28.4	23.0	29.3

Net income	114.9	754.4	57.1
Gain on disposal of discontinued operations, net of tax	(1.0)	(793.0)	(59.6)
Loss/(income) from discontinued operations, net of tax	0.9	(91.7)	(171.3)

Net income/(loss) from continuing operations	114.8	(130.3)	(173.8)
Income tax expense	55.7	28.6	11.2
Interest income	(2.1)	(2.9)	(4.7)
Interest expense	124.1	224.9	255.8
Other finance (income)/expense	(0.4)	61.3	(2.0)
Depreciation and amortization	219.8	241.7	246.3

EBITDA	511.9	423.3	332.8
Share-based compensation	19.5	44.4	78.0
Transaction costs	3.5	—	0.5
Impairment losses	2.1	0.7	31.9
Restructuring expenses	24.9	26.9	48.2
Other operating (income) expense	(1.1)	0.4	—
Compensation for the impact of the return of capital on share-based incentive scheme awards	—	22.7	—

Adjusted EBITDA	$560.8	$518.4	$491.4

Adjusted EBITDA margin	18.2%	17.1%	16.0%

Prior to filing this prospectus, Pinafore’s consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, or IFRS, and therefore the management information provided to the chief operating decision maker was prepared in accordance with IFRS. Accordingly, financial information relating the Group’s net sales and measure of segment profit or loss (Segment Adjusted EBITDA) is derived from management accounts prepared in accordance with IFRS. As a result, the aggregate of Segment Adjusted EBITDA for our continuing operations is lower than Adjusted EBITDA, discussed and reconciled above, by $2.1 million in Fiscal 2013, $8.9 million in Fiscal 2012, and higher than Adjusted EBITDA by $12.1 million in Fiscal 2011. See note 4 of the consolidated financial statements included elsewhere in this prospectus for a reconciliation of aggregated Segment Adjusted EBITDA to net income/(loss) from continuing operations.

(5)	Adjusted EBITDA margin and Pro Forma Adjusted EPS are non-GAAP measures. Adjusted EBITDA margin is calculated using net sales from continuing operations and Adjusted EBITDA. Pro Forma Adjusted EPS is calculated on the basis of Adjusted EBITDA and the pro forma weighted average shares outstanding for the relevant periods. As these measures are based, in part, on Adjusted EBITDA, they are similarly impacted by the limitations referenced in (4) above and also should not be considered in isolation or as a substitute for US GAAP measures.
(6)	Adjusted Net Income is a non-GAAP measure, which represents net income attributable to shareholders before the impact of net income from discontinued operations, amortization of Acquisition-related intangible assets, amortization of deferred debt costs, income tax charge or benefit less net cash income taxes paid, restructuring costs and certain other specific items (such as severance costs, fees paid to the Sponsors and legal costs unrelated to normal operations) that are considered to hinder comparison of the trading performance of our businesses either year-on-year or with other businesses.

We use Adjusted Net Income to measure our overall profitability as it reflects more clearly our cash earnings generation by capturing the actual cash tax paid or received rather than our tax charge or benefit as presented in the statement of operations. It also excludes the non-cash impacts of the amortization of intangible assets recognized as a result of the Acquisition and the amortization of deferred debt costs. We therefore believe that the presentation of Adjusted Net Income enhances the overall understanding of the financial performance of our business.

Adjusted Net Income excludes items that may have a significant effect on our net income and should, therefore, be used in conjunction with, not as a substitute for, net income attributable to shareholders. Management compensates for these limitations by separately monitoring this comparable US GAAP measure.

For further information on the use of Non-GAAP measures see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures” on page 94.

The following table reconciles net income attributable to shareholders, a directly comparable US GAAP measure, to Adjusted Net Income for each of the periods presented.

(dollars in millions)	Fiscal 2013	Fiscal 2012	Fiscal 2011
Net income attributable to shareholders	$86.5	$731.4	$27.8
Loss/(income) from discontinued operations, net of tax	0.9	(91.7)	(171.3)
Gain on disposal of discontinued operations, net of tax	(1.0)	(793.0)	(59.6)
Amortization of acquisition intangible assets	114.6	119.3	121.7
Amortization of deferred debt costs	23.0	74.3	45.0
Income tax expense	55.7	28.6	11.2
Net cash income taxes paid	(95.0)	(76.2)	(89.1)
Restructuring expenses	24.9	26.9	48.2
Other net income adjustments	14.7	(0.6)	16.6

Adjusted Net Income/(Loss)	$224.3	$19.0	$(49.5)

RISK FACTORS

An investment in our Class A ordinary shares involves a high degree of risk. You should consider carefully the following risks, together with the information under the caption “Business” and the other information contained in this prospectus before you decide whether to buy our Class A ordinary shares. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations, financial condition and cash flows could suffer significantly. As a result, the market price of our Class A ordinary shares could decline, and you may lose all or part of the money you paid to buy our Class A ordinary shares. The following is a summary of all the material risks known to us.

Risks Associated with Our Business

Conditions in the global and regional economy and the major end markets we serve may materially and adversely affect the business and results of operations of our businesses should they deteriorate.

Our business and operating results have been, and will continue to be, affected by worldwide and regional economic conditions, including conditions in the general industrial and automotive end markets we serve. As a result of continuing effects from the slowdown in global economic growth, the credit market crisis, weak consumer and business confidence, high levels of unemployment, reduced levels of capital expenditures, fluctuating commodity prices, bankruptcies and other challenges affecting the global economy, some of our customers may experience the deterioration of their businesses, cash flow shortages or difficulty obtaining financing. As a result, existing or potential customers may delay or cancel plans to purchase our products and services and may not be able to fulfill their obligations to us in a timely fashion.

Further, our suppliers, distributors and vendors may be experiencing similar conditions, which may impact their ability to fulfill their obligations to us. If the global economic slowdown continues for a significant period or there is significant further deterioration in the global economy, our results of operations, financial position and cash flows could be materially adversely affected.

We are subject to economic, political and other risks associated with international operations, and this could adversely affect our business and our strategy to continue to expand our geographic reach.

One of our key strategies is to continue to expand our geographic reach, and as a result, a substantial portion of our operations are now conducted and located outside the United States. In Fiscal 2013, approximately 63% of sales from continuing operations originated from outside of the United States. We have manufacturing, sales and service facilities spanning five continents and sell to customers in over 120 countries. Moreover, a significant amount of our manufacturing functions and sources of our raw materials and components are from emerging markets such as China, India and Eastern Europe. Accordingly, our business and results of operations, as well as the business and results of operations of our vendors, suppliers and customers, are subject to risks associated with doing business internationally, including:

•	changes in foreign currency exchange rates;

•	trade protection measures, such as tariff increases, and import and export licensing and control requirements;

•	the complexities of operating within multiple tax jurisdictions, including potentially negative consequences from changes in tax laws or from tax examinations, which may, in addition, require an extended period of time to resolve;

•	instability in a specific country’s or region’s political, economic or social conditions;

•	difficulty in staffing and managing widespread operations;

•	difficulty of enforcing agreements and collecting receivables through some foreign legal systems;

•	differing and, in some cases, more stringent labor regulations;

•	partial or total expropriation;

•	differing protection of intellectual property;

•	unexpected changes in regulatory requirements and required compliance with a variety of foreign laws, including environmental regulations and laws;

•	the burden of complying with multiple and possibly conflicting laws;

•	differing local product preferences and product requirements;

•	strong competition from companies that are already established in the markets we seek to enter;

•	inability to repatriate income or capital; and

•	difficulty in administering and enforcing corporate policies, which may be different than the normal business practices of local cultures.

The likelihood of such occurrences and their potential effect on us vary from country to country and are unpredictable. Certain regions, including Latin America, Asia, the Middle East and Africa, are inherently more economically and politically volatile and as a result, our business units that operate in these regions could be subject to significant fluctuations in sales and operating income from quarter to quarter. Because a significant percentage of our operating income in recent years has come from these regions, adverse fluctuations in the operating results in these regions could have a disproportionate impact on our results of operations in future periods.

Additionally, concerns persist regarding the debt burden of certain European countries and the ability of these countries to meet future financial obligations, as well as concerns regarding the overall stability of the Euro and the suitability of the Euro as a single currency given the diverse economic and political circumstances of individual euro area countries. If a country within the Euro area were to default on its debt or withdraw from the Euro currency, or if the Euro were to be dissolved entirely, the impact on markets around the world, and on our global business, could be immediate and material. Such a development could cause financial and capital markets within and outside Europe to constrict, thereby negatively impacting our ability to finance our business, and also could cause a substantial dip in consumer confidence and spending that could negatively impact sales. Any one of these impacts could have a material adverse effect on our financial condition and results of operations.

If we are unable to obtain raw materials at favorable prices in sufficient quantities, or at the time we require them, our operating margins and results of operations may be materially adversely affected.

We purchase our energy, steel, aluminum, rubber and rubber-based materials, and other key manufacturing inputs from outside sources. We do not traditionally have long-term pricing contracts with raw material suppliers. The costs of these raw materials have been volatile historically and are influenced by factors that are outside our control. In recent years, the prices for energy, metal alloys, polymers and certain other of our raw materials have fluctuated significantly. While we strive to avoid this risk through the use of price escalation mechanisms with respect to our raw materials in our customer contracts and we seek to offset our increased costs with gains achieved through operational efficiencies, if we are unable to pass increases in the costs of our raw materials on to our customers and operational efficiencies are not achieved, our operating margins and results of operations may be materially adversely.

Additionally, our businesses compete globally for key production inputs. The availability of qualified suppliers and of key inputs may be disrupted by market disturbances or any number of geopolitical factors, including political unrest and significant weather events. Such disruptions may require additional capital or operating expenditure by us or force reductions in our production volumes. In the event of an industry-wide general shortage of certain raw materials or key inputs, or a shortage or discontinuation of certain raw materials or key inputs from one or more of our suppliers, we may not be able to arrange for alternative sources of certain raw materials or key inputs. Any such shortage may materially adversely affect our competitive position versus companies that are able to better or more cheaply source such raw materials or key inputs.

We face competition in all areas of our business and may not be able to successfully compete with our competitors, which could lead to lower levels of profits and reduce the amount of cash we generate.

We are subject to competition from other producers of products that are similar to ours. We compete on a number of factors, including product performance, quality, value, product availability, customer service and innovation and technology. Our customers often demand delivery of our products on a tight time schedule and in a number of geographic markets. If our quality of service declines or we cannot meet the demands of our customers, they may utilize the services or products of our competitors. Our competitors include manufacturers that may be better capitalized, may have a more extensive low-cost sourcing strategy and presence in low-cost regions or may receive significant governmental support and as a result, may be able to offer more aggressive pricing. If we are unable to continue to provide technologically superior or better quality products or to price our products competitively, our ability to compete could be harmed and we could lose customers or market share.

Pricing pressures from our customers may materially adversely affect our business.

We generate strong margins by selling premium products at premium prices. Accordingly, our margins could suffer if our customers are no longer willing to pay a premium for our product and service offering. We face the greatest pricing pressure from our customers in the automotive first-fit end market. Virtually all vehicle manufacturers seek price reductions in both the initial bidding process and during the term of the award. We are also, from time to time, subject to pricing pressures from customers in our other end markets. If we are not able to offset price reductions through improved operating efficiencies and reduced expenditures or new product introduction, those price reductions may have a material adverse effect on our results of operations.

We are dependent on the continued operation of our manufacturing facilities.

While we are not heavily dependent on any single manufacturing facility, major disruptions at a number of our manufacturing facilities, due to labor unrest, adverse weather, natural disasters, terrorist attacks, significant mechanical failure of our facilities, or other catastrophic event, could result in significant interruption of our business and a potential loss of customers and sales or could significantly increase our operating costs.

We may not be able to accurately forecast demand or meet significant increases in demand for our products.

Certain of our businesses operate with short lead times and we order raw materials and supplies and plan production based on discussions with our customers and internal forecasts of demand. If we are unable to accurately forecast demand for our products, in terms of both volume and specific products, or react appropriately to abrupt changes in demand, we may experience delayed product shipments and customer dissatisfaction. Additionally, if demand increases significantly from current levels, both we and our suppliers may have difficulty meeting such demand, particularly if such demand increases occur rapidly. Failure to accurately forecast demand or meet significant increases in demand could have a material adverse impact on our business, financial condition and operating results.

We are exposed to exchange rate fluctuations in the international markets in which we operate.

We conduct operations in many areas of the world involving transactions denominated in a variety of functional currencies. We are subject to currency exchange rate risk to the extent that our costs may be denominated in currencies other than those in which we earn and report revenues and vice versa. In addition, a decrease in the value of any of these currencies relative to the US dollar could reduce our profits from non-US operations and the translated value of the net assets of our non-US operations when reported in US dollars in our consolidated financial statements. For example, in Fiscal 2013, movements in average currency translation rates adversely affected our sales growth by $26.2 million, but favorably impacted our operating profit growth by $1.9 million. Ongoing movements in average currency translation rates in the future could continue to have a negative impact on our business, financial condition or results of operations as reported in US dollars. Fluctuations in currencies may also make it more difficult to perform period-to-period comparisons of our reported results of operations.

We anticipate that there will be instances in which costs and revenues will not be exactly matched with respect to currency denomination. As a result, to the extent we expand geographically, we expect that increasing portions of our revenues, costs, assets and liabilities will be subject to fluctuations in foreign currency valuations. We may experience economic loss and a negative impact on earnings or net assets solely as a result of foreign currency exchange rate fluctuations. Further, the markets in which we operate could restrict the removal or conversion of the local or foreign currency, resulting in our inability to hedge against these risks.

We also face risks arising from the imposition of exchange controls and currency devaluations. Exchange controls may limit our ability to convert foreign currencies into US dollars or to remit dividends and other payments by our foreign subsidiaries or businesses located in or conducted within a country imposing controls. Currency devaluations result in a diminished value of funds denominated in the currency of the country instituting the devaluation. Actions of this nature, if they occur or continue for significant periods of time, could have an adverse effect on our results of operations and financial condition in any given period.

We may be subject to increased income taxes, and other restrictions and limitations, if we were to decide to repatriate any of our non-US income, capital or cash to the United States.

Government regulations and restrictions in some countries may limit the amount of non-US income, capital or cash that may be repatriated. The repatriation of non-US income, capital or cash is often subject to restrictions such as the need for certain governmental consents. Even where there is no outright restriction, the mechanics of repatriation or, in certain countries, the inadequacy of the availability of foreign currency (such as US dollars) to non-governmental entities, may affect certain aspects of our operations. In the event we need to repatriate our non-US income, capital or cash from a particular country to fund operations in another part of the world, we may need to repatriate some of our non-US cash balances out of the country where they are located to another jurisdiction and we may be subject to additional income taxes in the jurisdiction receiving the cash. Any of these scenarios may subject us to costs, restrictions and/or limitations that result in us being unable to use our cash in the manner we desire, which may have a material adverse effect on our results of operations and financial condition.

We are dependent on market acceptance of new product introductions and product innovations for continued revenue growth.

The markets in which we operate are subject to technological change. Our long-term operating results depend substantially upon our ability to continually develop, introduce, and market new and innovative products, to modify existing products, to respond to technological change, and to customize certain products to meet customer requirements and evolving industry standards. There are numerous risks inherent in this process, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands.

We have taken, and continue to take, cost-reduction actions, which may expose us to additional production risk and we may not be able to maintain the level of cost reductions that we have achieved.

We have been reducing costs in all of our businesses and have discontinued product lines, exited businesses, consolidated manufacturing operations and reduced our employee population. The impact of these cost-reduction actions on our sales and profitability may be influenced by many factors and we may not be able to maintain the level of cost savings that we have achieved depending on our ability to successfully complete these efforts. In connection with the implementation and maintenance of our cost reduction measures, we may face delays in implementation of anticipated workforce reductions, a decline in employee morale and a potential inability to meet operational targets due to an inability to retain or recruit key employees.

We are subject to risks from litigation, legal and regulatory proceedings and obligations that may materially impact our operations.

We face an inherent business risk of exposure to various types of claims, lawsuits and proceedings. We are involved in various tax, intellectual property, product liability, product warranty, environmental claims and lawsuits, and other legal and regulatory proceedings arising in the ordinary course of our business. Although it is not possible to predict with certainty the outcome of every claim, lawsuit or proceeding and the range of probable loss, we believe these claims, lawsuits and proceedings will not individually or in the aggregate have a material impact on our results. However, we could, in the future, be subject to various claims, lawsuits and proceedings, including, amongst others, tax, intellectual property, product liability, product warranty, environmental claims and antitrust claims, and we may incur judgments or enter into settlements of claims, lawsuits and proceedings that could have a material adverse effect on our results of operations in any particular period.

We may be subject to recalls, product liability claims or may incur costs related to product warranties that may materially and adversely affect our business.

Meeting or exceeding many government-mandated safety standards is costly and requires manufacturers to remedy defects related to product safety through recall campaigns if the products do not comply with safety, health or environmental standards. If we, customers or government regulators determine that a product is defective or does not comply with safety standards prior to the start of production, the launch of a product could be delayed until such defect is remedied. The costs associated with any protracted delay of a product launch or a recall campaign to remedy defects in products that have been sold could be substantial.

We face an inherent risk of product liability claims if product failure results in any claim for injury or loss. Litigation is inherently unpredictable and these claims, regardless of their outcome, may be costly, divert management attention and adversely affect our reputation. Supplier consolidation and the increase in low-cost country sourcing may increase the likelihood of receiving defective materials, thereby increasing the risk of product failure and resulting liability claims. In addition, even if we are successful in defending against a claim relating to our products, claims of this nature could cause our customers to lose confidence in our products and us.

From time to time, we receive product warranty claims from our customers, pursuant to which we may be required to bear costs of repair or replacement of certain of our products. Vehicle manufacturers are increasingly requiring their outside suppliers to participate in the warranty of their products and to be responsible for the operation of these component products in new vehicles sold to consumers. Warranty claims may range from individual customer claims to full recalls of all products in the field. It cannot be assured that costs associated with providing product warranties will not be material.

We are subject to anti-corruption laws in various jurisdictions, as well as other laws governing our international operations. If we fail to comply with these laws we could be subject to civil or criminal penalties, other remedial measures, and legal expenses, which could materially adversely affect our business, financial condition and results of operations.

Our international operations are subject to one or more anti-corruption laws in various jurisdictions, such as the US Foreign Corrupt Practices Act of 1977, as amended, or FCPA, the UK Bribery Act of 2010 and other anticorruption laws. The FCPA and these other laws generally prohibit employees and intermediaries from bribing or making other prohibited payments to foreign officials or other persons to obtain or retain business or gain some other business advantage. We operate in a number of jurisdictions that pose a high risk of potential FCPA or other anti-corrpution violations, and we participate in joint ventures and relationships with third parties whose actions could potentially subject us to liability under the FCPA or other anti-corruption laws. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

We are also subject to other laws and regulations governing our international operations, including regulations administered by the US Department of Commerce’s Bureau of Industry and Security, the US Department of Treasury’s Office of Foreign Asset Control, and various non-US government entities, including applicable export control regulations, economic sanctions on countries and persons, customs requirements, currency exchange regulations, and transfer pricing regulations (collectively, “Trade Control laws”).

We have instituted policies, procedures and ongoing training of certain employees with regard to business ethics, designed to ensure that we and our employees comply with the FCPA, other anticorruption laws and Trade Control laws. However, there is no assurance that our efforts have been and will be completely effective in ensuring our compliance with all applicable anti-corruption laws, including the FCPA, or other legal requirements. If we are not in compliance with the FCPA, other anti-corruption laws or Trade Control laws, we may be subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses, which could have a material adverse impact on our business, financial condition, results of operations and liquidity. Likewise, any investigation of any potential violations of the FCPA or other anti-corruption laws by US or foreign authorities could also have a material adverse impact on our reputation, business, financial condition and results of operations.

Our information technology systems are decentralized, which may lead to certain security risks and make access to our applications cumbersome.

In general our information technology, or IT, systems are decentralized. This decentralization may lead to security risks and makes access to common applications cumbersome. We are in the midst of several large-scale information technology projects, including with respect to Enterprise Resource Planning systems and consolidation of applications and servers. The costs of such projects may exceed the amounts we have budgeted for them, and any material failures in the execution of such projects may hinder our day-to-day operations.

Our business could be materially adversely affected by interruptions to our computer and IT systems.

Most of our business activities rely on the efficient and uninterrupted operation of our computer and IT systems and those of third parties with which we have contracted. Our computer and IT systems are vulnerable to damage or interruption from a variety of sources, as well as potential cyber security incidents. Any failure of these systems or cybersecurity incidents could have a material adverse effect on our business, financial condition and results of operations.

Environmental compliance costs and liabilities and responses to concerns regarding climate change could affect our financial condition, results of operations and cash flows adversely.

Our operations, products and properties are subject to stringent US and foreign, federal, state, local and provincial laws and regulations relating to environmental protection, including laws and regulations governing the investigation and clean up of contaminated properties as well as air emissions, water discharges, waste management and disposal, product safety and workplace health and safety. Such laws and regulations affect all of our operations, are continually changing, generally vary by jurisdiction and can impose substantial fines and sanctions for violations. Further, they may require substantial clean-up costs for our properties (many of which are sites of long-standing manufacturing operations) or other sites where we have operated or disposed waste and the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental releases of regulated materials. Under some of these laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA” or “Superfund”) and analogous state statutes, liability for the entire cost of the cleanup of contaminated sites can be imposed jointly and severally upon current or former owners or operators, or upon parties who have sent or arranged to send waste for disposal, without regard to fault or the legality of the activities giving rise to the contamination. We must conform our operations, products and properties to these laws and adapt to regulatory requirements in all jurisdictions as these requirements change.

We have experienced, and expect to continue to experience costs and liabilities relating to environmental laws and regulations, including costs and liabilities associated with the clean-up and investigation of some of our current and former properties and offsite disposal locations as well as personal injury and/or property damage lawsuits alleging damages arising from exposure to hazardous materials associated with our current or former operations, facilities or products. In addition, environmental, health and safety laws and regulations applicable to our business and the business of our customers, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition or results of operations. Such developments, as well as the discovery of previously unknown contamination, the imposition of new clean-up requirements, or new claims for property damage, personal injury or damage to natural resources arising from environmental matters, or claims arising from exposure to hazardous materials used, or alleged to be used, by us in the past, including in our operations, facilities or products, could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition and results of operations.

In addition, our products may be subject to chemical regulations in the markets in which we operate. Such regulations may restrict or prohibit the types of substances that are used or present in our products, or impose other requirements, and are becoming increasingly stringent. For example, our products manufactured or sold in the European Union are potentially subject to Registration, Evaluation, Authorisation, and Restriction of Chemical substances, or REACH. Under REACH, we may be required to register or provide notifications to the European Chemicals Agency regarding the use of certain chemicals in our products. This process could result in significant costs or market delays. In certain circumstances, we may be required to make significant expenditures to reformulate or develop alternatives to the chemicals that we use in our products. In other cases, we may incur costs for registration or extensive laboratory analysis on such chemicals to gain and/or regain authorization for its continued use, leading to a potential loss of revenue and customer base. Other chemical substance regulations include RoHS (“Restriction of Hazardous Substances”), SEC Conflict Minerals, Globally Harmonized System of Classification and Labeling of Chemicals, or GHS, and California Proposition 65. To the extent that other nations in which we operate have similar chemical regulations, potential delays comparable to those in Europe may limit our access into these markets. Additionally, we could be subject to significant fines or other civil and criminal penalties should we fail to comply with these product regulations. Any failure to obtain or delay in obtaining regulatory approvals for chemical products we manufacture, sell or use could have a material adverse effect on our business, financial condition and results of operations.

In addition, increasing global efforts to control emissions of carbon dioxide, methane and other greenhouse gases, or GHG, have the potential to impact our facilities, products or customers. Certain countries, states, provinces, regulatory agencies and multinational and international authorities with jurisdiction over our operations have implemented measures, or are in the process of evaluating options, including so-called “cap and trade” systems, to regulate GHG emissions. The stringency of these measures varies among jurisdictions where we have operations. GHG regulation could increase the price of the energy and raw materials we purchase, require us to purchase allowances to offset our own emissions, or negatively impact the market for the products we distribute. GHG regulation could also negatively affect our customers, in particular those in the oil and gas industry, which is a key demand driver of our industrial end markets and has been a focus of GHG regulation by the US EPA. These effects of GHG regulation could significantly increase our costs, reduce our competitiveness in a global economy or otherwise negatively affect our business, operations or financial results. See “—We may be subject to recalls, product liability claims or may incur costs related to product warranties that may materially and adversely affect our business” for additional risks relating to environmental, health and safety regulations applicable to our products.

Our insurance may not fully cover all future losses we may incur.

Manufacturers of products such as ours are subject to inherent risks. We maintain an amount of insurance protection that we consider adequate, but we cannot provide any assurance that our insurance will be sufficient or provide effective coverage under all circumstances and against all hazards or liabilities to which we may be subject. Specifically, our insurance may not be sufficient to replace facilities or equipment that are damaged in part or in full. Damages or third party claims for which we are not fully insured could hurt our financial results and materially harm our financial condition. Further, due to rising insurance costs and changes in the insurance markets, insurance coverage may not continue to be available at all or at rates or on terms similar to those presently available. Additionally, our insurance may subject us to significant deductibles, self-insured retentions, retrospectively rated premiums or similar costs. Any losses not covered by insurance could have a material adverse effect on us. We typically purchase business interruption insurance for our facilities. However, if we have a stoppage, our insurance policies may not cover every contingency and may not be sufficient to cover all of our lost revenues. In the future, we may be unable to purchase sufficient business interruption insurance at desirable costs.

We supply products to industries that are subject to inherent risks, including equipment defects, malfunctions and failures and natural disasters, which could result in unforeseen and damaging events. These risks may expose us, as an equipment operator and supplier, to liability for personal injury, wrongful death, property damage, and pollution and other environmental damage. The insurance we carry against many of these risks may not be adequate to cover our claims or losses. Further, insurance covering the risks we expect to face or in the amounts we desire may not be available in the future or, if available, the premiums may not be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, or if we were to incur liability at a time when we were not able to obtain liability insurance, our business, results of operations, cash flows and financial condition could be negatively impacted. If our clients suffer damages as a result of the occurrence of such events, they may reduce their business with us.

Longer product lives of automotive parts are adversely affecting demand for some of our replacement products.

The average useful life of automotive parts has steadily increased in recent years due to innovations in products, technologies and manufacturing processes. The longer product lives allow vehicle owners to replace parts of their vehicles less often. As a result, a portion of sales in the replacement market has been displaced. This has adversely impacted, and could continue to adversely impact, our replacement market sales. Also, any additional increases in the average useful lives of automotive parts would further adversely affect the demand for our replacement market products.

The replacement market in emerging markets may develop in a manner that could limit our ability to grow in those markets.

In emerging markets such as China, India, Eastern Europe and Russia the replacement markets are still nascent as compared to those in developed nations. In these markets, we have focused on building a first-fit presence in order to establish brand visibility in the end markets we serve. However, as the replacement markets in these regions grow, our products may not be selected as the replacement product, although we are the first-fit provider. If we are not able to convert our first-fit presence in these emerging markets into sales in the replacement end market, there may be a material adverse effect on our replacement end market growth potential in these emerging markets.

Relatively stagnant or declines in miles driven in emerging markets, as well as declines in automotive sales in Europe from 2008 to the present could limit our ability to grow in these markets.

In the near-term, growth in sales in the emerging markets we serve may not occur at the rate that we currently expect due to relatively stagnant or declines in miles driven in these markets. Miles driven is one of the drivers of vehicle repair, which is correlated with demand for replacement products. If miles driven in emerging markets do not increase at the rate that we currently expect due to an increase in gasoline prices, a deterioration in general economic conditions or other factors, we may not realize our forecasted growth in these markets and this could negatively impact our business. Additionally, due to sustained economic weakness in several European countries, automotive sales in Europe have generally declined since 2008. This, coupled with the overall weakness in the European economy may limit our growth opportunities in Europe.

Failure to develop, obtain and protect intellectual property rights could adversely affect our competitive position.

Our success depends on our ability to develop technologies and inventions used in our products and to brand such products, to obtain intellectual property rights in such technologies, inventions, and brands, and to protect and enforce such intellectual property rights. In this regard, we rely on US and foreign trademark, patent, copyright, and trade secret laws, as well as license agreements, nondisclosure agreements, and confidentiality and other contractual provisions. Nevertheless, the technologies and inventions developed by our engineers in the future may not prove to be as valuable as those of competitors, or competitors may develop similar or identical technologies and inventions independently of us and before we do.

We may not be able to obtain patents or other intellectual property rights in our new technologies and inventions or, if we do, the scope of such rights may not be sufficiently broad to afford us any significant commercial advantage over our competitors. Owners of intellectual property rights that we need to conduct our business as it evolves may be unwilling to license such intellectual property rights to us on terms we consider reasonable. Competitors and others may successfully challenge the ownership, validity, and/or enforceability of our intellectual property rights. In the past, pirates have counterfeited certain of our products and sold them under our trademarks, which has led to loss of sales. It is difficult to police such counterfeiting, particularly on a worldwide basis, and the efforts we take to stop such counterfeiting may not be effective.

Our other efforts to enforce our intellectual property rights against infringers may not prove successful and will likely be time consuming and expensive and may divert management’s attention from the day-to-day operation of our business. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and manufacturing expertise. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our business, financial condition, results of operations and cash flows. We operate in industries with respect to which there are many patents, and it is not possible for us to ascertain that none of our products infringes any patents. If we were found to infringe any patent rights or other intellectual property rights of others, we could be required to pay substantial damages or we could be enjoined from offering certain products and services.

We may in the future acquire related businesses or assets, which we may not be able to successfully integrate, and we may be unable to recoup our investment in these businesses or assets.

We consider strategic acquisitions of complementary businesses or assets to expand our product portfolio and geographic presence on an ongoing basis, and regularly have discussions concerning potential acquisitions, certain of which may be material and which may be consummated following the completion of this offering. Acquisitions, particularly investments in emerging markets, involve legal, economic and political risks. We also encounter risks in the selection of appropriate investment and disposal targets, execution of the transactions and integration of acquired businesses or assets.

While we believe we have successfully integrated the operations we have acquired, we may not be able to effectively integrate future acquisitions or successfully implement appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. As a result, we may not be able to recoup our investment in those acquisitions or achieve the economic benefits that we anticipate from these acquisitions. Our efforts to integrate these businesses or assets could be affected by a number of factors beyond our control, such as general economic conditions and increased competition. In addition, the process of integrating these businesses or assets could cause the interruption of, or loss of momentum in, the activities of our existing business and the diversion of management’s attention. These impacts and any delays or difficulties encountered in connection with the integration of these businesses or assets could negatively impact our business and results of operations.

If we lose our senior management or key personnel, our business may be materially and adversely affected.

The success of our business is largely dependent on our senior management team, as well as on our ability to attract and retain other qualified key personnel. In addition, there is significant demand in our industry for skilled workers. It cannot be assured that we will be able to retain all of our current senior management personnel and to attract and retain other necessary personnel, including skilled workers, necessary for the development of our business. The loss of the services of senior management and other key personnel or the failure to attract additional personnel as required could have a material adverse effect on our business, financial condition and results of operations.

We may be materially adversely impacted by work stoppages and other labor matters.

As of December 31, 2013, we had approximately 15,000 employees worldwide. Certain of our employees are represented by various unions under collective bargaining agreements. While we have no reason to believe that we will be impacted by work stoppages and other labor matters, we cannot assure that future issues with our labor unions will be resolved favorably or that we will not encounter future strikes, work stoppages, or other types of conflicts with labor unions or our employees. Any of these factors may have a materially adverse effect on us or may limit our flexibility in dealing with our workforce. In addition, many of our customers have unionized work forces. If one or more of our customers experience a material work stoppage, it could similarly have a material adverse effect on our business, results of operations and financial condition.

We are subject to liabilities with respect to businesses that we have divested in the past.

In recent years, we have divested a number of businesses. With respect to some of these former businesses, we have contractually agreed to indemnify the buyer against liabilities arising prior to the divestiture, including lawsuits, tax liabilities, product liability claims or environmental matters. Under these types of arrangements, conditions outside our control could materially adverse affect our future financial results.

Terrorist acts, conflicts and wars may materially adversely affect our business, financial condition and results of operations.

As we have a large international footprint, we are subject to increased risk of damage or disruption to us, our employees, facilities, partners, suppliers, distributors, resellers or customers due to terrorist acts, conflicts and wars, wherever located around the world. The potential for future attacks, the national and international responses to attacks or perceived threats to national security, and other actual or potential conflicts or wars have created many economic and political uncertainties. Although it is impossible to predict the occurrences or consequences of any such events, they could result in a decrease in demand for our products, make it difficult or impossible to deliver products to our customers or to receive components from our suppliers, create delays and inefficiencies in our supply chain and result in the need to impose employee travel restrictions, and thereby materially adversely affect our business, financial condition, results of operations and cash flows.

New regulations related to conflict minerals could adversely impact our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, (or the “Dodd-Frank Act”), contains provisions to improve transparency and accountability concerning the supply of certain minerals, known as conflict minerals, deemed to be financing conflict in the Democratic Republic of Congo (the “DRC”) and adjoining countries. As a result, in August 2012 the SEC adopted annual disclosure and reporting requirements for those companies who use conflict minerals mined from the DRC and adjoining countries in their products. These new requirements will require due diligence efforts in Fiscal 2014, with initial disclosure requirements beginning in May 2014. We have incurred costs associated with diligence efforts to confirm the applicability of this legislation, and have concluded that we will not face further disclosure obligations. We continue to incur costs associated with responding to customer requests regarding conflict minerals, and to ensure that our supply chain remains free from conflict minerals.

Risks Related to Our Capital Structure

We are dependent upon lenders for financing to execute our business strategy and meet our liquidity needs and the lack of adequate financing could negatively impact our business.

We may require capital to expand our business, implement our strategic initiatives and remain competitive. In the current credit market there is risk that any lenders, even those with strong balance sheets and sound lending practices, could fail or refuse to honor their legal commitments and obligations under existing credit commitments, including but not limited to: extending credit up to the maximum permitted by a credit facility, allowing access to additional credit features and otherwise accessing capital and/or honoring loan commitments. If our lenders failed to honor their legal commitments under our senior secured revolving credit facility, it could be difficult in this environment to replace our senior secured revolving credit facility on similar terms.

Failure to obtain sufficient funding to meet our liquidity requirements may result in our losing business opportunities or in the curtailment of capital spending, research and development and other important strategic programs.

Restrictions on the availability of credit may cause some of our customers to be slower in settling the amounts that they owe to us, thereby reducing our own liquidity or, indeed, may cause them to be unable to pay the amounts that they owe to us. Restrictions on the availability of credit also increase the risk that some of our suppliers may fail, which could cause disruption in the supply of critical inputs to our manufacturing processes. If there were any interruption in the supply of our products to any of our customers, we may lose sales to those customers and there would be the risk that some of them would migrate to other suppliers.

If management’s plans or assumptions regarding the funding requirements change, we may need to seek other sources of financing, such as additional lines of credit with commercial banks or vendors or public financing, or to renegotiate existing bank facilities. It is possible that additional funding may not be available on commercially acceptable terms or at all.

We have substantial indebtedness, the size and terms of which could affect our ability to meet our debt obligations and may otherwise restrict our activities

As of December 31, 2013, we had total principal debt outstanding of $1,776.5 million. We are permitted by the terms of our debt instruments to incur substantial additional indebtedness, subject to the restrictions therein. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could have important consequences, for example, it could:

•	make it more difficult for us to satisfy our obligations under our indebtedness;

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements or other corporate purposes;

•	require us to dedicate a substantial portion of our cash flow to payments on our indebtedness, which would reduce the amount of cash flow available to fund working capital, capital expenditures and other corporate requirements;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to pay dividends or other distributions to our shareholders;

•	limit our ability to respond to business opportunities; and

•	subject us to financial and other restrictive covenants, which, if we fail to comply with these covenants and our failure is not waived or cured, could result in an event of default under our debt.

In addition, our existing debt obligations contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including, amongst others, restrictions on our ability to incur or guarantee additional debt, make certain investments and engage in sales of assets and subsidiary stock.

A failure to comply with the covenants contained in our debt agreements could result in an event of default, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default, the lenders:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable;

•	may have the ability to require us to apply all of our available cash to repay these borrowings; or

•	may prevent us from making debt service payments under our other agreements.

Such actions by lenders could cause cross defaults under our other indebtedness.

We have pledged substantially all of our assets as collateral under our senior secured credit facilities and the indenture governing the senior secured second lien notes due in 2018 (“Second Lien Notes”) subject to certain exceptions. If any of the holders of our indebtedness accelerate the repayment of such indebtedness, there can be no assurance that we will have sufficient assets to repay our indebtedness. If we were unable to repay those amounts, the holders of our secured indebtedness could proceed against the collateral granted to them to secure that indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	the future availability of borrowings under our senior secured credit facilities, which depends on, among other things, our complying with the covenants in those facilities.

It cannot be assured that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all, and any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

If we are required to make unexpected payments to any post-employment benefit plans applicable to our employees, our financial condition may be adversely affected.

Some of our employees participate in post-employment benefit plans, the majority of which are in the UK and US. In aggregate, the defined benefit plans were in net deficit by $119.2 million as of December 31, 2013, as determined in accordance with US GAAP. Tomkins has guaranteed the obligations of Gates UK Limited to its pension plan, and the obligations of Tomkins’ subsidiary that is the “principal employer” of the one section of the 2008 pension plan that is not directly sponsored by Tomkins. Various factors, such as changes in actuarial estimates and assumptions (including in relation to life expectancy and rate of return on assets) as well as actual return on assets, can increase the net expenses and net liabilities of the defined benefit pension plans. The assets and liabilities of the plans must be valued from time to time under applicable funding rules and as a result we may be required to increase the cash payments we make under these defined benefit pension plans. For a further description of the pension deficit see note 16 to the audited consolidated financial statements included elsewhere in this prospectus.

We could also be required at any time to make accelerated payments up to the full buy-out deficit in our defined benefit pension plans, which would likely be higher than the normal ongoing funding cost of the plans, if we receive a “Contribution Notice” or a “Financial Support Direction” from the Pensions Regulator or if we are required to terminate one or more of the US defined benefit pension plans by the US Pension Benefit Guarantee Corporation, or PBGC. A Contribution Notice typically can be issued where there has been an act or omission which is materially detrimental to the pension plan or has as one of its main purposes the prevention of the recovery of a debt due to the plan or the compromise or settlement of such a debt. A Financial Support Direction can be issued at any time where the employer in the plan is either a services company or insufficiently resourced (meaning that its net assets are less than fifty percent of its share of the buy-out deficit in the relevant plan, and there are other group companies who have sufficient assets to make up the difference). The PBGC may institute proceedings to terminate a US defined benefit pension plan for a number of reasons, including if it determines that a plan will be unable to pay benefits when due or if the possible long-run loss of the PBGC with respect to a plan may reasonably be expected to increase unreasonably if the plan is not terminated.

Our reported results of operations and financial condition may be materially adversely affected to the extent that we are required to make any additional payments to any relevant defined benefit pension plans in excess of the amounts assumed in our current plans or that we must report higher pension plan expenses under US GAAP as a result of changes in actuarial assumptions and estimates.

The terms of our debt agreements may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The credit agreement governing our senior secured credit facilities and the indenture governing the Second Lien Notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	issue qualified stock and preferred stock;

•	pay dividends and distributions and make other restricted payments;

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	make capital expenditures.

In addition, our senior secured credit facilities require us to maintain certain financial ratios. As a result of these covenants, we will be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios. An adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. Such waivers, amendments or alternative or additional financings might not be on terms acceptable to us.

A failure to comply with the covenants contained in our senior secured credit facilities or the indenture governing the Second Lien Notes could result in an event of default under our debt agreements, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

We have pledged and will pledge substantially all of our assets as collateral under our senior secured credit facilities and the indenture governing the Second Lien Notes subject to certain exceptions. If any of the holders of our indebtedness accelerate the repayment of such indebtedness, there can be no assurance that we will have sufficient assets to repay our indebtedness. If we were unable to repay those amounts, the holders of our secured indebtedness could proceed against the collateral granted to them to secure that indebtedness.

Risks Related to this Offering and Ownership of our Class A Ordinary Shares

Because a significant portion of our operations is conducted through our subsidiaries and associates, we are largely dependent on our receipt of distributions or other payments from our subsidiaries and associates for cash to fund all of our operations and expenses, including to make future dividend payments, if any.

A significant portion of our operations is conducted through our subsidiaries and associates. As a result, our ability to service our debt or to make future dividend payments or other distributions, if any, is largely dependent on the earnings of our subsidiaries and associates and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries and associates will be contingent upon our subsidiaries’ or associates’ earnings and other business considerations and may be subject to statutory or contractual restrictions. We do not currently expect to declare or pay dividends and other distributions on our Class A ordinary shares for the foreseeable future; however, to the extent that we determine in the future to pay dividends or other distributions on our Class A ordinary shares, the credit agreement governing our senior secured credit facilities and the indenture governing the Second Lien Notes significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, BVI law provides that (subject to any additional restrictions, conditions or limitations which may be contained in our memorandum and articles) we may not pay dividends or other distributions to holders of our Class A ordinary shares (and any other shares) except where the Company will, immediately after the dividend or distribution, satisfy the solvency test. The Company will satisfy the solvency test if (i) the value of the Company’s assets exceeds its liabilities; and (ii) the Company is able to pay its debts as they fall due. Further, there may be significant tax and other legal restrictions on the ability of foreign subsidiaries or associates to remit money to us.

There is no existing market for our Class A ordinary shares, and we do not know if one will develop to provide you with adequate liquidity to sell our Class A ordinary shares at prices equal to or greater than the price you paid in this offering.

Prior to this offering, there has not been a public market for our Class A ordinary shares. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the NYSE or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our Class A ordinary shares that you buy. The initial public offering price for the Class A ordinary shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our Class A ordinary shares at prices equal to or greater than the price you paid in this offering, or at all.

We may incur increased costs as a result of operating as a publicly traded company, and our management may be required to devote substantial time to new compliance initiatives.

As a publicly traded company, we may incur additional legal, accounting and other expenses that we did not previously incur. Although we are currently unable to estimate these costs with any degree of certainty, they may be material in amount. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Act, the rules of the SEC and the rules of the NYSE impose various requirements on public companies. Our management and other personnel may need to devote a substantial amount of time to these compliance initiatives as well as investor relations. Moreover, these rules and regulations may increase our legal and financial compliance costs and may make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur additional costs to maintain the same or similar coverage.

Furthermore, if we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, the market price of our Class A ordinary shares could decline and we could be subject to potential delisting and review by the NYSE, the SEC or other regulatory authorities, which would require the expenditure by us of additional financial and management resources. As a result, our shareholders could lose confidence in our financial reporting, which would harm our business and the market price of our Class A ordinary shares.

The price of our Class A ordinary shares may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our Class A ordinary shares may prevent you from being able to sell your ordinary shares at or above the price you paid for your Class A ordinary shares. The market price of our Class A ordinary shares could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industries;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our Class A ordinary shares or the stock of other companies in our industries;

•	the failure of research analysts to cover our Class A ordinary shares;

•	strategic actions by us, our customers or our competitors, such as acquisitions or restructurings;

•	increased competition;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to us and our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	material litigation or government investigations;

•	default on our indebtedness;

•	changes in general conditions in the US and global economies or financial markets, including those resulting from war, incidents of terrorism, natural disasters, severe weather or responses to such events;

•	reactions to changes in the markets for the raw materials or key inputs that impact our production or our industries generally;

•	changes in key personnel;

•	sales of Class A ordinary shares by us, Onex, CPPIB or members of our management team;

•	waiver, termination or expiration of lock-up agreements with our management team and principal shareholders;

•	the granting or exercise of employee stock options;

•	volume of trading in our Class A ordinary shares; and

•	the realization of any risks described under this “Risk Factors” section.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the end markets we serve. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our Class A ordinary shares could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price and cause you to lose all or part of your investment. Further, in the past, market fluctuations and price declines in a company’s stock have led to securities class action litigations. If such a suit were to arise, it could have a substantial cost and divert our resources regardless of the outcome.

If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, with auditor attestation of the effectiveness of our internal controls, beginning with our annual report on Form 20-F for the fiscal year ending December 31, 2015. If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of Class A ordinary shares could decline and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 of the Sarbanes-Oxley Act requires us to be able to prepare timely and accurate financial statements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors. Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for our Class A ordinary shares, and could adversely affect our ability to access the capital markets.

We are controlled by Onex and CPPIB whose interests in our business may be different than yours.

As of December 31, 2013, Onex and CPPIB owned 55.9% and 41.5%, respectively, of the voting power of Pinafore Holdings B.V. and are able to control our affairs in all cases. Following the completion of this offering, the Sponsors will collectively hold              Class A ordinary shares, representing approximately     % of our outstanding Class A ordinary shares (or     % if the underwriters exercise their option to purchase additional shares in full), and CPPIB will hold              Class B ordinary shares, representing 100% of our outstanding Class B ordinary shares. Pursuant to a shareholders agreement, a majority of the Board will be designated by Onex and CPPIB and will be affiliated with Onex and CPPIB. See “Certain Relationships and Related Party Transactions—Shareholders Agreement.” Onex and CPPIB or their respective nominees to the Board will (to the extent these are matters within the powers of the Board (or, as the case may be, within the powers of Onex and CPPIB in their capacity as our shareholders) pursuant to the laws of the BVI and the memorandum and articles of the Company) have the ability to control or otherwise influence the appointment of our management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions and influence amendments to our memorandum and articles. So long as Onex and CPPIB continue to own a majority of our ordinary shares they will (subject to, and in accordance with, our memorandum and articles and the laws of the BVI) have the ability (subject to the above noted voting restrictions on the Class B ordinary shares) to control the vote in any election of directors and will have the ability to prevent any transaction that requires shareholder approval regardless of whether others believe the transaction is in our best interests. In any of these matters, the interests of Onex and CPPIB may differ from or conflict with your interests. Moreover, this concentration of share ownership may also adversely affect the trading price for our Class A ordinary shares to the extent investors perceive disadvantages in owning shares of a company with a controlling shareholder. In addition, we have historically paid Onex and CPPIB an annual fee for certain advisory and consulting services pursuant to a management agreement. See “Certain Relationships and Related Party Transactions—Management Services Agreement.” We will pay Onex and CPPIB a fee to terminate the management services agreement in connection with the consummation of this offering. In addition, Onex and CPPIB are in the business of making investments in companies and may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential customers. Onex and CPPIB may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue.

Our dual-class capitalization structure and the conversion feature of our Class B ordinary shares may dilute the voting power of the holders of our Class A ordinary shares.

We have a dual-class capitalization structure, which may pose a significant risk of dilution to holders of our Class A ordinary shares. Each Class B ordinary share, which is not entitled to vote for the election, appointment and removal of our directors, is convertible at any time at the option of the Class B ordinary shareholder into one Class A ordinary share, which is entitled to vote for the election, appointment and removal of our directors. Conversion of our Class B ordinary shares into Class A ordinary shares would dilute holders of Class A ordinary shares, including holders of Class A ordinary shares purchased in this offering, in terms of voting power in connection with the election, appointment and removal of our directors. See “Description of Share Capital.”

We have no plans to pay regular dividends on our Class A ordinary shares, so you may not receive funds without selling your Class A ordinary shares.

We have no plans to pay regular dividends on our Class A ordinary shares. We generally intend to invest our future earnings, if any, to fund our growth. Any payment of future dividends will be at the discretion of our Board of Directors, or Board, (subject to, and in accordance with, our memorandum and articles) and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board deems relevant. The senior secured credit facilities and the indenture governing the Second Lien Notes also effectively limit our ability to pay dividends. Accordingly, you may have to sell some or all of your Class A ordinary shares after price appreciation in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell your Class A ordinary shares and you may lose the entire amount of the investment.

You may suffer immediate and substantial dilution.

The initial public offering price per share of our Class A ordinary shares is substantially higher than our net tangible book value per Class A ordinary share immediately after the offering. As a result, you may pay a price per share that substantially exceeds the tangible book value of our assets after subtracting our liabilities. At an offering price of $         per Class A ordinary share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, you may incur immediate and substantial dilution in the amount of $         per share. We also had Class A ordinary shares issuable upon the exercise of options outstanding as of              at a weighted average exercise price of $         per Class A ordinary share. To the extent these options are exercised, there may be further dilution. See “Dilution.”

Future sales of our Class A ordinary shares in the public market could lower our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our Class A ordinary shares.

We and substantially all of our current shareholders may sell additional Class A ordinary shares in subsequent public offerings. We may also issue additional ordinary shares or preferred shares or convertible debt securities to finance future acquisitions. After the consummation of this offering, we will be authorized to issue an unlimited number of Class A and Class B ordinary shares and              Class A ordinary shares and              Class B ordinary shares will be outstanding, respectively. This number includes              Class A ordinary shares that the selling shareholders are selling in this offering, which may be resold immediately in the public market. Of the remaining Class A ordinary shares,             , or     % of our total outstanding Class A ordinary shares, are restricted from immediate resale under the lock-up agreements between our current stockholders and the underwriters described in “Underwriting,” but may be sold into the market in the near future. These Class A ordinary shares and any Class A ordinary shares which may be issued upon exercise of outstanding options will become available for sale following the expiration of the lock-up agreements, which, without the prior consent of                     , is 180 days after the date of this prospectus, subject to compliance with the applicable requirements under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act.

We cannot predict the size of future issuances of our Class A ordinary shares or the effect, if any, that future issuances and sales of our Class A ordinary shares will have on the market price of our Class A ordinary shares. Sales of substantial amounts of our Class A ordinary shares (including sales pursuant to Onex’s and CPPIB’s registration rights and Class A ordinary shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our Class A ordinary shares. See “Certain Relationships and Related Party Transactions” and “Shares Eligible for Future Sale.”

We are a foreign private issuer and a “controlled company” within the meaning of the NYSE rules and, as a result, expect to qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

The corporate governance rules of the NYSE require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors and corporate governance matters. However, as a foreign private issuer, we are permitted to, and we may, follow home country practice in lieu of the above requirements, subject to certain exceptions. As long as we rely on the foreign private issuer exemption to certain of these corporate governance standards, a majority of our Board are not required to be independent directors, our Remuneration Committee is not required to be comprised entirely of independent directors and we will not be required to have a Nominating and Corporate Governance

Committee. Therefore, our Board’s approach to governance may be different from that of a board of directors consisting of a majority of independent directors, and, as a result, management oversight may be more limited than if we were subject to all of the corporate governance standards of the NYSE.

Following the consummation of this offering, we expect Onex and CPPIB will continue to control a majority of the voting power of our outstanding ordinary shares. As a result, we also expect to be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the Board consist of independent directors;

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance committee and compensation committee.

In the event we no longer qualify as a foreign private issuer, we may utilize these exemptions if we continue to qualify as a “controlled company.” If we do utilize the controlled company exemption, we will not have a majority of independent directors and our Nominating and Corporate Governance and Remuneration Committees will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

As a foreign private issuer, we are exempt from a number of rules under the US securities laws and are permitted to file less information with the SEC than a US company; our Class A ordinary shares are not listed, and we do not intend to list our Class A ordinary shares, on any market in BVI, our home country. This may limit the information available to holders of the Class A ordinary shares.

As a foreign private issuer, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act of 1934, as amended, or the Exchange Act, that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the US proxy rules under Section 14 of the Exchange Act. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while we expect to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as US public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Furthermore, our Class A ordinary shares are not listed and we do not currently intend to list our Class A ordinary shares on any market in BVI, our home country. As a result, we are not subject to the reporting and other requirements of companies listed in BVI. For instance, we are not required to publish quarterly or semi-annual financial statements. Accordingly, there will be less publicly available information concerning our company than there would be if we were a US domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

We are a foreign private issuer, as such term is defined in Rule 405 under the Securities Act, however, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2014.

In the future, we would lose our foreign private issuer status if a majority of our shareholders, directors or management are US citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. Although we have elected to comply with certain US regulatory provisions, our loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to us under US securities laws as a US domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on US domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We will also have to mandatorily comply with US federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We may also be required to modify certain of our policies to comply with good governance practices associated with US domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements of the NYSE that are available to foreign private issuers.

It may be difficult to enforce a US judgment against us, our directors and officers and certain experts named in this prospectus outside the United States, or to assert US securities law claims outside of the United States.

The majority of our directors and executive officers are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. See “Enforceability of Civil Liabilities.” Additionally, it may be difficult to assert US securities law claims in actions originally instituted outside of the US. Foreign courts may refuse to hear a US securities law claim because foreign courts may not be the most appropriate forums in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not US law, is applicable to the claim. Further, if US law is found to be applicable, the content of applicable US law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.

In particular, investors should be aware that there is uncertainty as to whether the courts of BVI would recognize and enforce judgments of US courts obtained against us or our directors or management as well as against the selling shareholders predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or entertain original actions brought in BVI courts against us or our directors or officers as well as against the selling shareholders predicated upon the securities laws of the United States or any state in the United States. As a result of the difficulty associated with enforcing a judgment against us, you may not be able to collect any damages awarded by either a US or foreign court.

Certain types of class or derivative actions generally available under US law may not be available as a result of the fact that we are incorporated in the BVI. As a result, the rights of shareholders may be limited.

BVI companies (or shareholders therein) may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of US securities law; and to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of US securities laws that are penal in nature.

We are not subject to the supervision of the Financial Services Commission of the BVI. As a result, our shareholders are not protected by any regulatory inspections in the BVI.

We are not an entity subject to any regulatory supervision in the BVI by the BVI Financial Services Commission or otherwise. As a result, shareholders are not protected by any regulatory supervision or inspections by any regulatory agency in the BVI and we are generally not required to observe any restrictions in respect of our conduct under BVI law, except as otherwise disclosed in this prospectus, under the BVI Act or other applicable laws of the BVI, or our memorandum and articles of association. There are no approval, filing or registration requirements currently in force in the BVI with respect to this offering.

As the rights of shareholders under BVI law differ from those under US law, you may have fewer protections as a shareholder.

Our corporate affairs will be governed by our memorandum and articles of association, the BVI Act and the laws (including the common law) of the BVI. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under BVI law are to a large extent governed by the common law of the BVI and by the BVI Act. The common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as from English common law, which has persuasive, but not binding, authority on a court in the BVI. The rights of our shareholders and the fiduciary responsibilities of our directors under BVI law are not necessarily as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law. As a result of the foregoing, holders of our Class A ordinary shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a US company.

The laws of the BVI provide limited protection for minority shareholders, so minority shareholders may have limited or no recourse if they are dissatisfied with the conduct of our affairs.

Under the laws of the BVI, there is limited statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies (as summarized under “Description of Share Capital”) and other applicable BVI common law protections. One of the principal protections under statutory law is that shareholders may (if the Company or a director of the Company engages in conduct that contravenes the BVI Act or the memorandum and articles of the Company) apply to the BVI court for an order directing the Company or director to comply with (as applicable) the BVI Act and the memorandum and articles. As such, if those who control the Company have persistently disregarded the requirements of the BVI Act or the provisions of the Company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (ii) acts that constitute fraud on the minority where the wrongdoers control the Company; (iii) acts that infringe on the personal rights of the shareholders, such as the right to vote; and (iv) acts where the Company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States.

FORWARD-LOOKING STATEMENTS

Any statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” and other similar expressions. These forward-looking statements are contained throughout this prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:

•	global and general economic conditions, including those specific to our end markets;

•	significant global operations and global expansion;

•	regulations applicable to our global operations;

•	the cost and availability of raw materials;

•	our ability to compete successfully with other companies in our industries;

•	pricing pressures from our customers;

•	currency fluctuations from our international sales;

•	the potential loss of key personnel;

•	product liability claims against us;

•	the sufficiency of our insurance policies to cover losses, including liabilities arising from litigation;

•	failure to develop and maintain intellectual property rights;

•	the demand for our products by industrial manufacturers and automakers;

•	our ability to integrate acquired companies into our business and the success of our acquisition strategy;

•	environmental, health and safety laws and regulations;

•	labor shortages, labor costs and collective bargaining agreements;

•	equipment failures, explosions and adverse weather;

•	the impact of natural disasters and terrorist attacks;

•	potential inability to obtain necessary capital;

•	the dependence on our subsidiaries for cash to meet our debt obligations;

•	our ability to comply with new regulations related to conflict minerals;

•	substantial indebtedness and maintaining compliance with debt covenants;

•	our ability to incur additional indebtedness;

•	cash requirements to service indebtedness;

•	ability and willingness of our lenders to fund borrowings under their credit commitments;

•	changes in capital availability or costs, such as changes in interest rates, security ratings and market perceptions of the businesses in which we operate, or the ability to obtain capital on commercially reasonable terms or at all;

•	continued global economic weakness and uncertainties and disruption in the capital, credit and commodities markets;

•	the amount of the costs, fees, expenses and charges related to this initial public offering and the related costs of being a public company;

•	the ability of Onex and CPPIB to control our Class A ordinary shares, or as the case may be, our Class B ordinary shares;

•	any statements of belief and any statements of assumptions underlying any of the foregoing;

•	other factors disclosed in this prospectus; and

•	other factors beyond our control.

These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

All of the Class A ordinary shares offered by this prospectus are being sold by the selling shareholders. The selling shareholders in this offering include Onex and CPPIB. We will not receive any of the proceeds from the sale of Class A ordinary shares in this offering, including from any exercise by the underwriters of their option to purchase additional Class A ordinary shares, if any. For information about the selling shareholders, see “Principal and Selling Shareholders.”

DIVIDEND POLICY

We do not intend to pay any cash dividends or other distributions for the foreseeable future. Any determination to pay dividends and other distributions in the future will be at the discretion of our Board (subject to, and in accordance with our memorandum and articles) and will depend upon our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions, including restrictions imposed by the senior secured credit facilities and the indenture governing the Second Lien Notes, or any future indebtedness, or applicable laws and other factors that our Board may deem relevant. Our existing indebtedness effectively limits our ability to pay dividends and make other distributions to our shareholders. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Borrowings.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents, restricted cash and capitalization as of December 31, 2013. The information in this table should be read in conjunction with “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included elsewhere in this prospectus.

As of December 31, 2013
(dollars and shares in millions)
Cash and cash equivalents(1)	$338.1
Restricted cash	11.7
Principal Debt:
Senior secured credit facilities, consisting of the following(2):
Term Loan A	$86.2
Term Loan B	1,328.6
Revolving credit facility	—
Second Lien Notes	330.0
Other indebtedness(3)	34.2

Total debt	1,779.0
Total shareholders’ equity:
Ordinary A shares, $3,600 par value per share: 10 shares authorized; 2 shares issued and outstanding	—
Ordinary B shares, $0.01 par value per share: 5,400,000 shares authorized; 1,091,117 shares issued and outstanding	—
Additional paid-in capital	1,240.6
Accumulated other comprehensive income	(32.6)
Retained earnings	566.1
Treasury shares, at cost: 3,824 shares	(10.4)

Total shareholders’ equity	1,763.7

Total capitalization	$3,542.7

(1)	Does not reflect $ million of estimated fees and expenses expected to be incurred in connection with this offering.
(2)	The senior secured credit facilities consist of (a) a $300.0 million Term Loan A facility maturing in September 2015, of which $213.8 million has been permanently repaid, (b) a $1,700.0 million Term Loan B facility maturing in September 2016, of which $371.4 million has been permanently repaid and (c) a $300.0 million revolving credit facility maturing in September 2015. As of December 31, 2013, we had no outstanding borrowings under our revolving credit facility and approximately $249.9 million in additional borrowing capacity available under that facility, after giving effect to $50.1 million of outstanding letters of credit. The numbers presented above do not reflect the impact of costs incurred on the issue of the senior secured credit facilities and the Second Lien Notes due October 2018.
(3)	Other indebtedness includes $21.8 million outstanding under a Euro Medium Term Note Programme that was in place prior to the Acquisition and $8.3 million of loan notes held by certain shareholders in Tomkins who elected to receive loan notes rather than cash in respect of all or part of the consideration payable on the purchase of their shares in Tomkins at the time of the Acquisition. Other indebtedness also includes bank overdrafts of $0.8 million, obligations under capital leases of $2.5 million and other unsecured loans of $0.8 million.

DILUTION

If you invest in our Class A ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share after this offering.

Net tangible book value represents total tangible assets less total liabilities. As of             , 2014, we had net tangible book value of approximately $             million, or $             per share. Net tangible book value per share represents total tangible assets less total liabilities divided by the number of Class A ordinary shares outstanding. After deducting estimated offering expenses payable by us in connection with this offering, our net tangible book value as of             , 2013 would have been approximately $             million, or $            per share. This represents an immediate decrease in net tangible book value of $             per share to existing shareholders and an immediate dilution of $             per share to new investors purchasing Class A ordinary shares in this offering. The following table illustrates this dilution on a per share basis:

Per Share
Assumed initial public offering price per share		$
Net tangible book value per share as of , 2014	$
in net tangible book value per share attributable to the exercise of stock options and estimated offering costs

As adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

The following table sets forth, as of             , 2014, the total number of Class A ordinary shares owned by existing shareholders and to be owned by new investors, the total consideration paid, and the average price per share paid by our existing shareholders and to be paid by new investors purchasing Class A ordinary shares in this offering. The calculation below is based on an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the assumed underwriting discounts and commissions and other estimated offering expenses payable by us.

(in thousands, other than shares and percentages)	Class A Ordinary Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing shareholders			%	$		%	$
New investors

Total		100%		$	100%		$

A $1.00 increase (decrease) in the assumed initial offering price would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and average price per share paid by all shareholders by $             million, $             million and $             per share, respectively. An increase (decrease) of 1.0 million in the number of Class A ordinary shares offered by the selling shareholders would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and average price per share paid by all shareholders by $             million, $             million and $             per share, respectively.

The tables and calculations above assume no exercise of outstanding options. As of             , there were              Class A ordinary shares issuable upon exercise of outstanding options at a weighted average exercise price of approximately $             per share. To the extent that the outstanding options are exercised, there will be further dilution to new investors purchasing Class A ordinary shares in the offering.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth our selected historical consolidated financial information for the periods and dates indicated, prepared in accordance with US GAAP. The balance sheet data as of December 31, 2013 and 2012 and the statement of operations data for Fiscal 2013, Fiscal 2012 and Fiscal 2011 have been derived from Pinafore’s audited consolidated financial statements included elsewhere in this prospectus.

The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Pinafore’s audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

The financial information for 2010 and 2009 has not been presented as it is not available on a comparable basis at the time of filing.

(dollars in millions, except per share data)
	Fiscal 2013	Fiscal 2012	Fiscal 2011
Statement of Operations data:
Net sales	3,079.9	3,037.3	3,062.3
Operating income from continuing operations	291.8	181.2	86.9
Net income/(loss) from continuing operations	114.8	(130.3)	(173.8)
(Loss)/income from discontinued operations	(0.9)	91.7	171.3
Gain on disposal of discontinued operations, net of tax	1.0	793.0	59.6

Net income	114.9	754.4	57.1
Non-controlling interests	(28.4)	(23.0)	(29.3)
Net income attributable to shareholders	86.5	731.4	27.8
Earnings per common share:
– Basic	78.00	659.59	25.10
– Diluted	74.36	649.92	24.84

	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Balance sheet data:
Total assets	5,164.2	5,323.7	6,851.5
Total debt(1)	1,721.7	1,851.4	2,690.9

(1)	Total debt is comprised of the current and non-current portions of capital lease obligations, bank overdrafts and the current and non-current portions of debt, as set out in the consolidated balance sheet in the audited consolidated financial statements included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction

Prior to the offering certain non-core assets of Pinafore will be distributed to the existing ultimate shareholders of Pinafore, or the Shareholders, in proportion to their existing shareholdings. The non-core assets that will be distributed are:

•	the Aquatic Group, or Aquatic, a leading manufacturer of bathtubs and shower enclosures in the United States, including an extensive range of luxury whirlpools, which constitutes an operating segment of Pinafore;

•	various parcels of US real estate; and

•	a non-controlling equity interest in the Schrader Group, which was retained after the April 2012 disposition of Schrader by Pinafore.

Hereinafter, we have collectively referred to the aforementioned non-core assets as the “Non-Gates Assets,” and the distribution of these assets to the Shareholders as the “Distribution Transactions.”

Upon completion of the Distribution Transactions and in connection with this offering, Gates Global Inc. will become the direct parent company of Pinafore. As Gates Global, Inc. will have no other interest in any operations other than those of Pinafore, the historical financial information presented in this prospectus and the unaudited pro forma condensed consolidated financial information presented herein is that of Pinafore.

The unaudited pro forma condensed consolidated financial information has been prepared to reflect the “Distribution Transactions” as outlined below. Aquatic, which is the most significant element of the Non-Gates Assets, will be presented as a discontinued operation in future periods upon completion of the distribution to the Shareholders. As a result, the unaudited pro forma condensed consolidated statements of operations have been prepared to reflect the distribution of Aquatic for each fiscal period for which historical financial statements have been provided in this prospectus. The effect of the remaining non-core assets that will be included in the Distribution Transactions has not been included in the unaudited pro forma condensed consolidated statements of operations as the impact is immaterial.

Basis of Preparation

The unaudited pro forma condensed consolidated financial information comprises:

•	the unaudited pro forma condensed consolidated statements of operations of Pinafore for Fiscal 2013, Fiscal 2012 and Fiscal 2011 to reflect the distribution of Aquatic

•	the unaudited pro forma condensed consolidated balance sheet as of December 31, 2013 to reflect the Distribution Transactions.

The historical unaudited pro forma condensed consolidated financial information is derived from Pinafore’s audited consolidated financial statements included elsewhere in this prospectus. The pro forma adjustments to reflect the Distribution Transactions are derived from the financial records used as the basis for Pinafore’s audited consolidated financial statements which are included elsewhere in this prospectus.

The unaudited pro forma adjustments described in the accompanying notes give effect to the distribution of Aquatic as if it had occurred on January 1, 2011 for purposes of the unaudited pro forma condensed consolidated statements of operations and for the Distribution Transactions as of December 31, 2013 in the case of the unaudited pro forma condensed consolidated balance sheet. The unaudited pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable and supportable.

All financial data in the unaudited condensed consolidated pro forma financial information is presented in US dollars, and unless otherwise indicated, has been prepared under US GAAP.

The unaudited pro forma condensed consolidated financial information does not give effect to items of income and expense that will be or have been incurred in connection with the Distribution Transactions, but which would not have a continuing impact for us beyond the twelve months following completion of the Distribution Transactions.

The unaudited pro forma condensed consolidated financial information is presented solely for informational purposes and is not intended to represent or be indicative of the consolidated statements of operations or consolidated balance sheet of Pinafore had the Distribution Transactions been completed as of the dates set out above, nor is it necessarily indicative of future results.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2013

(dollars in millions, except per share data)

		Pro forma adjustments	Pro forma
	Historical Fiscal 2013	Distribution Transactions	Fiscal 2013
		Note (A)
Net sales	3,079.9	132.6	2,947.3
Cost of sales	(1,921.6)	(87.0)	(1,834.6)

Gross profit	1,158.3	45.6	1,112.7
Selling, general and administrative expenses	(840.6)	(54.1)	(786.5)
Impairment of goodwill and other assets	(2.1)	—	(2.1)
Restructuring expenses	(24.9)	(0.1)	(24.8)
Other operating income	1.1	—	1.1
Operating income/(loss) from continuing operations	291.8	(8.6)	300.4
Interest income	2.1	—	2.1
Interest expense	(124.1)	—	(124.1)
Other finance income	0.4	—	0.4

Income/(loss) from continuing operations before taxes and equity in net income of equity method investees	170.2	(8.6)	178.8
Income tax (expense)/benefit	(55.7)	3.0	(58.7)
Equity in net income of equity method investees, net of tax	0.3	—	0.3

Net income/(loss) from continuing operations	114.8	(5.6)	120.4

Non-controlling interests	(28.4)	—	(28.4)

Net income/(loss) from continuing operations attributable to shareholders of Pinafore Holdings B.V.	86.4	(5.6)	92.0

Earnings per common share
Basic
Earnings per common share from continuing operations	77.91		82.96
Weighted average shares outstanding	1,108,951		1,108,951

Diluted
Earnings per common share from continuing operations	74.27		79.09
Weighted average shares outstanding	1,163,257		1,163,257

The accompanying note is an integral part of this financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2012

(dollars in millions, except per share data)

		Pro forma adjustments	Pro forma
	Historical Fiscal 2012	Distribution Transactions	Fiscal 2012
		Note (A)
Net Sales	3,037.3	114.5	2,922.8
Cost of sales	(1,950.0)	(75.0)	(1,875.0)

Gross profit	1,087.3	39.5	1,047.8
Selling, general and administrative expenses	(878.1)	(52.2)	(825.9)
Impairment of goodwill and other assets	(0.7)	—	(0.7)
Restructuring costs	(26.9)	(0.7)	(26.2)
Other operating expense	(0.4)	—	(0.4)
Operating income/(loss) from continuing operations	181.2	(13.4)	194.6
Interest income	2.9	—	2.9
Interest expense	(224.9)	—	(224.9)
Other finance expense	(61.3)	—	(61.3)

Loss from continuing operations before taxes and equity in net income of equity method investees	(102.1)	(13.4)	(88.7)
Income tax (expense)/benefit	(28.6)	1.7	(30.3)
Equity in net income of equity method investees, net of tax	0.4	—	0.4

Net Loss from continuing operations	(130.3)	(11.7)	(118.6)

Non-controlling interests	(23.0)	—	(23.0)

Net income/(loss) from continuing operations attributable to shareholders of Pinafore Holdings B.V.	(153.3)	(11.7)	(141.6)

Earnings per common share
Basic
Loss per common share from continuing operations	(138.25)		(127.70)
Weighted average shares outstanding	1,108,866		1,108,866

Diluted
Loss per common share from continuing operations	(138.25)		(127.70)
Weighted average shares outstanding	1,108,866		1,108,866

The accompanying notes are an integral part of this financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2011

(dollars in millions, except per share data)

	Historical Fiscal 2011	Pro forma adjustments	Pro forma
		Distribution Transactions	Fiscal 2011
		Note (A)
Net sales	3,062.3	106.3	2,956.0
Cost of sales	(1,979.8)	(73.2)	(1,906.6)

Gross profit	1,082.5	33.1	1,049.4
Selling, general and administrative expenses	(915.5)	(47.9)	(867.6)
Impairment of goodwill and other assets	(31.9)	(31.7)	(0.2)
Restructuring expenses	(48.2)	0.1	(48.3)

Operating income/(loss) from continuing operations	86.9	(46.4)	133.3
Interest income	4.7	—	4.7
Interest expense	(255.8)	—	(255.8)
Other finance income	2.0	—	2.0

Loss from continuing operations before taxes and equity in net loss of equity method investees	(162.2)	(46.4)	(115.8)
Income tax (expense)/benefit	(11.2)	16.7	(27.9)
Equity in net loss of equity method investees, net of tax	(0.4)	—	(0.4)

Net loss from continuing operations	(173.8)	(29.7)	(144.1)

Non-controlling interests	(29.3)	—	(29.3)

Net income/(loss) from continuing operations attributable to shareholders of Pinafore Holdings B.V.	(203.1)	(29.7)	(173.4)

Earnings per common share
Basic
Loss per common share from continuing operations	(183.36)		(156.55)
Weighted average shares outstanding	1,107,644		1,107,644

Diluted
Loss per common share from continuing operations	(183.36)		(156.55)
Weighted average shares outstanding	1,107,644		1,107,644

The accompanying note is an integral part of this financial information.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2013

(dollars in millions)

Pro forma adjustments	Pro forma
Historical December 31, 2013	Distribution Transactions	December 31, 2013
Assets	Note	(A)
Current assets
Cash and cash equivalents	338.1	—	338.1
Restricted cash	11.7	—	11.7
Investments	17.2	14.4	2.8
Accounts receivable	654.0	9.1	644.9
Inventories	491.1	8.2	482.9
Deferred income taxes	13.4	4.2	13.4
Taxes recoverable	12.5	2.3	10.2
Prepaid expenses and other assets	86.9	—	86.9
Assets held for sale	8.0	4.2	3.8

Total current assets	1,632.9	42.4	1,594.7

Non-current assets
Investments in equity method investees	6.4	—	6.4
Loans to related parties	2.4	—	2.4
Property, plant and equipment, net	666.6	45.7	620.9
Goodwill	1,434.5	5.0	1,429.5
Pension surplus	42.0	—	42.0
Intangible assets, net	1,320.9	34.7	1,286.2
Taxes recoverable	18.9	—	18.9
Deferred income taxes	30.8	—	21.5
Other non-current assets	8.8	0.1	8.7

Total assets	5,164.2	127.9	5,031.2

Current liabilities
Bank overdrafts	(0.8)	—	(0.8)
Debt, current portion	(22.6)	—	(22.6)
Capital lease obligations, current portion	(0.2)	—	(0.2)
Accounts payable	(278.2)	(10.9)	(267.3)
Accrued expenses	(110.3)	(0.1)	(110.2)
Other current liabilities	(99.7)	(5.7)	(94.0)
Taxes payable	(27.6)	—	(27.6)
Deferred income taxes	(14.4)	—	(12.2)

(553.8)	(16.7)	(534.9)

Non-current liabilities
Debt, less current portion	(1,695.8)	—	(1,695.8)
Capital lease obligations, less current portion	(2.3)	—	(2.3)
Post-retirement benefit obligations	(149.9)	(0.4)	(149.5)
Taxes payable	(90.6)	(0.5)	(90.1)
Deferred income taxes	(501.6)	(10.5)	(486.0)
Other non-current liabilities	(32.6)	(8.6)	(26.2)

Total liabilities	(3,026.6)	(36.7)	(2,984.8)

Equity
Shareholders’ equity	(1,763.7)	(91.2)	(1,672.5)
Non-controlling interests	(373.9)	—	(373.9)

Total equity	(2,137.6)	(91.2)	(2,046.4)

Total liabilities and equity	(5,164.2)	(127.9)	(5,031.2)

The accompanying note is an integral part of this financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(A) DISTRIBUTION TRANSACTIONS

As the Distribution Transactions will result in the same ownership interest of the Non-Gates Assets immediately before and after the distribution, the distribution is a common control transaction and therefore recognized at carrying value. The adjustments in the unaudited pro forma condensed consolidated balance sheet adjust for the removal of the carrying amounts of the assets and liabilities of the Non-Gates Assets in the consolidated balance sheet of Pinafore as of December 31, 2013 with a corresponding amount recognized in shareholders’ equity reflecting the distribution to the Shareholders.

The adjustments in the unaudited pro forma condensed consolidated statements of operations represent the historical results of operations directly attributable to Aquatic. Any interest or administrative expenses allocated to Aquatic have not been adjusted for as these expenses are part of the continuing operations of Pinafore.

The tax impacts of the distribution of Aquatic have not been included in the unaudited pro forma condensed consolidated financial information as the distribution of Aquatic is currently anticipated to be distributed in a non-taxable transaction. The tax impact of the remaining Non-Gates Assets is expected to be immaterial and therefore has not been reflected in the unaudited condensed consolidated pro forma financial information. However, if there is a change in circumstances the future tax treatment of the Distribution Transactions may differ from the assumptions used for purposes of the unaudited pro forma condensed consolidated financial information.

No effect has been given to costs associated with the Distribution Transactions in the unaudited pro forma condensed consolidated financial information because they will have no continuing impact. In addition, no amount has been reflected, as these transaction costs are expected to be immaterial.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Forward-Looking Statements, “Summary—Summary Historical Consolidated Financial Information,” “Selected Historical Financial Information,” “Unaudited Pro Forma Condensed Consolidated Financial Information “and the historical audited consolidated financial statements, including the related notes, appearing elsewhere in this prospectus. For purposes of this section, all references to “the Group” or “Pinafore” refer to Pinafore Holdings B.V. and its consolidated subsidiaries (including the Non-Gates Assets). References to “Gates,” “we,” “our,” and “us” under the captions “—Gates” and “—Gates’ Segments” below refers to Gates Global Inc. together with the entities that will become consolidated subsidiaries subsequent to the Distribution Transactions.

We are the world’s leading manufacturer of power transmission belts and a premier global manufacturer of fluid power products. We estimate that for Fiscal 2013 that approximately 55% of Gates’ sales are derived from products and geographies in which we have the leading market share position and approximately 85% of Gates’ sales in which Gates maintains a top three position. Our highly engineered products are critical components used in diverse industrial and automotive applications where the cost of failure is very high relative to the cost of our products. We provide a differentiated value proposition to our customers by offering a complete portfolio of premium product and service solutions for both replacement and first-fit applications across our targeted end markets, which encompass process and specialty, construction, agriculture, energy, transportation and automotive. For Fiscal 2013, approximately 60% of our sales were generated from a diverse set of replacement markets globally, which provide significant earnings resiliency. We sell our products globally under the Gates brand, which is recognized by distributors, original equipment manufacturers, or OEMs, and installers as the premium brand for quality and technological innovation, a reputation which we have built for over a century since the Company’s founding in 1911.

Upon completion of this offering, Gates will have no other interest in any operations other than those of Pinafore. As a result, the historical financial information presented in the audited consolidated financial statements included elsewhere in this prospectus and which is discussed in this section reflect the Group.

The table below summarizes the key metrics for Pinafore and, separately, for Gates:

($ millions, except for margin data)	Pinafore			Gates[1]
	Fiscal 2013	Fiscal 2012	Fiscal 2011	Fiscal 2013	Fiscal 2012	Fiscal 2011
Net sales	$3,079.9	$3,037.3	$3,062.3	$2,947.3	$2,922.8	$2,956.0
Gross profit	1,158.3	1,087.3	1,082.5	1,112.7	1,047.8	1,049.4
Gross margin	37.6%	35.8%	35.3%	37.8%	35.8%	35.5%
Operating income	$291.8	$181.2	$86.9	302.1	$195.5	$134.8
Net income/(loss) for the period attributable to shareholders	86.5	731.4	27.8	93.7	(140.0)	(182.4)
Adjusted EBITDA[1]	560.8	518.4	491.4	562.2	521.4	496.0
Adjusted EBITDA margin[1]	18.2%	17.1%	16.0%	19.1%	17.8%	16.8%
Adjusted Net Income/(Loss)[1]	$224.3	$19.0	$(49.5)	233.0	$31.1	$(3.0)
Capital expenditures	88.2	109.6	116.4	84.6	81.7	77.5

[1]	Non-GAAP measure. Refer to pages 14 to 19.

A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most directly comparable measure defined under US GAAP for each of the periods presented above is included under the heading “—Non-GAAP Measures” starting on page 94.

The chart below shows sales for Gates and Aquatic from Fiscal 2001 through Fiscal 2013:

Where relevant, the discussion in this section will include discussion of Gates’ performance, in addition to that of the Group.

Gates’ Segments

We sell our high performance power transmission and fluid power products both as replacement components and as pre-qualified components on original equipment to customers worldwide. Our business is comprised of four key operating segments: Gates North America, Gates EMEA, Gates APAC and Gates South America.

Highlighting the diversity of the end markets in which our Gates segments operate, our sales for Fiscal 2013 analyzed by end market were as follows:

$ million	Industrial replacement	Industrial first-fit	Automotive replacement market	Automotive first-fit	Total
Gates:
—Gates North America	$454.1	$307.2	$528.5	$78.8	$1,368.6
—Gates EMEA	204.4	93.7	282.5	190.6	771.2
—Gates APAC	140.1	108.7	129.2	268.4	646.4
—Gates South America	63.1	32.9	43.9	21.2	161.1

Total	$861.7	$542.5	$984.1	$559.0	$2,947.3

Discussion Regarding Financial Results for the Group

Industry Trends

For Fiscal 2013, industrial markets accounted for 46% of the Group’s sales, with 28% to the industrial replacement market and 18% to the industrial first-fit market.

US industrial production, as measured by the US Federal Reserve Industrial Production index, experienced modest year-over-year increases during 2013 relative to 2012 and in December 2013 was 3.1% higher than December 2012. European industrial production, as measured by the Eurostat Industrial Production index, improved during 2013, rising from a low of -2.8% in February 2013 to a peak of 2.8% at the end of November 2013. Industrial markets in Asia remained stable, with industrial production in China growing by 9.7% year-on-year in December 2013 compared with 10.0% for December 2012 (as measured by the National Bureau of Statistics of China). Sales to the industrial markets in North America, Europe and Asia accounted for 24.9%, 7.9% and 7.0%, respectively, of the Group’s Fiscal 2013 sales.

The automotive replacement market, which comprised 32% of the Group’s sales for Fiscal 2013, grew modestly relative to Fiscal 2012. In the United States, miles driven, a key factor influencing vehicle repair, increased 0.6% year-over-year by 0.1% as of December 31, 2013, which we believe is supported by lower fuel prices towards the end of 2013 and improving consumer confidence. The average price of gasoline in the United States, another factor influencing the amount of spending on car maintenance, was $3.50/gallon in 2013, 2.8% lower than the average price in 2012. Sales to the automotive replacement market in North America, Europe and Asia accounted for 17.3%, 8.8% and 3.6%, respectively, of the Group’s total sales for Fiscal 2013.

The automotive first-fit market accounted for 18% of the Group’s sales for Fiscal 2013. For 2013, global production volumes as measured by industry sources were up by 3.6% compared with 2012, driven by growth in China, North America and EMEA, where volumes were up by 13.9%, 4.9% and 0.2%, respectively. This growth was partially offset by declines in Japan and Korea. As we only target selected automotive first-fit business, our sales growth is not entirely dependent on increases or decreases in global and regional automotive production volumes. Sales to the automotive first-fit market in Asia, Europe, and North America, accounted for 8.6%, 6.2% and 2.5%, respectively, of the Group’s total sales for Fiscal 2013.

Residential construction in North America accounted for 4.2% of the Group’s sales in Fiscal 2013. The US residential construction market improved in 2013, with housing starts reaching 923,000 units, 18.3% higher than in 2012. Housing inventories, at 5.0 months for new homes and 4.6 months for existing homes, have now reached levels, which suggest new construction should be initiated.

The industry trends described above generally impact our sales volumes and do not have a direct impact on our pricing, which is negotiated on an individual customer basis and doesn’t necessarily correlate with broader industry trends. The impacts of volume and pricing on our financial results vary by region and by end market, and are therefore discussed, where relevant, at those levels in “—Analysis by Operating Segment” below.

Seasonality

Sales to industrial OEMs are strongest from October to April for outdoor power equipment and from February to June for agricultural equipment. Equipment sales to the agricultural industry experience moderate seasonality due to crop-related seasonal activities, while sales to the construction industry decline in the summer months followed by a resurgence of activity in the late fall, early winter and spring. The remaining markets served by the Gates business do not exhibit significant seasonal patterns. Sales to automotive OEMs tend generally not to exhibit seasonal patterns, although there are slow-downs in summer and around the calendar year end due to shut-downs in Europe and, to a lesser extent, North America. Sales into the replacement market are generally stronger during the winter months reflecting higher levels of demand for replacement parts for vehicles during those months.

Fiscal 2013 Results Compared with Fiscal 2012 Results

Group Summary

$ million, unless otherwise stated
	Fiscal 2013	Fiscal 2012
Continuing operations
Net sales	$3,079.9	$3,037.3
Cost of sales	(1,921.6)	(1,950.0)

Gross profit	1,158.3	1,087.3
Selling, general and administrative expenses	(840.6)	(878.1)
Impairments	(2.1)	(0.7)
Restructuring expenses	(24.9)	(26.9)
Other operating income/(expense)	1.1	(0.4)

Operating income from continuing operations	291.8	181.2
Interest income	2.1	2.9
Interest expense	(124.1)	(224.9)
Other finance income/(expense)	0.4	(61.3)

Income/(loss) from continuing operations before taxes and equity in net income of equity method investees	170.2	(102.1)

Income tax expense	(55.7)	(28.6)
Equity in net income of equity method investees, net of tax charge of $0.1 million (Fiscal 2012: $nil)	0.3	0.4

Net income/(loss) from continuing operations	114.8	(130.3)
(Loss)/income from discontinued operations, net of tax of $nil (Fiscal 2012: charge of $45.6 million)	(0.9)	91.7
Gain on disposal of discontinued operations, net of tax of $nil (Fiscal 2012: net of tax benefit of $41.4 million)	1.0	793.0

Net income	114.9	754.4
Non-controlling interests	(28.4)	(23.0)

Net income attributable to shareholders	86.5	731.4

Adjusted EBITDA	560.8	518.4
Adjusted EBITDA margin (%)	18.2%	17.1%

Net Sales

Net sales in Fiscal 2013 were $42.6 million higher at $3,079.9 million, compared with net sales of $3,037.3 million in Fiscal 2012. The Group achieved strong sales growth in the automotive replacement end market, particularly in Europe and North America, driven primarily by higher volumes. This growth was partially offset by an adverse impact of movements in average currency translation rates of $26.2 million, principally the Japanese Yen in Gates APAC segment, and also by weak demand in the automotive first-fit market across most regions. Excluding the movements in average currency translation rates, Fiscal 2013 net sales were $68.8 million higher than in Fiscal 2012.

Gates’ overall net sales increase was attributable to growth in all regions with the exception of Gates APAC, which decreased by $33.1 million compared with Fiscal 2012. Gates EMEA improved by $37.8 million and Gates North America grew $10.7 million, both of which were driven by higher sales volumes in the automotive replacement end market. In addition Gates South America was $9.1 million higher in Fiscal 2013 compared with Fiscal 2012, due primarily to higher industrial end market sales volumes. Overall, Gates’ net sales to the replacement end markets grew by $51.2 million, particularly driven by an increase in sales volumes across all regions with the exception of Asia.

Aquatic’s net sales rose by $18.1 million during Fiscal 2013 compared with Fiscal 2012, principally driven by the continued strengthening of the US residential housing market.

Cost of Sales

Cost of sales in Fiscal 2013 was $1,921.6 million, compared with $1,950.0 million in Fiscal 2012. This decrease of 1.5% was driven primarily by lower material costs of $26.4 million ($1,168.5 million in Fiscal 2013 compared to $1,194.9 in Fiscal 2012). The lower material costs are attributable to continuous improvement initiatives in our manufacturing processes and lower material costs resulting from lower commodity prices and the benefits of our procurement and strategic sourcing initiatives. These benefits resulted in approximately $48.0 million of lower costs compared to Fiscal 2012, primarily driven by lower Nitrile Butadiene Rubber, or NBR, costs of approximately 17% and Ethylene Propylene Synthetic Rubber, or EPDM, costs of approximately 14% compared to Fiscal 2012. Partially offsetting these decreases were higher volumes of $36.8 million. Direct labor and variable overhead in the Gates business remained relatively stable compared to Fiscal 2012 at approximately 9% and 5% of sales, respectively. Excluding the movements in currency translation rates, Fiscal 2013 cost of sales were $8.8 million lower than in Fiscal 2012.

Gross Profit

Gross profit for Fiscal 2013 was $1,158.3 million, compared with $1,087.3 million in Fiscal 2012. Our gross profit margin for Fiscal 2013 was 37.6%, up 1.8% from 35.8% in Fiscal 2012, due principally to our lower cost of sales and higher sales volumes.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $840.6 million in Fiscal 2013, compared with $878.1 million in Fiscal 2012. The decline in selling, general and administrative expenses was due principally to a decline in administrative expenses due to a combination of the benefit of cost reduction and expense management initiatives (primarily related to executive headcount reduction) of $4.2 million and a decrease in the charge relating to share-based incentives of $24.8 million (due largely to the vesting of a number of tranches of awards in September 2013). In addition, Fiscal 2012 includes a non-recurring administrative charge of $22.7 million in relation to amounts payable to holders of certain options over B Shares in compensation for the adverse impact of the return of capital on the value of those options. Distribution costs were broadly stable in Fiscal 2013. Partially offsetting the benefit of reduced administrative expenses were $3.5 million of transaction costs incurred to position the Company, or a direct or indirect parent company of the Company, to become a public company. No transaction costs were recognized during Fiscal 2012.

Impairments

In Fiscal 2013, the Group recognized $2.1 million of impairments, the majority of which was in relation to property, plant and equipment as a result of the closure of the plant in Ashe County, North Carolina within Gates North America. In Fiscal 2012, the Group recognized impairments of $0.7 million, primarily in relation to the closure of the Charleston plant within Gates North America.

Restructuring Expenses

Restructuring expenses in Fiscal 2013 were $24.9 million, including $11.2 million recognized during the second half of 2013 in respect of the closure of our facility in Ashe County, North Carolina. This project is expected to be largely completed during the first quarter of 2014, with production transferred to our Siloam Springs, Arkansas and Toluca, Mexico facilities, enhancing our overall efficiency. Restructuring costs for Fiscal 2013 also include $5.2 million in relation to the planned closure of the London corporate center and the transfer of the majority of those functions to the Group’s corporate headquarters in Denver, Colorado. An additional $5.0 million has been recognized during the year in respect of business and executive severance and reorganization costs, largely in Gates North America.

During Fiscal 2012, restructuring costs amounting to $26.9 million were recognized in continuing operations, of which $11.3 million related to Project Sierra, an initiative that focused on identifying and implementing cost reduction opportunities and efficiency improvements across the Gates businesses. A further $5.1 million, comprising primarily of severance costs, was incurred on business and executive reorganization in North America. Also during Fiscal 2012, costs of $5.6 million were incurred in relation to the closure of the Charleston plant within Gates North America.

Operating Income from Continuing Operations

As a result of the above, operating income in Fiscal 2013 was $291.8 million, compared with $181.2 million in Fiscal 2012.

Adjusted EBITDA

Adjusted EBITDA for Fiscal 2013 was $560.8 million, compared with $518.4 million for Fiscal 2012. Excluding the adverse impact of movements in average currency translation rates of $2.0 million, Adjusted EBITDA grew across all segments by $40.4 million in total. This underlying increase was driven by higher volumes resulting in $21.5 million of Adjusted EBITDA growth and the benefits from the Group’s restructuring and cost-saving initiatives of approximately $51.0 million. Offsetting these improvements were lower selling prices of $4.8 million, mainly in Europe and Gates APAC and increased labor-related costs of $15.7 million across all segments.

The Adjusted EBITDA margin was up slightly at 18.2%, compared with 17.1% in Fiscal 2012.

A reconciliation of net income attributable to shareholders to Adjusted EBITDA for each of the periods under review, and the calculation of the Adjusted EBITDA margin, is presented under the heading “—Non-GAAP Measures” on page 94.

Interest Income

Interest income for Fiscal 2013 was $2.1 million, compared with $2.9 million for Fiscal 2012. The decrease in interest income during Fiscal 2013 compared with Fiscal 2012 was due primarily to the lower average balances of cash held during the period compared with Fiscal 2012. Interest income may be analyzed as follows:

$ million
	Fiscal 2013	Fiscal 2012
Interest on bank deposits	$1.9	$2.3
Other interest receivable	0.2	0.6

	$2.1	$2.9

Interest Expense

The interest expense for Fiscal 2013 was $124.1 million, compared with $224.9 million for Fiscal 2012. Our interest expense may be analyzed as follows:

$ million
	Fiscal 2013	Fiscal 2012
Debt:
— Interest on bank overdrafts	$0.1	$0.1
— Interest on bank and other loans:
Term loans	75.0	87.0
Other bank loans	2.7	2.7
Second Lien Notes	34.6	76.0
2015 Notes	1.1	1.4

	118.5	167.2
Interest element of capital lease rentals	—	0.2
Net loss on financial liabilities held at amortized cost	5.9	51.5
Other interest payable	5.6	6.0

	$124.1	$224.9

The decrease in interest expense during Fiscal 2013 compared with Fiscal 2012 was due largely to the repayments, including prepayments and redemptions, during Fiscal 2012 of a total of $0.9 billion of borrowings under the term loans and Second Lien Notes, as discussed under “—Liquidity and Capital Resources.”

During Fiscal 2013 and Fiscal 2012, the Group changed its estimates of the future cash flows relating to certain of its borrowings that are held at amortized cost. The changes were driven primarily by the impacts of the various debt reductions made during the current period and expected to be made in future periods. As a result of these changes and certain other adjustments relating to the Group’s borrowings, the amortized cost of the affected borrowings increased by $5.9 million, compared to an increase by $51.5 million in Fiscal 2012, and a corresponding loss was recognized in interest expense.

Other Finance Income/(Expense)

Other finance income for Fiscal 2013 was $0.4 million, compared with other finance expense of $61.3 million for Fiscal 2012. Our other finance income/(expense) may be analyzed as follows:

$ million
	Fiscal 2013	Fiscal 2012
Currency translation gain on hedging instruments	$3.8	$2.6
Costs incurred on prepayment of borrowings	(3.5)	(63.9)
Other	0.1	—

	$0.4	$(61.3)

As discussed under “—Liquidity and Capital Resources,” during Fiscal 2013 and 2012, the Group made repayments against the principal amounts outstanding under certain of its debt facilities. In Fiscal 2012, costs and premiums associated with these repayments totaled $63.9 million, including $59.2 million in relation to the tender offer completed in July 2012; $4.5 million of this $59.2 million was capitalized as an increase to deferred financing costs. During both Fiscal 2013 and Fiscal 2012, the costs incurred on prepayment of borrowings included a premium of $3.5 million paid in respect of the 103% call option exercised in full by the Group in relation to the Second Lien Notes.

Income Tax Expense

During Fiscal 2013, the income tax expense attributable to continuing operations was $55.7 million on a profit before tax of $170.2 million. This compares to an expense of $28.6 million on a loss before tax of $102.1 million in Fiscal 2012.

Our effective tax rate for Fiscal 2013 was affected by our global mix of earnings, the utilization of U.S. foreign tax credits, as well as the impact of tax incentives available in jurisdictions where we operate to encourage and support manufacturing.

Our effective tax rate for Fiscal 2012 was affected by items such as the compensation expense recognized on share-based payments that are not deductible for tax purposes in certain jurisdictions. In addition, a number of discrete tax items further impacted the effective tax rate compared with the statutory tax rates that are applicable in the jurisdictions in which we operate, the primary item being the recognition of deferred tax assets for tax losses that crystalized against gains on the sale of Dexter.

Effect of Inflation

Management does not believe that general inflation levels in any of the countries in which it operates have had a material effect on the Group’s financial condition or results of operations during Fiscal 2013, Fiscal 2012 or Fiscal 2011. The specific impact of raw material and other input cost inflation is analyzed as part of our discussion of the year-on-year performance of our continuing operations.

Effect of Foreign Currency

The impact of movements in average currency translation rates on our net sales, cost of sales and Adjusted EBITDA is analyzed as part of our discussion of the year-on-year performance of our continuing operations. For further discussion of the impact of foreign currency exposure, please see “—Quantitative and Qualitative Disclosures about Market Risk” and note 15 to the consolidated financial statements included elsewhere in this prospectus.

Analysis by Operating Segment

Introduction

The segment information presented in the consolidated financial statements included elsewhere in this prospectus reflect the information that was provided to the chief operating decision maker for the purposes of making decisions about allocating resources within the Group and in assessing the performance of each segment. Prior to filing this prospectus, Pinafore’s consolidated financial statements were prepared in accordance with IFRS and therefore the management information provided to the chief operating decision maker was prepared in accordance with IFRS. Accordingly, financial information from which the Group’s net sales and measure of segment profit or loss (Segment Adjusted EBITDA) is derived from management accounts prepared in accordance with IFRS.

The table below outlines our net sales and Segment Adjusted EBITDA as presented in note 4 to the consolidated financial statements included elsewhere in this prospectus.

	Net sales		Segment Adjusted EBITDA
$ million	Fiscal 2013	Fiscal 2012	Fiscal 2013	Fiscal 2012
Gates North America	$1,368.6	$1,357.9	$325.1	$304.8
Gates EMEA	771.2	733.4	131.3	116.3
Gates APAC	646.4	679.5	138.3	137.7
Gates South America	161.1	152.0	20.4	14.6
Aquatic	132.6	114.5	(0.5)	(5.8)
Corporate	—	—	(55.9)	(58.1)

Continuing operations	$3,079.9	$3,037.3	$558.7	$509.5

Net sales prepared in accordance with IFRS for the purposes of segment reporting in the consolidated financial statements is identical for all segments, and in aggregate for continuing operations, to net sales prepared in accordance with US GAAP.

In the discussion presented below for each reportable segment, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin have been prepared using financial information prepared in accordance with IFRS as outlined above. For purposes of providing additional information that will be helpful in understanding the consolidated results of operations, this discussion has been supplemented for each segment by an analysis of the changes in the underlying consolidated financial results prepared under US GAAP. This discussion of segment information is appropriate to an understanding of each business segment and, accordingly, focuses on each reportable segment of the business in addition to the discussion of the consolidated entity above.

Gates North America (44.4% of the Group’s Fiscal 2013 net sales)

Discussion of segment measures of sales and profit or loss derived from IFRS management information

$ million, unless otherwise stated
	Fiscal 2013	Fiscal 2012
Net sales	$1,368.6	$1,357.9
Segment Adjusted EBITDA	325.1	304.8
Segment Adjusted EBITDA margin (%)	23.8%	22.4%

Net sales were $1,368.6 million, compared with $1,357.9 million in Fiscal 2012, an increase of 0.8% or $10.7 million compared with the prior year. Excluding movements in average currency translation rates, net sales would have been approximately 0.7% higher in Fiscal 2013 compared with Fiscal 2012. Net sales were lower across all end markets with the exception of the automotive replacement end market, which accounted for 38.6% of Gates North America’s Fiscal 2013 net sales and grew by 4.0% (3.8% excluding movements in average currency translation rates) due principally to higher sales volumes in both the US and Canada. Net sales to the automotive first-fit market (5.8% of Gates North America’s Fiscal 2013 net sales) were lower by 4.7% (3.2% excluding movements in average currency translation rates) attributable to the phase-out of programs in Canada. Net sales to the industrial replacement and first-fit markets, which accounted for 33.2% and 22.4% of Gates North America’s Fiscal 2013 net sales decreased by 0.3% and 1.5% (0.5% and 1.5% excluding movements in average currency translation rates), respectively, due primarily to weak demand from construction, agriculture and transportation sectors. Overall, changes in volume accounted for $7.8 million of the increase and favorable pricing actions contributed $7.0 million. Currency translation rate movements positively impacted net sales by $0.9 million.

Segment Adjusted EBITDA for Fiscal 2013 was $325.1 million compared with $304.8 million in Fiscal 2012, the increase being driven largely by lower raw material costs resulting from lower commodity prices and the benefits of our procurement initiatives ($16.1 million), higher selling prices of $7.0 million and higher volumes of $6.3 million, partially offsetting the increase were higher labor-related costs and lower absorption of fixed costs on lower production volumes. The Segment Adjusted EBITDA margin increased to 23.8% in Fiscal 2013 from 22.4% in Fiscal 2012.

Supplemental discussion of consolidated financial results under US GAAP

The consolidated financial statements are presented in accordance with US GAAP. For purposes of providing additional information that will be helpful in understanding the consolidated results of operations, this discussion provides additional analysis of the segment’s financial performance for the following consolidated financial statement line items. All amounts discussed below are therefore presented in accordance with US GAAP.

$ million
	Fiscal 2013	Fiscal 2012
Net sales	$1,368.6	$1,357.9
Cost of sales	(806.1)	(822.2)
Other operating expenses	(368.8)	(366.6)

Operating income	$193.7	$169.1

As outlined in “Introduction” above, the segment measure of net sales prepared in accordance with IFRS is identical to net sales prepared in accordance with US GAAP. The analysis of net sales above is therefore equally applicable as a discussion of net sales under US GAAP.

Fiscal 2013 cost of sales in our Gates North America segment was $806.1 million, compared with $822.2 million in Fiscal 2012. Cost of sales for Fiscal 2013 decreased by $16.1 million (approximately $15.9 million lower excluding movements in average currency translation rates) compared with Fiscal 2012, principally due to lower material costs ($546.9 million in Fiscal 2013 compared to $551.9 in Fiscal 2012), attributable primarily to cost-saving initiatives of $16.1 million, particularly related to procurement initiatives, as well as lower NBR and EPDM costs of approximately 17% and 11%, respectively. These benefits were partially offset by higher production volumes of $6.6 million. Direct labor rose slightly by $0.5 million ($148.6 million in Fiscal 2013 compared to $148.1 million in Fiscal 2012), principally due to wage inflation, but was more than offset by a decrease in variable overhead of $2.5 million ($64.2 million in Fiscal 2013 compared to $66.7 million in Fiscal 2012) as a result of greater labor efficiency.

In addition to the movements in cost of sales, operating expenses for Fiscal 2013 increased marginally compared with Fiscal 2012, driven primarily by higher labor-related costs during Fiscal 2013 compared with Fiscal 2012. This increase was partially offset by a decrease in the compensation expense in respect of share-based incentives, which was $0.9 million in Fiscal 2013 compared with $6.5 million in Fiscal 2012, due primarily to the vesting of a number of tranches of awards in September 2013.

Due to the reasons above, our Gates North America segment recognized operating income of $193.7 million for Fiscal 2013, compared with operating income for Fiscal 2012 of $169.1 million.

Gates EMEA (25.0% of the Group’s Fiscal 2013 net sales)

Discussion of segment measures of sales and profit or loss derived from IFRS management information

$ million, unless otherwise stated
	Fiscal 2013	Fiscal 2012
Net sales	$771.2	$733.4
Segment Adjusted EBITDA	131.3	116.3
Segment Adjusted EBITDA margin (%)	17.0%	15.9%

Net sales were $771.2 million, compared with $733.4 million in Fiscal 2012, an increase of 5.2% compared to the prior year. Excluding movements in average currency translation rates, net sales would have been approximately 3.6% or $26.7 million higher in Fiscal 2013 compared with Fiscal 2012. Higher volumes and positive movements in average currency translation rates contributed $39.8 million and $11.1 million of the increase, respectively. The growth in sales volumes were driven by the automotive and industrial replacement markets which accounted for 36.6% and 26.5% of Gates EMEA’s Fiscal 2013 net sales, respectively, and grew by 9.5% and 4.0% (approximately 8% and 2% higher, respectively, excluding movements in average currency translation rates) year-on-year, driven by strong demand and market share gains throughout the region, particularly in Eastern Europe and the Middle East. Net sales to the industrial first-fit market, which accounted for 12.2% of Gates EMEA’s Fiscal 2013 net sales, were broadly stable with 0.1% growth (approximately 1% lower excluding movements in average currency translation rates), driven by weak demand for fluid power products within the construction sector. Net sales to the automotive first-fit market (24.7% of Gates EMEA’s Fiscal 2013 net sales) grew by 2.8% (approximately 2% excluding movements in average currency translation rates) due to higher volumes of $2.9 million driven by strong demand. Overall, negative pricing impacts accounted for $17.1 million, compared to Fiscal 2012.

Segment Adjusted EBITDA was $131.3 million, compared with $116.3 in Fiscal 2012 as higher material costs resulting from higher volumes were largely offset by the benefits of procurement and cost-saving initiatives ($8.6 million). Overall, growth due to higher volumes was $13.6 million. Positive impacts related to average currency translation rates accounted for $2.0 million of the increase. The Segment Adjusted EBITDA margin grew from 15.9% in Fiscal 2012 to 17.0% in Fiscal 2013.

Supplemental discussion of consolidated financial results under US GAAP

The consolidated financial statements are presented in accordance with US GAAP. For purposes of providing additional information that will be helpful in understanding the consolidated results of operations, this discussion provides additional analysis of the segment’s financial performance for the following consolidated financial statement line items. All amounts discussed below are therefore presented in accordance with US GAAP.

$ million
	Fiscal 2013	Fiscal 2012
Net sales	$771.2	$733.4
Cost of sales	(494.4)	(484.1)
Other operating expenses	(192.9)	(185.4)

Operating income	$83.9	$63.9

As outlined in “Introduction” above, the segment measure of net sales prepared in accordance with IFRS is identical to net sales prepared in accordance with US GAAP. The analysis of net sales above is therefore equally applicable as a discussion of net sales under US GAAP.

Fiscal 2013 cost of sales in our Gates EMEA segment was $494.4 million, compared with $484.1 million in Fiscal 2012. This 2.2% increase (approximately 0.6% increase excluding movements in average currency translation rates) was due primarily to higher material costs ($370.1 million in Fiscal 2013 compared to $359.3 in Fiscal 2012), driven by higher production volumes ($22.7 million), partially offsetting the increase were the benefits of procurement and cost-saving initiatives of $6.9 million. Direct labor and variable overhead remained relatively stable, with a total increase of $1.1 million relative to Fiscal 2012 ($91.6 million in Fiscal 2013 compared to $90.5 million in Fiscal 2012).

In addition to the movements in cost of sales, operating expenses for Fiscal 2013 included compensation expense in respect of share-based incentives of $0.5 million, compared with $3.4 million for Fiscal 2012. This decrease was offset by higher labor-related administrative costs of $4 million, compared with Fiscal 2012.

Due to the reasons above, our Gates EMEA segment recognized operating income of $83.9 million for Fiscal 2013, compared with operating income for Fiscal 2012 of $63.9 million.

Gates APAC (21.0% of the Group’s Fiscal 2013 net sales)

Discussion of segment measures of sales and profit or loss derived from IFRS management information

$ million, unless otherwise stated
	Fiscal 2013	Fiscal 2012
Net sales	$646.4	$679.5
Segment Adjusted EBITDA	138.3	137.7
Segment Adjusted EBITDA margin (%)	21.4%	20.3%

Net sales were $646.4 million compared with $679.5 million in Fiscal 2012, a decrease of 4.9% compared to the prior year. Excluding movements in average currency translation rates, net sales would have been approximately 1% lower in Fiscal 2013 compared to Fiscal 2012. The decline in net sales is largely attributable to the adverse impact of average currency translation rates which decreased Fiscal 2013 net sales by $29.2 million, compared to Fiscal 2012, primarily driven by the Japanese Yen. Gates APAC’s net sales declined in both the automotive and industrial first-fit markets which accounted for 41.5% and 16.8% of Gates APAC’s Fiscal 2013 net sales, respectively, and decreased by 7.8% and 3.3% (approximately 3% lower and 3% higher excluding movements in average currency translation rates), respectively, driven by weak end market conditions, principally in Japan and China. Net sales to the industrial replacement market (21.7% of Gates APAC’s Fiscal 2013 net sales) declined 6.3% (approximately 2% lower excluding movements in average currency translation rates) due to lower sales volumes in Singapore and Australia. Gates APAC’s only market to increase year-on-year was the automotive replacement end market (20.0% of Gates APAC’s Fiscal 2013 net sales) which grew by 2.3% (approximately 4% excluding movements in average currency translation rates), driven primarily by growth in the China replacement end market. Overall, changes in volume accounted for a decrease in net sales of $1.7 million, with a further $3.1 million of the decline attributed to negative pricing impacts.

Segment Adjusted EBITDA was $138.3 million in Fiscal 2013, compared with $137.7 million in Fiscal 2012, an increase of $0.6 million despite lower net sales as lower raw material and other input costs, resulting from lower commodity prices and the benefits of our procurement initiatives ($18.6 million), more than offset a number of cost increases, including negative pricing impacts of $3.1 million, general overhead and labor-related inflation ($5.3 million), and adverse impacts related to average currency translation rates of $4.6 million. The Segment Adjusted EBITDA margin accordingly increased from 20.3% in Fiscal 2012 to 21.4% in Fiscal 2013.

Supplemental discussion of consolidated financial results under US GAAP

The consolidated financial statements are presented in accordance with US GAAP. For purposes of providing additional information that will be helpful in understanding the consolidated results of operations, this discussion provides additional analysis of the segment’s financial performance for the following consolidated financial statement line items. All amounts discussed below are therefore presented in accordance with US GAAP.

$ million
	Fiscal 2013	Fiscal 2012
Net sales	$646.4	$679.5
Cost of sales	(414.1)	(452.2)
Other operating expenses	(145.9)	(159.1)

Operating income	$86.4	$68.2

As outlined in “Introduction” above, the segment measure of net sales prepared in accordance with IFRS is identical to net sales prepared in accordance with US GAAP. The analysis of net sales above is therefore equally applicable as a discussion of net sales under US GAAP.

Fiscal 2013 cost of sales in our Gates APAC segment was $414.1 million, compared with $452.2 million Fiscal 2012. Cost of sales for Fiscal 2013 decreased by $38.0 million (approximately $18.3 million lower excluding movements in average currency translation rates) compared with Fiscal 2012 due to lower material costs ($341.6 million in Fiscal 2013 compared to $372.7 in Fiscal 2012), principally due to lower raw material and other input costs of $18.6 million. Lower raw material costs were primarily driven by a reduction in the cost of EPDM of approximately 31% compared to Fiscal 2012. Direct labor and variable overhead increased by $2.4 million relative to Fiscal 2012, principally as a result of wage inflation partially offset by improved labor efficiencies ($82.0 million in Fiscal 2013 compared to $79.6 million in Fiscal 2012).

In addition to the movements in cost of sales described above, operating expenses for Fiscal 2013 included restructuring costs of $0.2 million compared with $5.4 million in Fiscal 2012, primarily relating to Project Sierra, depreciation and amortization costs of $51.3 million, compared with $59.4 million in Fiscal 2012, and a decrease in the compensation expense in respect of share-based incentives from $3.4 million in Fiscal 2012 to $0.9 million in Fiscal 2013.

Due to the reasons above, our Gates APAC segment recognized operating income of $86.4 million for Fiscal 2013, compared with operating income for Fiscal 2012 of $68.2 million.

Gates South America (5.2% of the Group’s Fiscal 2013 net sales)

Discussion of segment measures of sales and profit or loss derived from IFRS management information

$ million, unless otherwise stated
	Fiscal 2013	Fiscal 2012
Net sales	$161.1	$152.0
Segment Adjusted EBITDA	20.4	14.6
Segment Adjusted EBITDA margin (%)	12.7%	9.6%

Net sales were $161.1 million compared with $152.0 million in Fiscal 2012, an increase of 6.0% compared to the prior year. Excluding movements in average currency translation rates, net sales would have been approximately 12% higher in Fiscal 2013 compared with Fiscal 2012. Net sales increased despite the adverse impact of average currency translation rates, which negatively impacted Fiscal 2013 net sales by $9.0 million, compared to Fiscal 2012. Gates South America’s net sales increased across all end markets with the exception of the automotive first-fit market (13.2% of Gates South America’s Fiscal 2013 net sales), which declined by 13.5% (approximately 8% excluding movements in average currency translation rates) due to volume reductions decreasing net sales by $1.6 million. Net sales to the industrial replacement and first-fit markets accounted for 39.1% and 20.4% of Gates South America’s Fiscal 2013 net sales, respectively, and grew by 10.0% and 22.1% (approximately 16% and 30% higher excluding movements in average currency translation rates), respectively, driven by volume increases of $10.5 million and favorable pricing gains of $5.6 million. Net sales to the automotive replacement end market (27.3% of Gates South America’s Fiscal 2013 net sales) grew by 1.6% (approximately 8% excluding movements in average currency translation rates), benefitting from increased pricing of $2.9 million. Overall, changes in volume accounted for an increase in Net sales of $9.0 million, while pricing actions contributed an additional $8.4 million year-on-year.

Segment Adjusted EBITDA was $20.4 million compared with $14.6 million in Fiscal 2012, an increase of $5.8 million. The Segment Adjusted EBITDA margin also rose, from 9.6% in Fiscal 2012 to 12.7% in Fiscal 2013. These improvements were driven by higher selling prices of $8.4 million in Fiscal 2013 compared with Fiscal 2012.

Supplemental discussion of consolidated financial results under US GAAP

The consolidated financial statements are presented in accordance with US GAAP. For purposes of providing additional information that will be helpful in understanding the consolidated results of operations, this discussion provides additional analysis of the segment’s financial performance for the following consolidated financial statement line items. All amounts discussed below are therefore presented in accordance with US GAAP.

$ million
	Fiscal 2013	Fiscal 2012
Net sales	$161.1	$152.0
Cost of sales	(120.0)	(116.5)
Operating expenses	(29.4)	(32.7)

Operating income	$11.7	$2.8

As outlined in “Introduction” above, the segment measure of net sales prepared in accordance with IFRS is identical to net sales prepared in accordance with US GAAP. The analysis of net sales above is therefore equally applicable as a discussion of net sales under US GAAP.

Fiscal 2013 cost of sales in our Gates South America segment was $120.0 million, compared with $116.5 million in Fiscal 2012. Cost of sales for Fiscal 2013 increased 3.0% (approximately 9.4% higher excluding movements in average currency translation rates) due primarily to higher material costs ($78.0 million in Fiscal 2013 compared to $75.8 in Fiscal 2012) driven by higher production volumes of $5.4 million partially offset by cost-saving and procurement initiatives of $2.9 million. The largest components of materials cost were attributable to aluminum and chloroprene, which increased in price on a per unit basis relative to Fiscal 2012 by 8% and 2%, respectively. Direct labor and variable overhead remained relatively stable, with a total increase of $0.6 million relative to Fiscal 2012 ($27.0 million in Fiscal 2013 compared to $26.4 million in Fiscal 2012).

In addition to the movements in cost of sales, operating expenses were lower as a result of favorable restructuring costs of $0.8 million in Fiscal 2013 compared with Fiscal 2012, as Fiscal 2012 included severance costs arising on reorganizations within the business that did not recur in Fiscal 2013. Operating expenses also included depreciation and amortization of $8.1 million in Fiscal 2013, down from $9.8 million in Fiscal 2012.

Due to the reasons above, our Gates South America segment incurred operating income of $11.7 million for Fiscal 2013, compared with operating income for Fiscal 2012 of $2.8 million.

Aquatic (4.3% of the Group’s Fiscal 2013 net sales)

Discussion of segment measures of sales and profit or loss derived from IFRS management information

$ million, unless otherwise stated
	Fiscal 2013	Fiscal 2012
Net sales	$132.6	$114.5
Segment Adjusted EBITDA	(0.5)	(5.8)
Segment Adjusted EBITDA margin (%)	(0.4%)	(5.1%)

Net sales were $132.6 million, compared with $114.5 million in Fiscal 2012, an increase of 15.8%. Aquatic sells primarily to the US residential construction and remodeling markets, which continued to recover year-on-year.

Aquatic’s Segment Adjusted EBITDA loss for Fiscal 2013 was $0.5 million, compared with a loss of $5.8 million in Fiscal 2012, driven by the improved market conditions but also by the inclusion in Fiscal 2012 of a one-time unfavorable revision to its product liability provision of $7.2 million. As a consequence, the Segment Adjusted EBITDA margin improved to negative 0.4% in Fiscal 2013, compared with negative 5.1% in Fiscal 2012.

Supplemental discussion of consolidated financial results under US GAAP

The consolidated financial statements are presented in accordance with US GAAP. For purposes of providing additional information that will be helpful in understanding the consolidated results of operations, this discussion provides additional analysis of the segment’s financial performance for the following consolidated financial statement line items. All amounts discussed below are therefore presented in accordance with US GAAP.

$ million
	Fiscal 2013	Fiscal 2012
Net sales	$132.6	$114.5
Cost of sales	(87.0)	(75.0)
Operating expenses	(54.2)	(52.9)

Operating loss	$(8.6)	$(13.4)

As outlined in “Introduction” above, the segment measure of net sales prepared in accordance with IFRS is identical to net sales prepared in accordance with US GAAP. The analysis of net sales above is therefore equally applicable as a discussion of net sales under US GAAP.

Fiscal 2013 cost of sales in our Aquatic segment was $87.0 million, compared with $75.0 million in Fiscal 2012. Increases from higher production volumes and raw material cost inflation were somewhat offset by cost reductions.

Due to the reasons above, our Aquatic segment incurred an operating loss of $8.6 million for Fiscal 2013, compared with an operating loss for Fiscal 2012 of $13.4 million.

Corporate

Discussion of segment measures derived from IFRS management information

Corporate incurred a Segment Adjusted EBITDA loss of $55.9 million for Fiscal 2013, compared with a loss of $58.1 million for Fiscal 2012.

Supplemental discussion of consolidated financial results under US GAAP

Corporate reported an operating loss of $75.3 million for Fiscal 2013, compared with an operating loss of $109.4 million for Fiscal 2012. In Fiscal 2013, the compensation expense in respect of share-based incentives was $17.1 million compared with $30.3 million in Fiscal 2012. Restructuring costs of $7.0 million and transaction costs of $3.5 million were recognized in Fiscal 2013. Fiscal 2012 includes a non-recurring $22.7 million charge in relation to amounts payable to holders of certain options over B Shares in compensation for the adverse impact of the return of capital on the value of those options.

Fiscal 2012 Results Compared with Fiscal 2011 Results

Group summary

$ million, unless otherwise stated	Fiscal 2012	Fiscal 2011
Continuing operations
Net sales	$3,037.3	$3,062.3
Cost of sales	(1,950.0)	(1,979.8)

Gross profit	1,087.3	1,082.5
Selling, general and administrative expenses	(878.1)	(915.5)
Impairments	(0.7)	(31.9)
Restructuring expenses	(26.9)	(48.2)
Other operating expense	(0.4)	–

Operating income from continuing operations	181.2	86.9
Interest income	2.9	4.7
Interest expense	(224.9)	(255.8)
Other finance (expense)/income	(61.3)	2.0

Income/(loss) from continuing operations before taxes and equity in net income/(loss) of equity method investees	(102.1)	(162.2)

Income tax expense	(28.6)	(11.2)
Equity in net income/(loss) of equity method investees, net of tax charge of $nil (Fiscal 2011: $nil)	0.4	(0.4)

Net loss from continuing operations	(130.3)	(173.8)
Income from discontinued operations, net of tax charge of $45.6 million (Fiscal 2011: net of tax benefit of $0.3 million)	91.7	171.3
Gain on disposal of discontinued operations, net of tax benefit of $41.4 million (Fiscal 2011: net of tax benefit of $2.3 million)	793.0	59.6

Net income	754.4	57.1
Non-controlling interests	(23.0)	(29.3)

Net income attributable to shareholders	731.4	27.8
Adjusted EBITDA	518.4	491.4
Adjusted EBITDA margin (%)	17.1%	16.0%

Net sales

Net sales in Fiscal 2012 were $3,037.3 million, compared with net sales of $3,062.3 million in Fiscal 2011. The Group’s net sales for Fiscal 2012 were affected by an adverse movement of approximately $90.0 million due to changes in average currency translation rates (particularly the Euro, Brazilian Real and Mexican Peso) compared with Fiscal 2011. The acquisition of Du-Tex Inc., completed at the end of October 2011, contributed an additional $17.0 million to Fiscal 2012 net sales compared with Fiscal 2011. Excluding these impacts from acquisitions and movements in currency translation rates, Fiscal 2012 net sales were $42.7 million higher than in Fiscal 2011.

This underlying increase in net sales was driven by higher selling prices, particularly in the industrial replacement and automotive replacement end markets, and almost entirely in North America. Sales volumes in our ongoing segments were broadly flat, as difficult trading conditions in Europe and Asia offset strong volume growth in North America.

Gates’ net sales in Fiscal 2012 were $34.5 million higher compared with Fiscal 2011, after adjusting for the impact of acquisitions and currency translation rates. This growth was focused in Gates North America, which increased by $65.2 million compared with Fiscal 2011 due primarily to growth in the industrial end markets. Pricing and volume improvements contributed relatively equally to this growth. Volume decreases in Europe ($18.8 million, concentrated in the automotive end markets) and Asia ($22.2 million, primarily in the Japanese industrial and automotive first-fit end markets) partially offset this North American growth. Overall, Gates’ net sales to the industrial end markets, particularly the industrial replacement end market, grew by $42.0 million across all regions, except for Japan and India. This growth was partially offset by a decrease of $12.4 million in net sales to the automotive first-fit end market, driven by lower vehicle production in Europe and Japan.

Aquatic’s net sales rose by $8.2 million during Fiscal 2012 compared with Fiscal 2011, driven by the strengthening of the US residential housing market.

Cost of Sales

Cost of sales in Fiscal 2012 was $1,950.0 million, compared with $1,979.8 million in Fiscal 2011. This decrease of 1.5% resulted despite increases in raw material costs within the Gates businesses of $41.2 million, primarily driven by higher carbon black, chloroprene and EPDM costs, which increased by 17%, 10% and 7%, relative to Fiscal 2012, respectively. Additionally, a $20.4 million increase in volumes within the Gates businesses (including $11.5 million from the acquisitions in Fiscal 2011) were largely offset by benefits of $45.0 million arising from the Group’s efficiency and cost reduction initiatives. Direct labor and variable overhead remained relatively stable compared with Fiscal 2011 at approximately 9% and 5% of sales, respectively. Excluding the movements in currency translation rates, Fiscal 2012 cost of sales were $88.8 million lower than in Fiscal 2011.

Gross Profit

As a result of the above, the gross profit for Fiscal 2012 was $1,087.3 million, compared with $1,082.5 million in Fiscal 2011. Our gross profit margin for Fiscal 2012 was 35.8%, up from 35.3% in Fiscal 2011.

Selling, General and Administrative Expense

Selling, general and administrative expenses were $878.1 million in Fiscal 2012, compared with $915.5 million in Fiscal 2011. The decline in selling, general and administrative expenses was due principally to a decrease in administrative expenses as a result of the decrease in the charge relating to share-based incentives ($34.3 million), partially offset by the payment of $22.7 million to holders of certain options over B Shares in compensation for the adverse impact of the return of capital on the value of those options. Distribution costs increased slightly as a percentage of net sales, largely due to higher freight costs. However, this was offset by a combination of the benefit of cost reduction and expense management initiatives (primarily related to executive headcount reduction) which further reduced selling, general and administrative expenses. The majority of the remaining decrease in selling, general and administrative expenses was due to favorable movements in currency translation rates.

Impairments

In Fiscal 2012, the Group recognized impairments of $0.7 million, $0.3 million of which was in relation to the closure of the Charleston plant within Gates North America. During Fiscal 2011, in light of the prolonged weakness of the US residential construction end market, the Group recognized an impairment of $30.1 million in relation to the Aquatic business, representing the majority of the goodwill allocated to this segment.

Restructuring Costs

During Fiscal 2012, restructuring costs amounting to $26.9 million were recognized in continuing operations, of which $11.3 million related to Project Sierra, an initiative that focused on identifying and implementing cost reduction opportunities and efficiency improvements across the Gates businesses. A further $5.6 million of restructuring costs were incurred in relation to the closure of the Charleston plant within Gates North America. Also during Fiscal 2012, $5.1 million of severance and related costs were incurred on business and executive reorganizations, primarily in North America.

Restructuring costs in Fiscal 2011 were $48.2 million, principally in relation to Project Sierra. In addition, $5.8 million of the total costs were recognized in relation to severance costs due to reorganizations across the Gates businesses and in the Corporate segment.

Operating Income from Continuing Operations

As a result of the above, operating income from continuing operations in Fiscal 2012 was $181.2 million, compared with $86.9 million in Fiscal 2011.

Adjusted EBITDA

Adjusted EBITDA for Fiscal 2012 was $518.4 million, compared with $491.4 million for Fiscal 2011. Movements in average currency translation rates reduced Adjusted EBITDA by $12.1 million. Excluding this, and a $4.0 million contribution in Fiscal 2012 from acquisitions made in Fiscal 2011, Adjusted EBITDA grew by $35.1 million. This underlying increase was driven by higher selling prices within the Gates business of $38.0 million and the benefits from the Group’s restructuring and cost-saving initiatives of $48.5 million. Offsetting these improvements were higher material costs within the Gates business of $41.2 million, mainly in Europe and North America, increased labor-related costs of $24.2 million, primarily in North America and Asia, and lower volumes across most regions except North America ($8.1 million). The Adjusted EBITDA margin was up slightly at 17.1%, compared with 16.0% in Fiscal 2011. A reconciliation of net income attributable to shareholders to Adjusted EBITDA for each of the periods under review, and the calculation of the Adjusted EBITDA margin, is presented under the heading “—Non-GAAP Measures” starting on page 94.

Interest Income

Interest income for Fiscal 2012 was $2.1 million, compared with $4.7 million for Fiscal 2011. The decrease in interest income during Fiscal 2012 compared with Fiscal 2011 was due primarily to lower average levels of cash and cash equivalents held during Fiscal 2012 compared with Fiscal 2011. Interest income may be analyzed as follows:

$ million	Fiscal 2012	Fiscal 2011
Interest on bank deposits	$1.9	$3.5
Other interest receivable	0.2	1.2

	$2.1	$4.7

Interest Expense

The interest expense for Fiscal 2012 was $224.9 million, compared with $255.8 million for Fiscal 2011. Our interest expense may be analyzed as follows:

$ million	Fiscal 2012	Fiscal 2011
Debt:
– Interest on bank overdrafts	$0.1	$0.7
– Interest on bank and other loans:
Term loans	87.0	106.5
Other bank loans	2.7	2.7
Second Lien Notes	76.0	108.6
2011 Notes	—	6.2
2015 Notes	1.4	1.5

	167.2	226.2
Interest element of capital lease rentals	0.2	0.2
Net loss on financial liabilities held at amortized cost	51.5	17.7
Other interest payable	6.0	11.7

	$224.9	$255.8

The decrease in interest expense during Fiscal 2012 compared with Fiscal 2011 was due largely to the repayments, including prepayments and redemptions, during Fiscal 2011 and Fiscal 2012 of a total of $1.2 billion of borrowings under the term loans and Second Lien Notes, as discussed under “—Liquidity and Capital Resources.” These repayments reduced interest expense by $55.1 million in Fiscal 2012 compared with Fiscal 2011.

When it was acquired, Tomkins had the following notes outstanding under a Euro Medium Term Note Programme: £150 million 8% notes repayable at par on December 20, 2011, or the 2011 Notes; and £250 million 6.125% notes repayable at par on September 16, 2015, or the 2015 Notes, and, together with the 2011 Notes, the Medium Term Notes. During 2011, a total of $172.6 million was repaid against the Medium Term Loans, including a final settlement of $158.3 million on the maturity of the 2011 Notes in December 2011. As a result of these transactions, the interest expense in relation to the Medium Term Notes decreased by $6.3 million to $1.4 million in Fiscal 2012.

During Fiscal 2012, the Group changed its estimates of the future cash flows relating to certain of its borrowings that are held at amortized cost. The changes were driven primarily by the impacts of the various debt reductions made during Fiscal 2012 and expected to be made in future periods. As a result of these changes and certain other adjustments relating to the Group’s borrowings, the amortized cost of the affected borrowings increased by $51.5 million in Fiscal 2012 compared with an increase of $17.7 million in Fiscal 2011, and in each case a corresponding loss was recognized in interest expense.

Other Finance Income/(Expense)

Other finance expense for Fiscal 2012 was $61.3 million, compared with other finance income of $2.0 million for Fiscal 2011. Our other finance expense may be analyzed as follows:

$ million	Fiscal 2012	Fiscal 2011
Currency translation gain on hedging instruments	$2.6	$4.6
Costs incurred on prepayment of borrowings	(63.9)	(3.8)
Gain on early settlement of loan note receivable	—	1.2

	$(61.3)	$2.0

The increase in costs during Fiscal 2012 compared with Fiscal 2011 was principally attributable to (i) a loss of $63.9 million in Fiscal 2012 compared with a loss of $3.8 million in Fiscal 2011, each recognized on the redemption of certain debt instruments and (ii) a reduction of $2.0 million in the currency translation gain on hedging instruments.

As discussed under “—Liquidity and Capital Resources,” during Fiscal 2011 and 2012, the Group made repayments against the principal amounts outstanding under certain of its debt facilities. Costs and premiums associated with these repayments totaled $63.9 million, including $59.2 million in relation to the tender offer completed in July 2012, $4.5 million of which was capitalized as an increase to deferred financing costs. During both Fiscal 2012 and Fiscal 2011, the cost of debt repayments also included a premium of $3.5 million paid in respect of the 103% call option exercised in full by the Group in relation to the Second Lien Notes.

Income Tax Expense

During Fiscal 2012, the income tax expense attributable to continuing operations was $28.6 million on a loss before tax of $102.1 million, compared to an income tax expense attributable to continuing operations of $11.2 million in Fiscal 2011 on a loss before tax of $162.2 million.

Our effective tax rate for Fiscal 2012 was affected by items such as the compensation expense recognized on share-based payments that are not deductible for tax purposes in certain jurisdictions. In addition, a number of discrete tax items further impacted the effective tax rate compared with the statutory tax rates that are applicable in the jurisdictions in which we operate, the primary item being the recognition of deferred tax assets for tax losses that crystalized against gains on the sale of Dexter.

Our effective tax rate in Fiscal 2011 was significantly different from the statutory tax rates that are applicable in the jurisdictions in which we operate, principally due to the non-deductibility for tax purposes of the compensation expense recognized on share-based payments, the recognition of deferred tax liabilities on temporary differences associated with investments in subsidiaries and tax credits in relation to which we were unable to recognize deferred tax assets.

Analysis by Operating Segment

Introduction

The segment information presented in the consolidated financial statements included elsewhere in this prospectus reflect the information that was provided to the chief operating decision maker for the purposes of making decisions about allocating resources within the Group and in assessing the performance of each segment. Prior to filing this prospectus, Pinafore’s consolidated financial statements were prepared in accordance with IFRS and therefore the management information provided to the chief operating decision maker was prepared in accordance with IFRS. Accordingly, financial information from which the Group’s net sales and measure of segment profit or loss (Segment Adjusted EBITDA) is derived from management accounts prepared in accordance with IFRS.

The table below outlines our net sales and Segment Adjusted EBITDA as presented in note 4 to the consolidated financial statements included elsewhere in this prospectus.

	Net sales		Segment Adjusted EBITDA
$ million	Fiscal 2012	Fiscal 2011	Fiscal 2012	Fiscal 2011
Gates North America	$1,357.9	$1,287.3	$304.8	$289.4
Gates EMEA	733.4	803.3	116.3	117.2
Gates APAC	679.5	708.7	137.7	147.7
Gates South America	152.0	156.7	14.6	13.0
Aquatic	114.5	106.3	(5.8)	(4.0)
Corporate	—	—	(58.1)	(59.8)

Continuing operations	$3,037.3	$3,062.3	$509.5	$503.5

Net sales prepared in accordance with IFRS for the purposes of segment reporting in the consolidated financial statements is identical for all segments, and in aggregate for continuing operations, to net sales prepared in accordance with US GAAP.

In the discussion presented below for each reportable segment, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin have been prepared using financial information prepared in accordance with IFRS as outlined above. For purposes of providing additional information that will be helpful in understanding the consolidated results of operations, this discussion has been supplemented for each segment by an analysis of the changes in the underlying consolidated financial results prepared under US GAAP. This discussion of segment information is appropriate to an understanding of each business and, accordingly, focuses on each reportable segment of the business in addition to the discussion of the consolidated entity above.

Gates North America (44.7% of the Group’s Fiscal 2012 net sales)

Discussion of segment measures of sales and profit or loss derived from IFRS management information

$ million, unless otherwise stated	Fiscal 2012	Fiscal 2011
Net sales	$1,357.9	$1,287.3
Segment Adjusted EBITDA	304.8	289.4
Segment Adjusted EBITDA margin (%)	22.4%	22.5%

Net sales were $1,357.9 million, compared with $1,287.3 million in Fiscal 2011, an increase of 5.5% or $70.6 million compared to the prior year. Excluding movements in average currency translation rates, net sales would have been approximately 6.1% higher in Fiscal 2012 compared with Fiscal 2011. Net sales were higher across all end markets. Net sales to the automotive replacement market (37.4% of Gates North America’s Fiscal 2012 net sales) grew by 1.7% (approximately 3% higher excluding movements in average currency translation rates) and net sales to the industrial replacement and first-fit markets (33.5% and 23.0% of Gates North America’s Fiscal 2012 net sales, respectively) grew by 6.5% and 8.4% (approximately 8% and 9% higher, respectively, excluding movements in average currency translation rates), respectively, driven by strong sales of fluid transfer products, particularly in the first half of 2012, and additional net sales of $17.0 million from the acquisition of Du-Tex Inc. in October 2011. Net sales in the automotive first-fit market, which accounted for 6.1% of Gates North America’s Fiscal 2012 net sales, grew by 14.2% (approximately 16% higher excluding movements in average currency translation rates) due principally to $9.0 million of net sales to new automotive first-fit programs. Overall, changes in Gates North America segment volume accounted for $51.0 million of increased net sales, with a further $39.3 million attributed to pricing actions. Currency translation rate movements negatively impacted net sales by approximately $11 million.

Segment Adjusted EBITDA was $304.8 million for Fiscal 2012 compared to $289.4 million for Fiscal 2011, the increase being largely volume-driven. Higher selling prices contributed $40.1 million, but were more than offset by a number of cost increases, including raw material inflation of $12.6 million, higher labor-related costs of $16.2 million and increased warranty costs of $5.3 million. The Segment Adjusted EBITDA margin remained in line at 22.4% in Fiscal 2012 from 22.5% in Fiscal 2011.

Supplemental discussion of consolidated financial results under US GAAP

The consolidated financial statements are presented in accordance with US GAAP. For purposes of providing additional information that will be helpful in understanding the consolidated results of operations, this discussion provides additional analysis of the segment’s financial performance for the following consolidated financial statement line items. All amounts discussed below are therefore presented in accordance with US GAAP.

$ million	Fiscal 2012	Fiscal 2011
Net sales	$1,357.9	$1,287.3
Cost of sales	(822.2)	(776.7)
Other operating expenses	(366.6)	(375.1)

Operating income	$169.1	$135.5

As outlined in “Introduction” above, the segment measure of net sales prepared in accordance with IFRS is identical to net sales prepared in accordance with US GAAP. The analysis of net sales above is therefore equally applicable as a discussion of net sales under US GAAP.

Fiscal 2012 cost of sales in our Gates North America segment was $822.2 million, compared with $776.7 million in Fiscal 2011. Cost of sales for Fiscal 2012 increased by $45.5 million compared with Fiscal 2011 (approximately $52.0 million higher excluding movement in average currency translation rates) due to higher volumes (including the impact of acquisitions of $11.5 million), including by $15.3 million due to higher raw material and other input costs, particularly carbon black, chloroprene and EPDM, which increased in price by 22%, 15% and 9%, relative to Fiscal 2011, respectively, and by a further $7.2 million due to labor-related inflation. These increases were somewhat offset by a combination of efficiency improvements and other benefits arising from restructuring projects of $19.2 million. Direct labor rose by $5.1 million ($148.1 million in Fiscal 2012 compared to $143.0 million in Fiscal 2011), principally due to wage inflation, but represented a decline in percentage of net sales by 0.2% relative to Fiscal 2011. Variable overhead increased by $5.1 million ($66.7 million in Fiscal 2012 compared to $61.6 million in Fiscal 2011) as a result of greater sales volume.

In addition to the movements in cost of sales, operating expenses for Fiscal 2012 decreased by $8.5 million. In Fiscal 2012, the compensation expense in respect of share-based incentives was $6.5 million, compared with $9.7 million in Fiscal 2011. Restructuring costs in Fiscal 2012 were also lower at $17.8 million, compared with $26.8 million for Fiscal 2011, and related principally to costs incurred in relation to the closure of the Charleston plant ($5.6 million) and costs associated with Project Sierra ($5.4 million). An impairment of $2.4 million was recognized by Gates North America in Fiscal 2012 primarily in relation to the Charleston plant closure, compared to an impairment of $0.1 million in Fiscal 2011. Offsetting increases to operating expenses in 2012 were a result of $5.3 million of increased warranty expenses, largely relating to updated methods and assumptions for determining the warranty provisions.

Due to the reasons above, our Gates North America segment recognized operating income of $169.1 million for Fiscal 2012, compared with operating income for Fiscal 2011 of $135.5 million.

Gates EMEA (24.1% of the Group’s Fiscal 2012 net sales)

Discussion of segment measures of sales and profit or loss derived from IFRS management information

$ million, unless otherwise stated	Fiscal 2012	Fiscal 2011
Net sales	$733.4	$803.3
Segment Adjusted EBITDA	116.3	117.2
Segment Adjusted EBITDA Margin (%)	15.9%	14.6%

Net sales were $733.4 million for Fiscal 2012 compared to $803.3 million for Fiscal 2011, a decrease of 8.7% or $69.9 million. Excluding movements in average currency translation rates, net sales would have been approximately 3% lower in Fiscal 2012 compared with Fiscal 2011. Adverse movements in currency translation rates and lower volumes accounted for approximately $50.0 million and $19.6 million of the decrease, respectively. Net sales to all markets declined except for the industrial replacement market, where net sales were broadly unchanged. Net sales to the industrial first-fit market (13.9% of Gates EMEA’s Fiscal 2012 net sales) declined year-on-year by 8.8% (approximately 4% lower excluding movements in average currency translation rates) due primarily to the continued weakness in the region’s industrial markets, in addition to the negative exchange rate impact. Net sales to the automotive replacement market, which accounted for 35.2% of Gates EMEA’s Fiscal 2012 net sales, declined by 11.3% (approximately 5% lower excluding movements in average currency translation rates) due to a company initiative to in-source automotive replacement kits that reduced net sales by $19.4 million, compared with Fiscal 2011, but improved Segment Adjusted EBITDA and profitability. Net sales were also affected by adverse pricing impacts of $5.7 million, compared with Fiscal 2011. Net sales to the automotive first-fit end market (24.2% of Gates EMEA’s Fiscal 2012 net sales) declined by 13.6% (approximately 7% lower excluding movements in average currency translation rates) due to lower end market volumes.

Segment Adjusted EBITDA was $116.3 million, broadly comparable with Fiscal 2011 at $117.2 million as higher material costs were largely offset by the benefits of cost-saving initiatives. The disproportionate impact of changes in currency exchange rates on net sales compared with costs during Fiscal 2012 resulted in an increase in the Segment Adjusted EBITDA margin from 14.6% in Fiscal 2011 to 15.9% in Fiscal 2012.

Supplemental discussion of consolidated financial results under US GAAP

The consolidated financial statements are presented in accordance with US GAAP. For purposes of providing additional information that will be helpful in understanding the consolidated results of operations, this discussion provides additional analysis of the segment’s financial performance for the following consolidated financial statement line items. All amounts discussed below are therefore presented in accordance with US GAAP.

$ million	Fiscal 2012	Fiscal 2011
Net sales	$733.4	$803.3
Cost of sales	(484.2)	(535.1)
Other operating expenses	(185.3)	(221.8)

Operating income	$63.9	$46.4

As outlined in “Introduction” above, the segment measure of net sales prepared in accordance with IFRS is identical to net sales prepared in accordance with US GAAP. The analysis of net sales above is therefore equally applicable as a discussion of net sales under US GAAP.

Fiscal 2012 cost of sales in our Gates EMEA segment was $484.2 million, compared with $535.1 million in Fiscal 2011. This $50.9 million decrease (approximately 2.5% lower excluding movements in average currency translation rates) was due primarily to lower production volumes ($32.3 million) and the benefits of cost-saving initiatives offset ($10.2 million). Direct labor and variable overhead declined by $7.8 million relative to Fiscal 2011 ($90.5 million in Fiscal 2012 compared to $98.3 million in Fiscal 2011), primarily due to the reduction in sales volume.

In addition to the movements in cost of sales described above, operating expenses for Fiscal 2012 included depreciation and amortization of $49.2 million, compared with $52.7 million in Fiscal 2011. Also in Fiscal 2012, restructuring costs were $1.6 million, compared with $11.0 million for Fiscal 2011.

Due to the reasons above, our Gates EMEA segment recognized operating income of $63.9 million for Fiscal 2012, compared with operating income for Fiscal 2011 of $46.4 million.

Gates APAC (22.4% of the Group’s Fiscal 2012 net sales)

Discussion of segment measures of sales and profit or loss derived from IFRS management information

$ million, unless otherwise stated	Fiscal 2012	Fiscal 2011
Net sales	$679.5	$708.7
Segment Adjusted EBITDA	137.7	147.7
Segment Adjusted EBITDA Margin (%)	20.3%	20.8%

Net sales were $679.5 million, compared with $708.7 million in Fiscal 2011, a decrease of 4.1% compared to the prior year. Excluding movements in average currency translation rates, net sales would have been approximately 4% lower in Fiscal 2012 compared with Fiscal 2011. Net sales to all end markets declined, driven by weakening end market conditions, particularly in the industrial first-fit end market (16.5% of Gates APAC’s Fiscal 2012 net sales) to which our Fiscal 2012 net sales were down by 10.6% (approximately 9% lower excluding movements in average currency translation rates) compared with Fiscal 2011. Net sales to the industrial replacement markets (22.0% of Gates APAC’s Fiscal 2012 net sales) declined by 4.0% (approximately 3% lower excluding movements in average currency translation rates), and net sales to the automotive replacement and first-fit markets (18.6% and 42.9% of Gates APAC’s Fiscal 2012 net sales) declined by 2.5% and 2.2% (approximately 2% lower in each market excluding movements in average currency translation rates), respectively. Lower volumes accounted for $32.5 million of the decrease in net sales, principally in Japan and Korea, offset partially by continued volume growth of $10.3 million in China. Adverse movements in currency translation rates and the negative impact from pricing actions accounted for approximately $5.0 million and $2.8 million, respectively of the decrease.

Segment Adjusted EBITDA was $137.7 million for Fiscal 2012 compared to $147.7 million for Fiscal 2011, a decrease of $10.0 million, which was driven principally by a combination of lower volumes ($14.7 million) and higher raw material costs of $8.4 million. Offsetting these effects were benefits of $15.3 million arising from restructuring initiatives and other cost-saving projects. The Segment Adjusted EBITDA margin accordingly declined from 20.8% in Fiscal 2011 to 20.3% in Fiscal 2012.

Supplemental discussion of consolidated financial results under US GAAP

The consolidated financial statements are presented in accordance with US GAAP. For purposes of providing additional information that will be helpful in understanding the consolidated results of operations, this discussion provides additional analysis of the segment’s financial performance for the following consolidated financial statement line items. All amounts discussed below are therefore presented in accordance with US GAAP.

$ million	Fiscal 2012	Fiscal 2011
Net sales	$679.5	$708.7
Cost of sales	(452.2)	(475.2)
Other operating expenses	(159.1)	(148.2)

Operating income	68.2	85.3

As outlined in “Introduction” above, the segment measure of net sales prepared in accordance with IFRS is identical to net sales prepared in accordance with US GAAP. The analysis of net sales above is therefore equally applicable as a discussion of net sales under US GAAP.

Fiscal 2012 cost of sales in our Gates APAC segment was $452.2 million, compared with $475.2 million in Fiscal 2011. Cost of sales for Fiscal 2012 decreased by $23.0 million compared with Fiscal 2011 (approximately $18 million lower excluding movements in average currency translation rates). This is primarily due to lower material costs ($372.7 million in Fiscal 2012 compared with $392.8 million in Fiscal 2011), partially offset by higher production volumes of $5.7 million compared with Fiscal 2011. In addition, cost of sales were lower year-on-year due to benefits of $15.3 million from restructuring and cost-saving initiatives, predominantly Project Sierra. Direct labor and variable overhead remained relatively flat, increasing by $0.9 million relative to Fiscal 2011.

In addition to the movements in cost of sales described above, operating expenses for Fiscal 2012 included restructuring costs of $5.4 million, compared with $3.9 million in Fiscal 2011, primarily relating to Project Sierra, depreciation and amortization costs of $59.4 million for Fiscal 2012 compared to $58.6 million for Fiscal 2011 and an increase in the compensation expense in respect of share-based incentives from $0.5 million in Fiscal 2011 to $3.4 million in Fiscal 2012.

Due to the reasons above, our Gates APAC segment recognized operating income of $68.2 million for Fiscal 2012, compared with operating income for Fiscal 2011 of $85.3 million.

Gates South America (5.0% of the Group’s Fiscal 2012 net sales)

Discussion of segment measures of sales and profit or loss derived from IFRS management information

$ million, unless otherwise stated	Fiscal 2012	Fiscal 2011
Net sales	$152.0	$156.7
Segment Adjusted EBITDA	14.6	13.0
Segment Adjusted EBITDA Margin (%)	9.6%	8.3%

Net sales were $152.0 million for Fiscal 2012, compared with $156.7 million in Fiscal 2011, a decrease of 3.0% compared to the prior year. Excluding movements in average currency translation rates, net sales would have been approximately 10% higher in Fiscal 2012 compared to Fiscal 2011. Net sales were impacted significantly by adverse currency translation rate movements, which decreased Fiscal 2012 net sales by approximately $17 million compared with Fiscal 2011. Net sales to all markets declined, with the exception of the industrial replacement market, which grew by 13.2% (approximately 31% higher excluding movements in average currency translation rates) as the effect of a reclassification of $14.4 million of net sales from the automotive replacement market offset the negative impact of volume changes of $1.8 million. Net sales to the industrial first-fit market (17.7% of Gates South America’s Fiscal 2012 net sales) declined by 11.2% (approximately 1% higher excluding movements in average currency translation rates) due principally to currency movements, particularly the Brazilian Real. Net sales to the automotive replacement market (28.5% of Gates South America’s Fiscal 2012 net sales) declined by 2.0% (approximately 6% higher excluding movements in average currency translation rates). Overall, price actions accounted for an increase in net sales of $2.1 million, which were more than offset by the impact of lower volumes of $4.0 million.

Segment Adjusted EBITDA was $14.6 million, compared with $13.0 million in Fiscal 2011, an increase of $1.6 million. The Segment Adjusted EBITDA margin also rose, from 8.3% in Fiscal 2011 to 9.6% in Fiscal 2012. These improvements were driven by higher selling prices of $2.1 million in Fiscal 2012 compared with Fiscal 2011.

Supplemental discussion of consolidated financial results under US GAAP

The consolidated financial statements are presented in accordance with US GAAP. For purposes of providing additional information that will be helpful in understanding the consolidated results of operations, this discussion provides additional analysis of the segment’s financial performance for the following consolidated financial statement line items. All amounts discussed below are therefore presented in accordance with US GAAP.

$ million	Fiscal 2012	Fiscal 2011
Net sales	$152.0	$156.7
Cost of sales	(116.5)	(119.6)
Other operating expenses	(32.7)	(37.8)

Operating income/(loss)	$2.8	$(0.7)

As outlined in “Introduction” above, the segment measure of net sales prepared in accordance with IFRS is identical to net sales prepared in accordance with US GAAP. The analysis of net sales above is therefore equally applicable as a discussion of net sales under US GAAP.

Fiscal 2012 cost of sales in our Gates South America segment was $116.5 million, compared with $119.6 million in Fiscal 2011. Cost of sales for Fiscal 2012 decreased primarily as a result of the strengthening of local exchange rates against the US dollar, particularly in Brazil and Argentina.

In addition to the movements in cost of sales, operating expenses in Fiscal 2012 were $5.1 million lower than in Fiscal 2011. The primary driver was legal costs of $6.9 million incurred in Fiscal 2011 that did not recur in Fiscal 2012. Restructuring costs were $1.1 million lower in Fiscal 2012 compared with Fiscal 2011, as the latter included severance costs arising on reorganizations within the business, and costs incurred in relation to Project Sierra that did not recur in Fiscal 2012. Operating expenses also included depreciation and amortization of $9.8 million in Fiscal 2012, down from $11.2 million in Fiscal 2011.

Due to the reasons above, our Gates South America segment recognized operating income of $2.8 million for Fiscal 2012, compared with an operating loss for Fiscal 2011 of $0.7 million.

Aquatic (3.8% of the Groups’ Fiscal 2012 net sales)

Discussion of segment measures of sales and profit or loss derived from IFRS management information

$ million, unless otherwise stated	Fiscal 2012	Fiscal 2011
Net sales	$114.5	$106.3
Segment Adjusted EBITDA	(5.8)	(4.0)
Segment Adjusted EBITDA Margin (%)	(5.1)%	(3.8)%

Net sales were $114.5 million for Fiscal 2012, compared with $106.3 million in Fiscal 2011, an increase of 7.7% compared to the prior year. Aquatic sells primarily to the US residential construction and remodeling markets, which continued to recover year-on-year.

Aquatic’s Segment Adjusted EBITDA loss for Fiscal 2012 was $5.8 million, driven primarily by the revision to its product liability provision of $7.2 million, which was partially offset by improved sales volumes, compared with a loss of $4.0 million for Fiscal 2011. As a consequence, the Segment Adjusted EBITDA margin grew to negative 5.1% in Fiscal 2012, compared with negative 3.8% in Fiscal 2011.

Supplemental discussion of consolidated financial results under US GAAP

The consolidated financial statements are presented in accordance with US GAAP. For purposes of providing additional information that will be helpful in understanding the consolidated results of operations, this discussion provides additional analysis of the segment’s financial performance for the following consolidated financial statement line items. All amounts discussed below are therefore presented in accordance with US GAAP.

$ million	Fiscal 2012	Fiscal 2011
Net sales	$114.5	$106.3
Cost of sales	(75.0)	(73.2)
Other operating expenses	(52.9)	(79.5)

Operating loss	(13.4)	(46.4)

As outlined in “Introduction” above, the segment measure of net sales prepared in accordance with IFRS is identical to net sales prepared in accordance with US GAAP. The analysis of net sales above is therefore equally applicable as a discussion of net sales under US GAAP.

Fiscal 2012 cost of sales in our Aquatic segment was $75.0 million, compared with $73.2 million in Fiscal 2011. Increases in costs from higher production volumes and raw material cost inflation were largely offset by cost reductions.

In addition to the movements in cost of sales, operating expenses in Fiscal 2012 were impacted by a $7.2 million revision to its product liability provision recognized during the quarter. In light of the prolonged weakness of the US residential construction end market, the Group recognized an impairment of $31.7 million in Fiscal 2011 in relation to Aquatic, representing the majority of the goodwill allocated to this segment.

For the reasons above, our Aquatic segment incurred an operating loss of $13.4 million for Fiscal 2012, compared with an operating loss for Fiscal 2011 of $46.4 million.

Corporate

Corporate reported an operating loss of $109.4 million for Fiscal 2012, compared with an operating loss of $133.2 million for Fiscal 2011. In Fiscal 2012, the compensation expense in respect of share-based incentives was $30.3 million, compared with $66.1 million in Fiscal 2011. No restructuring costs were recognized in Fiscal 2012, but costs of $4.1 million were recognized in Fiscal 2011, principally in relation to Project Sierra. These decreases in corporate costs were partially offset by adverse movements in currency exchange rates of $2.5 million. A loss of $0.6 million was recognized on disposals in Fiscal 2012, while no gain or loss was recognized in Fiscal 2011. In addition, Corporate includes a $22.7 million charge in relation to amounts payable to holders of certain options over B Shares in compensation for the adverse impact of the return of capital on the value of those options in Fiscal 2012.

As a result, Corporate incurred a Segment Adjusted EBITDA loss of $58.1 million for Fiscal 2012, compared with a loss of $59.8 million for Fiscal 2011.

Liquidity and Capital Resources

Treasury Responsibilities and Philosophy

Our primary liquidity and capital resource needs are for working capital, debt service requirements, capital expenditure, facility expansions and acquisitions. We expect to finance our future cash requirements with cash on hand, cash flows from operations and, where necessary, borrowings under the revolving credit portion of our senior secured credit facilities. We have historically relied on our cash flow from operations and various debt and equity financings for liquidity.

Our central treasury function is responsible for procuring our financial resources and maintaining an efficient capital structure, together with managing our liquidity, foreign exchange and interest rate exposures. All treasury operations are conducted within strict policies and guidelines that are approved by the Board. Compliance with those policies and guidelines is monitored by the regular reporting of treasury activities to the Board.

A key element of our treasury philosophy is that funding, interest rate and currency decisions and the location of cash and debt balances are determined independently from each other. Our borrowing requirements are met by raising funds in the most favorable markets. Management aims to retain a portion of Net Debt in the foreign currencies in which the net assets of our operations are denominated. The desired currency profile of Net Debt is achieved by entering into currency derivative contracts.

Management does not hedge the proportion of foreign operations effectively funded by shareholders’ equity. From time to time, we enter into currency derivative contracts to manage currency transaction exposures. Where necessary, the desired interest rate profile of Net Debt in each currency is achieved by entering into interest rate derivative contracts. For an analysis and reconciliation of the components of Net Debt, see “—Non-GAAP Measures” on page 97.

Our portfolio of cash and cash equivalents is managed such that there is no significant concentration of credit risk in any one bank or other financial institution. Management monitors closely the credit quality of the institutions with which it holds deposits. Similar considerations are given to our portfolio of derivative financial instruments.

Our borrowing facilities are monitored against forecast requirements and timely action is taken to put in place, renew or replace credit lines. Management’s policy is to reduce liquidity risk by diversifying our funding sources and by staggering the maturity of its borrowings.

It is our policy to retain sufficient liquidity throughout the capital expenditure cycle to maintain our financial flexibility. For fiscal 2014, our capital expenditure is expected to be between $80 million and $90 million. We do not anticipate any material long-term deterioration in our overall liquidity position in the foreseeable future. Management believes that the current level of working capital is sufficient for our present requirements.

Cash flow

Fiscal 2013 Cash Flows Compared with Fiscal 2012 Cash Flows

Cash flows from operating activities was $186.2 million in Fiscal 2013 compared with $279.8 million in Fiscal 2012. Operating cash flow before changes in operating assets and liabilities was $313.0 million compared with $346.8 million in Fiscal 2012, a decrease of $33.2 million that was due largely to the impact of disposals during Fiscal 2012 on the Group’s profitability as measured by Adjusted EBITDA. Movements in operating assets and liabilities during Fiscal 2013 gave rise to a further decrease of $59.8 million in cash flows from operating activities compared with Fiscal 2012.

Net cash used in investing activities was $78.6 million, compared with net cash provided by investing activities in Fiscal 2012 of $1,843.6 million. Capital expenditure was lower in Fiscal 2013 at $88.2 million, compared with $109.6 million in Fiscal 2012, due primarily to the disposal of businesses in Fiscal 2012. The majority of the cash inflow in Fiscal 2012 related to the disposal of the Air Distribution, Dexter and Schrader businesses.

Net cash outflow from financing activities was $194.7 million in Fiscal 2013, compared with $2,173.5 million in Fiscal 2012. Debt to the value of $149.4 million was repaid during Fiscal 2013, compared with $899.6 million during Fiscal 2012. In addition, during Fiscal 2012, the Group returned capital of $1,161.9 million to its shareholders. The return of capital and the repayment of debt in Fiscal 2012 were funded primarily by the proceeds on disposals of businesses.

Net income taxes paid in Fiscal 2013 were $95.0 million, compared with $76.2 million in Fiscal 2012.

Overall, the Group’s cash and cash equivalents, before the impact of foreign currency translation, decreased by $87.1 million during Fiscal 2013, compared with a decrease of $50.1 million in Fiscal 2012.

Movement in Net Debt

Management uses Net Debt, rather than the narrower measure of cash and cash equivalents which forms the basis for the consolidated cash flow statement, as a measure of the Group’s liquidity and in assessing the strength of the Group’s balance sheet. The components of Net Debt as of December 31, 2013 and December 31, 2012 are set out in “—Non-GAAP Measures” on page 97.

The table below provides a reconciliation of the opening and closing Net Debt by analyzing the key cash flow items that drive this movement. Management uses this analysis to better understand the movement in Net Debt from period to period and to assess the cash performance and utilization of the Group in order to maximize the efficiency with which the Group’s resources are allocated. The analysis also allows management to more clearly identify the level of cash generated from operations that remains available for distribution after servicing the Group’s debt and post-retirement benefit obligations and after the cash impacts of acquisitions and disposals.

This table presents the Group’s cash flows in a summarized format that is not in accordance with US GAAP and should, therefore, be used in conjunction with, and not as a substitute for, the Group’s consolidated cash flow statement included elsewhere in this prospectus.

$ million	Fiscal 2013	Fiscal 2012
Opening Net Debt	$(1,481.6)	$(2,324.8)

Adjusted EBITDA	559.8	703.7
Change in working capital and provisions	(132.1)	(83.9)
Capital expenditure	(88.2)	(109.6)
Asset disposals	1.4	1.9
Other movements	(0.5)	0.7

	340.4	512.8
Restructuring cash flows
Restructuring cash outflows	(23.9)	(26.8)
Proceeds on asset disposals arising on restructuring	4.2	7.3

	(19.7)	(19.5)
Financing, tax and post-employment benefit cash flows
Interest paid (net)	(98.0)	(157.5)
Premium on redemption of borrowings	(3.5)	(62.6)
Financing costs paid	(2.0)	(5.8)
Net tax paid	(95.0)	(76.2)
Post-retirement benefit funding in excess of income statement movement	(27.1)	(59.0)

	(225.6)	(361.1)
Cash flows arising on acquisitions and disposals
Acquisitions and disposals (net)	1.6	1,939.5
Total cash flows before distributions	96.7	2,071.7

Return of capital and related compensation payment to management	(1.5)	(1,183.3)
Net cash flows from non-100% owned subsidiaries	(37.8)	(45.6)
Other cash flows	—	(1.4)
Foreign currency movements	(4.2)	1.8

Closing Net Debt	$(1,428.4)	$(1,481.6)

During Fiscal 2013, the Group’s Net Debt decreased by $53.2 million from $1,481.6 million at December 31, 2012 to $1,428.4 million at December 31, 2013. Adjusted EBITDA decreased from $703.7 million in Fiscal 2012 to $559.8 million in Fiscal 2013, driven by the impact of the disposal of businesses during Fiscal 2012. Movements during Fiscal 2013 in working capital and provisions resulted in a net cash outflow of $132.1 million, compared with an outflow of $83.9 million in Fiscal 2012, primarily as a result of the impact of industry-wide extended payment terms to certain North American automotive replacement customers.

Gross capital expenditure in Fiscal 2013 was $88.2 million, of which $35.7 million was spent in North America and $25.9 million was spent in Asia and India. Gross capital expenditure in Fiscal 2012 was $109.5 million, of which $26.2 million was incurred by businesses disposed of during Fiscal 2012. Excluding the proceeds on asset sales arising from restructurings, our net capital expenditure was $86.8 million (Fiscal 2012: $107.6 million).

Cash outflow on restructurings was $19.7 million compared with $19.5 million in Fiscal 2012, net of proceeds on related asset sales of $4.2 million, compared with $7.3 million in Fiscal 2012. In Fiscal 2013, these restructuring costs included net cash flows of $7.2 million relating to the closure of our facility in Ashe County, North Carolina and the related transfer of production to our Siloam Springs, Arkansas and Toluca, Mexico facilities. An additional $9.4 million was spent in respect of business reorganization and executive severance costs, largely in Gates North America. Also included in net restructuring cash flows in Fiscal 2013 was cash of $1.7 million paid in relation to the planned closure of the London corporate center and the transfer of the majority of those functions to the Group’s corporate headquarters in Denver, Colorado. Restructuring cash flows incurred during Fiscal 2012 related primarily to Project Sierra.

The Group paid net cash interest of $98.0 million, down from $157.5 million in Fiscal 2012 primarily as a result of the prepayments made against debt during Fiscal 2012, and the re-pricing of the Term Loans in January 2013. Prepayments of debt made during Fiscal 2013 attracted premiums of $3.5 million, compared with premiums of $62.6 million on prepayments made during Fiscal 2012, primarily in relation to the $475 million Second Lien Note tender offer completed in July 2012.

Tax paid during Fiscal 2013 was $95.0 million, up from $76.2 million in Fiscal 2012.

Contributions paid to post-retirement benefit plans reduced in Fiscal 2013 compared with Fiscal 2012, primarily because of the disposal of a number of the Group’s plans in connection with the Air Distribution disposal as well as the improved funding status of certain of the plans.

During Fiscal 2013, the Group recognized a further $1.6 million of net cash inflows in relation to businesses disposed of in previous years. Net cash proceeds of $1,947.3 million were received in Fiscal 2012, primarily in connection with the disposal of the Schrader, Dexter and Air Distribution businesses. These proceeds were used to fund a return of capital of $1,161.9 million and a related $22.7 million compensation payment made to management for the adverse impact of the return of capital on certain share-based incentive awards. As of December 31, 2012, $1.5 million of this compensation payment had not been paid, but was paid during Fiscal 2013.

The Group paid out net cash of $37.8 million to the non-controlling shareholder of certain of its subsidiaries, Nitta Corporation, comprising dividends paid of $32.9 million and share capital returned of $7.4 million, partially offset by a proportional capital injection of $2.5 million by Nitta Corporation. During Fiscal 2012, cash dividends of $45.6 million were paid to Nitta Corporation.

Fiscal 2012 Cash Flows Compared With Fiscal 2011 Cash Flows

Cash flows from operating activities was $279.8 million in Fiscal 2012 compared with $307.7 million in Fiscal 2011. Operating cash flow before movements in working capital was $346.8 million compared with $386.8 million in Fiscal 2011, a decrease of $40.0 million that was due largely to the impact of disposals during Fiscal 2011 on the Group’s profitability as measured by Adjusted EBITDA. Movements in working capital during Fiscal 2012 gave rise to an increase of $12.1 million in cash generated from operations compared with Fiscal 2011.

Net cash provided by investing activities was $1,843.6 million, compared with a net cash provided by investing activities of $377.3 million in Fiscal 2011. Capital expenditure was lower in Fiscal 2012 at $109.6 million, compared with $116.4 million in Fiscal 2011, due primarily to the disposal of businesses in Fiscal 2011. The majority of the cash inflow in Fiscal 2011 related to the disposal of the Stackpole, Dexter, Plews and Ideal businesses.

Net cash outflow from financing activities was $2,173.5 million in Fiscal 2012, compared with $662.6 million in Fiscal 2011. Debt to the value of $899.6 million was repaid during Fiscal 2012, compared with $566.0 million during Fiscal 2011. In addition, during Fiscal 2012, the Group returned capital of $1,161.9 million to its shareholders. The return of capital in late 2012 and the repayment of debt in Fiscal 2012 were funded primarily by the proceeds on disposals of businesses.

Net income taxes paid in Fiscal 2012 were 76.2 million, compared with $89.1 million in Fiscal 2011.

Overall, the Group’s cash and cash equivalents, before the impact of foreign currency translation, decreased by $50.1 million during Fiscal 2012, compared with an increase of $22.4 million in Fiscal 2011.

Movement in Net Debt

Management uses Net Debt, rather than the narrower measure of cash and cash equivalents which forms the basis for the consolidated cash flow statement, as a measure of the Group’s liquidity and in assessing the strength of the Group’s balance sheet. The components of Net Debt as of December 31, 2012 and December 31, 2011 are set out in “—Non-GAAP Measures” on page 97.

The table below provides a reconciliation of the opening and closing Net Debt by analyzing the key cash flow items that drive this movement. Management uses this analysis to better understand the movement in Net Debt from period to period and to assess the cash performance and utilization of the Group in order to maximize the efficiency with which the Group’s resources are allocated. The analysis also allows management to more clearly identify the level of cash generated from operations that remains available for distribution after servicing the Group’s debt and post-retirement benefit obligations and after the cash impacts of acquisitions and disposals.

This table presents the Group’s cash flows in a summarized format that is not in accordance with US GAAP and should, therefore, be used in conjunction with, and not as a substitute for, the Group’s consolidated cash flow statement included elsewhere in this prospectus.

$ million	Fiscal 2012	Fiscal 2011
Opening Net Debt	$(2,324.8)	$(2,865.2)

Adjusted EBITDA	703.7	771.9
Change in working capital and provisions	(83.9)	(22.6)
Capital expenditure	(109.6)	(116.4)
Asset disposals	1.9	2.8
Other movements	0.7	2.8

	512.8	638.5
Restructuring cash flows
Restructuring cash outflows	(26.8)	(58.4)
Proceeds on asset disposals arising on restructuring	7.3	14.7

	(19.5)	(43.7)
Financing, tax and post-employment benefit cash flows
Interest paid (net)	(157.5)	(213.2)
Premium on redemption of borrowings	(62.6)	(36.9)
Financing costs paid	(5.8)	(3.8)
Net tax paid	(76.2)	(89.1)
Post-retirement benefit funding in excess of income statement movement	(59.0)	(79.1)

	(361.1)	(422.1)
Cash flows arising on acquisitions and disposals
Acquisitions and disposals (net)	1,939.5	428.6
Total cash flows before distributions	2,071.7	601.3

Return of capital and related compensation payment to management	(1,183.3)	—
Net cash flows from non-100% owned subsidiaries	(45.6)	(64.4)
Other cash flows	(1.4)	—
Foreign currency movements	1.8	3.5

Closing Net Debt	$(1,481.6)	$(2,324.8)

During Fiscal 2012, the Group’s Net Debt decreased by $843.2 million from $2,324.8 million at December 31, 2011 to $1,481.6 million at December 31, 2012. Adjusted EBITDA decreased from $771.9 million in Fiscal 2011 to $703.7 million in Fiscal 2012, driven by the impact of the disposal of businesses during Fiscal 2011. Movements during Fiscal 2012 in working capital and provisions resulted in a net cash outflow of $83.9 million, compared with an outflow of $22.6 million in Fiscal 2011.

Gross capital expenditure in Fiscal 2012 was $109.6 million (Fiscal 2011: $116.4 million). Excluding the proceeds on asset sales arising from restructurings, our net capital expenditure was $107.6 million (Fiscal 2011: $113.6 million).

Cash outflow on restructurings was $19.5 million compared with $43.7 million in Fiscal 2011, net of proceeds on related asset sales of $7.3 million, compared with $14.7 million in Fiscal 2011. In Fiscal 2012, these restructuring costs included net cash flows of $4.9 million relating to the closure of our facility in Charleston, South Carolina. Also included in net restructuring cash flows in Fiscal 2012 was cash of $10.6 million paid in relation to Project Sierra. Restructuring cash flows incurred during Fiscal 2011 related primarily to Project Sierra.

The Group paid net cash interest of $157.5 million, down from $213.2 million in Fiscal 2011 primarily as a result of the prepayments made against debt during Fiscal 2011 and Fiscal 2012. Prepayments of debt made during

Fiscal 2012 attracted premiums of $62.6 million, compared with premiums of $36.9 million on prepayments made during Fiscal 2011, primarily in relation to the $475 million Second Lien Note tender offer completed in July 2012.

Tax paid during Fiscal 2012 was $76.2 million, up from $89.1 million in Fiscal 2011.

Contributions paid to post-retirement benefit plans reduced in Fiscal 2012 compared with Fiscal 2011, primarily because of the disposal of a number of the Group’s plans in connection with the Air Distribution disposal as well as the improved funding status of certain of the plans.

During Fiscal 2012, the Group recognized a further $1,947.3 million of net cash inflows in relation to businesses disposed of in previous years. Net cash proceeds of $475.7 million were received in Fiscal 2011, primarily in connection with the disposal of the Stackpole and Ideal businesses. These proceeds were used to fund a return of capital of $1,161.9 million and a related $22.7 million compensation payment made to management for the adverse impact of the return of capital on certain share-based incentive awards. As of December 31, 2012, $1.5 million of this compensation payment had not been paid.

During Fiscal 2012, the Group paid out cash dividends of $45.6 million primarily to the non-controlling shareholder of certain of the Group’s subsidiaries, Nitta Corporation. During Fiscal 2011, cash dividends of $64.4 million were paid to Nitta Corporation.

Borrowings

Summary

As of December 31, 2013, the Group’s borrowings principally consisted of two term loans under the Senior Secured Credit Facilities and the Second Lien Notes that were used to finance the Acquisition.

The Group’s borrowings may be analyzed as follows:

	Carrying amount as of		Principal amount as of
$ million	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Bank overdrafts	$0.8	$2.9	$0.8	$2.9
Bank and other loans:
—Secured
Term loans	1,368.2	1,381.6	1,414.8	1,442.9
Second Lien Notes	318.9	430.2	330.0	445.0
—Unsecured	31.3	34.1	30.9	33.7

	$1,719.2	$1,848.8	$1,776.5	$1,924.5

Details of the Group’s borrowings together with a reconciliation of their carrying amount to their principal amount are presented in note 15 to the audited consolidated financial statements included elsewhere in this prospectus.

Repayment of Debt—Term Loans

Contractual Payments

Term Loan A is subject to quarterly amortization payments of 2.5% and Term Loan B is subject to quarterly amortization payments of 0.25%, in each case based on the original principal amount less certain prepayments, with the balance payable on maturity. During Fiscal 2013, the Group made amortization payments of $12.3 million against Term Loan A and $13.7 million against Term Loan B.

During Fiscal 2012, we made contractual quarterly amortization payments of $16.8 million against Term Loan A and $14.6 million against Term Loan B.

Prepayments Using Disposal Proceeds

As a consequence of the disposal of the Schrader businesses in April 2012, and the Air Distribution and Dexter businesses in November 2012, we were required to make an offer to prepay a portion of the term loans to the extent of the net cash proceeds received from the sale, after certain adjustments as determined under the credit agreement. As a result, on May 11, 2012, we prepaid $22.5 million against Term Loan A and $54.1 million against Term Loan B, and on December 14, 2012, $13.5 million against Term Loan A and $81.4 million against Term Loan B.

During Fiscal 2011, the Group disposed of its Powertrain segment, Plews, Dexter Chassis and Ideal businesses. Under the terms of the credit agreement, the net proceeds received on certain dispositions, as calculated under the credit agreement, must be offered to the providers of the senior secured credit facilities as a reduction to the debt outstanding under the term loans. In total, during Fiscal 2011, an amount of $29.6 million was repaid under Term Loan A and $157.5 million was repaid under Term Loan B to the providers that accepted the offers.

Other Repayments Made Against the Term Loans

On May 10, 2013, further offers to the lenders were made for which aggregate acceptances to the value of $1.9 million and $0.2 million were received and paid in respect of Term Loan A and Term Loan B, respectively.

On August 17, 2012 and November 9, 2012, similar offers to the lenders were made for which aggregate acceptances to the value of $1.6 million and $9.4 million were received and paid in respect of Term Loan A and Term Loan B, respectively.

On April 16, 2012, we made an optional prepayment at par under Term Loan A of $85.0 million, plus accrued interest thereon.

As of December 31, 2013, the principal amount outstanding under Term Loan A was $86.2 million and that under Term Loan B was $1,328.6 million.

Repayment of Debt—Second Lien Notes

Tender Offer

On June 21, 2012, we initiated a tender offer to purchase for cash up to $475 million of the principal amount outstanding of the Second Lien Notes. In conjunction with the tender offer, consent was sought from the holders for certain amendments to the Indenture governing the notes, primarily to increase our capacity to make distribution payments. The offer was fully subscribed and, on July 20, 2012, we paid $547.1 million, which included an aggregate premium of $59.2 million and accrued interest of $12.9 million.

Redemption of Second Lien Notes

In accordance with the terms of our Second Lien Notes, prior to October 1, 2013, but not more than once in any 12-month period, we were able to redeem up to 10% of the original aggregate principal amount of the Second Lien Notes at a redemption price of 103% of the principal amount plus accrued and unpaid interest up to but not including the redemption date.

On July 10, 2013, the Group gave notice to the holders of the Second Lien Notes of its intention to exercise a call option in full. The resulting prepayment of an aggregate principal amount of $115.0 million, plus the required 3% premium and interest accrued up to the redemption date, was made on September 4, 2013.

We issued a similar notice for the full exercise of this option on July 24, 2012 and August 3, 2011, which became effective on September 4, 2012 and September 2, 2011, respectively. In connection with each redemption, accrued interest of $4.3 million was paid on the $115.0 million notes redeemed.

In all three years, the redemption premium of $3.5 million has been recognized in other finance expense.

As of December 31, 2013, the principal amount outstanding under the Second Lien Notes was $330.0 million, compared to $445.0 million as of December 31, 2012.

Re-Pricing of the Term Loans

Borrowings under the senior secured credit facilities bear interest at a floating rate, which can be either LIBOR plus an applicable margin or, at the Group’s option, a base rate as defined in the credit agreement plus an applicable margin. LIBOR and the base rate are both subject to floors. On inception of the facilities, the applicable margin for Term Loan B was 4.5% per annum for LIBOR and 3.5% per annum for base rate. The applicable margin for Term Loan A and the revolving credit facility was between 3.75% and 4.25% per annum for LIBOR and 2.75% and 3.25% per annum for base rate depending on a total leverage to EBITDA ratio. LIBOR was subject to a 1.75% floor and base rate was subject to a 2.75% floor.

Effective February 17, 2011, we agreed with the providers of the senior secured credit facilities a re-pricing of Term Loan A and Term Loan B and amendments to certain of the covenants attaching to the facilities. For both term loans, the applicable margin for LIBOR was reduced to 3.0% per annum, subject to a 1.25% floor, and the applicable margin for base rate was reduced to 2.0% per annum, subject to a 2.25% floor. Management considered that the re-pricing did not cause a substantial change in the net present value of the expected future cash flows in relation to the facilities. Accordingly, we recognized neither a gain nor a loss on the re-pricing and recognized the associated costs of $23.4 million as adjustments to the carrying amounts of the borrowings outstanding under the facilities.

On January 18, 2013, the Group reached an agreement with the providers of the senior secured credit facilities for a re-pricing of the term loans. For both term loans, the applicable margin for LIBOR was reduced from 3.0% to 2.75% per annum, subject to a reduced floor of 1.0% (previously 1.25%), and the applicable margin for base rate was reduced from 2.0% to 1.75% per annum, subject to a reduced floor of 2.0% (previously 2.25%). The Group has recognized neither a gain nor a loss on the re-pricing and recognized the associated costs of $2.0 million as adjustments to the carrying amounts of the borrowings outstanding under the facilities.

Other Amendments

Credit Agreement Governing the Senior Secured Credit Facilities

During September 2012, we agreed with the providers of the senior secured credit facilities amendments to the credit agreement, primarily in relation to the exemption from certain restrictions that would otherwise have inhibited the disposal of the Dexter and Air Distribution businesses. The costs of $3.5 million associated with these revisions are included in the other finance expense line in the statement of operations.

During the second quarter of 2011, we had also agreed amendments to the credit agreement, primarily an increase in the value of permitted prepayments of junior debt outstanding under other facilities. The costs of $3.2 million associated with these revisions were recognized as adjustments to the carrying amounts of the borrowings outstanding under the senior secured credit facilities.

Indenture Governing the Second Lien Notes

In conjunction with the tender offer detailed above, consent was sought from the holders of the Second Lien Notes for certain amendments to the Indenture governing the Second Lien Notes, primarily to increase our capacity to make distribution payments. A premium was paid to consenting holders, which totaled $4.5 million. This premium was recognized as an adjustment to the carrying amount of the Second Lien Notes.

Borrowing Headroom

As of December 31, 2013 and December 31, 2012, the Group’s committed revolving credit facility of $300.0 million was undrawn for cash but there were letters of credit outstanding against the facility amounting to $50.1 million (December 31, 2012: $55.6 million). Also, the Group had drawn $0.8 million (December 31, 2012: $2.9 million) against uncommitted borrowing facilities (almost exclusively bank overdrafts) and had outstanding performance bonds, letters of credit and bank guarantees amounting to $31.0 million (December 31, 2012: $32.0 million), in addition to those outstanding under the revolving credit facility.

Overall, therefore, the Group’s committed borrowing headroom was $218.1 million (December 31, 2012: $209.5 million), in addition to cash balances of $349.8 million (December 31, 2012: $445.5 million), including collateralized cash of $11.7 million (December 31, 2012: $14.2 million).

Borrowing Covenants

The Group is subject to covenants, representations and warranties in respect of the Senior Secured Credit Facilities including two financial covenants as defined in the credit agreement. Firstly, the ratio of ‘consolidated total debt’ to ‘consolidated EBITDA’ (the ‘total leverage ratio’) must not exceed 5.25 times (for the covenant test as of December 31, 2013, the ratio was 2.99 times). Secondly, the ratio of ‘consolidated EBITDA’ to ‘consolidated net interest’ (the ‘interest coverage ratio’) must not be less than 2.10 times (for the covenant test period ended as of December 31, 2013, the ratio was 5.74 times).

Any future non-compliance with the borrowing covenants could, if not waived, constitute an event of default and may, in certain circumstances, lead to an acceleration of the maturity of borrowings drawn down and the inability to access committed facilities.

Seasonality of Borrowings

We operate in a wide range of markets and geographic locations and, as a result, there is little seasonality in our borrowing requirements. Fluctuations in our borrowings are caused principally by the timing of capital expenditure and interest payments.

Cash Balances

Our central treasury function is responsible for maximizing the return on surplus cash balances within the constraints of our liquidity and credit policy. We achieve this, where possible, by controlling directly all surplus cash balances and pooling arrangements on an ongoing basis and by reviewing the efficiency of all other cash balances across our businesses on a weekly basis. Our policy is to apply funds from one part of our business to meet the obligations of another part wherever possible, in order to ensure maximum efficiency in the use of our funds. No material restrictions apply that limit the application of this policy.

We manage our cash balances such that there is no significant concentration of credit risk in any one bank or other financial institution. We monitor closely the quality of the institutions that hold our deposits. As of December 31, 2013, 89% of our cash balances were held with institutions rated at least A-1 by Standard & Poor’s and P-1 by Moody’s.

As of December 31, 2013, our total cash and investments were $349.8 million (including restricted cash), compared with $445.5 million as of December 31, 2012, the majority of which was interest-earning. All interest-earning deposits attract interest at floating rates. Of the total cash and investments balance, as of December 31, 2013 and 2012, $99.7 million and $231.7 million, respectively were invested in short-term deposits by our Treasury department, and $11.7 million and $14.2 million, respectively, comprised restricted cash, primarily $8.3 million and $11.7 million, respectively, held in escrow as security for the outstanding Loan Note Alternatives. A further $83.0 million of the total cash and investments balance was held in our non-wholly owned

Asian subsidiaries, as of December 31, 2013, broadly in line with the balance of $88.7 million at December 31, 2012. The remaining $155.4 million and $110.9 million as of December 31, 2013 and 2012, respectively, of the total cash and investments balance was held in centrally-controlled pooling arrangements and with local operating companies. As of December 31, 2013 and 2012, $110.3 million and $253.6 million, respectively, of our cash balance was under the direct control of the Group’s Treasury function.

Interest earned on bank deposits during Fiscal 2013 was $1.9 million and $2.4 million during Fiscal 2012, and as of December 31, 2013 and 2012 the weighted average interest rate on interest-earning cash balances was 0.5% and 0.5%, respectively.

Other Assets and Liabilities

Intangible Assets

Goodwill

As of December 31, 2013, the carrying amount of goodwill was $1,434.5 million, compared with $1,458.4 million as of December 31, 2012. The movement during the period relates entirely to movements in foreign currency exchange rates. The majority of the goodwill was recognized on the Acquisition and is principally attributable to expected future opportunities to improve sales and margins by further developing Tomkins’ product range and service capabilities (with an emphasis on the growing markets for energy-efficient and environmentally-friendly products), extending our global presence by further penetrating markets in the emerging economies, and by pursuing performance improvement initiatives. All of the goodwill recognized as of December 31, 2013 is allocated to Gates.

During Fiscal 2012, we transferred $268.2 million of goodwill to assets held for sale in respect of the Air Distribution and Dexter businesses.

In Fiscal 2011, in light of the prolonged weakness of the US residential construction end market, the Group recognized an impairment of $30.1 million in relation to Aquatic, representing the entire goodwill allocated to this segment.

Other Intangible Assets

As of December 31, 2013, the carrying amount of other intangible assets was $1,320.9 million, compared to $1,449.6 million as of December 31, 2012. During Fiscal 2013, we recognized additions of $6.3 million in respect of computer software, and incurred amortization of $119.9 million. The remaining $15.1 million movement during the period related primarily to movements in foreign currency exchange rates.

As of December 31, 2011, the carrying amount of other intangible assets was $1,944.5 million. During Fiscal 2012, we recognized additions of $4.4 million in respect of computer software, and incurred amortization of $124.1 million. As a result of the decision to dispose of the Dexter and Air Distribution businesses, intangible assets associated with those businesses with a carrying value of $366.5 million were transferred to assets held for sale during the year.

Property, Plant and Equipment

As of December 31, 2013, the carrying amount of property, plant and equipment was $666.6 million (including $2.8 million held under finance leases) compared to $701.7 million as of December 31, 2012 (including $2.9 million held under finance leases). During Fiscal 2013, we recognized additions of $81.9 million and incurred a depreciation expense of $99.9 million.

Post-Retirement Benefits

Pensions

We operate a number of defined benefit pension plans, principally in the UK and the US, of which most are funded. All of the plans are closed to new entrants. During Fiscal 2009, management closed the principal pension plans in North America to future service accrual and the deferred pension benefits accrued under them were frozen. As a result, most of our pension plans are now closed to future service accrual by current employees. Funded plans receive contributions from us and, certain current employees who remain eligible, at rates that are determined by independent actuaries taking into account any funding objectives prescribed by local legislation.

As of December 31, 2013, the present value of the benefit obligation was $1,104.9 million, compared to $1,159.8 million as of December 31, 2012. As of December 31, 2013, the fair value of the plan assets was $1,078.8 million, compared to $1,116.5 million as of December 31, 2012. The net pension deficit was $26.1 million as of December 31, 2013, compared to $43.3 million as of December 31, 2012.

Excluding currency exchange rate changes, the value of the net deficit in the plans decreased by $14.7 million during Fiscal 2013. This was driven by contributions by us of $22.2 million, net actuarial gains, including the impact of inflation, and a return on plan assets of $17.5 million, offset by a current service cost of $3.3 million and interest costs of $43.9 million.

As of December 31, 2012, the present value of the benefit obligation was $1,159.8 million, compared to $1,136.4 million as of December 31, 2011. As of December 31, 2012, the fair value of the plan assets was $1,116.5 million, compared to $1,134.7 million as of December 31, 2011. The net pension deficit was $43.3 million as of December 31, 2012, compared to $1.7 million as of December 31, 2011.

Excluding currency exchange rate changes and the impact of plans disposed of with the businesses sold, the value of the net deficit increased by $47.1 million during Fiscal 2012. This was driven by a current service cost of $3.7 million, interest costs of $53.5 million and net actuarial losses of $137.3 million, offset by contributions by us of $39.2 million and a return on plan assets of $108.2 million.

During Fiscal 2013, we contributed $22.2 million to the defined benefit plans, compared to $39.2 million during Fiscal 2012 and $65.5 million during Fiscal 2011.

Management of the risks associated with our defined benefit pension plans is the responsibility of our treasury function. Our primary objective is to identify and manage the risks associated with both the assets and liabilities of the defined benefit pension plans and we continue to work with the trustees of our pension plans to improve the management of our defined benefit pension risks. The principal risks affecting the present value of the benefit obligation are: interest rate risk, inflation risk and mortality risk.

For some years, our US plans have hedged the interest rate risk implicit in their benefit obligations. As of December 31, 2013, the benefit obligation of the US plans amounted to $498.1 million, the majority of which was hedged using a combination of bonds and interest rate swaps with an average duration of 8.9 years.

During Fiscal 2013, the Group sold the equity instruments held by its largest defined benefit pension plan, The Gates Group Retirement Plan, for approximately $331 million and unwound all of the interest rate swaps. Fixed income instruments were purchased with the proceeds in order to create an asset portfolio that matches as closely as possible the yield on AA corporate bonds. This has had the effect of both reducing equity risk in the asset portfolio and also improving the extent of the hedge of the liability discount rate.

Other Benefits

We provide other post-retirement benefits, principally health and life insurance cover, to certain of our employees in North America through a number of unfunded plans.

As of December 31, 2013, the liability recognized in respect of these plans was $93.1 million, compared to $115.4 million as of December 31, 2012. Excluding the effect of currency exchange rate changes, the liability decreased by $19.9 million during Fiscal 2013, of which $15.2 million related to net actuarial gains.

Benefits paid during Fiscal 2013 were $7.7 million, compared to $11.3 million during Fiscal 2012.

Off-Balance Sheet Arrangements

We have not entered into any transaction, agreement or other contractual arrangement that is considered to be an off-balance sheet arrangement that is required to be disclosed other than operating lease commitments that are analyzed in note 22 to the audited consolidated financial statements included elsewhere in this prospectus.

Tabular Disclosure of Contractual Obligations

Our consolidated contractual obligations and commercial commitments are summarized in the following table which includes aggregate information about our contractual obligations as of December 31, 2013 and the periods in which payments are due, based on the earliest date on which we could be required to settle the liabilities.

Floating interest payments and payments and receipts on interest rate derivatives are estimated based on market interest rates prevailing at the balance sheet date. Amounts in respect of operating leases and purchase obligations are items that we are obligated to pay in the future, but they are not required to be included on the consolidated balance sheet.

		Earliest period in which (payment)/receipt due
$ million	Total	Less than 1 year	1 - 3 years	3 - 5 years	After 5 years
Bank overdrafts and debt:
—Principal	$(1,776.5)	$(35.1)	$(1,410.8)	$(330.3)	$(0.3)
—Interest payments(1)(2)	(291.6)	(83.8)	(148.4)	(59.4)	–
Derivative financial instruments:
—Payments(3)	(131.2)	(131.2)	–	–	–
—Receipts(3)	131.5	131.5	–	–	–
Capital leases	(3.5)	(0.4)	(0.8)	(0.8)	(1.5)
Operating leases	(124.6)	(33.4)	(44.5)	(24.5)	(22.2)
Post-retirement benefits(4)	(36.0)	(36.0)	–	–	–
Indemnified tax liabilities	(12.2)	(12.2)	–	–	–
Purchase obligations(5)	(38.9)	(31.5)	(7.4)	–	–

Total	$(2,283.0)	$(232.1)	$(1,611.9)	$(415.0)	$(24.0)

(1)	Future interest payments include payments on fixed and floating rate debt.
(2)	Floating rate interest payments are estimated based on market interest rates and terms prevailing as of December 31, 2013.
(3)	Receipts and payments on foreign currency derivatives are estimated based on market exchange rates prevailing as of December 31, 2013.
(4)	Post-retirement benefit obligations represent the Group’s expected cash contributions to its defined benefit pension and other post-retirement benefit plans in 2014. It is not practicable to present expected cash contributions for subsequent years because they are determined annually on an actuarial basis to provide for current and future benefits in accordance with federal law and other regulations.
(5)	A purchase obligation is defined as an agreement to purchase goods or services that is enforceable and legally binding on the Group and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

Non-GAAP Measures

EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP measure that represents net income attributable to shareholders before the impact of income or loss from discontinued operations, non-controlling interests, net finance costs, income taxes, depreciation and amortization. We present EBITDA because it is widely used by securities analysts, investors and other interested parties to evaluate the profitability of companies. EBITDA eliminates potential differences in performance caused by variations in capital structures (affecting net finance costs), tax positions (such as the availability of net operating losses against which to relieve taxable profits), the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense).

Adjusted EBITDA represents EBITDA before additional specific items that are considered to hinder comparison of the trading performance of our businesses either year-on-year or with other businesses. Adjusted EBITDA is the measure used by us to assess the trading performance of our business. Management therefore believes that Adjusted EBITDA, presented on a consolidated basis, should be made available to securities analysts, investors and other interested parties to assist in their assessment of the trading performance of our business as a whole.

During the periods under review, the items excluded from EBITDA in arriving at Adjusted EBITDA were:

•	the compensation expense in relation to share-based incentives;

•	transaction costs incurred in relation to business combinations and major corporate transactions;

•	impairments, comprising impairments of goodwill, and material impairments of other assets;

•	restructuring costs;

•	the net gain or loss on disposals and on the exit of businesses; and

•	compensation payable to share plan participants for the impact on their awards of the return of capital made during Fiscal 2012.

Differences exist among our businesses in the extent to which their employees receive share-based incentives. We therefore exclude from Adjusted EBITDA the compensation expense in relation to share-based incentives (including, in Fiscal 2012, compensation payable made to share plan participants for the impact on their awards of the return of capital made in December 2012) in order to assess the relative trading performance of our businesses.

We exclude from Adjusted EBITDA those transaction costs incurred in relation to business combinations and major corporate transactions because we do not believe that they relate to the Group’s trading performance. Other items are excluded from Adjusted EBITDA because they are individually or collectively material items that are not considered to be representative of the trading performance of our businesses. During the periods under review we excluded restructuring costs that reflect specific actions taken by management to improve the Group’s future profitability; the net gain or loss on disposals and on the exit of businesses; and impairments of goodwill and material impairments of other assets, representing the excess of their carrying amounts over the amounts that are expected to be recovered from them in the future.

EBITDA and Adjusted EBITDA exclude items that can have a significant effect on the Group’s net income and should, therefore, be used in conjunction with, not as substitutes for, net income attributable to shareholders. Management compensates for these limitations by separately monitoring net income attributable to shareholders for the period.

For the avoidance of any confusion, the non-GAAP measures “EBITDA” and “Adjusted EBITDA” differ in certain respects to “consolidated EBITDA” as defined in the financial covenants attaching to the senior secured credit facilities.

The following table contains reconciliations of the net income attributable to shareholders to EBITDA and Adjusted EBITDA for Fiscal 2013, Fiscal 2012, and Fiscal 2011:

$ million	Fiscal 2013	Fiscal 2012	Fiscal 2011
Net income attributable to shareholders of Pinafore Holdings B.V.	$86.5	$731.4	$27.8
Non-controlling interests	28.4	23.0	29.3

Net income	114.9	754.4	57.1
Gain on disposal of discontinued operations, net of tax	(1.0)	(793.0)	(59.6)
Loss/(income) from discontinued operations, net of tax	0.9	(91.7)	(171.3)

Net income/(loss) from continuing operations	114.8	(130.3)	(173.8)
Income tax expense	55.7	28.6	11.2
Interest income	(2.1)	(2.9)	(4.7)
Interest expense	124.1	224.9	255.8
Other finance (income)/expense	(0.4)	61.3	(2.0)
Depreciation and amortization	219.8	241.7	246.3

EBITDA	511.9	423.3	332.8
Share-based compensation	19.5	44.4	78.0
Transaction costs	3.5	—	0.5
Impairments	2.1	0.7	31.9
Restructuring costs	24.9	26.9	48.2
Other operating (income)/expense	(1.1)	0.4	—
Compensation for the impact of the return of capital on share-based incentive scheme awards	—	22.7	—

Adjusted EBITDA	$560.8	$518.4	$491.4

Prior to filing this prospectus, Pinafore’s consolidated financial statements were prepared in accordance with IFRS and therefore the management information provided to the chief operating decision maker was derived from management information prepared in accordance with IFRS. Accordingly, financial information relating the Group’s net sales and measure of segment profit or loss (Segment Adjusted EBITDA) is prepared and reported under IFRS. As a result, the aggregate of the Segment Adjusted EBITDA for our continuing operating segments is lower than the Adjusted EBITDA, discussed and reconciled above, by $2.1 million in Fiscal 2013, $8.9 million in Fiscal 2012, and higher than the Adjusted EBITDA by $12.1 million in Fiscal 2011. See note 4 to the consolidated financial statements included elsewhere in this prospectus for a reconciliation of aggregated Segment Adjusted EBITDA to net income/(loss) from continuing operations.

Adjusted EBITDA margin

Adjusted EBITDA margin is a non-GAAP measure that represents Adjusted EBITDA expressed as a percentage of net sales.

We use Adjusted EBITDA margin to measure the success of our businesses in managing their cost base and improving profitability.

$ million, unless otherwise stated
Continuing operations	Fiscal 2013	Fiscal 2012	Fiscal 2011
Sales	$3,079.9	$3,037.3	$3,062.3

Adjusted EBITDA	560.8	518.4	491.4
Adjusted EBITDA margin (%)	18.2%	17.1%	16.0%

Adjusted Net Income

Adjusted Net Income is a non-GAAP measure, which represents net income attributable to shareholders before the impact of net income from discontinued operations, amortization of Acquisition-related intangible assets, amortization of deferred debt costs, income tax charge or benefit less net cash tax paid, restructuring costs and certain other specific items (such as severance costs, fees paid to the Sponsors and legal costs unrelated to normal operations) that are considered to hinder comparison of the trading performance of our businesses either year-on-year or with other businesses.

We use Adjusted Net Income to measure our overall profitability as it reflects more clearly our cash earnings generation by capturing the actual cash tax paid or received rather than our tax charge or benefit as presented in the statement of operations. It also excludes the non-cash impacts of the amortization of intangible assets recognized as a result of the Acquisition and the amortization of deferred debt costs. We therefore believe that the presentation of Adjusted Net Income enhances the overall understanding of the financial performance of our business.

Adjusted Net Income excludes items that may have a significant effect on our net income and should, therefore, be used in conjunction with, not as substitutes for, net income attributable to shareholders. Management compensates for these limitations by separately monitoring this comparable US GAAP measure.

The following table reconciles the net income attributable to shareholders, a directly comparable US GAAP measure, to Adjusted Net Income for each of the periods presented:

	Fiscal 2013	Fiscal 2012	Fiscal 2011
$ million
Net income/(loss) attributable to shareholders	$86.5	$731.4	$27.8
(Loss)/income from discontinued operations, net of tax	0.9	(91.7)	(171.3)
Gain on disposal of discontinued operations, net of tax	(1.0)	(793.0)	(59.6)
Amortization of acquisition intangible assets	114.6	119.3	121.7
Amortization of deferred debt costs	23.0	74.3	45.0
Income tax expense	55.7	28.6	11.2
Net cash income taxes paid	(95.0)	(76.2)	(89.1)
Restructuring expenses	24.9	26.9	48.2
Other net income adjustments	14.7	(0.6)	16.6

Adjusted Net Income	$224.3	$19.0	$(49.5)

Net Debt

Management uses Net Debt, rather than the narrower measure of net cash and cash equivalents which forms the basis for the consolidated cash flow statement, as a measure of the Group’s liquidity and in assessing the strength of the Group’s balance sheet.

Management analyzes the key cash flow items driving the movement in Net Debt to better understand that from period to period and to assess the cash performance and utilization of the Group in order to maximize the efficiency with which the Group’s resources are allocated. The analysis of cash movements in Net Debt also allows management to more clearly identify the level of cash generated from operations that remains available for distribution after servicing the Group’s debt and post-retirement benefit obligations and after the cash impacts of acquisitions and disposals.

Net debt represents the net total of:

•	the principal amount of the Group’s (bank overdrafts and debt);

•	the carrying amount of finance lease obligations;

•	the carrying amount of cash and cash equivalents and restricted cash; and

•	the fair value of the foreign currency derivatives that are held to hedge foreign currency translation exposures.

Net Debt may be analyzed as follows:

$ million	As of December 31, 2013	As of December 31, 2012	As of December 31, 2011
Total operations
Borrowings:
—Bank overdrafts	$(0.8)	$(2.9)	$(5.5)
—Bank and other loans	(1,775.7)	(1,921.6)	(2,814.4)

	(1,776.5)	(1,924.5)	(2,819.9)
Obligations under capital leases	(2.5)	(2.6)	(2.8)

Debt	(1,779.0)	(1,927.1)	(2,822.7)
Cash and cash equivalents	338.1	431.3	480.0
Restricted cash	11.7	14.2	17.7
Foreign currency derivatives	0.8	—	0.2

Net Debt	$(1,428.4)	$(1,481.6)	$(2,324.8)

Critical accounting policies

Details of the Group’s significant accounting policies are set out in note 2 to the Group’s audited consolidated financial statements included elsewhere in this prospectus.

When applying the Group’s accounting policies, management must make assumptions, judgments and estimates concerning the future that affect the carrying amounts of assets and liabilities at the balance sheet date, the disclosure of contingencies that existed at the balance sheet date and the amounts of revenue and expenses recognized during the accounting period. Management makes these assumptions, estimates and judgments based on factors such as historical experience, the observance of trends in the industries in which the Group operates and information available from the Group’s customers and other outside sources. Due to the inherent uncertainty involved in making assumptions, estimates and judgments, the actual outcomes could be different. An analysis of the key sources of estimation uncertainty at the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of the Group’s assets and liabilities within the next fiscal year is presented below.

Pension and Other Post-Retirement Benefits

The Group operates defined benefit pension plans in certain of the countries in which it operates, in particular, in the US and UK. Generally, the pension benefits provided under these plans are based on pensionable salary and the period of service of the individual employees. Plan assets are held separately from those of the Group in funds that are under the control of trustees. All of the defined benefit pension plans operated by the Group are closed to new entrants. In addition to the funded defined benefit pension plans, the Group has unfunded defined benefit obligations to certain current and former employees.

The Group accounts for its post-retirement benefit plans in accordance with ASC Topic 715 “Compensation – Retirement Benefits,” which is based on the principle that the cost of providing these benefits is recognized in net income over the service periods of the participating employees. For defined benefit plans, the net obligation or surplus arising from providing the benefits is recognized as a liability or an asset determined by actuarial valuations of each of the plans that are carried out annually by independent qualified actuaries on the Group’s balance sheet date. Benefit obligations are measured using the projected unit credit method. Plan assets are measured at fair value.

As of December 31, 2013, the present value of the benefit obligation was $1,198.0 million. The benefit obligation is calculated using a number of assumptions including future salary increases, increases to pension benefits, mortality rates and, in the case of post-employment medical benefits, the expected rate of increase in healthcare costs. The present value of the benefit obligation is calculated by discounting the benefit obligation using market yields on high-quality corporate bonds at the balance sheet date. As of December 31, 2013, the fair value of the plan assets was $1,078.8 million.

The Group reassesses its benefit plan assumptions on a regular basis. For both the pension and other post-retirement benefit plans, the discount rate is evaluated on measurement dates and modified to reflect the prevailing market rate of a portfolio of high-quality fixed-income debt instruments that would provide the future cash flows needed to pay the benefits included in the benefit obligation as they come due. As of December 31, 2013, the weighted average discount rate for the Group’s pension plans was 4.42% compared with 3.96% as of December 31, 2012. As of December 31, 2013, the weighted average discount rate for the Group’s other post-retirement benefit plans 4.54% compared with 3.75% at December 31, 2012. An analysis of the assumptions that will be used by management to determine the cost of defined benefit plans that will be recognized in net income or loss in the next financial year is presented in note 16 to the Group’s consolidated financial statements included elsewhere in this prospectus.

Actuarial gains and losses represent differences between the expected and actual returns on the plan assets, gains and losses on the plan liabilities and the effect of changes in actuarial assumptions. The Group uses the so-called “corridor approach” whereby, to the extent that cumulative actuarial gains and losses exceed 10% of the greater of the market related value of the plan assets and the projected benefit obligation at the beginning of the fiscal year, they are reclassified from in accumulated other comprehensive income to net income over the average remaining service periods of participating employees.

The Group’s desired investment objectives for pension plan assets include maintaining an adequate level of diversification to reduce interest rate and market risk, and to provide adequate liquidity to meet immediate and future benefit payment requirements. In the US, the interest rate risk inherent in the Group’s defined benefit pension plan is hedged using a combination of bonds and interest rate swaps. Outside the US, the Group’s defined benefit pension plans target a mix of growth seeking assets, comprising equities, and income generating assets, comprising government and corporate bonds, that is considered by the trustees to be appropriate in the circumstances. Plan assets are rebalanced periodically to maintain target asset allocations.

In determining the expected return on plan assets, the Group considers the relative weighting of plan assets, the historical performance of total plan assets and individual asset classes, and economic and other indicators of future performance. Return projections are validated using a simulation model that incorporates yield curves, credit spreads and risk premiums to project long-term prospective returns. As of December 31, 2013, the expected return on plan assets ranged from 4.56% to 4.8% compared with a range of 4.56% to 6.6% as of December 31, 2012.

The Group’s funding policy for its defined benefit pension plans is to contribute amounts determined annually on an actuarial basis to provide for current and future benefits in accordance with federal law and other regulations. During Fiscal 2014, the Group expects to contribute approximately $28.0 million to its defined benefit pension plans.

Effects of changes in the actuarial assumptions underlying the benefit obligation, effects of changes in the discount rate applicable to the benefit obligation and effects of differences between the expected and actual return on the plan assets are classified as actuarial gains and losses and are recognized in other comprehensive income. During Fiscal 2013, the Group recognized a net actuarial gain of $6.8 million. Further actuarial gains and losses will be recognized during the next financial year.

Impairment of Goodwill and other Long-lived Assets

Goodwill, other intangible assets and property, plant and equipment are tested for impairment if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying amount. Additionally, goodwill and other intangible assets that have indefinite useful lives are subject to an annual impairment test.

Goodwill

To identify a potential impairment of goodwill, the fair value of the reporting unit to which the goodwill is allocated is compared with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not considered impaired.

If the carrying amount of the reporting unit, including the goodwill, exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. The second step of the impairment test compares the implied fair value of the reporting unit with the carrying amount of goodwill. The implied fair value of goodwill represents the excess of the fair value of the reporting unit over the fair value of its identifiable assets and liabilities at the date of the impairment test. An impairment loss is recognized if and to the extent that the carrying amount of the goodwill exceeds its implied fair value.

Impairment tests were carried out on the goodwill balances as of December 31, 2013 at the reporting unit level. Management based the fair value calculations for each reporting unit on the income approach. The income approach was based on cash flow forecasts derived from the most recent three-year financial plans approved by the Board, in which the principal assumptions were those regarding sales growth rates, selling prices and changes in direct costs. Cash flows for the years beyond the three-year financial plans for the reporting units to which individually significant amounts of goodwill were allocated were projected to grow at 2.5% per annum, a rate that does not exceed the expected long-term growth rates in their respective principal end markets.

Management applied discount rates to the resulting cash flow projections that reflect current market assessments of the time value of money and the risks specific to the reporting unit. In each case, the discount rate was determined using a capital asset pricing model. The discount rates used in the impairment tests of goodwill as of December 31, 2013 were in a range of 11.0% to 13.0%.

The Group bases its fair value estimates on assumptions it believes to be reasonable at the time, but that are unpredictable and inherently uncertain. In addition, the Group makes certain judgments and assumptions in allocating shared assets and liabilities to determine the carrying values for each of its reporting units tested. Changes in assumptions or circumstances could result in an additional impairment in the period in which the change occurs and in future years.

Indefinite-lived Intangible Assets

Certain of our brand and trade names were determined to be an indefinite-lived intangible asset which is tested for impairment on an annual basis in accordance with ASC Topic 350 “Intangibles—Goodwill and Other,” or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value below its carrying amount. The Group uses the relief-from-royalty method, a form of the income approach, to determine the fair value as of the measurement date. The relief-from-royalty method is dependent on a number of significant management assumptions, including estimates of revenues, royalty rates and discount rates. The discount rates used in the impairment tests of indefinite-lived intangible assets as of December 31, 2013 were in a range of 11.0% to 13.0%.

In 2013, there were no events or changes in circumstances that would have required an impairment test other than as of our annual test date and the Group concluded that the fair value of the brands was in excess of the carrying value as of December 31, 2013.

Other Long-Lived Assets

A long-lived asset or finite lived intangible asset or asset group is considered to be impaired when the undiscounted expected future cash flows from the asset or asset group are less than its carrying amount. In that event, an impairment loss is recognized to the extent that the carrying amount of the asset or asset group exceeds its fair value. Fair value is estimated as the present value of the expected future cash flows from the asset or asset group discounted at a rate commensurate with the risk involved. An impairment loss for an asset group is allocated to the long-lived and intangible assets of the group on a pro rata basis using the relative carrying amounts of those assets, with the limitation that the carrying amount of an individual asset is not reduced below its fair value.

As of December 31, 2013, the carrying amount of long-lived assets was $666.6 million. Impairment losses may be recognized on these assets within the next financial year if there are adverse changes in the variables and assumptions underlying the estimated future cash flows of the reporting units or asset group, or the discount rates that are applied to those cash flows.

Inventory

Inventories are stated at the lower of cost or market value, with due allowance for excess, obsolete or slow-moving items based on management’s review of on-hand inventories compared to historical and estimated future sales and usage profiles. Market value is based on current replacement cost. As of December 31, 2013, the carrying value of inventories was $491.1 million, net of allowances. Should demand for the Group’s products decline during the next financial year, additional allowances may be necessary in respect of excess or slow-moving items. Cost is generally determined on a first in, first out (“FIFO”) basis, but the cost of certain inventories is determined on a last in, first out (“LIFO”) basis. As of December 31, 2013, inventories whose cost was determined on a LIFO basis represented 36.3% (December 31, 2012: 39.3%) of the total carrying amount of inventories.

Financial Instruments

The Group uses derivative financial instruments, principally forward foreign currency contracts, to reduce its exposure to exchange rate movements, primarily on purchases of inventory. The Group does not hold or issue derivatives for speculative or trading purposes. The Group recognizes all derivative financial instruments as either assets or liabilities at fair value on the balance sheet date. The accounting for the change in the fair value is recognized in net income unless designated in an effective cash flow or net investment hedging relationship. During Fiscal 2013, a net fair value gain of $0.3 million in relation to designated net investment hedges was recognized in other comprehensive income, and a net loss of $0.2 million was recognized in cost of sales on the fair valuation of currency forward contracts.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Derivative assets and liabilities are valued using discounted cash flow valuation models which use inputs such as prevailing currency exchange rates for the appropriate tenor and applicable credit spreads.

Workers’ Compensation

An accrual is made for claims for compensation for injuries sustained by the Group’s employees while at work. The Group’s liability for claims made but not fully settled is calculated on an actuarial basis and considers such factors as past experience, number of claims reported and estimates of claims incurred but not yet reported. Historical data trends are used to estimate the liability for unreported incidents. As of December 31, 2013, the recorded accrual for workers’ compensation amounted to $12.8 million.

Further accruals may be necessary within the next financial year if the actual cost of settling claims exceeds management’s estimates.

Environmental Liabilities

An accrual is made for the estimated cost of known environmental remediation obligations in relation to the Group’s current and former manufacturing facilities. Cost estimates include the expenditure expected to be incurred in the initial remediation effort and, where appropriate, in the long-term monitoring of the relevant sites. Management monitors for each remediation project the costs incurred to date against expected total costs to complete and operates procedures to identify possible remediation obligations that are presently unknown.

As of December 31, 2013, the accrual for environmental remediation costs amounted to $6.7 million. Further accruals may be necessary within the next financial year if actual remediation costs exceed expected costs, new remediation obligations are identified or there are changes in the circumstances affecting the Group’s legal or constructive remediation obligations. The majority of the environmental provisions are currently expected to be utilized during 2014.

Product Warranties

An accrual is made for the estimated cost of future warranty claims on the Group’s products when the revenue is recognized for the sale of the related equipment. Management bases its estimate on historical experience of the nature, frequency and average cost of warranty claims and takes into account recent trends that might suggest that the historical claims experience may differ from future claims. As of December 31, 2013, the Group’s accrual for warranty claims amounted to $12.8 million. Further accruals may be necessary within the next financial year if actual claims experience differs from management’s estimates.

The majority of the warranty provisions are expected to be utilized during 2014, with the remainder estimated to be utilized within the next five years.

Product Liability

The Group is involved in various claims and legal proceedings of a nature considered normal to its business, including product liability claims. The Group records accruals for contingencies when it is probable that a liability has been incurred and the amount can be reasonably estimated. In establishing such accruals the Group takes into account the relevant facts and circumstances of each matter and considers the advice of its legal and other professional advisers.

As of December 31, 2013, the accrual for product liability claims amounted to $10.6 million. The ultimate liability for potential claims may be dependent upon the discovery of facts that are currently uncertain, the outcome of litigation proceedings and possible settlement negotiations.

Taxation

The Group is subject to income tax in most of the jurisdictions in which it operates. Management is required to exercise significant judgment in determining the Group’s provision for income taxes. Management’s judgement is required in relation to uncertain tax positions whereby additional current tax may become payable in the future following the audit by tax authorities of previously-filed tax returns. It is possible that the final outcome of these uncertain tax positions may differ from management’s estimates.

Management assesses uncertain tax positions based upon an evaluation of the facts, circumstances and information available at the balance sheet date. Provision is made for uncertain tax positions to the extent that the amounts previously taken or expected to be taken in tax returns exceeds the tax benefits that are recognized in the consolidated financial statements in respect of the tax positions. A tax benefit is recognized in the consolidated financial statements only if management considers that it is more likely than not that the tax position will be sustained on examination by the relevant tax authority solely on the technical merits of the position and is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement assuming that the tax authority has full knowledge of all relevant information. Provisions for uncertain tax positions are reviewed regularly and are adjusted to reflect events such as the expiry of limitation periods for assessing tax, guidance given by the tax authorities and court decisions.

As of December 31, 2013, the Group had unrecognized tax benefits of $90.4 million (Fiscal 2012: $86.1 million; Fiscal 2011: $86.5 million), which, if recognized, would affect the Group’s annual effective tax rate. As of December 31, 2013, the Group’s unrecognized tax benefits consist primarily of tax positions related to transfer pricing in multiple international jurisdictions and audits in various jurisdictions. The Group believes that it is reasonably possible that a decrease of up to $43.1 million in the Group’s gross unrecognized tax benefits will occur in the next twelve months as a result of the settlement of an audit or the expiration of the statutes of limitations in various international jurisdictions.

Estimation is also required of temporary differences between the carrying amount of assets and liabilities and their tax base. Deferred tax is tax expected to be payable or recoverable on differences between the carrying amount of an asset or a liability and its tax base used in the computation of taxable profit. Deferred tax is accounted for using the asset and liability method, whereby deferred tax assets and liabilities are generally recognized for all temporary differences calculated using tax rates that have been enacted at the balance sheet date. Deferred tax assets are reduced through the establishment of a valuation allowance if it is more likely than not that the deferred tax asset will not be realized taking into account the timing and amount of the reversal of taxable temporary differences, expected future taxable income and tax planning strategies.

Deferred tax is provided on taxable temporary differences arising on investments in foreign subsidiaries and equity method investees, except where the Group intends, and is able, to reinvest such amounts on a permanent basis.

The following recent accounting pronouncements are relevant to the Group’s operations but have not yet been adopted:

ASU 2013-05 “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon De-recognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity”

In March 2013, the FASB issued ASU 2013-05, which indicates that a cumulative translation adjustment is attached to the parent’s investment in a foreign entity and should be released in a manner consistent with the de-recognition guidance on investments in entities. Therefore, the entire amount of the cumulative translation adjustment associated with the foreign entity would be released when there has been a:

•	Sale of a subsidiary or group of net assets within a foreign entity and the sale represents the substantially complete liquidation of the investment in the foreign entity

•	Loss of a controlling financial interest in an investment in a foreign entity (i.e., the foreign entity is deconsolidated)

•	Step acquisition for a foreign entity (i.e., when an entity has changed from applying the equity method for an investment in a foreign entity to consolidating the foreign entity)

ASU 2013-05 does not change the requirement to release a pro rata portion of the cumulative translation adjustment of the foreign entity into earnings for a partial sale of an equity method investment in a foreign entity.

ASU 2013-05 is effective prospectively for public companies for fiscal years beginning after December 15, 2013. Management is evaluating the impact of the adoption of this accounting pronouncement.

ASU 2013-11 – “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force)”

ASU 2013-11 requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the consolidated financial statements as a reduction to a deferred tax asset for net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except under certain circumstances.

This amendment is effective for fiscal years beginning after December 15, 2013. Early adoption is permitted. Management is evaluating the impact of the adoption of this accounting pronouncement.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various types of market risks including the effects of adverse fluctuations in foreign currency exchange rates, adverse movements in commodity prices for products we use in our manufacturing and adverse changes in interest rates. To reduce our exposure to these risks, we maintain risk management controls and policies to monitor these risks and take appropriate actions to attempt to mitigate such forms of market risks.

Further information and quantitative analysis is included below and in notes 13 and 15 to the Group’s audited consolidated financial statements included elsewhere in this prospectus.

Foreign Currency Exchange Rate Risks

We have global operations and thus make investments and enter into transactions denominated in various foreign currencies. Our operating results are impacted by buying, selling and financing in currencies other than the functional currency of our operating companies. From time to time, we may enter into currency derivative contracts to manage currency transaction exposures. Information on the Group’s exposure to currency risk is presented below and in notes 13 and 15 to the Group’s audited consolidated financial statements included elsewhere in this prospectus.

Interest Rate Risk

We are subject to interest rate market risk in connection with our long-term debt. Our primary interest rate exposure relates to outstanding amounts under our senior secured credit facilities. As of December 31, 2013, the principal amount outstanding under our variable rate senior secured credit facilities was $1,414.8 million. We also had additional availability of $300.0 million under the revolving portion of our senior secured credit facility. Information on the Group’s exposure to interest rate risk is presented below and in note 15 to the Group’s audited consolidated financial statements included elsewhere in this prospectus.

Currency and Interest Rate Profiles

The tables below provide additional information on the currency and interest rate profiles of the Group’s net assets, cash and cash equivalents and debt.

Currency translation exposures on the Group’s net assets, taking into account designated currency translation derivatives, were as follows:

$ million	As of December 31, 2013	As of December 31, 2012
Currency
– US dollar	$(254.7)	$(248.3)
– Sterling	141.3	144.0
– Euro	521.6	450.6
– Canadian dollar	270.4	260.3
– Other	1,459.0	1,485.2

	$2,137.6	$2,091.8

Currency and interest rate profile of cash and cash equivalents

The currency and interest rate profile of cash and cash equivalents, after taking into account the effect of the Group’s currency swaps, was as follows:

	Floating interest rate		Non-interest bearing	Total
$ million, unless otherwise stated		Weighted average interest rate (%)
As at December 31, 2013
Currency:
– US dollar	$—	$—	$—	$—
– Sterling	66.5	0.2%	0.2	66.7
– Euro	38.9	1.0%	60.0	98.9
– Canadian dollar	25.6	1.1%	1.6	27.2
– Other	97.6	1.7%	47.7	145.3

	$228.6		$109.5	$338.1

As at December 31, 2012
Currency:
– US dollar	$183.5	0.1%	$10.1	$193.6
– Sterling	57.8	0.3%	8.0	65.8
– Euro	11.0	0.8%	26.9	37.9
– Canadian dollar	6.9	1.1%	—	6.9
– Other	91.0	1.7%	36.1	127.1

	$350.2		$81.1	$431.3

Currency and interest rate profile of debt

The currency and interest rate profile of the principal amount of outstanding borrowings, after taking into account the effect of the Group’s currency swaps, was as follows:

	Floating interest rate		Fixed interest rate			Interest-free
$ million, unless otherwise stated		Weighted average interest rate (%)		Weighted average interest rate (%)	Weighted average period for which rate is fixed (years)		Total
As at December 31, 2013
Currency:
– US dollar	$1,392.6	3.8%	$324.8	9.0%	4.7 years	$—	$1,717.4
– Sterling	8.3	0.0%	21.8	6.1%	1.7 years	0.6	30.7
– Euro	—	—	—	—	—	1.0	1.0
– Canadian dollar	—	—	—	—	—	—	—
– Other	22.2	3.8%	5.2	9.0%	4.7 years	—	27.4

	$1,423.1		$351.8			$1.6	$1,776.5

As at December 31, 2012
Currency:
– US dollar	$1,422.0	4.3%	$438.5	9.0%	5.7 years	$0.1	$1,860.6
– Sterling	11.6	0.4%	21.3	6.1%	2.7 years	0.6	33.5
– Euro	—	—	—	—	—	0.8	0.8
– Canadian dollar	2.2	1.7%	—	—	—	—	2.2
– Other	20.9	4.3%	6.5	9.0%	5.7 years	—	27.4

	$1,456.7		$466.3			$1.5	$1,924.5

On the assumption that the change in interest rates is applied to the Group’s financial assets and liabilities at the balance sheet date, an increase of 50 basis points in prevailing interest rates would increase the Group’s net income/(loss) from continuing operations before taxes and equity in net income/(loss) of equity method investees by $1.2 million and a decrease of 50 basis points would decrease this measure by $2.3 million. Borrowings under the Senior Secured Credit Facilities bear interest at floating rates, but are subject to a floor, which, as at December 31, 2013, was a LIBOR floor of 1%. The Revolver is subject to a LIBOR floor of 1.75%, but as at December 31, 2013, there were no cash drawings under this facility. If the LIBOR floor was not effective, an increase of 50 basis points in the prevailing interest rates applied to the Group’s financial assets and liabilities at the balance sheet date would decrease the Group’s net income/(loss) from continuing operations before taxes and equity in net income/(loss) of equity method investees by $5.8 million and a decrease of 50 basis points would increase this measure by $1.2 million.

Commodity Price Risk

We purchase certain raw materials that are subject to price volatility caused by fluctuations in supply and demand as well as other factors. To help mitigate the impact of higher commodity prices and volatility, we have multiple-source and geographically diverse procurement policies and endeavor to negotiate commodity supply contracts that fix prices for quarterly or annual periods in order to reduce the impact of price volatility. In addition, we continue to negotiate with our customers to provide for the sharing of increased raw material costs. From time to time, we may enter into commodity contracts to manage our exposure to changes in commodity prices.

Assuming current levels of commodity purchases, a 10% increase or decrease in the purchase price of raw materials we purchase would correspondingly change our net income by approximately $120 million per year.

Reconciliation from IFRS to US GAAP

Pinafore previously prepared, and filed with the SEC on Form 20-F, consolidated financial statements prepared in accordance with IFRS.

IFRS differs from US GAAP in certain respects. An explanation of the material differences that affect Pinafore’s reported results, cash flows and financial position is presented below, together with the reconciliations that quantify the effect of those differences on Pinafore’s consolidated net income for Fiscal 2013, Fiscal 2012 and Fiscal 2011 and its consolidated shareholders’ equity as of December 31, 2013 and December 31, 2012.

Net Income

$ million	notes		Fiscal 2013	Fiscal 2012	Fiscal 2011
Net income from continuing operations, IFRS			$135.8	$(15.9)	$(30.5)

Differences:
Presentation of discontinued operations	(a	)	(5.4)	(20.2)	(150.6)
Inventory valuation—LIFO for certain US Inventories	(b	)	(2.0)	(1.3)	(2.0)
Pension and other post-retirement benefit obligations	(c	)	7.2	18.5	15.7
Embedded derivatives	(d	)	(3.9)	(12.3)	27.2
Impairment of goodwill	(e	)	—	—	5.8
Other adjustments to reconcile to US GAAP(1)			(1.7)	2.7	(11.0)
Income taxes and net difference in income taxes due to the above items	(f	)	(15.2)	(101.8)	(28.4)

Net income for the period from continuing operations, US GAAP			114.8	(130.3)	(173.8)

Net income from discontinued operations, IFRS			0.3	764.5	74.6

Differences:
Presentation of discontinued operations (net of tax)	(a	)	(0.2)	120.2	156.3

Net income for the period from discontinued operations, US GAAP			0.1	884.7	230.9

Net income, US GAAP			$114.9	$754.4	$57.1

Net income, IFRS(2)			$136.1	$748.6	$44.1

(1)	Other adjustments recorded for US GAAP relate to items identified subsequent to the issuance of the consolidated financial statements of Pinafore prepared in accordance with IFRS. These adjustments are immaterial both individually and in the aggregate to the previously issued consolidated financial statements under IFRS.
(2)	Net income, IFRS is the sum of net income from continuing operations, IFRS and net income from discontinued operations, IFRS.

Equity

			As of December 31, 2013	As of December 31, 2012
Shareholder’s equity, IFRS			$1,796.5	$1,694.6

Differences:
Inventory valuation—LIFO for certain US Inventories	(b	)	(6.9)	(4.9)
Pension and other post-retirement benefit obligations	(c	)	28.3	27
Embedded derivatives	(d	)	(8.6)	(4.7)
Goodwill and intangible asset impairment	(e	)	5.8	5.8
Other adjustments to reconcile to US GAAP(1)			6.3	4.1
Income taxes and net difference in income taxes due to the above items	(f	)	(57.7)	(22.8)
Shareholder’s Equity, US GAAP			1,763.7	1,699.1

Non-controlling interests, IFRS			235.1	249.3

Differences:
Non-controlling interest goodwill	(e	)	139.1	143.4
Other			(0.3)	—

Non-controlling interests, US GAAP			373.9	392.7

Total equity, US GAAP			$2,137.6	$2,091.8
Total equity, IFRS			$2,031.6	$1,943.9

(1)	Other adjustments recorded for US GAAP relate to items identified subsequent to the issuance of the consolidated financial statements of Pinafore prepared in accordance with IFRS. These adjustments are immaterial both individually and in the aggregate to the previously issued consolidated financial statements under IFRS.

Material Differences Between IFRS and US GAAP

The consolidated financial statements, as prepared in accordance with IFRS, include financial statement line items for distribution costs, administrative expenses, and transaction costs. For the purposes of the financial statements prepared in accordance with US GAAP, these line items have been aggregated and reported as “Selling, general, and administrative expenses.” Other immaterial reclassifications between financial statement line items have been made to align the presentation of the US GAAP financial statements for all periods presented.

(a) Presentation of discontinued operations

Under US GAAP, a discontinued operation is any component of an entity that has identifiable operations and cash flows and has been sold or is classified as held for sale at the balance sheet date. Under IFRS, a discontinued operation is an operation that has been sold or is classified as held for sale at the balance sheet date, and itself represents, or its sale is part of a single plan to dispose of, a separate major line of business or geographical area of operations.

Under IFRS, Aquatic qualified as held for distribution due to the commitment by management to a distribution of certain of Pinafore’s non-core assets, including Aquatic, to the Company’s ultimate shareholders. Aquatic, which is an operating segment, was classified as a discontinued operation under IFRS for Fiscal 2013, Fiscal 2012 and Fiscal 2011. Under US GAAP, Aquatic did not meet the criteria specified under ASC 360 “Property, plant, and equipment” for classification as held for sale (and subsequently, discontinued operations) as distributions to owners are reported as held and used until distribution. There is no equivalent guidance in IFRS.

Certain of the Group’s businesses that were disposed of in Fiscal 2011 did not qualify as discontinued operations under IFRS because they did not represent a separate major line of business or geographical area of operations, but do qualify as such under US GAAP. These businesses were included in continuing operations under IFRS, but are presented as discontinued operations under US GAAP. See note 6 to the audited consolidated financial statements included elsewhere in this prospectus for an outline of the operations which were classified as discontinued operations under US GAAP.

(b) Inventory valuation

Under US GAAP, inventories are stated at the lower of cost and market. Cost is generally determined on a FIFO basis, but a last in, first out (“LIFO”) basis is also accepted under US GAAP. Pinafore utilizes LIFO to determine the cost of inventory held by certain US subsidiaries. IFRS does not permit the use of LIFO to determine the cost of inventory.

(c) Pension and other post-retirement benefit obligations

Under both IFRS and US GAAP, the cost of defined benefit plans is calculated using the projected unit credit method and is recognized over the average expected remaining service lives of participating employees, but differences exist, principally with regard to the recognition of plan assets and valuation of benefit obligations and the methods of recognizing gains and losses.

Statement of operations—recognition

Under IFRS, actuarial gains and losses are recognized in equity in the period in which they occur and are not subsequently transferred to the income statement. Under US GAAP, actuarial gains and losses are amortised over the remaining service lives of participating employees to the extent that, measured at the beginning of each fiscal year, they exceed 10% of the greater of the fair value of the plan assets or the projected benefit obligation.

Under IFRS, the interest charge is calculated on the net funded status of each plan using the discount rate of the plan. Under US GAAP the discount rate is applied to the benefit obligation and the expected return on assets is applied to plan assets.

Statement of operations—presentation

Under IFRS, the administrative expenses of the plan are charged to operating income. Under US GAAP administration costs are only charged to operating income where there is an explicit requirement to do so.

Classification of the net periodic benefit cost within the statement of operations also differs between IFRS and US GAAP. Under IFRS, the service cost, past service cost and gains and losses on settlements and curtailments are included within operating income, but the net interest cost is included in interest expense. Under US GAAP, the net periodic pension cost is charged wholly to operating income.

Balance sheet

Under IFRS, the funded status of each plan is recognized in the Group’s balance sheet except that prior service costs or credits are recognized over their respective vesting periods and, where a plan is in surplus, the asset recognized is limited to the amount of any unrecognized prior service costs and the present value of any amount which the Group expects to recover by way of refunds or a reduction in future contributions.

Under US GAAP, there is no limit to the asset recognized for plans in surplus positions.

(d) Embedded derivatives

The term loans issued under the Group’s senior secured credit facilities include interest rate floors. Under IFRS, the interest rate floor features were not considered to be closely related to the debt and therefore required separate accounting at fair value with subsequent changes in fair value recognized in profit and loss. Under US GAAP, the criteria to assess if these types of embedded features differs from IFRS and as a result these interest rate floors were determined to be clearly and closely related and did not require separate accounting at fair value, but instead were accounted for as part of the debt host contract.

(e) Goodwill

Goodwill impairment

Under IFRS, the goodwill impairment test is performed in which the recoverable amount, which is defined as the higher of fair value less costs to sell and value in use of the cash generating unit (or group of cash generating units), is compared to its carrying amount. The impairment loss is recognized as the excess of the carrying amount over the recoverable amount.

Under US GAAP, a two-step goodwill impairment test is performed. This test consists of comparing the fair value of the reporting unit, including goodwill, to its carrying amount. If the fair value of the reporting unit is less than the book value, goodwill is considered to be impaired. The goodwill impairment is measured as the excess of the carrying amount of goodwill over its implied fair value. A hypothetical purchase price allocation, in which the fair value determined in the first step is allocated to the various assets and liabilities included in the reporting unit, is used to determine the implied fair value of goodwill in the same manner that goodwill is determined in a business combination.

As a result of the differences between IFRS and US GAAP described above, the goodwill impairment recognized in Fiscal 2011 in accordance with US GAAP resulted in a different amount recognized under US GAAP than previously recognized under IFRS.

Non-controlling interest goodwill

Under IFRS an entity makes an accounting choice on an acquisition-by-acquisition basis, for measuring the non-controlling interest at either:

(a)	the non-controlling interest’s proportionate share of the net fair value of the identifiable net assets; or

(b)	fair value, i.e. allocating goodwill to the non-controlling interest (the “full goodwill” approach), which is the required treatment under US GAAP.

As a consequence, on conversion to US GAAP, Pinafore applied the full goodwill approach and has recognized the additional goodwill relating to the non-controlling shareholders’ interests at the date of acquisition.

(f) Income Taxes

Intra-period allocations

Under IFRS, when deferred tax assets related to loss carryforwards are utilized by a current year transaction, the tax benefit of the utilization is allocated to the classification of the item for which the deferred tax asset was originally generated. There were several instances where tax gains were recorded in discontinued operations and offset by previously unrecognized loss carryforwards that were originally generated through continuing operations. Therefore the tax benefit of utilizing these tax attributes was recorded in continuing operations under IFRS.

Under US GAAP, the intra-period allocation rules dictate that the tax benefit of the utilized tax attributes is classified consistent with the income which utilizes them. Therefore under US GAAP the utilization of tax carryforwards is allocated to discontinued operations.

Share-based compensation

Under IFRS, an entity re-measures its deferred tax asset related to share-based compensation on the basis of the expected future tax deduction, which typically takes account of the share price at the reporting date.

Under US GAAP, the deferred tax asset is measured based on the tax effect of the cumulative expense recognized in the statement of operations, and fluctuations of share price during the vesting period do not affect the value of the deferred tax asset.

Investment in partnership

An entity which owns an interest in a partnership creates two types of deferred taxes—temporary differences related to the operations of the partnership, and also the outside basis difference related to the investment in the partnership. Under IFRS, Pinafore only provides deferred taxes on the temporary differences related to the operations of the partnership because it can control the reversal of the outside basis difference is not recognized as it is not probable it will reverse in the foreseeable future.

US GAAP requires deferred tax recognition on the outside basis difference between the carrying value and the tax basis of the partnership, and no exceptions are available.

Statements of cash flow

Under IFRS, cash flow represents increases or decreases in cash and cash equivalents, which comprise cash in hand, deposits available on demand, other short-term highly liquid investments with a maturity on acquisition of three months or less and bank overdrafts. Under US GAAP, cash flow is as defined under IFRS, except it excludes increases or decreases in bank overdrafts. The value of the Group’s bank overdrafts are not significant relative to the balance of cash and cash equivalents.

The material differences in the presentation of cash flow line items is as follows:

•	Under IFRS, interest received is included within cash flows from investing activities and interest paid is included within cash flows from financing activities. Under US GAAP interest paid and interest received are both included within cash flows from operating activities.

•	Fluctuations in restricted cash are classified as investing activities under US GAAP, whereas due to the nature of the corresponding obligation such fluctuations are classified as financing activities under IFRS.

BUSINESS

Company Overview

We are the world’s leading manufacturer of power transmission belts and a premier global manufacturer of fluid power products. We estimate that for Fiscal 2013 approximately 55% of Gates’ sales were derived from products and geographies in which we have the leading market share position and approximately 85% of Gates’ sales were derived from products and geographies in which Gates maintains a top three position. Our highly engineered products are critical components used in diverse industrial and automotive applications where the cost of failure is very high relative to the cost of our products. We provide a differentiated value proposition to our customers by offering a complete portfolio of premium product and service solutions for both replacement and first-fit applications across our targeted end markets, which encompass process and specialty, construction, agriculture, energy, transportation and automotive. For Fiscal 2013, approximately 60% of our sales were generated from a diverse set of replacement markets globally, which provide significant earnings resiliency. We sell our products globally under the Gates brand, which is recognized by distributors, original equipment manufacturers, or OEMs, and installers as the premium brand for quality and technological innovation, a reputation which we have built for over a century since the Company’s founding in 1911.

We are diversified by product, customer, geography and end market. Our product portfolio consists of over 580,000 stock keeping units, which we believe represents the broadest range of power transmission belts and fluid power products in the markets we serve. We maintain long-standing relationships with the leading distributors of replacement industrial and automotive parts, as well as OEMs, in every region of the world, with some of our longest customer relationships exceeding 50 years. Our top 10 customers represented less than 30% of our sales for each of 2013, 2012 and 2011. Our products are sold in over 120 countries around the world, with our largest region being North America, representing approximately 50% of our sales for Fiscal 2013. We also have a long-established and growing presence in emerging markets, and we believe we are well-positioned to capitalize on the growth trends in these regions. Details of our net sales for Fiscal 2013 by selected key countries within each of our Gates segments are as follows:

Gates’ Sales By Region / Country
North America	EMEA

Asia Pacific	South America

In addition to our geographical diversification, we serve a number of diverse industrial end markets with exposure to a variety of demand drivers that in aggregate enhance our earnings stability. We believe that our premier global brand, market leadership and differentiated value proposition allow us to generate sales growth in excess of our end market growth. We plan to grow our sales in existing industrial end markets with solutions that leverage our global brand, existing product portfolio and manufacturing and distribution capabilities. Continuous new product innovation and our long-standing presence in emerging markets will also drive incremental growth. We generate strong margins by selling highly engineered products at premium prices. We believe that our focus on lean operations, as demonstrated by our labor productivity rates, coupled with our low-cost footprint, which is the result of our concentration of production in low-cost regions close to where our products are sold, have also helped to strengthen our margins. We further enhance our margins with a culture of continuous improvement. Our capital light business model maintains substantial operating leverage, which yields strong free cash flow and attractive returns on invested capital.

Our History

On October 1, 1911, Charles Gates, Sr. purchased the Colorado Tire and Leather Company, a manufacturer of steel-studded bands of leather that attached to tires to extend their mileage. In 1917, the Company changed its name to the International Rubber Company and commercialized the V-belt, which used rubber and woven threading instead of rope belts, which were more commonly used at that time. The Company was re-named Gates Rubber Company in 1919, and entered a period of domestic expansion to become the largest manufacturer of V-belts. In 1963, the Gates Rubber Company built its first of many international facilities in Erembodegem, Belgium and in 1970 formed a joint venture with the Nitta Corporation to expand into Asian markets. In 1986 Gates acquired the Uniroyal Power Transmission Company and became the world’s largest synchronous/timing belt manufacturer, firmly establishing our growth path in the Asia-Pacific region.

In 1996, the Gates Rubber Company was acquired by a publicly held British-based engineering firm, Tomkins plc, ending 85 years of family ownership. Gates was part of a series of acquisitions made by Tomkins in the 1980s and 1990s. In addition to Gates, Tomkins held a portfolio of industrial and building products assets. Other industrial operations held by Tomkins included Schrader Electronics, Dexter Axle, Ideal and Plews & Edelmann. Building products operations included Air Systems Components Inc, Ruskin, Hart & Cooley and Aquatic.

In 2002, James Nicol joined Tomkins as Group CEO and implemented a strategy of closing inefficient operations and divesting under-performing and lower margin businesses, while also acquiring businesses with complementary products and services.

On September 24, 2010 Tomkins was acquired by the Sponsors. Under the Sponsors’ ownership, Tomkins continued its strategy of refining its portfolio by selling or separating a number of businesses in a series of transactions that resulted in a group that is almost exclusively comprised of the standalone Gates business. During Fiscal 2011 our material dispositions were Plews & Edelmann, the Powertrain segment, Dexter Chassis and Ideal and during Fiscal 2012 our material dispositions were the Schrader Electronics and Schrader International businesses, Dexter and the Air Distribution business.

Our Principal Markets

Gates serves a diverse set of end markets, encompassing both industrial and automotive applications, selling through both replacement and first-fit channels globally. For each of the last three fiscal years, approximately 60% of Gates’ industrial and automotive sales were generated from replacement markets, with the remaining sales totaling approximately 40% from first-fit applications. Within industrial, our end market focus includes process and specialty, construction, agriculture, energy, transportation and others. Our total sales to industrial end markets have grown over the last three years, a trend we believe will continue. Our automotive end market encompasses light-vehicle applications. In each of the last three fiscal years more than 60% of our global automotive sales derived from replacement products positioned at the premium end of the market.

We believe our market positions in selected end markets are as follows. Market share amounts are approximate and based on management estimates.

We estimate that for Fiscal 2013 approximately 55% of Gates’ sales were derived from products and geographies in which we have the leading market share position and approximately 85% of Gates’ sales were derived from products and geographies in which Gates’ maintains a top three position.

We have aligned our global footprint and resources to efficiently capitalize on the continued growth of emerging markets. We believe that growth in these markets will be driven by a combination of factors that include rising industrial production and infrastructure development, expanding car ownership and the development of organized replacement channels. In Fiscal 2010, Gates’ sales into emerging markets, as defined by the International Statistical Institute, were $629 million. For Fiscal 2013, Gates’ sales into these countries were $748 million, representing 19% growth over Fiscal 2010 sales on a constant currency basis.

Industrial Markets (46% of sales)

Our industrial end markets represented 46% of our sales for Fiscal 2013. More than 60% of our industrial sales, or 28% of our total sales, for Fiscal 2013, were generated from products sold to the industrial replacement market. The harsh environment in which our critical components often operate drives our robust product replacement business. Our products are generally replaced due to a number of key factors, including normal wear and tear, accelerated replacement to take advantage of labor efficiencies (for example, our parts may be replaced as part of ongoing maintenance to the broader systems in which they are a part of) and risk mitigation as the cost of our components is low relative to the cost of application failure.

We generated 18% of sales for Fiscal 2013 from products sold to the industrial first-fit market. This market is driven by global OEM production volumes across our core end markets. In developed markets, OEM production volumes are expected to benefit from the continued improvement in industrial production and other end market-specific factors such as increased demand for energy efficient products. In emerging markets, we expect the first-fit market to benefit from continued investment in infrastructure and general economic development.

The large, diverse and global nature of the industrial markets we serve provides attractive opportunities for growth. We focus on end markets that we believe have significant addressable growth potential and allow us to leverage our global brand, existing manufacturing capacity and distribution capabilities. Our industrial sales and marketing function is organized by end-use verticals. This alignment helps us to provide industry-specific solutions and expertise to customers and allows us to gain insights into customer needs in current and adjacent applications. Based on estimates from industry sources, as well as our own analysis, we estimate our incremental sales opportunity in our industrial markets to be approximately $12 billion. In 2013, we generated over $269 million of annual run-rate Gates’ sales from new business wins in our targeted industrial markets.

We believe that we have significant opportunity to grow sales in many industrial markets. For example, sales growth in the global construction equipment end market is driven by the continuing urbanization of emerging markets. We also believe that we have significant opportunities to grow sales in process and specialty end markets, which include general manufacturing, lawn and garden, food processing and other markets. Due to our global presence, we are well positioned to take advantage of a pickup in industrial production, a key driver of our general manufacturing end market. Similarly, we are positioned to grow within truck and bus end markets, particularly in Europe, due to our existing relationships with key OEM customers. We believe that underinvestment in truck fleets during the recession, as well as the need to comply with ever-higher standards of emissions and efficiency will drive continued replacement and first-fit demand. Finally, we also see significant opportunities in agriculture, energy and mining end markets. We believe increased demand for food production as well as farm mechanization will drive higher spend on agricultural equipment (particularly hydraulics), while a trend towards natural resource extraction in harsher environments, as well as technological advances such as hydraulic fracturing will drive higher spend on extraction equipment.

We are actively investing in new product development aimed at meeting identified customer and market needs. Our new product pipeline includes a number attractive products meant for the industrial markets:

•	Selective catalytic reduction, or SCR, hose targeted at the transportation and infrastructure and agriculture markets. We use patent-pending carbon fiber technology that allow new diesel engine designs to meet lower nitrous oxide emissions requirements;

•	Roughneck rotary hose targeted at the oil and gas industry. Our Roughneck rotary hose is one of the few lines of oil and gas hoses that meet the industry’s strict requirements for performance in temperature range, working pressure and available sizes; and

•	G-Force carbon belts targeted at the 2-wheeler and recreational vehicle markets. Our G-Force belts use proprietary carbon-tensile cord to meet manufacturer requirements for strength and weight.

Below is a summary of key demand drivers for our industrial end markets:

•	Continued recovery in the level of industrial production and industry capacity utilization, both of which remain below long-term averages in North America and Europe;

•	Recovering levels of construction activity driving demand for construction equipment and related replacement parts;

•	Continued emerging market growth and infrastructure investment, particularly in China, driving demand for construction equipment and related replacement parts;

•	The rising importance of Chinese and Indian manufacturers of construction and agricultural equipment as exporters;

•	Increased oil and gas exploration;

•	Investment in commercial vehicle, truck and bus fleets as the global economy continues to recover from the recession; and

•	Evolving regulatory requirements related to reduced emissions and increased fuel economy.

Industrial Customers

We maintain relationships with many large global industrial replacement distributors that value our leading global brand, extensive distribution network and comprehensive product portfolio that meets the needs of equipment operators.

We also have developed strong, long-term relationships with many of the world’s leading manufacturers of industrial equipment. In general, our industrial first-fit customers value our scale because they tend to manufacture across various geographies. Our presence in China and other emerging markets is also particularly valuable in winning business from both local, rising suppliers, as well as North American and European manufacturers that are expanding their production in these countries. In addition, these customers value our strong technical and innovation capabilities.

The table below provides a sample of some of our industrial customers.

	Industrial Replacement	Industrial First-Fit

Americas
EMEA
Asia

Automotive Replacement Markets (32% of sales)

For Fiscal 2013, we generated 32% of sales from the automotive replacement market. We are the leading provider of replacement automotive belts globally, and we believe we are well-positioned to benefit from favorable end market trends. The size and age of the global car parc are key drivers of our automotive replacement sales. In developed markets, the decline in auto sales during the recent recession has resulted in higher average vehicle age. According to industry sources, the average age of light vehicles in the United States stands at a record 11.3 years. In Europe, the average age of light vehicles has followed a similar trend and currently stands at 8.4 years, as measured by ACEA. Additionally, our long-standing presence in emerging markets such as China, India, Eastern Europe and Russia, among others, positions us well to benefit from significant long-term growth in these regions as replacement channels in these regions continue to develop. For example, according to industry sources, the car parc in China is expected to grow at a CAGR of 12% through 2020.

We believe, based on the fact that during the past three years our sales into the North American automotive replacement market has grown at a steady 4% annual rate despite fluctuations in economic conditions, that the automotive replacement market is characterized by a stable underlying demand for products, which is influenced more by non-discretionary preventative maintenance than economic conditions. In addition, industry sources from 2007 through 2013 show that this market experienced lower volatility than the overall economy during the same time period. As such, spending in the automotive replacement market is usually relatively resilient during economic downturns. We believe the demand for our products in the automotive replacement market will continue to be driven by:

•	increases in the car parc, especially in emerging markets;

•	vehicle usage, often measured by miles driven, which drives vehicle wear; and

•	an increase in the average age of the car population, particularly in emerging markets.

The global car parc stands at 1,016 million units in 2013. According to industry sources, it is expected to grow by 291 million units, or a CAGR of 3.7%, through 2020. North America accounted for 29% of the total car parc in 2013, Europe 33% and Asia 28%. The highest expected growth rate through 2020 is in China, which is forecasted to grow at a CAGR of 12%. China’s car parc, which is currently 128 million cars, is projected to grow by 153 million cars and become the largest car parc in the world by 2020.

Miles driven in the United States, as measured by the US Federal Highway Administration, has grown in all but two of the last 25 years, and experienced a CAGR of 1.5% over this same period. For the year ended December 31, 2013, miles driven grew by 0.6% relative to the prior year, which we believe is supported by lower fuel prices towards the end of 2013 and improving consumer confidence.

Our automotive distribution customers partner with us because we offer a differentiated value proposition, which includes:

•	A global, industry leading brand associated with original equipment-level quality that we believe, based on independent surveys of automotive technicians in North America and feedback from our distribution customers, pulls end users to our customers;

•	Breadth of product line—we believe we carry the broadest and most complete product portfolio of any supplier in the industry, and we believe product availability translates directly into customer sales;

•	Extensive cataloging of parts—we provide our customers with catalogs, which include our broad product offering that we actively manage and update;

•	National scale—we are able to rapidly deliver needed parts to customers, regardless of location; and

•	One of the largest in-field sales organizations—we provide extensive technical training and tools, educating both our customers and technicians.

We believe that the growth of the emerging markets automotive replacement represents a significant opportunity for our business. As an example, based on our analysis of industry sources, we believe the annual growth rate of the 5 to 12 year-old vehicle segment of the car parc in China is projected at 22% through 2020. The structure of the replacement market distribution network in China has traditionally been fragmented and composed of smaller players. As emerging markets mature, we will benefit from our established presence and our existing relationships with the largest and most successful distributors.

Automotive Replacement Customers

We have long-standing relationships with many of the leading auto parts distributors around the world. We expect our sales to increase as these customers continue to grow their business and consolidate their industries. We focus on the rapidly growing “do-it-for-me” sector of the replacement market. This sector is highly fragmented, consisting of thousands of technicians who perform maintenance work on passenger cars. This market is serviced by our customers, who typically are medium to large national and regional distributors of repair and replacement auto parts. As cars become more complex, we expect this sector will continue to grow at the expense of the “do-it-yourself” segment.

The table below provides a sample of our global auto replacement customers.

Automotive Replacement Customers

Americas

EMEA

Asia

Automotive First-Fit Market (18% of sales)

For Fiscal 2013, we generated 18% of sales from the automotive first-fit end market, principally from belts and related metal drive products. Demand for our products in this end market is directly related to vehicle production in the geographic regions where our strategy includes having a more significant automotive first-fit presence. For Fiscal 2013, 86% of our automotive first-fit sales were to customers located outside of North America, primarily in Asia and Europe. A large portion of our automotive first-fit sales are from emerging markets where replacement channels are less developed. We believe our first-fit presence provides brand validation and a growing installed base, positioning us to benefit from growth in the car parc of emerging markets.

Industry sources forecast that engine production will grow at a CAGR of 4.0% over the next five years to 2018, with Asia accounting for 45.5% of the production over this period, with a CAGR of 7.0%. Europe and North America are expected to grow by 3.7% and 2.1%, respectively. However, as we only target selected automotive first-fit business, our sales growth may not track increases or decreases in global automotive production volumes.

We believe that the demand for our products in the automotive first-fit end market will continue to be driven by:

•	The level of vehicle production in the geographic regions where our strategy includes having a more significant automotive first-fit presence;

•	Our ability to secure positions on desired new vehicle platforms relative to our competitors; and

•	Evolving regulatory requirements related to reduced emissions and increased fuel economy.

Our products are found in 9 of the top 25 most popular engine platforms produced from 2008 to 2012. Our belts can be found in over 20% of all vehicles produced worldwide. Our highest volume automotive first-fit products are used in Accessory Belt Drive Systems, or ABDS. ABDS refers to the system used to drive multiple peripheral devices in the automotive engine, such as the alternator, power steering pump, water pump, air conditioning compressor and fan. ABDS systems consist of a single, continuous belt, typically a V-belt or Micro-V belt, as well as an idler pulley and a tensioner.

In 2013, the total global first-fit ABDS market was approximately $1.5 billion. The growth of the ABDS market is driven by overall levels of engine production. Gates content per engine ranges from $40 to $50. ABDS systems face no immediate competing technologies or alternative approaches in providing power to engine peripherals.

We are the leading supplier of automotive first-fit Synchronous Belt Drive Systems, or SBDS. SBDS refers to the belts and related metal components used in engines to control camshafts that open and close valves during engine operation. The timing belt has teeth that turn the camshaft in time with the crankshaft. We estimate the annual global demand for SBDS systems to be in excess of $730 million.

SBDS systems compete with metal chain systems, which are also used by manufacturers on some engine platforms to operate valve/cam shaft timing. Belt systems meet customer durability demand while having a number of performance advantages, including lower noise, vibration and harshness, or NVH, greater fuel efficiency and no need for lubrication.

Technology Trends in Automotive First-Fit

Evolving consumer preferences and recent regulations have made products that enhance fuel economy a growth area for automotive first-fit suppliers, which we believe will benefit our business. Many of the products that we sell to the automotive first-fit end market have been shown to improve fuel economy, which positions us well to benefit from this trend.

There is also a similar trend among the automotive first-fit manufacturers to reduce overall engine NVH. A number of our products have been designed to provide these improvements.

The following table summarizes the products we have introduced into the automotive first-fit market in response to trends in the industry, which satisfy fuel efficiency and NVH requirements.

Technology Description
Electric Power Assist Steering	• Electric Power Assisted Steering replaces hydraulic steering system • Reduced fuel consumption and CO2 emissions • Gates belt modular system in development in partnership with Kongsberg Automotive

Start-Stop Technology

•   Belt driven starter-generator that allows the engine to shut down when stopped

•   Alternator-motor developed by Valeo and driven by Gates’ latest Micro-V belt

•   Reduce CO2 emissions up to 15% in congested urban traffic

QMT Belts	• A new patented belt technology that reduces NVH across a broad range of conditions • Elimination of 100 metric ton grind dust since start of production

Automotive First-Fit Customers

We sell our products to most of the major global auto manufacturers, smaller and growing Asian car makers and to tier-1 suppliers. Our automotive first-fit sales are weighted outside of North America, with the largest portion of Fiscal 2013 sales occurring in Asia Pacific (48% of Gates’ total automotive first-fit sales) and EMEA (34%). North America represented 14% of Gates’ automotive first-fit sales and total automotive first-fit sales accounted for 3% of Gates’ total sales for Fiscal 2013. The North American market generally prefers larger displacement engines that use timing chains instead of belts. EMEA and Asia, on the other hand, tend to prefer smaller displacement, higher efficiency engines that use timing belts.

The table below provides a sample of our global first-fit customers.

Automotive First-Fit Customers

Asia

EMEA

Americas

Our Products

Our highly engineered products are sold under the Gates brand in all geographies and end markets and fall into two broad categories: Power Transmission and Fluid Power. The Power Transmission category includes rubber belts and the related tensioner and other metal drive components used to efficiently transfer motion in a broad range of industrial and automotive applications. Power Transmission products represented approximately 65% of Gates’ sales for Fiscal 2013. Fluid Power products include hoses and fittings designed to withstand high pressure and used in hydraulic applications, industrial fluid transfer and custom-design hoses used to convey fluids in engines. Our Fluid Power products are sold primarily into industrial markets and represented approximately 35% of Gates’ sales for Fiscal 2013.

All of our products are critical to the functioning of the equipment in which they are found and are highly engineered and designed to meet specific performance and durability criteria. Our total product portfolio consists of over 580,000 SKUs. The design and manufacture of our products requires extensive technical and manufacturing know-how and experience in order to provide the consistently high levels of performance and quality we deliver. The Gates value proposition extends beyond the premium quality products we offer. Our sales and marketing organization offers customer training on installation and early identification of wear and tear on components. We also work closely with OEMs to develop new products and technologies that eventually carry over to the replacement market. We believe we provide industry-leading delivery times for our products, and have the broadest portfolio of power transmission and fluid power products in the end markets we serve. These characteristics are critical to distributors and installers, who require timely access to a wide range of products as they need the correct component in order to serve their customers. If distributors and installers do not have access to such components, they lose the sale. We believe that through our long history of devoting considerable focus to customer engagement and training, product innovation and best-in-class order fulfillment, we consistently maintain high levels of customer satisfaction, which we believe further entrenches our customers’ loyalty.

Power Transmission Products

We are the leading manufacturer of power transmission belts globally, and we believe we have the broadest product range available. Our belts are classified by their general design into V-belts and synchronous belts; in addition, we also manufacture metal drive products and automotive replacement kits.

V-Belts (37% of Power Transmission sales for Fiscal 2013)

V-belts are Gates’ highest volume products and are used in a broad range of industrial and automotive applications. V-belts, which draw their name from the shape of their profile, are made of proprietary rubber formulations and usually are reinforced with embedded cords. We were a pioneer in the manufacturing of the V-belt, and today we believe we are one of the world’s largest providers, offering a broad range of heavy-duty, light-duty and specialty belt drives. We also manufacture “ribbed” V-belts, which are belts made up of lengthwise grooves, under the “Micro-V” line. This design results in a thinner belt for the same drive surface, making it more flexible. The added flexibility offers improved efficiency through lower friction. In industrial end markets, V-belts (including Micro-V-belts) have a wide variety of applications including use in industrial engines, truck, bus and marine engines, forestry and mining equipment and processing and production lines. In automotive applications, our V-belts transfer power from the crankshaft to accessory drive components such as the alternator, air conditioning compressor, power steering and water pumps.

V-Belt	Micro V-Belt	Accessory Belt Drive System Belt

Synchronous Belts (30% of Power Transmission sales for Fiscal 2013)

Synchronous belts, also known as timing belts, are non-slipping mechanical drive belts. They have teeth molded onto the inner surface and they run over matching toothed pulleys or sprockets. Synchronous belts experience no slippage and are often used to transfer motion for indexing or timing purposes. They are typically used instead of chains or gears and have a number of advantages over these alternatives, including:

•	Lower noise

•	No lubrication required

•	More efficient performance

•	Better durability

•	More compact design

Our synchronous belts are made of a flexible polymer over fabric reinforcement and are often built with Kevlar, aramid and carbon fibers. Examples of industrial applications include use in heating and air conditioning systems, food processing and bottling plants, mining and agricultural equipment and robotics. In automotive applications, synchronous belts are used to synchronize the rotation of engine crankshaft to camshaft due to engine combustion in a valvetrain system.

We helped pioneer the use of rubber synchronous belts, and we believe we are now the largest manufacturer of synchronous belts in the world.

Industrial Polychain Carbon GT	Automotive Timing Belt

Metal Drive Products (23% of Power Transmission sales for Fiscal 2013)

We manufacture and sell the tensioners and idlers used in industrial and automotive belt drive systems. These products are designed and engineered to work efficiently with our belts. Tensioners are devices that maintain a constant tension in the belt drive system, thereby ensuring proper function and preventing loss of power or system failure. Tensioners typically employ a spring that places pressure along the belt for an intricate hold, while still allowing enough movement for vibration and to prevent stretching. Idlers, which sometimes also perform as tensioners, are used to take up extra belt length.

ABDS Tensioner	Idler

Automotive Replacement Kits (10% of Power Transmission sales for Fiscal 2013)

Our automotive replacement kits include all of the parts needed by an automotive service shop to perform a replacement of one of our products. Kits are created for specific makes and models and usually include belts, tensioners, idlers and will sometimes also include water pumps as they are often replaced when a timing belt is replaced. Our belt kits are convenient for service technicians as they eliminate the need for more complicated product sourcing. On a comparable quantity basis, kits typically sell at a premium to a loose belt and single tensioner. We believe we have one of the broadest assortments of replacement kits available.

Fluid Power Products

Hydraulic Hose and Fittings (66% of Fluid Power sales for Fiscal 2013)

We believe our hydraulic product line is recognized as a leader in high-performance, reliability, safety and durability. We provide a full selection of hose sizes and construction types to satisfy individual customer working requirements and conditions.

Hydraulic hoses are made of synthetic rubber and reinforced with braided or spiral wound wire or a textile-based yarn and typically operate at very high pressures, often in extreme environmental conditions. Hoses are designed for use in specific mechanical applications and require high levels of quality and performance.

Our fittings product line is engineered to match the product performance of our hydraulic hoses. The high-pressure nature of hydraulic systems requires connectors with similarly high levels of performance to those found in our hydraulic hoses. The ultimate performance of the hydraulic assembly depends not only on how well the components are made, but on how well they complement each other. Our hydraulic hoses and fittings are used in construction, agricultural and forestry equipment, as well as food and other processing lines.

Our connector product line includes a wide assortment of sizes, crimping systems and materials; our coupling designs are protected by a range of patents.

Wire Spiral Hose	Wire Braid Hose	Coupling	Hose Fitting	Tube Assemblies

Industrial Hose (11% of Fluid Power sales for Fiscal 2013)

Our industrial hose product line is used in a diverse range of industrial applications. We offer a wide range of premium industrial hoses available in a broad range of materials, sizes and constructions. Industrial hose applications include:

•	Air conveyance

•	Petroleum transfer and dispensing

•	Food and beverage conveyance

•	Materials handling

•	Water conveyance

•	Pressure washers

•	Steam

•	Marine applications

Acid Chemical and Material Handling Hoses	Marine Hose	Air, Water and Multi-Purpose Hoses	Food and Beverage Hose

Engine Hoses (21% of Fluid Power sales for Fiscal 2013)

Our engine hose product range is developed for use in industrial (first-fit and replacement) and auto replacement markets. We believe we have one of the broadest ranges of product line coverage for virtually all engine fluid systems. Gates also enjoys several engine hose patents which protect our innovative technologies. Engine system applications for which Gates provides solutions include:

•	Coolant (radiator, heater)

•	Air System (turbocharger, intake, vacuum, crankcase ventilation)

•	Fuel

•	Oil (transmission oil cooling, power steering)

•	Emissions / Diesel Exhaust Filtration System

Radiator and Heater Hoses	Fuel Hose	Emissions / Diesel Exhaust Filtration Hoses	Air System Hoses	Transmission Oil Cooler Hoses and Assemblies

Sales and Marketing and Distribution Organization

Our sales and distribution operations are structured to serve our customers efficiently across the globe. Our field representatives possess local knowledge of product and application requirements. This network allows us to meet our customers’ product availability requirements with short lead times. Our global sales and service support team helps reinforce customer and distributor relationships. These sales and distribution capabilities provide an enduring competitive advantage and are not easy to replicate. Our global presence makes it difficult for smaller regional and low-cost country manufacturers to penetrate our markets. We have combined the sales and marketing organization for both power transmission and fluid power products and reorganized to focus on end markets and customers, which we believe will help us drive further penetration in our end markets, enhance cross-selling opportunities and enhance the efficiency of our business.

Manufacturing

We have a global manufacturing footprint and regional service model that enable us to operate efficiently and effectively in proximity to our customers. The majority of our products are manufactured in the region in which they are sold. Gates operates 58 manufacturing facilities and seven major technical centers with a presence in 29 countries throughout the world. Our in-country deployment of manufacturing and technical resources enables us to meet customer needs rapidly and satisfy regional variations in product preference. Our scale allows us to service global customers on a world-wide basis.

Competition

We operate in highly competitive markets and industries. We offer our products and solutions across numerous and varied end markets and geographies through Gates’ 127 locations in 29 countries. Consequently, we have many competitors across our various markets and product offerings. These competitors and the degree of competition vary by geographic scope, end market, customer application (replacement vs. first-fit) and product. Certain of our competitors are companies or divisions or operating units of large companies that may have greater financial and other resources than we do, and a potential customer could view that as an advantage for such competitor. Although each of our segments has many competitors, no single competitor competes with us with respect to all of our products, solutions, channels and end markets. We believe that our products are technologically superior and of better quality than those of our competitors. We differentiate ourselves on the basis of product performance, quality, customer support and training and product availability. We also employ a highly knowledgeable and effective field service and value-added sales organization.

Our Global Operations

Information concerning Gates’ operations by region, excluding vacant properties, is set forth below.

	As of December 31, 2013		As of December 31, 2012		As of December 31, 2011
In millions	Number of Manufacturing Locations	Sales	Number of Manufacturing Locations	Sales	Number of Manufacturing Locations	Sales
North America	19	$1,368.6	19	$1,357.9	20	$1,287.3
EMEA	19	771.2	21	733.4	21	803.3
APAC	17	646.4	19	679.5	17	708.7
South America	3	161.1	2	152.0	3	156.7

Total	58	$2,947.3	61	$2,922.8	61	$2,956.0

Research, Development and Intellectual Property

We maintain engineering centers around the world and provide advanced product, process and manufacturing support for our manufacturing plants and provide our customers with local engineering capabilities and design and development on a global basis. As of December 31, 2013, we employed over 400 engineers around the world. Expenditures for research and development activities were $48.0 million, $46.4 million and $46.7 million for Fiscal 2013, Fiscal 2012 and Fiscal 2011, respectively. We believe that our extensive engineering and product expertise, combined with our emphasis on continuing market relevant innovation allow us to bring successful new products to market and to solve problems for our customers. We believe that continued research and development activities are essential to driving growth for our business.

We maintain a large portfolio of patents and trademarks in the operation of our business. While no individual patent or group of patents, taken alone, is considered critical to our business, collectively our patents and trademarks provide meaningful protection for our products and technical innovations. As of December 31, 2013, our patent portfolio included over 2,500 patents, including several hundred pending patent applications. Our trademark portfolio consists of over 4,000 registered, published and pending trademarks.

Materials and Suppliers

For Fiscal 2013, we purchased over $1.1 billion of materials and components from outside suppliers for the Gates business. The largest elements of our direct spending consisted of polymers and metal components, representing 12.4% and 7.8% of Gates’ total spend, respectively. We procure our raw materials from a variety of suppliers around the world. Generally, we seek to obtain materials in the regions where our products are manufactured to minimize transportation and other costs. As of December 31, 2013, we have not experienced any significant shortages of raw materials and normally do not carry inventories of raw materials in excess of those required to meet our production schedules.

We are continually seeking to manage commodity and raw material costs using various strategies, including working with our suppliers to mitigate costs, exploring material substitution opportunities, combining purchase requirements across regions and changing suppliers when appropriate. See “Risk Factors—Risks Associated with Our Business—If we are unable to obtain raw materials at favorable prices in sufficient quantities, or at the time we require them, our operating margins and results of operations may be materially adversely affected.”

Employees

As of December 31, 2013, we employed approximately 15,000 employees worldwide of whom 14,300 were employed by Gates. Over 7,000 of our employees were located in North America, 3,100 in EMEA, 4,000 in APAC and 900 in South America. We employed approximately 300 of these employees at our corporate centers. There have been no significant work stoppages or labor disputes involving Gates’ employees in any of the last five years. Some of Gates’ employees are members of labor unions and over many years Gates has been able to maintain successful relationships with the unions and employment organizations. Management believes that it has a good relationship with Gates’ employees. Certain of our employees are subject to collective bargaining agreements, in particular, with the Sheet Metal Workers Union in the US and Canada. To date, employee relations have been flexible and constructive as we have pursued lean manufacturing in our plants. In the US, there have not been any strikes or material work stoppages or business interruptions in over 15 years. There have been several minor work stoppages with respect to our European, Brazilian and Indian employees, but short work stoppages are common in those jurisdictions.

Various restructuring initiatives were undertaken in 2012 and 2013 that resulted in a reduction in workforce due to the closure of our facility in Ashe County, North Carolina and the right sizing of our executive team in October 2012 and June 2013 due to the disposition of various business units and transition to a regional organization structure.

Employee involvement and communication programs continue to be developed and are designed to provide equal opportunity to all, irrespective of sex, race, religion or color. Gates endeavors to provide equality of opportunity in recruiting, training, promoting and developing the careers of disabled persons.

Properties

We have a presence in 159 locations in 29 countries across the Americas, Europe, Asia and Australia. Our corporate operations center is located in Denver, Colorado and we also maintain regional headquarters in Denver, Colorado, Erembodegem, Belgium, Shanghai, China and Sao Paolo, Brazil. As of December 31, 2013, the carrying amount of our property, plant and equipment (excluding assets held for sale or distribution) was $666.6 million of which $2.6 million related to assets held under finance leases. This compares to a carrying amount of our property, plant and equipment (excluding assets held for sale or distribution) of $701.7 million as of December 31, 2012, of which $2.7 million related to assets held under finance leases. Included in property, plant and equipment are land and buildings with a total carrying value of $191.5 million as of December 31, 2013, representing Gates’-owned manufacturing facilities, service centers, distribution centers and offices located in 15 countries throughout the world, predominantly in North America. As of December 31, 2013 Gates owns 32 facilities covering approximately 5.9 million square feet, including 23 manufacturing or service centers, which compares to 32 facilities covering 6.0 million square feet, including 25 manufacturing or service centers, as of December 31, 2012. We lease a further 100 locations, 93 of which are leased by Gates. These Gates-leased locations cover 5.1 million square feet and include 33 manufacturing or service centers as of December 31, 2013, which compares to 96 Gates-leased locations covering 5.0 million square feet and include 36 manufacturing or service centers as of December 31, 2012. We continue to improve and replace properties when considered appropriate to meet the needs of its individual operations. There are no individually significant properties that were under-utilized during Fiscal 2013 and currently, our capacity utilization rate is approximately 65%.

The table below provides an analysis of the geographic spread of Gates’ property, plant and equipment (excluding assets held for sale) as of December 31, 2013.

Location	Approximate Square Feet	Other Activities	Owned or Leased
Administrative facilities:
ARGENTINA Av Del Libertador 359/ 450/472/498 20th Floor Norte, Buenos Aires, Capital Federal C101ABR	3,229		Lease
AUSTRALIA 1-15 Hydrive Close, Victoria, New South Wales	49,999		Owned
BELGIUM SkylinE40 Floor 4 (part), Floor 5 & 6, Erembodegem, Aalst 9320	33,670		Lease
BRAZIL Rua Florida No. 1703 Suite 111 and 112, Sao Paul,	3,746		Lease
CANADA 225 Henry Street, Brantford, ON N3S 7R4	15,000		Lease
CANADA 3299 St Etienne Blvd Main & 2nd Floor, Windsor, ON N8W 5E1	6,722		Lease
CANADA 4120 Yonge St Unit #304, Toronto, ON M2P 2B5	2,486		Lease
CHINA Fortune Gate, 1701 Beijing Road West Level 21, Unit 2102, Shanghai, Shanghai	2,685		Lease
GERMANY Eisenbahnweg 50, Aachen, Nordrhein-Westfalen, D-52068	84,217	R&D	Owned
INDIA Building #10, Tower C 3rd floor, Gurgaon, 122002	8,009		Lease
JAPAN 1-17-23 Meieki-Minami 11th floor, Nakamura-ku, Nagoya-shi 450-0003	1,136		Lease
JAPAN 2-1 Ginza, Chuo-ku, Tokyo	1,845		Lease
JAPAN 4-26, Sakuragawa 4-chome 9th Floor, Naniwa-ku, Osaka, 556-0022	3,340		Lease
LUXEMBOURG 23-25 Rue Notre Dame Suite L-2240	1,292		Lease
MEXICO Avenida Vasco de Quiroga No 3200, Office B1, Centro Ciudad de Sante Fe, C.P. 01210 D.F.	19,780		Lease
NETHERLANDS Leidseweg 37; N-2252 LA, Voorschoten	300		Lease

RUSSIA Kosmodamianskaya Nab. 52 Bld. 4, Moscow	2,766		Lease
SINGAPORE 1 Changi South Street 3 Unit# 01-01, Singapore, 486477	2,922		Lease
TAIWAN 2-1 Industrial 2nd RD, Tauyoun	8,568		Lease
TAIWAN No. 96 , Section 2, Chung Shan North Road Room 1005; Floor 10, Taipei	2,657		Lease
UNITED KINGDOM 17 Hartfield Road 1st floor, London, SW19 3SE	5,665		Lease
UNITED STATES 1551 Wewatta Street, Denver, CO 80202	285,197		Lease
UNITED STATES 15751 SW 41st Street 100, Davie, FL 33331	7,234		Lease
Manufacturing facilities:
AUSTRALIA 101 Pruen Road Workshop #1, Darwin, Northern Territory	17,545	Warehouse	Lease
AUSTRALIA 101 Pruen Road Workshop #2, Darwin, Northern Territory	24,972	Warehouse	Lease
AUSTRALIA 101 Sheffield Road Units 1 and 2, Perth, Western Territory	22,680	Warehouse	Lease
BAHRAIN 1 Gate 2141, Road 1638, Hidd Town 116, Hidd, Bahrain	1,500		Lease
BAHRAIN Arab Shipbuilding and Repair Yard Company, Hidd	5,000	Warehouse	Lease
BRAZIL Gates do Brasil Ind. E Com, Praca Charles Gates, 1, Jacarei - SP, Sao Paulo 12306-090	137,424	Warehouse	Owned
BRAZIL Gates do Brasil,-Av. Santa Maria 600, Jacarei -SP, Sao Paulo 12328-320	231,695	Warehouse	Owned
CANADA 3303 St. Etienne Blvd., Windsor, ON N8W 5E1	44,100	Warehouse	Lease
CHINA #51 Jialingjiang Road ETDZ, Yantai, Shandong 264006	170,039		Owned
CHINA 128 Zhong Yuan Road Plant #2, Suzhou, Jiangsu 215126	226,044	Warehouse	Ground Lease
CHINA 15 Hai Tang Street Plant #1, Suzhou, Jiangsu 215021	125,701	Warehouse/R&D	Ground Lease
CHINA 233 Hushen Road Area A & B, #21 Warehouse, Shanghai	50,131	Warehouse	Lease
CHINA 99 Mid-Huaihe Road (Econ & Tech Devel Zone), Dalian	23,769		Lease
CHINA No. 11 Kohler Rd., Changzhou	975,426	Warehouse/Office	Ground Lease
CZECH REPUBLIC Detmarovicka 409/1 733 01, Karvina - Stare Mesto	162,945	Warehouse/Office	Lease
FRANCE 111 Rue Francis Garnier-BP 37, Nevers Cedex, France 58027	131,106	Warehouse	Owned
FRANCE B.P. 37 Zone Industrielle, F, Louvres, VAL DOISE 95380	9,397		Owned
GERMANY Escher Heide 4, Bad Münstereifel-Esch, Nordrhein-Westfalen	128,736	Warehouse	Lease
GERMANY Kolumbusstr. 54, Euskirchen, Nordrhein-Westfalen D-53881	32,292		Lease
GERMANY Werner-Von-Siemens-Str. 2, Pfungstadt, Hesse 64319	22,904	Warehouse	Lease
INDIA Ambala - Chandigarh Highway P.O. Lalru - 140501, Punjab, Punjab	283,384	Warehouse	Owned

INDIA Plat No. 133-1334, Sector 59, Part II, Faridabad, Haryana 121006	22,731	Warehouse/Office	Lease
INDIA Pondur A. Sriperumbudur Plot No. F19, Kancheepuram District, Tamil Nadu	60,278		Lease
ITALY Via Senigallia 18 Int. 2- Blocco A - Edificio 1, Milano	5,382		Lease
JAPAN 172 Ikezawa-cho, Yamatokoriyama City, Nara Prefecture 639-1032	188,907	R&D	Lease
KOREA 1006-7, Doksan-dong, Geumcheon-gu, Seoul 153-010	11,517	Office/Warehouse/ R&D	Lease
KOREA 29-195 Bonri-ri, Nongong-eup, Dal-Sung Gun, Taegu 711-855	111,572		Owned
MEXICO Av. Primero de Mayo esq. Madame Curie s/n, Toluca, EM 50070	306,429	Warehouse	Owned
MEXICO Blvd Aeropuerto Miguel Aleman No 164, Lerma, EM	107,548		Lease
POLAND UI. Jaworzynska 301, 59-220, Legnica	207,530	Warehouse/Office	Owned
RUSSIA 23 A Kommunalnaya Street, Moscow	66,236	Warehouse	Lease
SAUDI ARABIA Khalida #5, Khalida District Storage Units 1, 2, 3, 4, Dammam Al Khobar	27,017	Warehouse	Lease
SINGAPORE 1 Changi South St 3 Level 1 & 2, Singapore, 486477	14,200	Warehouse/Office	Lease
SINGAPORE 40 Gul Circle, Singapore, 629575	29,289	Office	Ground Lease
SPAIN Gates S.A. Poligono Industrial Les Malloles 08660, Barcelona	121,633	Warehouse/Office	Owned
THAILAND 64/86 Moo 4 T. Pluakdang A. Pluakdang Office No. 5, Rayong, 21140	158,636	Warehouse	Owned
TURKEY Ege Serbest Bolgesi, Ayfer, Sok, B1A Modulu, Gaziemir, 35410	275,696	Warehouse	Ground Lease
UNITED ARAB EMIRATES Ali Free Zone, Plot No S20110 (Land Lease), Jebel Ali, Dubai	141,492		Lease
UNITED ARAB EMIRATES Berth #13, Mina Khalid, P.O. Box 21327, Sharjah	13,563		Lease
UNITED ARAB EMIRATES Indl Area - Plot No. 3/111, Street No. 11; Gate 14 (PO Box 20582), Doha, Qatar	7,212		Lease
UNITED ARAB EMIRATES MO 0214/5 731B Street; JAFZA, Jebel Ali, Dubai	27,448	Office	Ground Lease
UNITED ARAB EMIRATES Plot No 2M-10 (Land Lease), Hamriya, Sharjah	107,639	Office	Ground Lease
UNITED ARAB EMIRATES ST70, M20/1-9-ST59 (PO Box 8543), Mussafah, Abu Dhabi	435,500		Lease
UNITED ARAB EMIRATES WIZ-2 Nos. 12 & 14, Ras Al Khaimah	6,701	Warehouse	Lease
UNITED ARAB EMIRATES WIZ-8, No. 05, Ras Al Khaimah	3,350	Warehouse	Lease
UNITED ARAB EMIRATES Industrial Area 15, (PO Box 63146) Warehouse #2 & #3, Al-Sharjah	9,341	Warehouse	Lease
UNITED KINGDOM 5 Alpha Drive Unit 3 - Eaton Socon, St. Neots, Cambridgeshire	96,876	Office/Assembly	Lease
UNITED KINGDOM Tinwald Downs Road, Dumfries, Scotland DG1 1TS	147,854	R&D	Owned
UNITED STATES 3015 LeMone Industrial Boulevard, Columbia, MO 65201	180,800	Office	Owned

UNITED STATES 600 Flato Road, Corpus Christi, TX 78405	12,800		Lease
UNITED STATES 1001 Petty Drive, Versailles, MO 65084	125,000	Office	Owned
UNITED STATES 123A 44th & 121 44th Street, Corpus Christi, TX 78405	40,900	Office/Warehouse	Lease
UNITED STATES 134 44th Street (Lots 9 and 10), Corpus Christi, Texas	7,974	Office	Owned
UNITED STATES 142 44th Street (Lots 11 and 12), Corpus Christi, TX	5,025	Office	Owned
UNITED STATES 1450 Montana Road, Iola, KS 66749	450,000	Warehouse	Owned
UNITED STATES 150 44th Street (Lots 13 and 14), Corpus Christi, TX	5,025	Office	Owned
UNITED STATES 1650 Rowe Parkway, Poplar Bluff, MO 63901	210,000	Office	Owned
UNITED STATES 1801 N Lincoln, Siloam Springs, AR 72761	287,000	Office/Warehouse	Owned
UNITED STATES 300 College St Road, Elizabethtown, KY 42701	101,000		Owned
UNITED STATES 630 US Hwy 150 E, Galesburg, IL near 61401	500,000	Warehouse/Office	Owned
UNITED STATES 9 Northwestern Drive, Salem, NH 03079	26,600	Office	Lease
UNITED STATES 909 Gates Street NW, Red Bay, AL 35582	104,000	Warehouse	Owned
UNITED STATES 1675 Orchard Drive, Chambersburg, PA 17201	25,530		Lease

Sales facilities:
BRAZIL Rua Antonio Carlos Berta 475 Suites 401 and 402, Porto Alegre, RS	753		Lease
CHINA 1000 Jindian Road Unit 902 No. 16, Pudong New Area, Shanghai 201206	5,700		Lease
CHINA 2-1011, Level 10, Building 16, Chengnan Jiayuan Yi, Fengtai District, Beijing	468		Lease
INDONESIA Ariobimo Sentral 4th Floor 410, Jakarta	237		Lease
THAILAND 2 Ploenchit Center, Floor G 5, Bangkok, 10110	300		Lease
UNITED ARAB EMIRATES 16 Al-Shweiss , Unit No. 401, Al-Shweheal, Fujairah	300		Lease
UNITED STATES 1501 North Harbor Blvd. Suite 104, Fullerton, CA 92835	510		Lease
UNITED STATES 4640 Nicols Road 201, Eagan, MN 55122	1,234		Lease

Research & Development facilities:
UNITED STATES 330 Inverness Drive S, Englewood, CO 80112	86,000	Office	Owned
UNITED STATES 2975 Waterview Drive, Rochester Hills, MI 48309	80,400	Administrative Office	Owned

Warehouse facilities:
BELGIUM Port No 42444A, Korte Mate 1, B-9042, Desteldornk, Gent	538,475	Lease
BELGIUM Skaldenstraat 60, Ghent, 9042	98,705	Lease
CANADA 114 Norfinch Drive Unit 5, Toronto, ON M3N 1P8	11,250	Lease
CANADA 225 Henry Street Building 7, Brantford, ON N3S 7R4	155,472	Lease
CANADA 3400 St. Etienne Blvd., Windsor, ON N8W 5E1	51,241	Lease
CHINA 155 Qian Ren St., Weiting Town, Logistics Park, Suzhou, Jiangsu 215121	101,765	Lease
FRANCE 21 Boulevard Monge, BP 14, Meyzieu Cedex (FR275), RHONE	46,285	Owned
MEXICO Blvd Jose Lopez Portillo #333 Nte. Interior Bodega 207 y 209, Col, General Escobedo, NL 66059	22,819	Lease
MEXICO Calle 17 #316, Merida, YC	13,993	Lease
MEXICO Calle 4 Sur #104, Toluca, EM	78,017	Lease
MEXICO Calle 6 Sin Numero, 54450, Atlacomulco, EM	414,590	Owned
MEXICO Lote 9, Manzana 1 - Circuito Las Misiones Oeste #1, Mexicali, BJ	10,927	Lease
MEXICO Nave 2-B Carreta a San Martin de Las Flores No. 52, Tlaquepaque, JA	33,906	Lease
UNITED ARAB EMIRATES 1J-11/2 Hamriyah Free Trade Zone, Hamriyah	6,609	Lease
UNITED ARAB EMIRATES M20/1-9 ST54 M (20) Plot no. (9-1) Warehouse No. 54, Dhabi	2,411	Lease
UNITED ARAB EMIRATES Open Yard at Khalid Sea Port Sharjah, Port Khalid, Sharjah	52,571	Lease
UNITED ARAB EMIRATES Plot #369-574 Warehouse #2, Al Quoz, Dubai	7,214	Lease
UNITED STATES 1014 S Broadway, Poplar Bluff, MO 63901	106,000	Lease
UNITED STATES 1536 Genesis Rd, Crossville, TN 38555	679,000	Lease
UNITED STATES 1825 N Country Club Drive, Siloam Springs, AR 72761	10,800	Lease
UNITED STATES 1875 N. Country Club Drive, Siloam Springs, AR 72761	20,000	Lease
UNITED STATES 2018 Cedar Street Building 6, Unit 1, Ontario, CA 91761	2,500	Lease
UNITED STATES 2700 Earhart Court, Hebron, KY 41048	325,000	Owned
UNITED STATES 2702 N. State Street, Iola, KS 66749	52,800	Lease
UNITED STATES 302 Fairgrounds Road, Versailles, MO 65084	24,544	Lease
UNITED STATES 508 W Lincoln Warehouse 2, Iola, KS 66749	10,000	Lease
UNITED STATES 609 Laura Lane, Tontitown, AR 72770	58,315	Lease
UNITED STATES 6500 Marbut Road (PO Box 699), Lithonia, GA 30058	255,000	Owned
UNITED STATES 912 Petty Drive, Versailles, MO 65084	52,500	Lease
UNITED STATES 914 Petty Drive, Versailles, MO 65084	12,000	Lease

Environmental

Our operations, products and properties are subject to a variety of federal, state, local, foreign and provincial environmental, health and safety laws and regulations, including those governing the discharge of pollutants into the air or water, the management, storage and disposal of, or exposure to, hazardous substances and wastes, the responsibility to investigate and clean up contamination, product safety, and occupational health and safety. Fines and penalties may be imposed for non-compliance with applicable environmental, health and safety requirements and the failure to have or to comply with the terms and conditions of required permits. Historically, the costs to comply with environmental, health and safety requirements have not been material. However, the failure by us to comply with applicable environmental, health and safety requirements could result in fines, penalties, enforcement actions, third-party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup, or regulatory or judicial orders requiring corrective measures, including the installation of pollution control equipment or remedial actions.

Under certain laws and regulations, such as the federal US Superfund law, the obligation to investigate and remediate contamination at a facility may be imposed on current and former owners or operators or on persons who may have sent waste to that facility for disposal. Liability under these laws and regulations may be without regard to fault or to the legality of the activities giving rise to the contamination. We are currently performing environmental investigations and remediation at a number of former and current facilities in the United States and Canada, as well as another facility in Belgium. We have incurred and will continue to incur costs to investigate and remediate conditions at those sites. We are also incurring costs associated with contamination at approximately twenty offsite waste disposal sites. We have established reserves of $6.7 million at December 31, 2013 with respect to such remediation and other environmental matters. In the future, we may incur similar liabilities in connection with environmental conditions currently unknown to us relating to our existing, prior, or future sites or operations or those of predecessor companies whose liabilities we may have assumed or acquired. In addition, we are and may from time to time be subject to personal injury and/or property damage lawsuits alleging damages arising from exposure to hazardous materials associated with our current or former operations, facilities or products. See “Risk Factors” for further discussion.

In addition, environmental, health and safety laws and regulations applicable to our business and the business of our customers, and the interpretation or enforcement of these laws and regulations, are constantly evolving and it is impossible to predict accurately the effect that changes in these laws and regulations, or their interpretation or enforcement, may have upon our business, financial condition or results of operations. For example, increasing global efforts to control emissions of carbon dioxide, methane and other greenhouse gases, or GHG, have the potential to impact our facilities, products or customers. Certain countries, states, provinces, regulatory agencies and multinational and international authorities with jurisdiction over our operations have implemented, or are in the process of evaluating options, including so-called “cap and trade” systems, to regulate GHG emissions. The stringency of these measures varies among jurisdictions where we have operations. GHG regulation could increase the price of the energy and raw materials we purchase, require us to purchase allowances to offset our own emissions, or negatively impact the market for the products we distribute. GHG regulation could also negatively affect our customers, in particular those in the oil and gas industry, which is a key demand driver of our industrial end markets and has been a focus of GHG regulation by the US EPA. These effects of GHG regulation could significantly increase our costs, reduce our competitiveness in a global economy or otherwise negatively affect our business, operations or financial results. Should environmental laws and regulations, or their interpretation or enforcement, become more stringent, our costs could increase, which may have a material adverse effect on our business, financial condition and results of operations.

Legal Proceedings

We are, from time to time, party to legal proceedings and claims, which arise in the ordinary course of business, including, in Brazil, ongoing litigation with the State of Sao Paulo Tax Department in respect of tax paid, totaling approximately $26 million (including penalties and interest) as of December 31, 2013. Although the affected business has been sold as part of the Schrader disposal, under the terms of the sale agreement we have provided an indemnity in respect of this litigation. Based on the success of work to date, and legal advice received, management is of the opinion that we are able to rigorously defend its position against virtually all of this particular claim, plus the associated penalty and interest.

We are also, from time to time, party to legal proceedings and claims in respect of environmental obligations, product liability, intellectual property and other matters which arise in the ordinary course of business and against which management believes we have meritorious defenses available.

While it is not possible to quantify the financial impact or predict the outcome of all pending claims and litigation, management does not anticipate that the outcome of any other current proceedings or known claims, either individually or in aggregate, will have a material adverse effect upon our financial position, results of operations or cash flows.

MANAGEMENT

The following table provides information regarding the executive officers and board members that are expected to be in place upon consummation of the offering. The business address for our board members and executive officers is Prins Bernhardplein 200, 1097 JB, Amsterdam, The Netherlands.

Name	Age	Position
James Nicol	60	Chief Executive Officer and Director Nominee(1)
John Zimmerman	50	Chief Financial Officer and Director Nominee(1)
David Carroll	56	Executive Vice President, Commercial & Corporate Development
Thomas Reeve	56	Executive Vice President, General Counsel
Ken Friedman	43	President, Americas
Piergiorgio Brusco	55	President, EMEA
Paul Lee	49	President, APAC
Sam Blaichman	37	Director Nominee(1)
Shane Feeney	43	Director Nominee(1)
Kosty Gilis	40	Director Nominee(1)
Seth Mersky	54	Director Nominee(1)

(1)	Each noted individual has agreed to become a director and it is expected that such individuals will be appointed to the Board on or prior to closing of this offering.

James Nicol—Chief Executive Officer and Director Nominee

Mr. James Nicol, age 60, has held the position of Chief Executive Officer since joining us in February 2002. Previously, Mr. Nicol was the President and Chief Operating Officer of Magna International Inc., a global automotive parts company. He joined Magna International Inc. in 1987 as Vice-President, Special Projects, following a successful career as a commercial lawyer. Mr. Nicol also founded TRIAM Automotive Inc. in 1992, and he returned to Magna International Inc. as Vice Chairman when it acquired TRIAM Automotive Inc. in 1998.

The Board has concluded that Mr. Nicol should serve as a director because in addition to his demonstrated leadership skills as Chief Executive Officer, he brings to our Board experience and institutional knowledge about Gates from his 12 years with our company and valuable insights on the automotive industry as a result of his 26 years of experience in the industry.

John Zimmerman—Chief Financial Officer and Director Nominee

Mr. John Zimmerman, age 50, has served as our Chief Financial Officer since 2007. He joined us as Vice President of Corporate Development in 1999. Mr. Zimmerman is a Chartered Accountant (S.A.) and practiced from 1987 to 1990 at Deloitte in South Africa. He joined Braxton Associates in Toronto in 1990 and later became a partner at Orenda Corporate Finance in 1995. Mr. Zimmerman currently serves on the Board of Trustees of Kent Denver School.

The Board has concluded that Mr. Zimmerman should serve as a director because in addition to his demonstrated leadership skills as Chief Financial Officer, he brings to our Board experience and institutional knowledge about Gates from his 14 years with our company and his experience in accounting and finance more broadly.

David Carroll—Executive Vice President, Commercial & Corporate Development

Mr. Carroll, age 56, has served as our Executive Vice President, Commercial & Corporate Development since 2007. From 2003 to 2007, he held various positions within the Tomkins organization, mainly in the area of corporate development, and leading several non-Gates businesses (Schrader, Stant, Stackpole, Ideal, Plews, Trico and Aquatics). Prior to joining us, he was Executive Vice President of Marketing and Business Development at Magna International from 2001 to 2003. He has also held senior management positions at Tesma International as Vice President of Business Planning from 1996 to 2001, and Meridian Technologies as Vice President of Marketing and Sales from 1992 to 1996.

Thomas Reeve—Executive Vice President, General Counsel

Mr. Thomas Reeve, age 56, has served as our Executive Vice President, General Counsel since 2011, and is also a member of the Corporate Development team, responsible for overseeing environmental matters and coordinating all worldwide corporate real estate activities. Mr. Reeve originally joined The Gates Corporation in 1998 as a member of the Gates Law Department and later joined Tomkins in 2002 as a member of the Corporate Development Group. Most recently, he served as Executive Vice President of Corporate Development for Tomkins. Prior to joining us, Mr. Reeve was a founding member of a commercial law firm in Denver, and worked for the Los Angeles-based law firm Gibson, Dunn and Crutcher advising on commercial, environmental and employment matters.

Ken Friedman—President, Americas

Mr. Ken Friedman, age 43, has served as our President, Americas since 2012, and is responsible for all business and manufacturing operations in North and South America for the Company. From 2009 to 2012, Mr. Friedman was President of Global Power Transmission and Executive Vice President of Global Operations for the organization. From 1993 to 2009, Mr. Friedman served in a number of key management positions within the Magna International organization, including General Manager of various manufacturing facilities in Mexico.

Piergiorgio Brusco—President, EMEA

Mr. Giorgio Brusco, age 55, has served as our President, EMEA and leads the Company´s regional commercial operations for markets in Europe, the Middle East and Africa (EMEA) since 2012. Mr. Brusco previously served as President of Gates Power Transmission Europe, where he led the Company’s power transmission operations from 2007 to 2011. He has also held other key senior leadership positions within Gates including Vice President, Aftermarket (Europe) from 2004 to 2007, and President, AOE Hose (Europe) from 2003 to 2004.

Paul Lee—President, APAC

Mr. Paul Lee, age 49, has served as our President, APAC since 2012, and leads the Company’s regional commercial operations for the Asia Pacific region, including our joint venture operations: Gates Unitta Asia and Gates Winhere. From 2010 to 2012, Mr. Lee led the power transmission operations in Asia as President of the region. He has held other key leadership roles with the Company including serving as Managing Director of The Gates Corporation, Asia from 2001 to 2005.

Sam Blaichman, Director Nominee

Mr. Sam Blaichman, age 37, serves as a Principal in the Direct Private Equity Group of CPPIB Equity Investments, Inc., or CPPIB Equity, a wholly owned subsidiary of CPPIB, where he focuses on investment opportunities in the industrial sector. Prior to joining CPPIB Equity in 2007, Mr. Blaichman was a management consultant at Bain & Company and before that an investment banker and accountant at CIBC World Markets and PricewaterhouseCoopers. Mr. Blaichman is also a Chartered Accountant and CFA Charterholder. Mr Blaichman currently serves on the board of directors of Air Distribution Technologies Inc.

The Board has concluded that Mr. Blaichman should serve as a director due to his financial expertise as a Chartered Accountant and CFA Charterholder, his experience as a private equity investor evaluating and managing investments in companies across various industries and his demonstrated leadership as a member of the boards of directors of other private companies.

Shane Feeney, Director Nominee

Mr. Shane Feeney, age 43, is a Vice President and the Head of Direct Private Equity Group of CPPIB Equity. In 2010, Mr. Feeney joined CPPIB Equity from Bridgepoint Capital Limited. Prior to joining Bridgepoint Capital Limited, Mr. Feeney was a partner and founding member of Hermes Private Equity Limited’s direct investing business where he was involved in several UK private equity investments between 2003 and 2009. From 1998 through 2003, Mr. Feeney was an Associate Director with Morgan Grenfell Private Equity Limited in London where he worked on numerous European private equity transactions from origination to exit across multiple industry sectors. Mr. Feeney currently serves on the board of directors of Air Distribution Technologies Inc., Livingston International Inc. and Neiman Marcus Group Ltd.

The Board has concluded that Mr. Feeney should serve as a director due to his financial expertise, his experience as a private equity investor evaluating and managing investments in companies across various industries and his demonstrated leadership as a member of the boards of directors of other companies.

Kosty Gilis, Director Nominee

Mr. Kosty Gilis, age 40, currently serves as a Managing Director of Onex, where he focuses on investment opportunities in the industrial products and business services sectors. Prior to joining Onex in 2004, he was a Vice President at Willis Stein & Partners, a Chicago-based private equity firm, and before that, Mr. Gilis served as a management consultant at Bain & Company in their Toronto, Canada and Johannesburg, South Africa offices. Mr. Gilis currently serves on the board of directors of Allison Transmission Holdings, Inc. and Emerald Expositions, Inc.

The Board has concluded that Mr. Gilis should serve as a director due to his demonstrated leadership as a Managing Director of Onex, extensive experience in private equity, knowledge of complex financial and investment issues and insights on the commercial vehicle industry. Mr. Gilis brings to our Board valuable knowledge of finance, corporate governance and operations of other companies.

Seth M. Mersky, Director Nominee

Mr. Seth Mersky, age 54, currently serves as a Senior Managing Director of Onex where he has worked since 1997, focusing on investment opportunities in the diversified industries sector. Prior to joining Onex, he served as Senior Vice President, Corporate Banking with The Bank of Nova Scotia for 13 years, and before that, Mr. Mersky worked for Exxon Mobil Corp. as a Tax Accountant. Mr. Mersky currently serves on the board of directors of Allison Transmission Holdings, Inc., SITEL Worldwide Corporation and BBAM Limited Partnership. He previously served on the board of directors of Spirit AeroSystems, Inc., a major aerostructures manufacturer

The Board has concluded that Mr. Mersky should serve as a director due to his demonstrated leadership as a Senior Managing Director of Onex and his significant experience related to private and public company matters. As a result of his current and past board experience, Mr. Mersky brings to our Board valuable knowledge of finance, corporate governance, compensation programs and operations of other companies.

Currently Elizabeth Honor Lewzey and Nicholas Paul Wilkinson serve as service directors for Gates Global and were named as directors in connection with its formation. Prior to the closing of the offering contemplated hereby, Ms. Lewzey and Mr. Wilkinson are expected to resign and the Director Nominees set forth above are expected to become directors of Gates Global.

Foreign Private Issuer and Controlled Company Exemptions

In general, under the corporate governance standards of the NYSE, foreign private issuers, as defined under the Exchange Act, are permitted to follow home country corporate governance practices instead of the corporate governance practices of the NYSE. Accordingly, we intend to follow certain corporate governance practices of our home country, the BVI, in lieu of certain of the corporate governance requirements of the NYSE. Specifically, we do not intend to have a board of directors composed of a majority of independent directors or a Remuneration Committee or Nominating and Corporate Governance Committee composed entirely of independent directors.

For purposes of the NYSE rules, we also expect to be a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. We expect that Onex and CPPIB will continue to control more than 50% of the combined voting power of our Class A ordinary shares upon completion of this offering and will (pursuant to our memorandum and articles) continue to have the right to designate a majority of the members of our Board for nomination for election and the voting power to elect such directors following this offering.

In the event we no longer qualify as a foreign private issuer, we intend to rely on the controlled company exemption under the corporate governance rules of the NYSE. Specifically, as a controlled company, we would not be required to have (i) a majority of independent directors, (ii) a Nominating and Corporate Governance Committee composed entirely of independent directors, (iii) a Remuneration Committee composed entirely of independent directors or (iv) an annual performance evaluation of the Nominating and Corporate Governance and Remuneration Committees.

Therefore, following this offering, for so long as we qualify as a foreign private issuer or are able to rely on the “controlled company” exemption, we will not have a majority of independent directors, our Nominating and Corporate Governance and Remuneration Committees will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations; accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the NYSE rules. The foreign private issuer and controlled company exemptions do not modify the independence requirements for the Audit Committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the NYSE rules, which require that our Audit Committee be composed of at least three members, one of whom will be independent upon the listing of our Class A ordinary shares on the NYSE, a majority of whom will be independent within 90 days of the date of this prospectus, and each of whom will be independent within one year of the effective date of the registration statement of which this prospectus forms a part.

Board Composition

Upon completion of the offering, our Board will consist of              members.              will be our Chairman of the Board. Additionally, we expect that we will appoint an additional director concurrent with the consummation of this offering.

In accordance with, and subject to, our memorandum and articles (including, for the avoidance of doubt, any rights or restrictions attaching to any shares), the directors will be elected by resolution of our shareholders or by resolution of our directors for such term as the shareholders or directors determine.

Subject to any limitations, restrictions or modifications in the memorandum and articles of the Company, the exact number of members on our Board may be modified from time to time by resolution of our Board, subject to the terms of our shareholders agreement and our memorandum and articles. Our Board is divided into three classes whose members serve             -year terms expiring in successive years. Directors hold office until their successors have been duly elected and qualified or until the earlier of their respective death, resignation or removal.

Subject to any limitations, restrictions or modifications in the memorandum and articles of the Company, at each annual meeting of shareholders, the successors to the directors whose terms will then expire will be elected to

serve from the time of election and qualification until the              annual meeting of shareholders following such election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

We expect to enter into a shareholders agreement with Onex, CPPIB, members of management who hold Class A and Class B ordinary shares and certain other shareholders. Upon the effectiveness of the registration statement pursuant to the shareholders agreement (but subject to our memorandum and articles), our Board will consist of              members, with Onex and CPPIB having the right to designate              and             , respectively, of the Board members. See “Certain Relationships and Related Party Transactions—Shareholders Agreement.”

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. We believe that our directors provide an appropriate diversity of experience and skills relevant to the size and nature of our business.

Board Committees

Our Board directs the management of our business and affairs as provided by BVI law and our memorandum and articles and conducts its business through meetings of the Board and              standing committees: the Audit Committee and the Remuneration Committee. Effective upon completion of this offering, we expect that our Board will also have a Nominating and Corporate Governance Committee. In addition, from time to time, other committees may be established under the direction of the Board when necessary or advisable to address specific issues.

Each of the Audit Committee, the Remuneration Committee and Nominating and Corporate Governance Committee will operate under a charter that will be approved by our Board. A copy of each of these charters will be available on our website upon completion of this offering.

Audit Committee

The Audit Committee, which following this offering will consist of             ,              and             , is responsible for, among its other duties and responsibilities, assisting the Board in overseeing: our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our Code of Business Conduct and Ethics, and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.                  will be the chairman of our Audit Committee.

The Board has determined that              is an “audit committee financial expert” as such term is defined under the applicable regulations of the SEC and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the NYSE. The Board has also determined that              is independent under Rule 10A-3 under the Exchange Act and the NYSE standard, for purposes of the Audit Committee. Rule 10A-3 under the Exchange Act requires us to have a majority of independent audit committee members within 90 days and all independent audit committee members (within the meaning of Rule 10A-3 under the Exchange Act and the NYSE standard) within one year of the effectiveness of the registration statement of which the prospectus forms a part. We intend to comply with these independence requirements within the appropriate time periods. All members of the Audit Committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

Remuneration Committee

The Remuneration Committee, which following this offering will consist of             ,              and             , is responsible for, among its other duties and responsibilities, reviewing and approving the compensation philosophy for our chief executive officer, reviewing and approving all forms of compensation and benefits to be provided to our other executive officers and reviewing and overseeing the administration of our equity incentive plans.                  will be the chairman of our Remuneration Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which following this offering will consist of             ,              and             , will be responsible for, among its other duties and responsibilities, identifying and recommending candidates to the Board for election to our Board, reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines that are applicable to us, and overseeing Board and Board committee evaluations.                  will be the Chairman of the Nominating and Corporate Governance Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which sets out the policies and principles of conduct to be followed by all companies in our group and applies to all executive directors, officers and employees, including the principal executive, financial and accounting officers, as required by Section 406 of the Sarbanes-Oxley Act and the related rules of the SEC.

The Code of Business Conduct and Ethics covers a number of important areas including compliance with anti-trust and competition laws, employee health and safety laws and environmental laws. It also reaffirms our commitment to fair treatment of all employees, ethical and lawful behavior and sets out some general principles, which are important in dealing with suppliers and customers, and with governments and government agencies. The Code of Business Conduct and Ethics emphasizes the importance of employees protecting our intellectual property. The Code of Business Conduct and Ethics contains provisions under which employees can report violations of company policy or any applicable law, rule or regulation, including those of the SEC. Employees in the US have the added protection of Section 806 of the Sarbanes-Oxley Act, which prohibits the discrimination by a company or others against an employee where such violations are reported. The current procedure, which is set out in the Code of Business Conduct and Ethics, provides for information to be given anonymously under conditions of confidentiality. Those employees who come forward and give their name are assured that they will receive the full protection of section 806 and no retaliation will take place. We ensure that the principles are applied, subject to compliance with local employment and other laws.

Waivers to the Code of Business Conduct and Ethics require the approval of the board of the relevant operating company. During Fiscal 2013 there have been no amendments to the code of ethics and no waivers have been either sought or granted. A complete copy of the Code of Business Conduct and Ethics can be viewed on the website www.gates.com.

Compensation

The table below shows compensation paid or payable to Pinafore’s directors and executive officers as of December 31, 2013 in respect of their services to Pinafore, including Mr. Nicol, Mr. Zimmerman, Mr. Power, Mr. O’Halloran (up to November 9, 2012), Mr. Pappayliou (up to March 31, 2011), Mr. Reeve, Mr. Carroll, Mr. Rosenboom, Mr. Haneveer (up to October 1, 2011), Mr. Broekhuis (from October 1, 2011), Mr. Denekamp, Mr. Langelaar and Mr. Hallebeek as of December 31, 2011. The individuals designated as Director A and Director B did not receive compensation from us during any of the periods presented below. Each director appointed by Onex is designated as a “Director A” and each director appointed by CPPIB is a designated as a

“Director B.” Pinafore may not take any fundamental corporate action without the affirmative vote of each Director A and each Director B.

	Fiscal 2013 $000s	Fiscal 2012 $000s	Fiscal 2011 $000s
Short-term employee benefits:
—Salaries and fees	4,834	4,358	4,755
—Bonus cash	6,313	6,401	6,993
—Benefits-in-kind	95	277	304
—Social security contributions	252	20	26
—Termination benefits	994	—	376

	12,488	11,056	12,454

Share-based and related incentives:
—ABIP
Bonus shares	1,480	1,482	910
Deferred shares	3,092	3,153	1,821
—Gain on the exercise of share options	—	—	13,088
—Cash compensation in relation to the return of capital	877	21,398	—

	5,449	26,033	15,819

Pension contributions	1,652	1,356	1,520

	19,589	38,445	29,793

Retirement Plans and Incentive Plans and Awards

Retirement Plans

None of the members of senior management who are employees participate or participated in any plan or program that provides pension or other retirement benefits (other than defined contribution plans such as the 401(k) plan in which members of senior management in the US participate). Instead, certain members of senior management who are employees receive a monthly supplemental payment in addition to regular base salary that is intended to allow the executive to make contributions to a personal retirement program of his choice.

Annual Bonus Incentive Plan

In addition to annual base salary, members of senior management who are employees participate in the Annual Bonus Incentive Plan, or ABIP. Bonus payments under this plan are determined based upon the amount of bonusable profit for the calendar year. Bonuses are payable quarterly and each member of senior management is entitled to a specified percentage of the applicable bonusable profit. Bonus payments are made in a combination of (i) cash, (ii) ordinary ‘B’ shares, or B Shares, or depository receipts in respect of such B Shares, or Depository Receipts, and (iii) rights to receive B Shares or Depositary Receipts in the future, subject to the satisfaction of future service requirements, or Deferred Share Rights. Senior participants normally receive their bonus as to four-sevenths in cash, one seventh in Bonus Shares and two-sevenths in Deferred Share Rights. Bonus shares vest immediately on grant. Dividends are paid on the Bonus Shares. Deferred awards do not vest until three years after the end of the quarter to which the bonus relates, subject to the participant’s continuing employment by Pinafore at the vesting date. If the participant ceases to be employed by Pinafore, the deferred awards may vest on a pro-rata basis, at the discretion of the board of directors of Pinafore. Dividends are not paid on the Deferred Share Rights until they have vested.

As of December 31, 2013, Deferred Share Rights for 4,126 B Shares were held by Pinafore’s directors and executive officers.

Replacement Options

In connection with a Performance Share Plan, or PSP, that existed prior to the Acquisition, certain members of senior management who were not resident in the US elected to cancel their PSP awards in exchange for awards of options to purchase equity interests in Pinafore, or the Replacement Options. The shares covered by each Replacement Option had a market value at the time of the award equal to the market value of the shares subject to the cancelled PSP awards. Certain Replacement Options have been divided into two grants: one to represent the market value at the grant date, which options have a nominal exercise price and are subject to certain value limitations, or the Market Value Component, and the other to reflect appreciation value from the grant date to the time of exercise which options have an exercise price equal to $1,966, or fair value on the grant date, or the Appreciation Component. As of December 31, 2013, an aggregate of 14,042 B Shares are subject to Replacement Options granted to certain of Pinafore’s directors and executive officers (with the shares subject to a Market Value Component and an Appreciation Component being counted together as a single share for this purpose). The Replacement Options will expire on the tenth anniversary of the grant date.

Equity Incentive Plan

Pinafore has established an equity incentive plan under which current and former employees received awards of options to purchase B Shares in Pinafore (the ‘Variable Options’). The percentage of the Pinafore shares available for such options is up to 15% of the ordinary share capital of Pinafore on a fully diluted basis. The Variable Options are divided into three tiers with distinct escalating exercise prices for each tier, allowing the option holders to participate in the aggregate in 9%, 12% and 15%, respectively, of the gains of Pinafore’s equity investors above certain minimum return thresholds.

The equity incentive plan is designed to provide management with an initial 9% of the equity (after coverage of the initial investment made by the Company’s equity investors plus 8% compounded), subject to certain step-ups at higher levels of returns. The Variable Options vest as to 25% on grant, with a further 25% vesting on the first three anniversaries of the Acquisition becoming effective, subject to continued employment on the applicable vesting date. The vesting of the Variable Options will be accelerated in the event of a change of control or certain liquidity events while the holder is still employed, or, in part, if the holder is a good leaver. The Variable Options will expire on the tenth anniversary of the grant date.

During Fiscal 2011, 2012 and Fiscal 2013, three additional tranches of awards of Variable Options were granted to members of senior management on the same terms as those granted in Fiscal 2010, with the exception that the initial exercise price was $2,533.70 in the case of the Fiscal 2011 awards, $2,358.80 in the case of the Fiscal 2012 awards, and $2,185.50 in the case of the Fiscal 2013 awards, in all cases reflecting the current market value.

Under this plan, at December 31, 2013, an aggregate of 122,374 B Shares are subject to Variable Options granted to Pinafore’s directors and executive officers.

Retention Units

In addition to the Variable Options, the equity incentive plan provides for the grant of retention units to certain of our employees, and such units were awarded in December 2010. The retention units consist of the right to receive cash or B Shares in Pinafore (at the Pinafore’s sole discretion), which cash or shares would be issued on the first to occur of December 10, 2015 or the holder’s termination of employment in certain circumstances. The retention units vested as to one-third of the award on the first three anniversaries following the date of the award and became fully vested during 2013. As of December 31, 2013, an aggregate of 1,870 B Shares (or their cash equivalent) are subject to retention units granted to Pinafore’s directors and executive officers.

Amendments to Equity Incentive Plans

On December 12, 2012, in anticipation of the return of capital completed on December 18, 2012, the board of directors of Pinafore approved certain equitable adjustments to awards outstanding under the equity incentive plans to compensate participants for the adverse impact of the return of capital on those awards. These adjustments are summarized below:

ABIP Deferred Share Rights

Participants were awarded additional awards on the same terms and conditions as the applicable Deferred Share Rights. The number of additional awards was determined based on a ratio of the fair market value per B Share of $2,849.90 and the per share value of the return of capital of $1,068.56. Included in the number of Deferred Share Rights held by Pinafore’s directors and executive officers at December 31, 2013 were 1,092 such additional awards.

Variable Options

The exercise price of each tier of the Variable Options was modified to give effect to the return of capital to holders of B Shares in Pinafore.

Retention Units

Participants were awarded additional retention units based on a ratio of the fair market value per B Share of $2,849.90 and the per share value of the return of capital of $1,068.56. Included in the number of retention units held by Pinafore’s directors and executive officers at December 31, 2013 were 700 such additional awards.

Replacement Options

No amendments were made to the number of outstanding Replacement Options, or to the terms of those options. The Board instead approved a cash payment to be paid to holders of the Replacement Options to compensate them for the adverse impact of the return of capital on those awards. In total, compensation of $19.1 million was paid to Pinafore’s directors and executive officers.

Share options

As of February 10, 2014, Pinafore’s directors and executive officers held the following options over the Pinafore’s B Shares:

				Number of options held
Scheme	Grant date	Expiry date	Exercise price	Directors	Executive Officers	Total
Replacement options	September 28, 2010	September 28, 2020	$0.01	11,898	2,144	14,042
Variable options
Initial tranche:
—First tier	November 11, 2010	November 11, 2020	$1,372	43,389	26,091	69,480
—Second tier	November 11, 2010	November 11, 2020	$2,733	14,463	8,697	23,160
—Third tier	November 11, 2010	November 11, 2020	$2,978	14,463	8,697	23,160
2011 tranche:
—First tier	September 15, 2011	November 11, 2020	$1,465	—	292	292
—Second tier	September 15, 2011	November 11, 2020	$2,733	—	98	98
—Third tier	September 15, 2011	November 11, 2020	$2,978	—	98	98
2012 tranche:
—First tier	January 1, 2012	November 11, 2020	$1,372	1,320	1,287	2,607
—Second tier	January 1, 2012	November 11, 2020	$2,733	440	429	869
—Third tier	January 1, 2012	November 11, 2020	$2,978	440	429	869
2013 tranche
—First tier	January 1, 2013	November 11, 2020	$1,372	—	1,045	1,045
—Second tier	January 1, 2013	November 11, 2020	$2,733	—	348	348
—Third tier	January 1, 2013	November 11, 2020	$2,978	—	348	348

				86,413	50,003	136,416

The Replacement Options and the Variable Options are over our unissued B Shares. The Replacement Options vested on the grant date. As of February 10, 2014, each tier of the Variable Options was fully vested. Details of the options granted over Pinafore’s shares are presented in note 17 to the consolidated financial statements included elsewhere in this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Board expects to adopt a written statement of policy, effective upon completion of this offering, for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” will include our executive officers, directors and director nominees or their immediate family members, or shareholders owning five percent or more of our outstanding ordinary shares and their immediate family members.

Management Services Agreement

Onex Partners Manager LP

On September 27, 2010, Onex Partners Manager LP entered into a management services agreement pursuant to which it provides Gates Acquisitions Limited, a subsidiary of the Company, with advisory, consulting and other services in relation to the operations of Gates Acquisitions Limited and its subsidiaries including strategic planning, marketing and financial oversight. In consideration of these oversight services, Gates Acquisitions Limited has agreed to pay Onex Partners Manager LP (or such other party as is designated by Onex Partners Manager LP) a fee of $1.8 million per annum plus reasonable out-of-pocket expenses. Effective June 30, 2013, this management services agreement was terminated. A new management services agreement, effective June 30, 2013 and on substantially the same terms, was entered into between Onex Partners Manager LP and The Gates Corporation, or the Onex Management Service Agreement. During Fiscal 2013, Fiscal 2012 and Fiscal 2011, Gates Acquisitions Limited incurred $1.9 million, $2.0 million and $2.2 million, respectively, of these oversight services and out-of-pocket expenses, of which $0 was still owing as of December 31, 2013 (December 31, 2012: $0.4 million prepaid; December 31, 2011: $0.1 million still owing).

It was further acknowledged and agreed that, from time to time, Onex Partners Manager LP may be requested to provide consulting and other services to Tomkins Acquisitions Limited, including in relation to acquisitions and disposals or the sale of debt or equity interests in or any similar financing transactions. During the past three fiscal years, no amounts payable in respect of such additional services.

The Company will pay Onex a fee of approximately $             million to terminate the services agreement in connection with the consummation of this offering. The fee will represent the estimated net present value of the payments over the estimated term of the Onex Management Services Agreement.

CPPIB Equity Investments Inc.

On September 27, 2010, CPPIB Equity Investments Inc. entered into a management services agreement pursuant to which it provides Gates Acquisitions Limited with advisory, consulting and other services in relation to the operations of Gates Acquisitions Limited and its subsidiaries including strategic planning, marketing and financial oversight. In consideration of these oversight services, Gates Acquisitions Limited has agreed to pay CPPIB Equity Investments Inc. (or such other party as is designated by CPPIB Equity Investments Inc.) a fee of $1.2 million per annum plus reasonable out-of-pocket expenses. Effective June 30, 2013, this management services agreement was terminated. A new management services agreement, effective June 30, 2013 and on substantially the same terms, was entered into between CPPIB Equity Investments Inc. and The Gates Corporation, or the CPPIB Management Services Agreement. During each of Fiscal 2013, Fiscal 2012 and Fiscal 2011, Gates Acquisitions Limited incurred $1.2 million of oversight services and out-of-pocket expenses, of which $0 was owed at the end of each respective period.

It was further acknowledged and agreed that, from time to time, CPPIB Equity Investments Inc. may be requested to provide consulting and other services to Gates Acquisitions Limited, including in relation to acquisitions and disposals or the sale of debt or equity interests in or any similar financing transactions. During the past three fiscal years, no amounts payable in respect of such additional services.

The Company will pay CPPIB a fee of approximately $             million to terminate the services agreement in connection with the consummation of this offering. The fee will represent the estimated net present value of the payments over the estimated term of the CPPIB Management Services Agreement.

Other Related Party Transactions

On November 9, 2012, we sold the businesses comprising the Air Distribution segment to CPPIB for a cash consideration of $1,123.1 million (subject to certain customary post-closing adjustments).

Shareholders Agreement

We expect to enter into a shareholders agreement with Onex, CPPIB, members of management who hold Class A ordinary shares and certain other shareholders. Upon the effectiveness of the registration statement pursuant to the shareholders agreement (but subject to our memorandum and articles), our Board will consist of          members, with Onex and CPPIB having the right to designate          and         , respectively, of the Board members. All parties to the shareholders agreement will agree to vote their Class A ordinary shares in favor of such designees. The arrangements pursuant to the shareholders agreement are subject to the memorandum and articles of the Company.

Indemnification Agreements

Prior to the completion of this offering, we will have entered into indemnification agreements with each of our directors and certain of our officers. These indemnification agreements provide the directors and officers with contractual rights to indemnification and expense advancement which are, in some cases (and subject to applicable law so permitting), broader than the specific indemnification provisions contained under BVI law (including under Section 132 of the BVI Act). We believe that these indemnification agreements are, in form and substance, substantially similar to those commonly entered into in transactions of like size and complexity sponsored by private equity firms.

PRINCIPAL AND SELLING SHAREHOLDERS

Upon the completion of this offering, Gates is authorized to issue an unlimited number of Class A ordinary shares and an unlimited number of Class B ordinary shares.

As of the date of this prospectus, we have 100 shares issued and outstanding, which were issued to JTC (BVI) Limited in connection with our initial capitalization. Prior to the completion of this offering, investment funds affiliated with Onex, investment funds affiliated with CPPIB and certain current and former directors and officers of Pinafore will contribute all of the outstanding shares of Pinafore Holdings B.V. and all of the membership interests of Pinafore Cooperatief U.A. to Gates Global Inc. in exchange for Class A ordinary shares of Gates Global Inc. (and in the case of CPPIB Class A and Class B ordinary shares), which we refer to as the Exchange.

The following table sets forth information with respect to the beneficial ownership of the Class B shares of Pinafore Holdings B.V. as of December 31, 2013, and as adjusted to reflect (i) the Exchange, which will result in the Issuer becoming the direct parent company of Pinafore Holdings B.V. upon the liquidation of the Coop, and (ii) the sale by the selling shareholders of Class A ordinary shares in this offering, held by:

•	each person known to own beneficially more than 5% of the share capital;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The numbers listed below related to the beneficial ownership of Gates Global Inc. are based on                      Class A ordinary shares outstanding as of                     , 2014, after giving effect to the Exchange as if it occurred on that date. Following the completion of this offering, the Sponsors will collectively hold                      Class A ordinary shares, representing approximately     % of our outstanding Class A ordinary shares (or     % if the underwriters exercise their option to purchase additional shares in full), and CPPIB will hold                      Class B ordinary shares, representing 100% of our outstanding Class B ordinary shares. The remainder of our Class A ordinary shares are owned by members of our Board and certain of our current employees.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares and the business address of each such beneficial owner is c/o Prins Bernhardplein 200, 1097 JB, Amsterdam, The Netherlands.

			Class A Ordinary Shares to be Sold in the Offering		Shares of Gates Global Inc. Beneficially Owned After the Offering Excluding Exercise of Option to Purchase Additional Shares			Shares of Gates Global Inc. Beneficially Owned After the Offering Including Exercise of Option to Purchase Additional Shares
	Class B Shares of Pinafore Holdings B.V. Beneficially Owned Prior to the Offering		Excluding Exercise of Option to Purchase Additional Shares	Including Exercise of Option to Purchase Additional Shares	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Percentage of Combined Voting Power	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	Percentage of Combined Voting Power
Name of Beneficial Owner	Number	Percent
Principal Shareholders
Onex Corporation(1)	620,324	55.9%
Canada Pension Plan Investment Board(2)	460,400	41.5%
Executive Officers and Directors
James Nicol(3)	87,074	7.1%
John Zimmerman(4)	32,362	2.7%
David Carroll(5)	7,805	*
Thomas Reeve(6)	2,964	*
Ken Friedman(7)	5,530	*
Piergiorgio Brusco(8)	2,212	*
Paul Lee(9)	2,422	*
Samuel Blaichman	—	*
Shane Feeney	—	*
Kosty Gilis	—	*
Seth Mersky	—	*
All executive officers and directors as a group (13 persons)	140,369	11.5%

*	Denotes less than 1.0% of beneficial ownership.
†	The Sponsors hold their shares of Pinafore Holdings B.V. indirectly through membership interests in Pinafore Cooperatief U.A., which is the direct parent company of Pinafore Holdings B.V. For illustrative purposes, the number of shares of Pinafore Holdings B.V. listed above beside Onex Corporation and Canada Pension Plan Investment Board represent each Sponsor’s indirect interest in shares of Pinafore Holdings B.V., of which Pinafore Cooperatief U.A. is the record owner.
(1)	Based on each of the following entities’ pro rata membership interests in Pinafore Cooperatief U.A., Onex American Holdings II LLC would be the record holder of 147,775 Pinafore Class B shares; Onex Partners III Select LP would be the record holder of 922 Pinafore Class B shares; Onex Partners III International LP would be the record holder of 286,303 Pinafore Class B shares; Onex Partners III GP LP would be the record holder of 4,586 Pinafore Class B shares; Onex Partners III PV LP would be the record holder of 3,658 Pinafore Class B shares; Onex US Principals LP would be the record holder of 4,969 Pinafore Class B shares; Onex Tomkins Co-Invest LP would be the record holder of 155,477 Pinafore Class B shares; Onex Tomkins EI LLC would be the record holder of 8,308 Pinafore Class B shares; and Onex Advisor III LLC would be the record holder of 8,326 Pinafore Class B shares.

Onex Corporation may be deemed to beneficially own the membership interests in Pinafore Holdings Cooperatief U.A. held by (a) Onex American Holdings II LLC, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC; (b) Onex Tomkins EI LLC, through Onex Corporation’s ownership of the equity of Onex American Holdings II LLC, which owns 100% of the equity of Onex Tomkins EI LLC; (c) Onex US Principals LP, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns 100% of the equity of Onex American Holdings GP LLC, which is the general partner of Onex US Principals LP; (d) Onex Partners III GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., which is the general partner of Onex Partners III GP LP; (e) Onex Partners III Select LP and Onex Partners III PV LP, through Onex Corporation’s ownership of all of the equity of Onex Partners GP Inc., which is the general partner of Onex Partners III GP LP, which is the general partner of Onex Partners III Select LP and Onex Partners III PV LP; and (f) Onex Partners III International LP and Onex Tomkins Co-Invest LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners III International GP LLC, which is the general partner of Onex Partners III International GP LP, which is the general partner of Onex Partners III International LP and Onex Tomkins Co-Invest LP.

Onex Advisor III LLC is an independent entity that is controlled by Mr. Gerald W. Schwartz through New PCo II Investments Ltd. Mr. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the membership interests beneficially owned by Onex Corporation, and as such has ultimate power to vote and dispose of the membership interests owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership. The address for Onex Corporation is 161 Bay Street, Toronto, ON M5J 2S1. Each of Onex Partners III International LP, Onex Partners III GP LP, Onex Partners III PV LP, Onex Partners III Select LP, Onex US Principals LP, Onex Tomkins EI LLC and Onex Tomkins Co-Invest LP will contribute a certain number of shares of Pinafore Holdings B.V. held indirectly through Pinafore Cooperatief U.A. to Gates Global Inc. in exchange for Class A ordinary shares of Gates Global Inc.

(2)	Based on its pro rata membership interests in Pinafore Cooperatief U.A., CPP Investment Board (USRE II) Inc. would be the record holder of these shares. Canada Pension Plan Investment Board owns all of the equity of CPP Investment Board (USRE II) Inc., which will contribute its shares of Pinafore Holdings B.V. held indirectly through Pinafore Cooperatief U.A. to Gates Global Inc. in exchange for Class A and Class B ordinary shares of Gates Global Inc.
(3)	Includes 661 Depositary Receipts in respect of Pinafore Class B shares awarded under the ABIP, 74,515 vested, but unexercised Variable Options and 11,898 vested, but unexercised Replacement Options. For more information regarding our equity awards to management, see “Management—Compensation—Retirement Plans and Incentive Plans and Awards.”
(4)	Includes 289 Depositary Receipts in respect of Pinafore Class B shares awarded under the ABIP and 30,209 vested, but unexercised Variable Options.
(5)	Includes 124 Depositary Receipts in respect of Pinafore Class B shares awarded under the ABIP, 5,537 vested, but unexercised Variable Options and 2,144 vested, but unexercised Replacement Options.
(6)	Includes 93 Depositary Receipts in respect of Pinafore Class B shares awarded under the ABIP and 2,683 vested, but unexercised Variable Options.
(7)	Includes 135 Depositary Receipts in respect of Pinafore Class B shares awarded under the ABIP and 5,035 vested, but unexercised Variable Options.
(8)	Includes 68 Depositary Receipts in respect of Pinafore Class B shares awarded under the ABIP and 2,013 vested, but unexercised Variable Options.
(9)	Includes 33 Depositary Receipts in respect of Pinafore Class B shares awarded under the ABIP and 2,382 vested, but unexercised Variable Options.

DESCRIPTION OF SHARE CAPITAL

General

Gates Global Inc. is a BVI business company (BVI company number 1802787) incorporated on December 12, 2013 and our affairs are governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, the BVI Business Companies Act of 2004, or the BVI Act, and the applicable laws of the BVI (including applicable common law).

Our amended and restated memorandum and articles of association that will be in effect upon the completion of this offering authorizes us to issue an unlimited number of shares consisting of two classes of shares as follows (a) an unlimited number of Class A ordinary shares, par value $0.01 per share, and (b) an unlimited number of Class B ordinary shares, par value $0.01 per share. Upon the completion of this offering, we will have              Class A ordinary shares issued and outstanding, assuming the underwriters do not exercise their option to purchase additional shares. The only Class B ordinary shares outstanding upon the completion of this offering will be the              Class B ordinary shares held by CPPIB.

The following description of our share capital and our constitutional rules under our memorandum and articles of association is qualified in its entirety by reference to our amended and restated memorandum and articles of association that will be in effect upon the completion of this offering, which have been filed as an exhibit to the registration statement of which this prospectus is a part.

Memorandum and Articles of Association

The following discussion describes our amended and restated memorandum and articles of association that (subject to any limitations, restrictions or modifications in our memorandum or articles of association; and subject to any rights or restrictions attaching to any shares) will be in effect upon the completion of this offering:

Objects and Purposes, Register, and Shareholders. Subject to the BVI Act and BVI law, our objects and purposes are unlimited. Our register of members will be maintained by our transfer agent,             . Under the BVI Act, a BVI company may treat the registered holder of a share as the only person entitled to (a) exercise any voting rights attaching to the share, (b) receive notices, (c) receive a distribution in respect of the share and (d) exercise other rights and powers attaching to the share. Consequently, as a matter of BVI law, where a shareholder’s shares are registered in the name of a nominee such as Cede & Co, the nominee is entitled to receive notices, receive distributions and exercise rights in respect of any such shares registered in its name. The beneficial owners of the shares registered in a nominee’s name will therefore be reliant on their contractual arrangements with the nominee in order to receive notices and dividends and ensure the nominee exercises voting and other rights in respect of the shares in accordance with their directions.

Directors’ Powers. Under the BVI Act, subject to any modifications or limitations in a company’s memorandum and articles of association, a company’s business and affairs are managed by, or under the direction or supervision of, its directors; and directors generally have all powers necessary to manage a company. A director must disclose any interest he has on any proposal, arrangement or contract not entered into in the ordinary course of business and on usual terms and conditions. An interested director may (subject to the memorandum and articles) vote on a transaction in which he has an interest. In accordance with, and subject to, our memorandum and articles, the directors may by resolution of directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

Rights, Preferences and Restrictions of Class A Ordinary Shares. Subject to the restrictions described under the section titled “Dividend Policy” above, our directors may (subject to the memorandum and articles) authorize dividends at such time and in such amount as they determine. Each Class A ordinary share is entitled to one vote. In the event of a liquidation or dissolution of the Company, our Class A shareholders are (subject to the memorandum and articles) entitled to share ratably in all surplus assets remaining available for distribution to them after payment and discharge of all claims, debts, liabilities and obligations of the Company and after provision is made for each class of shares (if any) having preference over the Class A ordinary shares. There are no sinking fund provisions applicable to our Class A ordinary shares. Holders of our Class A ordinary shares have no pre-emptive rights. Subject to the provisions of the BVI Act, we may, (subject to the memorandum and articles) with shareholder consent, repurchase our Class A ordinary shares or our Class B ordinary shares in certain circumstances provided always that the Company will, immediately after the repurchase, satisfy the solvency test. The Company will satisfy the solvency test, if (i) the value of the Company’s assets exceeds its liabilities; and (ii) the Company is able to pay its debts as they fall due.

In accordance with the BVI Act:

(i)	the Company may purchase, redeem or otherwise acquire its own shares in accordance with either (a) Sections 60, 61 and 62 of the BVI Act (save to the extent that those Sections are negated, modified or inconsistent with provisions for the purchase, redemption or acquisition of its own shares specified in the Company’s memorandum and articles); or (b) such other provisions for the purchase, redemption or acquisition of its own shares as may be specified in the Company’s memorandum and articles. The Company’s memorandum and articles provide that such Sections 60, 61 and 62 do not apply to the Company; and

(ii)	where a company may purchase, redeem or otherwise acquire its own shares otherwise than in accordance with Sections 60, 61 and 62 of the BVI Act, it may not purchase, redeem or otherwise acquire the shares without the consent of the member whose shares are to be purchased, redeemed or otherwise acquired, unless the Company is permitted by the memorandum and articles to purchase, redeem or otherwise acquire the shares without that consent; and

(iii)	unless the shares are held as treasury shares in accordance with Section 64 of the BVI Act, any shares acquired by the Company are deemed to be cancelled immediately on purchase, redemption or other acquisition.

Class B Ordinary Shares

The Class A ordinary shares and Class B ordinary shares are substantially identical in all respects, including with respect to voting, dividends and conversion, except that a Class B ordinary share does not entitle its holder to vote for the election, appointment or removal of directors.

Conversion Rights of Class A and Class B Ordinary Shares

The Class B ordinary shares are convertible into Class A ordinary shares, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one Class A ordinary share for each Class B ordinary share. The holder of Class B ordinary shares would have, upon conversion of its Class B ordinary shares into Class A ordinary shares, one vote per Class A ordinary share held on all matters submitted to a vote of our shareholders. The Class A ordinary shares are convertible into Class B ordinary shares, in whole or in part, at any time and from time to time at the option of the holder on the basis of one Class B ordinary share for each Class A ordinary share.

Variation of the Rights of Shareholders. As permitted by the BVI Act and our memorandum and articles, the rights attached to shares of the Company may (subject to the memorandum and articles) only, whether or not the Company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than fifty percent of the issued shares of that class, except where a different majority is required under our memorandum and articles or the BVI Act. A greater majority is required in relation to a scheme of arrangement and may be required in relation to a plan of arrangement, as described under “—Summary of Certain Significant Provisions of BVI Law—Mergers, Consolidations and Similar Arrangements” below.

Shareholder Meetings. In accordance with, and subject to, our memorandum and articles, (a) any director of the Company may convene meetings of the shareholders at such times as the director considers necessary or desirable (and the director convening a meeting of shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice); and (b) upon the written request of shareholders entitled to exercise thirty percent or more of the voting rights in respect of the matter for which the meeting is requested, the directors shall convene a meeting of shareholders. Under BVI law, the memorandum and articles of association may be amended to decrease but not increase the required percentage to call a meeting above 30%. In accordance with, and subject to, our memorandum and articles, (a) the director convening a meeting shall give not less than 7 days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members of the Company and are entitled to vote at the meeting; and the other directors; (b) a meeting of shareholders held in contravention of the requirement to give notice is valid if shareholders holding at least ninety percent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall constitute waiver in relation to all of the ordinary shares that that shareholder holds; (c) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than fifty percent of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (d) if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of the shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the ordinary shares or each class or series of ordinary shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

Dividends. Subject to the BVI Act and our memorandum and articles, our directors may, by resolution, declare dividends at a time and amount as they think fit if they are satisfied, based on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI law restriction on the amount of funds which may be distributed by us by dividend, including all amounts paid by way of the subscription price for ordinary shares regardless of whether such amounts may be wholly or partially treated as share capital or share premium under certain accounting principles. Shareholder approval is not (except as otherwise provided in our memorandum or articles) required to pay dividends under BVI law. In accordance with, and subject to, our memorandum and articles, no dividend shall bear interest as against the Company (except as otherwise provided in our memorandum or articles).

Disclosure of the Securities and Exchange Commission’s Position on Indemnification for Securities Act Liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer of Shares. Subject to any applicable restrictions or limitations arising pursuant to (i) our memorandum and articles; or (ii) the BVI Act, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any other form which our directors may approve (such instrument of transfer being signed by the transferor and containing the name and address of the transferee). Our memorandum and articles also (save as otherwise provided therein) provide that shares may be transferred by means of a system utilized for the purposes of holding and transferring shares, or a Relevant System, and that the operator of the Relevant System (and any other person necessary to ensure the Relevant System is effective to transfer shares) shall act as agent and attorney-in-fact of the Shareholders for the purposes of the transfer of any shares transferred by means of the Relevant System (including, for such purposes, to execute and deliver an instrument of transfer in the name of and on behalf of any Shareholder who is transferring shares).

Summary of Certain Significant Provisions of BVI Law

The BVI Act differs from laws applicable to US corporations and their shareholders. Set forth below is a summary of certain significant provisions of the BVI Act applicable to us (save to the extent that such provisions have been, to the extent permitted under the BVI Act, negated or modified in our memorandum and articles in accordance with the BVI Act).

Mergers, Consolidations and Similar Arrangements. The BVI Act provides for mergers as that expression is understood under US corporate law. Common law mergers are also permitted outside of the scope of the BVI Act. Under the BVI Act, two or more companies may either merge into one of such existing companies, or the surviving company, or consolidate with both existing companies ceasing to exist and forming a new company, or the consolidated company. The procedure for a merger or consolidation between the Company and another company (which need not be a BVI company, and which may be the Company’s parent, but need not be) is set out in the BVI Act. The directors of the BVI company or BVI companies which are to merge or consolidate must approve a written plan of merger or consolidation which must also be authorised by a resolution of members (and the outstanding shares of every class of shares that are entitled to vote on the merger or consolidation as a class if the memorandum or articles so provide or if the plan of merger or consolidation contains any provisions that, if contained in a proposed amendment to the memorandum or articles, would entitle the class to vote on the proposed amendment as a class) of the shareholders of the BVI company or BVI companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The Company must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the BVI, or the Registrar. If the surviving company or the consolidated company is to be incorporated under the laws of a jurisdiction outside BVI, it shall file the additional instruments required under Section 174(2)(b) of the BVI Act. The Registrar then (if he is satisfied that the requirements of the BVI Act have been complied with) registers, in the case of a merger, the articles of merger or consolidation and any amendment to the memorandum and articles of the surviving company and, in the case of a consolidation, the memorandum and articles of association of the new consolidated company and issues a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the merger or consolidation). The merger or consolidation is effective on the date that the articles of merger or consolidation are registered by the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation but if the surviving company or the consolidated company is a company incorporated under the laws of a jurisdiction outside the BVI, the merger or consolidation is effective as provided by the laws of that other jurisdiction.

As soon as a merger or consolidation becomes effective (inter alia), (a) the surviving company or consolidated company (so far as is consistent with its amended memorandum and articles, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) the memorandum and articles of any surviving company are automatically amended to the extent, if any, that changes to its amended memorandum and articles are contained in the articles of merger; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (f) no proceedings, whether civil or criminal, pending at the time of a merger or consolidation by or against a constituent company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by the merger or consolidation, but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the shareholder, director, officer or agent thereof, as the case may be or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company but if the surviving company or the consolidated company is incorporated under the laws of a jurisdiction outside the BVI, the effect of the merger or consolidation is the same as noted foregoing except in so far as the laws of the other jurisdiction otherwise provide.

The Registrar shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation (save that this shall not apply to a foreign company).

If the directors determine it to be in the best interests of the Company, it is also possible for a merger to be approved as a court approved plan of arrangement or as a scheme of arrangement in accordance with (in each such case) the BVI Act. The convening of any necessary shareholders meetings and subsequently the arrangement must be authorized by the BVI court. A scheme of arrangement requires the approval of 75% of the votes of the shareholders or class of shareholders, as the case may be. If the effect of the scheme is different in relation to different shareholders, it may be necessary for them to vote separately in relation to the scheme, with it being required to secure the requisite approval level of each separate voting group. Under a plan of arrangement, a BVI court may determine what shareholder approvals are required and the manner of obtaining the approval.

Continuation into a Jurisdiction Outside the BVI. In accordance with, and subject to, our memorandum and articles, the Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the BVI in the manner provided under those laws. The Company does not cease to be a BVI company unless the foreign law permits continuation and the BVI company has complied with the requirements of that foreign law. Where a company is continued under the laws of a jurisdiction outside the BVI, (a) the Company continues to be liable for all of its claims, debts, liabilities and obligations that existed prior to its continuation, (b) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the Company or against any shareholder, director, officer or agent thereof, is released or impaired by its continuation as a company under the laws of the jurisdiction outside the BVI, (c) no proceedings, whether civil or criminal, pending by or against the Company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by its continuation as a company under the laws of the jurisdiction outside the BVI, but the proceedings may be enforced, prosecuted, settled or compromised by or against the Company or against the shareholder, director, officer or agent thereof, as the case may be; and (d) service of process may continue to be effected on the registered agent of the Company in the BVI in respect of any claim, debt, liability or obligation of the Company during its existence as a company under the BVI Act.

Directors. In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any ordinary shares), (a) the directors are elected by resolution of Class A shareholders or by resolution of directors for such term as the Shareholders or directors determine; (b) each director holds office for the term, if any, fixed by the Resolution of Class A shareholders or resolution of directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until his earlier death, resignation or removal: (c) a director may be removed from office (i) with or without cause, by a resolution of Class A shareholders passed at a meeting of shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least 75% of the Class A shareholders of the Company entitled to vote or (ii) with cause, by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director; (d) a director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the BVI Act; (e) the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors and where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office; (f) a vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office; and (g) a director is not required to hold ordinary shares as a qualification to office.

In accordance with, and subject to, our memorandum and articles, (a) any one director of the Company may call a meeting of the directors by sending a written notice to each other director; (b) the directors of the Company or any committee thereof may meet at such times and in such manner as the directors may determine to be necessary or desirable; (c) a director shall be given not less than 3 days’ notice of meetings of directors, but a meeting of directors held without 3 days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director and the inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting; (d) a meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of directors, unless there are only 2 directors in which case the quorum is two; (e) a director may by a written instrument appoint an alternate who need not be a director and the alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director until the appointment lapses or is terminated; (f) a resolution of directors is passed if either (i) the resolution is approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or (ii) the resolution is consented to in writing by a majority of directors or by a majority of members of a committee of directors of the Company, as the case may be, unless (in either case) the BVI Act or our memorandum and articles require a different majority.

Indemnification of Directors. In accordance with, and subject to, our memorandum and articles (including the limitations detailed therein), the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or (b) is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

In accordance with, and subject to, our memorandum and articles (including the limitations detailed therein), (a) the indemnity referred to above only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful; (b) the decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the articles, unless a question of law is involved; and (c) the termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

In accordance with, and subject to, our memorandum and articles, the Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the articles.

Directors and Conflicts of Interest. As noted above, pursuant to the BVI Act and the Company’s memorandum and articles of association, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the BVI Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

In accordance with, and subject to, our memorandum and articles, (a) a director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company; and (b) for the purposes noted foregoing, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

Shareholders’ Suits. The enforcement of the Company’s rights will ordinarily be a matter for its directors.

In certain circumstances, a shareholder has the right to seek various remedies against the Company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages, proposes to engage in, or has engaged in conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the Company, the BVI court may, on application of a shareholder or director of the Company, make an order directing the Company or director to comply with, or restraining the Company or director from engaging in conduct that contravenes, the BVI Act or the memorandum or articles.

Furthermore, pursuant to Section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the Company have been, are being or are likely to be, conducted in a manner that is, or any acts of the Company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI Court for an order which, inter alia, can require the Company or any other person to pay compensation to the shareholder.

The BVI Act provides for a series of remedies available to shareholders. Where a company incorporated under the BVI Act conducts some activity which contravenes the BVI Act or the Company’s memorandum and articles of association, the court can issue a restraining or compliance order. Under Section 184G of the BVI Act, a shareholder of a company may bring an action against the Company for breach of a duty owed by the Company to him as a shareholder. A shareholder also pursuant to Section 184C of the BVI Act may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the Company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:

•	the Company does not intend to bring, diligently continue or defend or discontinue proceedings; and

•	it is in the interests of the Company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI court is also required to have regard to the following matters:

•	whether the shareholder is acting in good faith;

•	whether a derivative action is in the Company’s interests, taking into account the directors’ views on commercial matters;

•	whether the proceedings are likely to succeed;

•	the costs of the proceedings; and

•	whether an alternative remedy is available.

Any shareholder of a company may apply to the BVI court under the Insolvency Act, 2003 of the BVI, or the Insolvency Act, for the appointment of a liquidator to liquidate the Company and the court may appoint a liquidator for the Company if it is of the opinion that it is just and equitable to do so.

Appraisal Rights. The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger if the Company is a constituent company, unless the Company is the surviving company and the shareholder continues to hold the same or similar shares; (b) a consolidation, if the Company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the Company if not made in the usual or regular course of the business carried on by the Company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10% or fewer of the issued shares of the Company required by the holders of 90% or more of the votes of the outstanding shares of the Company pursuant to the terms of Section 176 of the BVI Act; and (e) an arrangement, if permitted by the BVI court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the Company’s memorandum and articles of association. There are common law rights for the protection of shareholders that may be invoked, largely derived from English common law. For example, under the rule established in the English case known as Foss v. Harbottle, a court will generally refuse to interfere with the management of a Company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the Company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the Company conducted properly according to law and the constituent documents of the Company. As such, if those who control the Company have persistently disregarded the requirements of company law or the provisions of the Company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained;

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•	those who control the Company are perpetrating a “fraud on the minority.”

Share Repurchases and Redemptions. As permitted by the BVI Act and subject to our memorandum and articles of association, shares may be repurchased, redeemed or otherwise acquired by us with shareholder consent. Depending on the circumstances of the redemption or repurchase, our directors may need to determine that, immediately following the redemption or repurchase, we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities. Our directors may only exercise this power on our behalf, subject to the BVI Act, our memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the NYSE or any other stock exchange on which our securities are listed.

Inspection of Books and Records. Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar, including the Company’s certificate of incorporation, its memorandum and articles of association (with any amendments thereto), records of license fees paid to date, any articles of dissolution, any articles of merger, and a register of charges created by the Company (if the Company has elected to file such a register or an applicable chargee has caused the same to be filed).

A shareholder of a company is entitled, on giving written notice to the Company, to inspect:

(a)	the memorandum and articles of association;

(b)	the register of members;

(c)	the register of directors; and

(d)	the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (a) through (d) above. However, subject to the memorandum and articles of association of the Company, the directors may, if they are satisfied that it would be contrary to the Company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the High Court of the BVI for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Our registered agent is JTC (BVI) Limited of Ritter House, 5th Floor, P.O. Box 3200, Road Town, Tortola, BVI. A company is required to keep a copy of its register of members and register of directors at the offices of its registered agent in the BVI, and the Company is required to notify any changes to the originals of such registers (assuming the originals are held elsewhere) to the registered agent, in writing, within 15 days of any change; and to provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

Where the place at which the original register of members or the original register of directors of the Company is changed, the Company must provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

A company is also required to keep at the office of its registered agent or at such other place or places, within or outside the BVI, as the directors may determine the minutes of meetings and resolutions of shareholders and of classes of shareholders; and the minutes of meetings and resolutions of directors and committees of directors. If such records are kept at a place other than at the office of the Company’s registered agent, the Company is required to provide the registered agent with a written record of the physical address of the place or places at which the records are kept and to notify the registered agent, within 14 days, of the physical address of any new location where such records may be kept.

Dissolution; Winding Up. As permitted by the BVI Act and subject to our memorandum and articles of association, we may be voluntarily liquidated and dissolved under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities.

We also may be wound up and dissolved in circumstances where we are insolvent in accordance with the terms of the Insolvency Act.

Anti-Money Laundering Laws. In order to comply with legislation and regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person. We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to his or her attention in the course of his or her business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the BVI, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Exchange controls. We know of no BVI laws, decrees, regulations or other legislation that limit the import or export of capital or the payment of dividends to shareholders holders who do not reside in the BVI.

Material Differences in BVI Law and our Amended and Restated Memorandum and Articles of Association and Delaware Law

Our corporate affairs are governed by our amended and restated memorandum and articles of association and the provisions of applicable BVI law, including the BVI Act and BVI common law. The BVI Act differs from laws applicable to US corporations and their shareholders. The following table provides a comparison between certain statutory provisions of the BVI Act (together with the provisions of our memorandum and articles of association) and the Delaware General Corporation Law relating to shareholders’ rights.

Shareholder Meetings
BVI	Delaware

•   In accordance with, and subject to, our memorandum and articles, (a) any director of the company may convene meetings of the shareholders at such times and in such manner as the director considers necessary or desirable; and (b) upon the written request of shareholders entitled to exercise thirty percent or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of shareholders

• May be held at such time or place as designated in the charter or the by-laws, or if not so designated, as determined by the board of directors

• May be held inside or outside the BVI	• May be held inside or outside Delaware

•   In accordance with, and subject to, our memorandum and articles, (a) the director convening a meeting shall give not less than 7 days’ notice of a meeting of shareholders to those shareholders whose names on the date the notice is given appear as shareholders in the register of members of the company and are entitled to vote at the meeting; and the other directors; and (b) the director convening a meeting of shareholders may fix as the record date for determining those shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice

•   Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

Shareholder’s Voting Rights
BVI	Delaware

•   In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a shareholder may be represented at a meeting of shareholders by a proxy who may speak and vote on behalf of the shareholder; and (b) the instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented

• Any person authorized to vote may authorize another person or persons to act for him by proxy

•   In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than fifty percent of the votes of the ordinary shares or class or series of ordinary shares entitled to vote on resolutions of shareholders to be considered at the meeting; and (b) if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the request of shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of ordinary shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved

•   The charter or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares shall constitute a quorum

•   In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) at any meeting of the shareholders, the President is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the President has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the President fails to take a poll then any shareholder present in person or by proxy who disputes the announcement by the President of the result of any vote may immediately following such announcement demand that a poll be taken and the President shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting; and (b) a resolution of shareholders is passed if either (i) the resolution is approved at a duly convened and constituted meeting of the shareholders of the company by the affirmative vote of a majority of the votes of the ordinary shares entitled to vote thereon which were present at the meeting and were voted; or (ii) the resolution is consented to in writing by a majority of the votes of ordinary shares entitled to vote thereon; unless (in either case) the BVI Act or our memorandum and articles require a different majority

•   In accordance with, and subject to, our memorandum and articles, (a) the rights attached to ordinary shares as specified in the memorandum and articles may only, whether or not the company is being wound up, be varied with the consent in writing of or by a resolution passed at a meeting by the holders of more than fifty percent of the issued ordinary shares of that class, except where some other majority is required under our memorandum and articles of association or the BVI Act

• Except as provided in the charter documents, changes in the rights of shareholders as set forth in the charter documents require approval of a majority of its shareholders

•   In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), the company may amend its memorandum or articles by a resolution of shareholders or by a resolution of directors, save that no amendment may be made by a Resolution of directors: (i) to restrict the rights or powers of the shareholders to amend the memorandum or articles; (ii) to change the percentage of shareholders required to pass a Resolution of Shareholders to amend the memorandum or articles; (iii) in circumstances where the memorandum or articles cannot be amended by the shareholders; or (iv) to certain specified clauses of the memorandum of association

• The memorandum and articles of association may provide for cumulative voting

Directors
BVI	Delaware
• In accordance with, and subject to, our memorandum and articles, the minimum number of directors shall be one	• Board must consist of at least one member

•   In accordance with, and subject to, our memorandum and articles (including, for the avoidance of any doubt, any rights or restrictions attaching to any shares), (a) the directors are elected by resolution of shareholders or by resolution of directors for such term as the shareholders or directors determine; (b) each director holds office for the term, if any, fixed by the resolution of shareholders or resolution of directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the

• Number of board members shall be fixed by the by laws, unless the charter fixes the number of directors, in which case a change in the number shall be made only by amendment of the charter appointment of a director, the director serves indefinitely until his earlier death, resignation or removal: (c) a director may be removed from office (i) with or without cause, by a resolution of shareholders passed at a meeting of shareholders called for the purposes of removing the director or for purposes including the removal of the director or by a written resolution passed by a least seventy five per cent of the shareholders of the company entitled to vote or (ii) with cause, by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director; (d) a director may resign his office by giving written notice of his resignation to the company and the resignation has effect from the date the notice is received by the company at the office of its registered agent or from such later date as may be specified in the notice and a director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the BVI Act; (e) the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors and where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office; (f) a vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office; and (g) a director is not required to hold ordinary shares as a qualification to office.

• Directors do not have to be independent	• Directors do not have to be independent

Fiduciary Duties
BVI	Delaware

•   Directors owe duties at both common law and under statute including as follows:

•   Duty to act honestly and in good faith and in what the director believes to be in the best interests of the company;

•   Duty to exercise powers for a proper purpose and directors shall not act, or agree to the Company acting, in a manner that contravenes the BVI Act or the memorandum and articles of association;

•   Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation

•   Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits

•   Duty to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation:

•   the nature of the company;

•   the nature of the decision; and

•   the position of the director and the nature of the responsibilities undertaken by him.

•   The BVI Act provides that a director of a company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into, or to be entered into, by the company, disclose the interest to the board of the company. However, the failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the transaction was not required to be disclosed because the transaction is between the company and the director himself and is in the ordinary course of business and on usual terms and conditions. Additionally, the failure of a director to disclose an interest does not affect the validity of the transaction entered into by the company if (a) the material facts of the interest of the director in the transaction are known by the shareholders entitled to vote at a meeting of shareholders and the transaction is approved or ratified by a resolution of shareholders or (b) the company received fair value for the transaction

• Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction

•   Pursuant to the BVI Act, and subject to the company’s memorandum and articles of association, a director who is interested in a transaction entered into or to be entered into by the company may:

•   vote on a matter relating to the transaction;

•   attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

•   sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction

• Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction

Shareholder’s Derivative Actions
BVI	Delaware

Generally speaking, the company is the proper plaintiff in any action. A shareholder may, with the leave of the BVI court, bring proceedings or intervene in proceedings in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant leave to bring a derivative action where the following circumstances apply:

•   the company does not intend to bring, diligently continue or defend or discontinue the proceedings; and

•   it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole

•   In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law

•   Complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort

•   Such action shall not be dismissed or compromised without the approval of the Delaware Court of Chancery

When considering whether to grant leave, the BVI court is also required to have regard to the following matters:

•   whether the shareholder is acting in good faith;

•   whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters;

•   whether the action is likely to succeed;

•   the costs of the proceedings in relation to the relief likely to be obtained; and

•   whether an alternative remedy to the derivative claim is available

• A shareholder whose shares were canceled in connection with a dissolution is not able to bring a derivative action against the company after the shares have been cancelled

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A ordinary shares, and no predictions can be made about the effect, if any, that market sales of our Class A ordinary shares or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, our Class A ordinary shares in the public market may have an adverse effect on the market price for our Class A ordinary shares and could impair our ability to raise capital through future sales of our securities. See “Risk Factors—Risks Related to this Offering and Ownership of our Class A Ordinary Shares—Future sales of our Class A ordinary shares in the public market could lower our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our Class A ordinary shares.”

Upon the completion of this offering, we will have outstanding              Class A ordinary shares (or              shares if the underwriters exercise their option to purchase additional shares in full). Of these shares,              Class A ordinary shares will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act. Generally, the balance of our outstanding Class A ordinary shares are “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common stock purchased by our affiliates will be “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act.

Lock-Up Agreements

In connection with this offering, we, our executive officers and directors, Onex and CPPIB have agreed, subject to certain exceptions, not to sell or transfer any Class A or Class B ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with Class A or Class B ordinary shares, for 180 days after the date of this prospectus without first obtaining the written consent of                     . See “Underwriting.”

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the consummation of this offering, a person (or persons whose Class A ordinary shares is required to be aggregated) who is an affiliate and who has beneficially owned our Class A ordinary shares for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares then outstanding, which will equal approximately Class A ordinary shares immediately after consummation of this offering; or

•	the average weekly trading volume in our Class A ordinary shares on the NYSE on which our Class A ordinary shares is listed during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Under Rule 144, a person (or persons whose Class A ordinary shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the Class A ordinary shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those Class A ordinary shares subject only to availability of current public information about us, and after beneficially owning such Class A ordinary shares for at least 12 months (including the holding period of any prior owner other than an affiliate), would be entitled to sell an unlimited number of Class A ordinary shares without restriction. To the extent that our affiliates sell their Class A ordinary shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants or advisors who purchased Class A ordinary shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased Class A ordinary shares from us after that date upon the exercise of options granted before that date, are eligible to resell such Class A ordinary shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

S-8 Registration Statement

In conjunction with this offering, we expect to file a registration statement on Form S-8 under the Securities Act, which will register up to                  Class A ordinary shares underlying stock options or restricted stock awards or reserved for issuance under our equity incentive plans. That registration statement will become effective upon filing, and                  Class A ordinary shares covered by such registration statement are eligible for sale in the public market immediately after the effective date of such registration statement, subject to Rule 144 volume limitations applicable to affiliates, vesting restrictions with us and the lock-up agreements described above.

TAXATION

The following discussion contains a description of material BVI tax, UK tax and US federal income tax consequences of the acquisition, ownership and disposition of our Class A ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Class A ordinary shares. The discussion is based on current BVI, UK and US tax law and published practice, which law or practice is subject to change (potentially with retroactive effect). The tax consequences for each shareholder of investing in us may depend upon a shareholder’s own tax position and upon the relevant laws of any jurisdiction to which a shareholder is subject. Prospective purchasers of Class A ordinary shares in the Company are advised to consult their own tax advisers concerning the consequences under BVI law, UK law and US federal, state and local and other laws of the acquisition, ownership and disposition of Class A ordinary shares. As used in this summary, references to “the Company,” “we,” “us” and “our” refer to Gates Global Inc.

Material BVI Tax Considerations

The BVI government will not, under existing BVI legislation, impose any BVI income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders (who are not tax residents in the BVI).

The Company and all distributions, interest and other amounts paid by the Company to persons who are not tax residents in the BVI will not (under existing BVI law) be subject to any income, withholding or capital gains taxes in the BVI, with respect to the Class A ordinary shares in the Company owned by them and dividends received on such Class A ordinary shares, nor will they be subject to any estate or inheritance taxes in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable (under existing BVI law) in the BVI by persons who are not tax resident in the BVI with respect to any Class A ordinary shares, debt obligations or other securities of the Company.

Subject to the payment of stamp duty on any acquisition of real property in the BVI by us (and in respect of certain transactions in respect of the ordinary shares, debt obligations or other securities of incorporated companies owning real property in the BVI), all instruments relating to transactions in respect of the Class A ordinary shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt (under existing BVI law) from the payment of stamp duty in the BVI.

There are currently (under existing BVI law) no withholding taxes or exchange control regulations in the BVI applicable to the Company or its security holders.

There is no income tax treaty or convention currently in effect between the United States and the BVI, although a number of Tax Information Exchange Agreements are in force between the BVI and various nations, including the United States. Regard also should be had to the effect of the United States FACTA rules and regulations (as noted following in this prospectus) and similar rules and regulations arising pursuant to UK and other laws.

Material United Kingdom Tax Considerations

The following statements do not purport to be a complete analysis of all potential UK tax consequences of acquiring, holding and disposing of Class A ordinary shares of the Company subject to the offering. They are based on current UK tax law and on the current practice of Her Majesty’s Revenue and Customs, or HMRC, as of the date of this prospectus, both of which are subject to change, possibly with retroactive effect. They are intended to address only certain material UK tax consequences for shareholders who are resident in the UK for UK tax purposes (except where expressly stated otherwise), who are the beneficial owners of the Class A ordinary shares of the Company and who hold the Class A ordinary shares of the Company as capital assets.

They do not address the UK tax consequences which may be relevant to certain classes of shareholders such as traders, brokers, dealers, banks, financial institutions, insurance companies, investment companies, collective investment schemes, tax-exempt organizations, trustees, persons connected with the Company or another group company, persons holding the Class A ordinary shares of the Company as part of hedging or conversion transactions, shareholders who have (or are deemed to have) acquired the Class A ordinary shares of the Company by virtue of an office or employment, and shareholders who are or have been officers or employees of the Company or another group company. The statements do not apply to any shareholder who either directly or indirectly holds or controls ten per cent. or more of the Company’s share capital (or class thereof), voting power or profits.

The following is not intended to be, nor should it be considered to be, legal or tax advice to any particular prospective purchaser of the Class A ordinary shares of the Company. Accordingly, prospective purchasers of the Class A ordinary shares of the Company who are in any doubt as to their tax position regarding the acquisition, ownership and disposition of the Class A ordinary shares of the Company or who are subject to tax in a jurisdiction other than the UK should consult their own tax advisers.

UK Shareholders

Taxation of Dividends

The Company will not be required to withhold UK income tax at source when paying dividends.

UK tax resident individual shareholders will, subject to their personal circumstances, be liable to UK income tax on dividends received on the Class A ordinary shares of the Company. The income tax charge in respect of dividends for UK resident individual shareholders will (depending on the amount of the shareholder’s overall taxable income) be at the dividend ordinary rate of 10%, the dividend higher rate of 32.5% or the dividend additional rate of 37.5%. For this purpose, dividends are treated as the top slice of an individual shareholder’s income.

UK tax resident individual shareholders are entitled to a tax credit equal to one ninth of the value of a net dividend received from the Company and are taxed on the amount of the dividend plus the tax credit. For basic rate taxpayers, the credit discharges their UK income tax liability in respect of the dividend. Taxpayers subject to the dividend higher rate or dividend additional rate will have additional tax to pay, subject to their personal circumstances.

A UK tax resident individual shareholder who is not liable to UK income tax in respect of the dividend and other UK tax resident taxpayers who are not liable to UK tax on dividends will not be entitled to claim repayment of the tax credit attaching to dividends paid by the Company.

Shareholders who are within the charge to UK corporation tax will be subject to UK corporation tax on dividends paid by the Company, unless (subject to special rules for such shareholders that are small companies) the dividends fall within an exempt class and certain other conditions are met. It is expected that dividends will generally fall within an exempt class such that UK tax resident corporate shareholders will typically not be liable to UK corporation tax on dividends received from the Company.

Taxation of Capital Gains

A disposal of the Class A ordinary shares of the Company by a UK tax resident shareholder may, subject to any available exemptions or reliefs, give rise to a chargeable gain or allowable loss for the purposes of UK taxation of chargeable gains.

Special rules apply to tax gains on disposals made by individuals at a time when they are temporarily not tax resident in the UK.

Any chargeable gain (or allowable loss) will generally be calculated by reference to the consideration received for the disposal of the Class A ordinary shares of the Company less the allowable cost to the shareholder of acquiring such Class A ordinary shares of the Company.

For shareholders within the charge to UK corporation tax, indexation allowance on the acquisition cost may be available to reduce the amount of chargeable gain realized on a disposal of the Class A ordinary shares of the Company but will not create or increase an allowable loss.

Non-UK Shareholders

Taxation of Dividends

The Company will not be required to withhold UK income tax at source when paying dividends.

Shareholders who are not resident in the UK for UK tax purposes and do not carry on a trade, profession or vocation through a branch, agency or permanent establishment in the UK by which the Class A ordinary shares of the Company are used or by or for which the Class A ordinary shares of the Company are held will not normally be liable to UK taxation on dividends received on the Class A ordinary shares of the Company.

Shareholders who are not resident in the UK for UK tax purposes but who carry on a trade, profession or vocation in the UK through a branch, agency or permanent establishment by which the Class A ordinary shares of the Company are used or by or for which the Class A ordinary shares of the Company are held may, depending on their circumstances, be liable to UK income tax or UK corporation tax on dividends paid by the Company.

Taxation of Capital Gains

Shareholders who are not resident in the UK for UK tax purposes and do not carry on a trade, profession or vocation through a branch, agency or permanent establishment in the UK with which the Class A ordinary shares of the Company are used, held or acquired will not normally be liable to UK taxation on gains arising on the sale or other disposal of the Class A ordinary shares of the Company.

A shareholder who is not resident in the UK for UK tax purposes but who carries on a trade, profession or vocation in the UK through a branch, agency or permanent establishment and has used, held or acquired the Class A ordinary shares of the Company for the purposes of such trade, profession or vocation or such branch, agency or permanent establishment may be subject to UK tax on chargeable gains on a disposal of those Class A ordinary shares of the Company (subject to any available exemptions or reliefs).

UK stamp duty and UK stamp duty reserve tax

UK stamp duty (at the rate of 0.5% of the amount of the value of the consideration for the transfer rounded up where necessary to the nearest £5) is payable on any instrument of transfer of the Class A ordinary shares of the Company or agreement to transfer only an equitable interest in the Class A ordinary shares of the Company executed within the UK or which relates to any property situated, or any matter or thing done or to be done, in the UK where the value of the consideration provided exceeds £1,000. However, in practice it should not be necessary to pay any UK stamp duty on such an instrument or agreement unless the instrument or agreement is required for any purposes in the UK. If it is necessary to pay UK stamp duty, it may also be necessary to pay interest and penalties.

UK stamp duty reserve tax, or SDRT, is charged (at the rate of 0.5% of the amount of the value of the consideration for the transfer) on certain agreements to transfer chargeable securities. Since the Company is incorporated outside of the UK, no SDRT should be payable in respect of agreements to transfer the Class A ordinary shares of the Company provided that the Class A ordinary shares of the Company are not registered on a register kept in the UK and are not paired with shares issued by a body corporate unincorporated in the UK. The Company does not intend to keep such a register in the UK.

Material United States Federal Income Tax Considerations

The following discussion describes (1) the material US federal income tax consequences to US Holders (defined below) under present law of an investment in our Class A ordinary shares and (2) the potential US federal withholding tax consequences to all beneficial owners of our Class A ordinary shares under FATCA (defined below). The discussion below regarding material US federal income tax consequence to US Holders applies only to US Holders that acquire the Class A ordinary shares in this offering, hold the Class A ordinary shares as capital assets and whose functional currency is the US dollar. The discussion below (including with respect to FATCA) is based on the US Internal Revenue Code of 1986, as amended (the “Code”), and existing and, in some cases, proposed US Treasury regulations, as well as judicial and administrative interpretations thereof, all as in effect or available on or before the date of this Prospectus. All of the foregoing authorities are subject to change or differing interpretation, which change or differing interpretation could apply retroactively and could affect the tax consequences described below. The Company has not obtained, and does not intend to obtain, any ruling from the Internal Revenue Service concerning any of the US federal income or withholding tax consequences discussed below. Accordingly, there can be no assurance that the Internal Revenue Service will not assert a different position concerning any of the tax consequences discussed below or that any such position would not be sustained by a court. This summary does not address any estate or gift tax consequences, any US state or local tax consequences or any non-US tax consequences or the Medicare tax on certain net investment income.

The following discussion does not deal with the tax consequences that may apply to any particular US Holder in light of such US Holder’s specific circumstances or to US Holders which may be subject to special tax rules, such as:

•	banks;

•	financial institutions;

•	regulated investment companies;

•	insurance companies;

•	broker-dealers;

•	traders that elect to mark-to-market for US federal income tax purposes;

•	tax-exempt entities, retirement plans, individual retirement accounts or tax-deferred accounts;

•	US Holders liable for alternative minimum tax;

•	US expatriates;

•	US Holders holding the Class A ordinary shares as part of a straddle, hedging, constructive sale, wash sale, conversion or integrated transaction;

•	US Holders that actually or constructively own 10% or more of the Company’s voting stock;

•	US Holders that are resident or ordinarily resident in, or have a permanent establishment or fixed based in, a jurisdiction outside the United States;

•	US Holders that acquired the Class A ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	partnerships or other pass-through entities and their equity investors.

PROSPECTIVE PURCHASERS OF OUR CLASS A ORDINARY SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE US FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE US STATE AND LOCAL TAX CONSEQUENCES AND THE NON-US TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CLASS A ORDINARY SHARES.

The discussion below of the US federal income tax consequences to “US Holders” applies to a beneficial owner of our Class A ordinary shares that is, for US federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for such purposes) organized under the laws of the United States, any State or the District of Columbia;

•	an estate whose income is subject to US federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more US persons or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a US person for such purposes.

If an entity or arrangement treated as a partnership for US federal income tax purposes holds our Class A ordinary shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A ordinary shares and the partners in such partnerships should consult their tax advisors regarding the US federal income tax consequences to them of an investment in our Class A ordinary shares.

Distributions on our Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by the Company with respect to the Class A ordinary shares (including the amount of non-US taxes withheld therefrom, if any) generally will be included, as dividend income, in a US Holder’s gross income in the US Holder’s tax year in which they are received but only to the extent that such distributions are paid out of the Company’s current or accumulated earnings and profits as determined under US federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of (and will reduce, but not below zero) the US Holder’s tax basis in its Class A ordinary shares on a dollar-for-dollar basis and thereafter as capital gain (which will be either long-term capital gain or short-term capital gain depending upon whether the US Holder held the Class A ordinary shares for more than one year at such time). The Company does not maintain, and does not intend to maintain, calculations of its earnings and profits under US federal income tax principles and, accordingly, a US Holder should expect to treat all distributions as dividends for US federal income tax purposes even if that distribution would otherwise be treated as a nontaxable return of capital or capital gain under the rules described above. The dividends paid with respect to our Class A ordinary shares will generally be foreign source income for purposes of computing any allowable foreign tax credits for US federal income tax purposes and non-US taxes withheld therefrom, if any, may be creditable against the US Holder’s US federal income tax liability subject to applicable limitations. The dividends paid with respect to our Class A ordinary shares will not be eligible for the dividends-received deduction allowed to US corporations in respect of dividends received from other US corporations.

Dividends paid with respect to our Class A ordinary shares received by a non-corporate US Holder (including an individual) generally will be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) our Class A ordinary shares are readily tradable on an established securities market in the United States or the Company is eligible for the benefits of a US income tax treaty that meets certain conditions, (2) the Company is not a passive foreign investment company (as discussed below) for either the taxable year of the Company in which the dividend was paid or the preceding taxable year of the Company, (3) the US Holder satisfies certain holding period requirements with respect to our Class A ordinary shares, and (4) the US Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Under

Internal Revenue Service authority, common or Class A ordinary shares generally are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange. The Class A ordinary shares have been approved for listing on                     . There can be no assurances, however, that our Class A ordinary shares will be considered readily tradable on an established securities market in the United States in later years. US Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to the Class A ordinary shares.

Sale or Other Disposition of the Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, upon a sale or other taxable disposition of the Class A ordinary shares, a US Holder will recognize a capital gain or loss for US federal income tax purposes in an amount equal to the difference between the amount realized from the disposition and the US Holder’s adjusted tax basis in such Class A ordinary shares. Any such gain or loss generally will be treated as long-term capital gain or loss if the US Holder’s holding period in the Class A ordinary shares exceeds one year at the time of the disposition. Non-corporate US Holders (including individuals) generally will be subject to US federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations. Any such gain or loss generally will be treated as US source income or loss for purposes of computing any allowable foreign tax credits for US federal income tax purposes. A US Holder’s initial tax basis in the Class A ordinary shares generally will equal the cost of such Class A ordinary shares.

Passive Foreign Investment Company

The Company would be classified as a passive foreign investment company for US federal income tax purposes (a “PFIC”), for any taxable year in which either: (a) at least 75% of its gross income for such taxable year is “passive income” for purposes of the PFIC rules, or (b) at least 50% of the value of its assets (determined on the basis of a quarterly average) during such taxable year produce, or are held for the production of, passive income. For this purpose, the Company will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which the Company owns, directly or indirectly, 25% or more of the value of such other corporation’s stock.

Based on our current estimates of, and our current projections regarding, our operations, the nature and composition of our income and the nature and valuation of our assets (including goodwill), as determined based on the anticipated price at which the Class A ordinary shares will be sold in this offering and their expected market price following this offering, we believe that we will not be treated as a PFIC for the current taxable year and we expect that we will not be treated as a PFIC in the foreseeable future. This is a factual determination, however, that must be made annually after the close of each taxable year. Therefore, there can be no assurance that the Company will not be classified as a PFIC for the current taxable year or for any future taxable year.

If we are considered a PFIC at any time that a US Holder holds Class A ordinary shares, any gain recognized by the US Holder on a sale or other disposition of the Class A ordinary shares, as well as the amount of any “excess distribution” (defined below) received by the US Holder, would be allocated ratably over the US Holder’s holding period for the Class A ordinary shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any taxable year before we became a PFIC would be taxed as ordinary income (and would not qualify for the reduced tax rate on dividend income discussed above). The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed with respect to the resulting tax attributable to each such other taxable year. For purposes of these rules, an excess distribution is the amount by which any distribution received by a US Holder on its Class A ordinary shares in a taxable year exceeds 125% of the average of the annual distributions on the Class A ordinary shares received by the US Holder during the preceding three taxable years or the US Holder’s holding period for the Class A ordinary shares, whichever is shorter. Certain elections may be available to a US Holder that would result in alternative treatments (such as mark-to-market treatment) of the Class A ordinary shares held by such US Holder and that may mitigate the potentially adverse tax consequences of our being a PFIC.

If we are treated as a PFIC with respect to a US Holder for any taxable year, the US Holder will be deemed to own shares in any of our subsidiaries that are also PFICs. However, an election for mark-to-market treatment would likely not be available with respect to any such subsidiaries. If we are considered a PFIC, a US Holder will also be subject to annual information reporting requirements.

Under the PFIC rules, if we were considered a PFIC at any time that a US Holder holds the Class A ordinary shares, we would continue to be treated as a PFIC with respect to such US Holder’s investment in our Class A ordinary shares unless (i) we cease to be a PFIC and (ii) the US Holder has made a “deemed sale” election under the PFIC rules.

US Holders should consult their own tax advisors about the potential application of the PFIC rules to an investment in the Class A ordinary shares.

US Information Reporting and Backup Withholding

Dividend payments with respect to the Class A ordinary shares and proceeds from the sale, exchange or redemption of the Class A ordinary shares may be subject to information reporting to the Internal Revenue Service and possible US backup withholding. Backup withholding will not apply, however, to a US Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. US Holders that are required to establish their exempt status may be required to provide such certification on Internal Revenue Service Form W-9. US Holders should consult their tax advisors regarding the application of the US information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a US Holder’s US federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

Information with respect to foreign financial assets

Certain US Holders that are individuals or certain entities may be required to report information to the Internal Revenue Service relating to an interest in our Class A ordinary shares, subject to certain exceptions (including an exception for Class A ordinary shares held in accounts maintained by certain US financial institutions). US Holders should consult their tax advisors regarding the effect, if any, of this reporting requirement on their ownership and disposition of the Class A ordinary shares.

THE DISCUSSION ABOVE DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE CLASS A ORDINARY SHARES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.

US Foreign Account Tax Compliance Act

Provisions under the Code and Treasury regulations thereunder, commonly referred to as “FATCA,” may impose 30% withholding on certain “withholdable payments” and “foreign passthru payments” (each as defined in the Code) made by a “foreign financial institution” (as defined in the Code) that has entered into an agreement with the Internal Revenue Service to perform certain diligence and reporting obligations with respect to the foreign financial institution’s accounts (each such foreign financial institution, a “Participating Foreign Financial Institution”). If the Company were treated as a foreign financial institution and if the Company becomes a Participating Foreign Financial Institution, such withholding may be imposed on payments on the Class A ordinary shares (to the extent such payments are considered foreign passthru payments) to any foreign financial institution (including an intermediary through which a holder may hold Class A ordinary shares) that is not a Participating Foreign Financial

Institution or any other investor who does not provide information sufficient to establish that the investor is not subject to withholding under FATCA, unless such foreign financial institution or investor is otherwise exempt from FATCA. The term “foreign passthru payment” is not yet defined and it is therefore not clear whether or to what extent payments on the Class A ordinary shares would be considered foreign passthru payments. Withholding on foreign passthru payments would not be required with respect to payments made before January 1, 2017. The United States has entered into intergovernmental agreements with certain non-US jurisdictions that will modify the FATCA withholding regime described above. It is not yet clear how the intergovernmental agreements will address foreign passthru payments and whether such intergovernmental agreements may relieve foreign financial institutions of any obligation to withhold on foreign passthru payments. Prospective investors should consult their tax advisors regarding the potential impact of FATCA, or any intergovernmental agreement or non-US legislation implementing FATCA, on their investment in the Class A ordinary shares.

FATCA IS PARTICULARLY COMPLEX AND ITS APPLICATION TO THE COMPANY, THE CLASS A ORDINARY SHARES AND THE HOLDERS IS SUBJECT TO CHANGE. EACH HOLDER OF SHARES SHOULD CONSULT ITS OWN TAX ADVISOR TO OBTAIN A MORE DETAILED EXPLANATION OF FATCA AND TO LEARN HOW FATCA MIGHT AFFECT EACH HOLDER IN ITS PARTICULAR CIRCUMSTANCE.

ENFORCEABILITY OF CIVIL LIABILITIES

Gates Global Inc. is incorporated in the BVI. The majority of our directors and executive officers are not residents of the United States and a majority of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against such persons outside the jurisdiction of their residence, including judgments predicated solely upon US securities laws.

There is uncertainty as to whether the courts in the BVI would enforce judgments obtained in the United States against us or our directors or executive officers, as well as the experts named herein, based on the civil liability provisions of the securities laws of the United States or allow actions in the BVI against us or our directors or executive officers based only upon the securities laws of the United States. Further, foreign judgments may not be given effect to by a BVI court where it would be contrary to public policy in the BVI or to the extent that they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. In addition, no claim may be brought in the BVI against us or our directors and officers, as well as the experts named herein, in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under BVI law and do not have force of law in the BVI.

In addition to and irrespective of jurisdictional issues, the BVI courts will not enforce a provision of the US federal securities laws that is either penal in nature or contrary to public policy. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by BVI courts. An award of punitive damages under a US court judgment based upon US federal securities law could be construed by BVI courts to be penal in nature and therefore unenforceable in the BVI. Specified remedies available under the laws of US jurisdictions, including specified remedies under US federal securities laws, would not be available under BVI law or enforceable in a BVI court, if they are considered to be contrary to BVI public policy.

There is no statutory enforcement in the BVI of judgments obtained in the United States; however, the courts of the BVI will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•	the US court issuing the judgment had jurisdiction in the matter and the Company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	is final and for a liquidated sum;

•	the judgment given by the US court was not in respect of penalties, taxes, fines or revenue obligations of the Company;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition and enforcement of the judgment in the BVI would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, the BVI court may give effect in the BVI to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriters, the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling shareholders the number of Class A ordinary shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
Nomura Securities International, Inc.
UBS Securities LLC
KeyBanc Capital Markets Inc.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Class A ordinary shares sold under the underwriting agreement if any of these Class A ordinary shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Class A ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Class A ordinary shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the Class A ordinary shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling shareholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount paid by the selling shareholders	$	$	$
Proceeds, before expenses, to the selling shareholders	$	$	$

Pursuant to an engagement agreement, we retained Solebury Capital LLC, or Solebury, a Financial Industry Regulatory Authority, Inc., or FINRA, member, to provide certain financial consulting services (which do not include underwriting services) in connection with this offering. We agreed to pay Solebury, only upon successful completion of this offering, a fee of $             and, at our sole discretion, an additional potential incentive fee of $            . In determining whether we elect to award any or all of the incentive fee, we will consider the level of, and our satisfaction with, the services provided by Solebury throughout the initial public offering process. We also agreed to reimburse Solebury for reasonable and documented out of pocket expenses up to a maximum of $             and have provided indemnification of Solebury pursuant to the engagement agreement. Solebury’s services include advice with respect to selection of underwriters for this offering, deal structuring, fee and economics recommendations, distribution strategy recommendations and preparation of presentation materials. Solebury is not acting as an underwriter and has no contact with any public or institutional investor on behalf of us or the underwriters. In addition, Solebury will not underwrite or purchase any of our Class A ordinary shares in this offering or otherwise participate in any such undertaking.

The expenses of the offering, including expenses incurred by the selling shareholders and reimbursement of certain fees of underwriters’ counsel but not including the underwriting discount, are estimated at $             and are payable by us. The underwriters have agreed to reimburse us for certain expenses in connection with this offering.

The selling shareholders have granted an option to the underwriters to purchase up to                      additional Class A ordinary shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional Class A ordinary shares proportionate to that underwriter’s initial amount reflected in the above table.

We, our executive officers and directors and our existing security holders, including the selling shareholders, have agreed, subject to certain exceptions, not to sell or transfer any Class A ordinary shares or securities convertible into, exchangeable for, exercisable for, or repayable with Class A ordinary shares, for 180 days after the date of this prospectus without first obtaining the written consent of                                         . Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any Class A ordinary shares,

•	sell any option or contract to purchase any Class A ordinary shares,

•	purchase any option or contract to sell any Class A ordinary shares,

•	grant any option, right or warrant for the sale of any Class A ordinary shares,

•	lend or otherwise dispose of or transfer any Class A ordinary shares,

•	request or demand that we file a registration statement related to the Class A ordinary shares, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A ordinary shares whether any such swap or transaction is to be settled by delivery of Class A ordinary shares or other securities, in cash or otherwise.

This lock-up provision applies to Class A ordinary shares and to securities convertible into or exchangeable or exercisable for or repayable with Class A ordinary shares. It also applies to Class A ordinary shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have applied for listing of our Class A ordinary shares on NYSE under the symbol “GGI.”

Before this offering, there has been no public market for our Class A ordinary shares. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us,

•	our financial information,

•	the history of, and the prospects for, the Company and the industry in which we compete,

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future net sales,

•	the present state of our development, and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the Class A ordinary shares may not develop. It is also possible that after the offering the Class A ordinary shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the Class A ordinary shares in the aggregate to accounts over which they exercise discretionary authority.

Until the distribution of the Class A ordinary shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A ordinary shares. However, the representatives may engage in transactions that stabilize the price of the Class A ordinary shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A ordinary shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of Class A ordinary shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of Class A ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase Class A ordinary shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing Class A ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Class A ordinary shares of Class A ordinary shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Class A ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A ordinary shares or preventing or retarding a decline in the market price of our Class A ordinary shares. As a result, the price of our Class A ordinary shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on                     , in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A ordinary shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The representatives may allocate a limited number of Class A ordinary shares for sale to its online brokerage customers. An electronic prospectus is available on Internet web sites maintained by the representatives. Other than the prospectus in electronic format, the information on the web sites of the representatives is not part of this prospectus.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us and the selling shareholders for which they received or will receive customary fees and expenses. Certain of the underwriters and their respective affiliates acted as initial purchasers in connection with our September 2010 offering of the Second Lien Notes and are lenders under our senior secured credit facilities. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us and the selling shareholders in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of Class A ordinary shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive:

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Class A ordinary shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any Class A ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any Class A ordinary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Class A ordinary shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Class A ordinary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of Class A ordinary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Class A ordinary shares. Accordingly any person making or intending to make an offer in that Relevant Member State of Class A ordinary shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Class A ordinary shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Class A ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A ordinary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The Class A ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Class A ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the Class A ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Class A ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Class A ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Class A ordinary shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Class A ordinary shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A ordinary shares offered should conduct their own due diligence on the Class A ordinary shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Class A ordinary shares may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Class A ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.

The Class A ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Class A ordinary shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The Class A ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Class A ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Class A ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The Class A ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Class A ordinary shares may not be circulated or distributed, nor may the Class A ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Class A ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A ordinary shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Addresses of Representatives

The addresses of the representatives are as follows: Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036; Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013; and Goldman, Sachs & Co., 200 West Street, New York, New York 10282.

EXPENSES RELATED TO THE OFFERING

The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee		$12,880
FINRA Filing Fee		15,500
Printing and Engraving Expense
Legal Fees
Accounting Fees
Blue Sky Fees
Stock Exchange Listing Fees
Transfer Agent Fee
Miscellaneous

Total	$

VALIDITY OF COMMON STOCK

The validity of the issuance of the Class A ordinary shares being sold in this offering and other matters under British Virgin Islands law will be passed upon for us by Walkers, our British Virgin Islands counsel. Certain other matters under US federal law will be passed upon for us by Latham & Watkins LLP, Washington, District of Columbia. Certain legal matters will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated financial statements of Pinafore Holdings B.V. and subsidiaries included in this prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statement of Gates Global Inc. included in this prospectus has been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 pursuant to the Securities Act, covering the Class A ordinary shares being offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement. For further information about us and our Class A ordinary shares, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect our registration statement on this web site.

As a result of the offering, we will be subject to the information reporting requirements of the Exchange Act, applicable to foreign private issuers. As a foreign private issuer, we are exempt from certain rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our Class A ordinary shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as US companies whose securities are registered under the Exchange Act. However, we will file with the SEC an annual report on Form 20-F containing financial statements audited by an independent accounting firm. Our annual report on Form 20-F will be due within four months after the end of the fiscal year starting with the report for the fiscal year ending June 30, 2012. We also intend to furnish reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information.

Report of Independent Registered Public

Accounting Firm

To the Board of Directors and Shareholder of Gates Global Inc.

We have audited the accompanying balance sheet of Gates Global Inc. as of December 12, 2013 (date of incorporation). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statement presents fairly, in all material respects, the financial position of Gates Global Inc. as of December 12, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte LLP

London, United Kingdom

March 24, 2014

Gates Global Inc.

BALANCE SHEET

	Note	As at December 12, 2013 (date of incorporation) $
Current assets
Cash		1

Total assets		1

Total liabilities		—

Equity
Common shares of $0.01 each—authorized shares: unlimited; issued and outstanding shares: 100	2	1

Shareholder’s equity		1

Total liabilities and equity		1

NOTES TO THE FINANCIAL STATEMENTS

December 12, 2013 (date of incorporation)

1. Principal accounting policies

Incorporation

The Company was incorporated on December 12, 2013 in and under the laws of the British Virgin Islands. The Company’s immediate and ultimate parent entity is JTC (BVI) Limited, a company which also operates in and under the laws of the British Virgin Islands.

The Company has not commenced operations, nor has the Company entered into any contracts. The principal activity of the Company is intended to be that of a holding company. The Company intends to file a Registration Statement on Form F-1 with the Securities and Exchange Commission and a prospectus with securities regulators with respect to an initial public offering of common shares.

Basis of preparation

This balance sheet has been prepared on a going concern basis, under the historical cost convention and in accordance with accounting principles generally accepted in the United States of America. The functional currency of the Company is the US dollar and this financial statement is accordingly presented in US dollars.

A statement of operations, cash flow statement and statement of equity have not been presented as the Company has had no activity since incorporation.

The Company’s annual financial statements are drawn up to December 31.

Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, deposits available on demand and other short-term, highly-liquid investments with a maturity on acquisition of three months or less, and bank overdrafts.

2. Common shares

Common shares represents the nominal value of the shares issued.

Under the Company’s charter, the Company is authorized to issue an unlimited number of shares. On December 12, 2013, the Company issued 100 shares at their par value of $0.01 each to JTC (BVI) Limited.

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

To the Board of Directors and Shareholders of Pinafore Holdings B.V.

We have audited the accompanying consolidated balance sheets of Pinafore Holdings B.V. and subsidiaries (the “Company”) as at December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pinafore Holdings B.V. and subsidiaries as at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte LLP

London, United Kingdom

March 24, 2014

Pinafore Holdings B.V.

Consolidated statements of operations

	Note	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Net sales	4	3,079.9	3,037.3	3,062.3
Cost of sales		(1,921.6)	(1,950.0)	(1,979.8)

Gross profit		1,158.3	1,087.3	1,082.5
Selling, general and administrative expenses		(840.6)	(878.1)	(915.5)
Impairment of goodwill and other assets	8,10	(2.1)	(0.7)	(31.9)
Restructuring expenses	18	(24.9)	(26.9)	(48.2)
Other operating income/(expense)		1.1	(0.4)	—

Operating income from continuing operations		291.8	181.2	86.9
Interest income		2.1	2.9	4.7
Interest expense		(124.1)	(224.9)	(255.8)
Other finance income/(expense)		0.4	(61.3)	2.0

Income/(loss) from continuing operations before taxes and equity in net income/(loss) of equity method investees		170.2	(102.1)	(162.2)
Income tax expense	5	(55.7)	(28.6)	(11.2)
Equity in net income/(loss) of equity method investees, net of tax of $0.1 million (Fiscal 2012 and Fiscal 2011: $nil)		0.3	0.4	(0.4)

Net income/(loss) from continuing operations		114.8	(130.3)	(173.8)
(Loss)/income from discontinued operations, net of tax of $nil (Fiscal 2012: net of tax of $45.6 million; Fiscal 2011: net of tax benefit of $0.3 million)	6	(0.9)	91.7	171.3
Gain on disposal of discontinued operations, net of tax of $nil (Fiscal 2012: net of tax benefit of $41.4 million; Fiscal 2011: net of tax benefit of $2.3 million)	6	1.0	793.0	59.6

Net income		114.9	754.4	57.1
Non-controlling interests		(28.4)	(23.0)	(29.3)

Net income attributable to shareholders of Pinafore Holdings B.V.		86.5	731.4	27.8

Earnings per common share (US$)	7
Basic
Earnings/(loss) per common share from continuing operations		77.91	(138.25)	(183.36)
Earnings per common share from discontinued operations		0.09	797.84	208.46
Net income per common share		78.00	659.59	25.10

Diluted
Earnings/(loss) per common share from continuing operations		74.27	(138.25)	(183.36)
Earnings per common share from discontinued operations		0.09	786.14	206.32
Net income per common share		74.36	649.92	24.84

The accompanying notes form an integral part of these consolidated financial statements.

Pinafore Holdings B.V.

Consolidated statements of comprehensive income

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Net income	114.9	754.4	57.1

Other comprehensive loss
Foreign currency translation:
– Net translation (loss)/gain on foreign operations, net of tax of $3.0 million (Fiscal 2012: net of tax of $3.5 million; Fiscal 2011: net of tax benefit of $2.9 million)	(50.3)	43.2	(57.4)
– Gain on net investment hedges, net of tax benefit of $1.1 million (Fiscal 2012: benefit of $1.8 million; Fiscal 2011: charge of $0.8 million)	1.4	1.0	2.8
– Reclassification of realized translation gain to net income, net of tax of $nil (Fiscal 2012 and Fiscal 2011: $nil)	—	(3.3)	(1.2)

	(48.9)	40.9	(55.8)
Available-for-sale investments:
– Net unrealized gain/(loss), net of tax charge of $0.4 million (Fiscal 2012: charge of $0.2 million; Fiscal 2011: benefit of $0.1 million)	0.9	0.3	(0.3)

	0.9	0.3	(0.3)
Post-retirement benefits:
– Net experience gain/(loss), net of tax of $5.9 million (Fiscal 2012: benefit of $25.4 million; Fiscal 2011: charge of $13.4 million)	1.4	(74.5)	21.5
– Reclassification of experience loss/(gain) to net income, net of tax of $0.1 million (Fiscal 2012: benefit of $1.5 million; Fiscal 2011: benefit of $0.3 million)	0.2	(2.5)	(0.7)

	1.6	(77.0)	20.8

Other comprehensive loss	(46.4)	(35.8)	(35.3)

Comprehensive income for the period	68.5	718.6	21.8

Comprehensive income/(loss) attributable to shareholders of Pinafore Holdings B.V.:
– Arising from continuing operations	49.9	(185.9)	(240.0)
– Arising from discontinued operations	0.2	883.8	224.8

	50.1	697.9	(15.2)
Comprehensive income attributable to non-controlling interests	18.4	20.7	37.0

	68.5	718.6	21.8

The accompanying notes form an integral part of these consolidated financial statements.

Pinafore Holdings B.V.

Consolidated balance sheets

	Note	As at December 31, 2013 $ million	As at December 31, 2012 $ million
Assets
Current assets
Cash and cash equivalents		338.1	431.3
Restricted cash		11.7	14.2
Investments		17.2	16.3
Accounts receivable:
– Customers, net of allowances of $6.4 million (December 31, 2012: $6.5 million)		650.3	540.9
– Related parties		3.7	3.3
Inventories	12	491.1	468.9
Deferred income taxes	5	13.4	10.9
Taxes recoverable		12.5	18.5
Prepaid expenses and other assets		86.9	88.5
Assets held for sale	6	8.0	6.3

Total current assets		1,632.9	1,599.1

Non-current assets
Investment in equity method investees	11	6.4	6.1
Loans to related parties		2.4	2.1
Property, plant and equipment, net	10	666.6	701.7
Goodwill	8	1,434.5	1,458.4
Pension surplus	16	42.0	30.9
Intangible assets, net	9	1,320.9	1,449.6
Taxes recoverable		18.9	16.9
Deferred income taxes	5	30.8	47.1
Other non-current assets		8.8	11.8

Total assets		5,164.2	5,323.7

Liabilities and equity
Current liabilities
Bank overdrafts	15	0.8	2.9
Debt, current portion	15	22.6	31.1
Capital lease obligations, current portion		0.2	0.1
Accounts payable:
– Trade creditors		276.6	275.9
– Related parties		1.6	2.3
Accrued expenses		110.3	109.5
Other current liabilities		99.7	96.4
Taxes payable		27.6	23.4
Deferred income taxes	5	14.4	20.8

Total current liabilities		553.8	562.4

Non-current liabilities
Debt, less current portion	15	1,695.8	1,814.8
Capital lease obligations, less current portion		2.3	2.5
Post-retirement benefit obligations	16	149.9	176.7
Taxes payable		90.6	92.8
Deferred income taxes	5	501.6	543.4
Other non-current liabilities		32.6	39.3

Total liabilities		3,026.6	3,231.9

Commitments and contingent liabilities (see notes 22 & 23)
Equity
Preferred ‘A’ shares, par value $3,600 each – authorized shares: 10; issued and outstanding shares: 2 (December 31, 2012: authorized shares: 10; issued and outstanding shares: 2)		—	—
Ordinary ‘B’ shares, par value $0.01 each – authorized shares: 5,400,000; issued and outstanding shares: 1,091,117 (December 31, 2012: authorized shares: 5,400,000; issued and outstanding shares: 1,091,117)		—	—
Additional paid in capital		1,240.6	1,226.5
Treasury shares, at cost (2013: 3,824 shares; 2012: 3,796 shares)		(10.4)	(10.8)
Accumulated other comprehensive (loss)/income		(32.6)	3.8
Retained earnings		566.1	479.6

Total shareholders’ equity		1,763.7	1,699.1
Non-controlling interests		373.9	392.7

Total equity		2,137.6	2,091.8

Total liabilities and equity		5,164.2	5,323.7

Pinafore Holdings B.V.

Consolidated statements of cash flows

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Cash flows from operating activities
Net income	114.9	754.4	57.1
Adjustments to reconcile net income to net cash provided by operations:
Equity in net income/(loss) of equity method investees	(0.3)	(0.3)	(0.5)
Dividends received from equity method investees	0.1	0.1	0.5
Depreciation and amortization	219.8	277.8	350.5
Impairments of goodwill and other assets	2.1	4.3	35.1
Gain on disposal of businesses	(0.2)	(751.1)	(56.8)
(Gain)/loss on sale of property, plant and equipment	(2.0)	(0.5)	2.2
Net non-cash financing costs	25.5	138.1	47.0
Share-based compensation expense	19.5	53.0	88.8
Decrease in post-employment benefit obligations (net)	(27.1)	(58.9)	(79.3)
Deferred income taxes	(39.3)	(70.1)	(57.8)
Changes in operating assets and liabilities:
– Increase in accounts receivable	(117.9)	(61.0)	(12.3)
– Increase in inventories	(30.3)	(15.3)	(1.3)
– Increase/(decrease) in accounts payable	6.2	12.7	(2.5)
– Decrease/(increase) in prepaid expenses and other assets	6.2	(10.1)	1.4
– (Decrease)/increase in taxes payable	(0.2)	26.6	(22.6)
– Increase/(decrease) in other liabilities	9.2	(19.9)	(41.8)

Net cash provided by operations	186.2	279.8	307.7

Cash flows from investing activities
Purchases of property, plant and equipment	(81.9)	(103.1)	(108.6)
Purchases of intangible assets	(6.3)	(6.5)	(7.8)
Decrease in restricted cash	2.5	4.1	30.5
Proceeds from the sale of property, plant and equipment	5.5	9.2	17.5
Proceeds from the sale of interests in equity method investees	—	2.5	—
Proceeds from the sale of disposed businesses, net of cash disposed	1.9	1,939.8	475.7
Purchase of subsidiaries, net of cash acquired	(0.3)	(2.0)	(29.6)
Other investing activities	—	(0.4)	(0.4)

Net cash (used in)/provided by investing activities	(78.6)	1,843.6	377.3

Cash flows from financing activities
Return of share capital	—	(1,161.9)	—
Draw down of debt	0.8	10.3	16.8
Repayment of debt	(149.4)	(899.6)	(566.0)
Premium on redemption of debt instruments	(3.5)	(62.6)	(3.8)
Financing costs paid	(2.0)	(5.8)	(36.9)
Receipts on foreign currency derivatives	1.0	1.3	5.0
Capital lease repayment	(0.2)	(0.3)	(0.7)
Purchase of non-controlling interest	—	—	(13.1)
Return of capital to non-controlling interests	(7.4)	—	—
Return of management investment	—	—	(0.7)
Treasury shares repurchased	(2.4)	(11.8)	(0.3)
Cash settlement of share schemes	(1.4)	—	—
Dividends paid to non-controlling interests	(32.9)	(45.6)	(64.4)
Investment by non-controlling interests	2.7	2.5	1.5

Net cash used in financing activities	(194.7)	(2,173.5)	(662.6)
Effect of exchange rate changes on cash and cash equivalents	(6.1)	1.4	(1.7)

Net (decrease)/increase in cash and cash equivalents	(93.2)	(48.7)	20.7
Cash and cash equivalents at beginning of period	431.3	480.0	459.3

Cash and cash equivalents at the end of the period	338.1	431.3	480.0

Non-cash investing activities includes the receipt of equity instruments of $14.4 million in Fiscal 2012.

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Supplemental schedule of cash flows
Interest paid	(100.2)	(160.0)	(215.0)
Income taxes paid, net	(95.0)	(76.2)	(89.1)

The accompanying notes form an integral part of these consolidated financial statements.

Pinafore Holdings B.V.

Consolidated statements of equity

	Share capital $ million	Additional paid-in-capital $ million	Treasury shares $ million	Accumulated other comprehensive income/(loss) $ million	(Accumulated deficit)/ Retained earnings $ million	Total shareholders’ equity $ million	Non-controlling interests $ million	Total equity $ million
As at January 1, 2011	—	2,249.6	—	80.3	(279.6)	2,050.3	453.4	2,503.7
Fiscal 2011
Net income	—	—	—	—	27.8	27.8	29.3	57.1
Other comprehensive (loss)/income	—	—	—	(43.0)	—	(43.0)	7.7	(35.3)

Total comprehensive (loss)/income	—	—	—	(43.0)	27.8	(15.2)	37.0	21.8

Other changes in equity:
– Return of management investment	—	(0.7)	—	—	—	(0.7)	—	(0.7)
– Share-based incentives	—	88.6	—	—	—	88.6	0.2	88.8
– Buy-back of shares from management	—	—	(0.3)	—	—	(0.3)	—	(0.3)
– Purchase of non-controlling interest	—	—	—	—	—	—	(13.1)	(13.1)
– Shares issued by a subsidiary to non-controlling interests	—	—	—	—	—	—	1.5	1.5
– Dividends paid to non-controlling interests	—	—	—	—	—	—	(64.4)	(64.4)

As at December 31, 2011	—	2,337.5	(0.3)	37.3	(251.8)	2,122.7	414.6	2,537.3

Fiscal 2012
Net income	—	—	—	—	731.4	731.4	23.0	754.4
Other comprehensive loss	—	—	—	(33.5)	—	(33.5)	(2.3)	(35.8)

Total comprehensive (loss)/income	—	—	—	(33.5)	731.4	697.9	20.7	718.6

Other changes in equity:
– Buy-back of shares from management	—	—	(11.8)	—	—	(11.8)	—	(11.8)
– Issue of treasury shares to management	—	(1.3)	1.3	—	—	—	—	—
– Cash settlement of share schemes	—	(0.3)	—	—	—	(0.3)	—	(0.3)
– Conversion of additional paid-in-capital to share capital	1,161.9	(1,161.9)	—	—	—	—	—	—
– Return of capital	(1,161.9)	—	—	—	—	(1,161.9)	—	(1,161.9)
– Share-based incentives	—	52.5	—	—	—	52.5	0.5	53.0
– Shares issued by a subsidiary to non-controlling interests	—	—	—	—	—	—	2.5	2.5
– Dividends paid to non-controlling interests	—	—	—	—	—	—	(45.6)	(45.6)

As at December 31, 2012	—	1,226.5	(10.8)	3.8	479.6	1,699.1	392.7	2,091.8

Fiscal 2013
Net income	—	—	—	—	86.5	86.5	28.4	114.9
Other comprehensive loss	—	—	—	(36.4)	—	(36.4)	(10.0)	(46.4)

Total comprehensive (loss)/income	—	—	—	(36.4)	86.5	50.1	18.4	68.5

Other changes in equity:
– Buy-back of shares from management	—	—	(2.4)	—	—	(2.4)	—	(2.4)
– Issue of treasury shares to management	—	(2.8)	2.8		—	—	—	—
– Cash settlement of share schemes	—	(2.2)	—	—	—	(2.2)	—	(2.2)
– Redemption of subsidiary shares held by non-controlling interests	—	—	—	—	—	—	(7.4)	(7.4)
– Shares issued by a subsidiary to non-controlling interests	—	—	—	—	—	—	2.7	2.7
– Share-based incentives	—	19.1	—	—	—	19.1	0.4	19.5
– Dividends paid to non-controlling interests	—	—	—	—	—	—	(32.9)	(32.9)

As at December 31, 2013	—	1,240.6	(10.4)	(32.6)	566.1	1,763.7	373.9	2,137.6

Pinafore Holdings B.V.

Notes to the consolidated financial statements

1. Background

Pinafore Holdings B.V. (‘the Company’) was incorporated on September 1, 2010 in and under the laws of The Netherlands.

The Company’s immediate and ultimate parent entity is Pinafore Coöperatief U.A. (‘the Co-operative’), which also operates in and under the laws of The Netherlands. The Co-operative is owned by a consortium representing the interests of Onex Corporation (‘Onex’), a Canadian private equity investor, Onex Partners III and various syndication participants, and the Canada Pension Plan Investment Board (‘CPPIB’), collectively the ‘Sponsors’.

References in these consolidated financial statements to ‘the Group’ refer to the Company and its subsidiaries.

The Group comprises a global engineering and manufacturing business. As at December 31, 2013, the Group is comprised of two businesses: Gates and Aquatic.

Gates manufactures a wide range of systems and components for the industrial equipment, car and truck manufacturing markets, and industrial and automotive aftermarkets throughout the world. The business is comprised of four operating segments: Gates North America, Gates South America, Gates Europe, Middle East & Africa (‘Gates EMEA’) and Gates Asia and the Pacific Regions (‘Gates APAC’).

Aquatic manufactures baths and whirlpools for the residential, and hotel and resort development markets, and operates mainly in North America.

During Fiscal 2011 and Fiscal 2012, the Group disposed of a number of its non-core businesses, which are classified as discontinued operations (see note 6).

2. Significant accounting policies

A. Basis of preparation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (‘US GAAP’) and are presented in US dollars unless otherwise indicated.

B. Accounting periods

The Group draws up its annual consolidated financial statements to December 31. These consolidated financial statements cover the year ended December 31, 2013 (‘Fiscal 2013’), with comparative information for the years ended December 31, 2012 (‘Fiscal 2012’) and December 31, 2011 (‘Fiscal 2011’).

C. Basis of consolidation

The consolidated financial statements include the results, cash flows and assets and liabilities of the Group and its majority-owned subsidiaries, and the Group’s share of the results and net assets of its equity method investees.

The Group consolidates entities in which it has a controlling interest or when it is considered the primary beneficiary of a variable interest entity.

The results of a subsidiary acquired during the period are included in the Group’s results from the effective date of acquisition. The results of a subsidiary sold during the period are included in the Group’s results up to the effective date of disposal.

Intra-Group transactions and balances, and any unrealized profits or losses arising from intra-Group transactions, are eliminated on consolidation.

Investments in equity method investees

An equity method investee (‘investee’) is an entity over which one or more members of the Group is in a position to exercise significant influence by participating in, but not controlling or jointly controlling, the financial and operating policies of the entity. Such entities are accounted for using the equity method whereby the original investment is recorded at cost and (i) adjusted by the Group’s share of undistributed earnings or losses of the investee determined in accordance with US GAAP,

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

2. Significant accounting policies continued

C. Basis of consolidation (continued)

(ii) decreased by losses in the value of the investment that are determined to be other than temporary, and (iii) decreased by dividends received.

Investments accounted for using the equity method are considered impaired when a loss in the value of the equity method investment is other than temporary. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain its earnings capacity that would justify the carrying amount of the investment. If the Group determines that the decline in value of its investment is other than temporary, the carrying amount of the investment is written down to its fair value through net income.

D. Foreign currency transactions and translation

At entity level, transactions denominated in currencies other than the entity’s functional currency (foreign currencies) are translated into the entity’s functional currency at the exchange rates prevailing on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate prevailing on the reporting date. Exchange differences arising from changes in exchange rates are recognized in net income for the period. The aggregate foreign currency transaction gain included in net income from continuing operations during Fiscal 2013 was $0.1 million (Fiscal 2012: gain of $2.8 million; Fiscal 2011: loss of $9.7 million).

On consolidation, the results of operations of entities whose functional currency is other than the US dollar are translated into US dollars at the weighted average exchange rate for the period and their assets and liabilities are translated into US dollars at the exchange rate prevailing on the balance sheet date. Currency translation differences are recognized within other comprehensive income (‘OCI’) as a separate component of accumulated other comprehensive (loss)/income. In the event that a foreign operation is sold, or substantially liquidated, the cumulative currency translation differences that are attributable to the operation are reclassified to net income.

In the statement of cash flows, the cash flows of operations whose functional currency is other than the US dollar are generally translated into US dollars at the weighted average exchange rate for the period.

E. Net sales

The Group derives its net sales primarily from the sale of a wide range of systems and components for the industrial equipment, car and truck manufacturing markets, and industrial and automotive replacement markets throughout the world.

Revenue from the sale of goods is measured at the invoiced amount net of returns, early settlement discounts, rebates and sales taxes and is recognized only when: (i) there is persuasive evidence of a sales agreement, (ii) the delivery of goods has occurred and, where there are contractual acceptance provisions, the customer has accepted the goods (or the right to reject them has lapsed), (iii) the sales price is fixed or determinable and (iv) the collectability of revenue is reasonably assured.

Where a customer has the right to return unwanted goods, future returns are estimated based on historical returns profiles. Settlement discounts that may apply to unpaid invoices are estimated based on the settlement histories of the relevant customers. Rebates that may apply to issued invoices are estimated based on expected total qualifying sales to the relevant customers.

F. Selling, general and administrative expenses

Shipping and handling costs

Shipping and handling costs billed to customers in relation to goods sold are included in net sales and

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

2. Significant accounting policies continued

F. Selling, general and administrative expenses (continued)

the related costs are included in selling, general and administrative expenses. During Fiscal 2013, the Group’s continuing operations recognized shipping and handling costs of $186.9 million (Fiscal 2012: $175.3 million; Fiscal 2011: $179.2 million).

Research and development expenditure

Research and development expenditure is charged to net income in the period in which it is incurred. The Group’s research and development expense for its continuing operations was $48.0 million in Fiscal 2013 (Fiscal 2012: $46.4 million; Fiscal 2011 $46.7 million). These costs primarily related to product development and also to technology to reduce unit and operating costs.

Advertising expenditure

Advertising expenditure is charged to net income in the period in which it is incurred. The Group’s advertising expense for its continuing operations was $178.8 million in Fiscal 2013 (Fiscal 2012: $184.5 million; Fiscal 2011: $177.4 million).

G. Restructuring expenses

Restructuring expenses are incurred in major projects undertaken to rationalize and improve the cost competitiveness of the Group. Restructuring costs incurred during the periods presented are analyzed in note 18.

Liabilities in respect of termination benefits provided to employees who are involuntarily terminated under the terms of a one-time benefit arrangement are recognized over the future service period when those employees are required to render services to the entity beyond the minimum retention period. If employees are not required to render service until they are terminated or if they will not be retained to render service beyond 60 days or a longer legal notification period, the liability is recognized on the communication date.

Termination benefits that are covered by a contract or an ongoing benefit arrangement are recognized when it is probable that employees will be entitled to benefits and the amount can be reasonably estimated.

Benefits that are offered for a short period of time in exchange for voluntary termination are recognized when the employees accept the offer.

Provisions for restructuring costs other than termination benefits are recognized only when the entity has a present obligation.

H. Business combinations

A business combination is a transaction or other event in which control is obtained of one or more businesses. Business combinations are accounted for using the acquisition method.

Goodwill arising in a business combination is measured as the excess of the aggregate of the consideration transferred, the amount of any non-controlling interest in the acquired business and, in a business combination achieved in stages, the fair value at the acquisition date of the previously held equity interest in the acquired business, over the identifiable assets and liabilities of the acquired business at the acquisition date. If the identifiable assets and liabilities of the acquired business exceed the aggregate of the consideration transferred, the amount of any non-controlling interest in the acquired business and the fair value at the acquisition date of any previously held equity interest, that excess is recognized as a gain in net income.

Consideration transferred in a business combination is measured at the aggregate of the fair values of the assets given, liabilities incurred or assumed and equity instruments issued in exchange for control over the acquired business. Acquisition-related costs are recognized in net income.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

2. Significant accounting policies continued

H. Business combinations (continued)

Any non-controlling interests in the acquired business are measured at their fair value at the acquisition date.

Identifiable assets and liabilities of the acquired business are measured at their fair value at the acquisition date, except for certain items, including the following, which are measured in accordance with the relevant Group accounting policy:

–	pensions and other post-employment benefit arrangements;

–	equity instruments related to the replacement of share-based compensation awarded to employees of the acquired business;

–	deferred tax assets and liabilities of the acquired business; and

–	assets classified as held for sale.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. If, within a maximum of one year after the acquisition date, new information is obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognized at that date, adjustments are made to the amounts recognized, or new assets and liabilities recognized, as at the acquisition date. Otherwise, any adjustments to the provisional amounts are recognized in net income.

I. Goodwill

Goodwill arising in a business combination is recognized as an intangible asset and is allocated to the reporting unit that is expected to benefit from the synergies of the acquisition.

Where a number of reporting units are acquired in a business combination, the goodwill attributable to each of them is determined by allocating the purchase consideration in proportion to their respective business enterprise values and comparing the allocated purchase consideration with the fair value of the identifiable assets and liabilities of the reporting unit. Goodwill is not amortized but is tested at least annually for impairment or more frequently whenever events or changes in circumstances indicate that the carrying value may not be recoverable and carried at cost less any recognized impairment.

To identify a potential impairment of goodwill, the fair value of the reporting unit to which the goodwill is allocated is compared with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, the goodwill of the reporting unit is not considered impaired.

If the carrying amount of the reporting unit, including the goodwill, exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. The second step of the impairment test compares the implied fair value of the reporting unit with the carrying amount of goodwill. The implied fair value of goodwill represents the excess of the fair value of the reporting unit over the fair value of its identifiable assets and liabilities at the date of the impairment test. An impairment loss is recognized if and to the extent that the carrying amount of the goodwill exceeds its implied fair value.

In testing goodwill for impairment, the Group forecasts discounted future cash flows at the reporting unit level based on estimated future revenues and operating costs, which take into consideration factors such as existing backlog, expected future orders, supplier contracts and general market conditions.

The process of evaluating the potential impairment of goodwill is subjective and requires estimates and assumptions at various points during the analysis. The Group’s estimated future cash flows are based on

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

2. Significant accounting policies continued

I. Goodwill (continued)

assumptions that are consistent with its annual planning process and include estimates for revenue and operating margins and future economic and market conditions. Actual future results may differ from those estimates.

The Group bases its fair value estimates on assumptions it believes to be reasonable at the time, but that are unpredictable and inherently uncertain. In addition, the Group makes certain judgments and assumptions in allocating shared assets and liabilities to determine the carrying values for each of its reporting units tested. Changes in assumptions or circumstances could result in an additional impairment in the period in which the change occurs and in future years. Factors that would impact the fair value estimates and could cause the Group to recognize such impairment include, but are not limited to:

–	decreases in revenues;

–	increases in the Group’s borrowing rates or weighted average cost of capital;

–	increases in the Group’s blended tax rate; or

–	significant changes in its working capital requirements.

J. Other intangible assets

Other intangible assets are stated at cost less accumulated amortization and any recognized impairment

(i) Assets acquired in business combinations

An intangible resource acquired in a business combination is recognized as an intangible asset if it is separable from the acquired business or arises from contractual or other legal rights. An acquired intangible asset with a finite useful life is amortized on a straight-line basis so as to charge its cost, which represents its fair value at the date of acquisition, to net income over its expected useful life, as follows:

Customer relationships	16 to 19 years
Technology and know how	7 to 9 years

Acquired brands and trade names are considered to have an indefinite useful life and are not amortized but are tested at least annually for impairment and are carried at cost less any recognized impairment.

(ii) Computer software

Computer software that is not integral to an item of property, plant and equipment is recognized separately as an intangible asset. Amortization is provided on a straight-line basis so as to charge the cost of the software to net income over its expected useful life, which is in the range 2 to 10 years.

K. Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and any recognized impairment losses. Major improvements are capitalized. Expenditures for repairs and maintenance that do not significantly extend the useful life of the asset are charged to expense as incurred.

Freehold land and assets under construction are not depreciated. Depreciation of property, plant and equipment, other than freehold land and assets under construction, is generally provided on a straight-line basis so as to charge the depreciable amount to net income over the estimated useful life of the asset concerned. The estimated useful lives of items of property, plant and equipment are in the following ranges:

Freehold buildings and long leasehold improvements	30 to 50 years
Short leasehold improvements	Shorter of lease term or useful life
Plant, equipment and vehicles	2 to 25 years

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

2. Significant accounting policies continued

L. Impairment of long-lived assets and intangible assets

Long-lived assets and intangible assets to be held and used, except intangible assets with indefinite useful lives, are reviewed for impairment when events or circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. Intangible assets with indefinite useful lives are tested at least annually for impairment or more frequently whenever events or changes in circumstances indicate that the carrying value may not be recoverable. A long-lived asset, or definite lived intangible asset or asset group is considered to be impaired when the undiscounted expected future cash flows from the asset or asset group are less than its carrying amount. In that event, an impairment loss is recognized to the extent that the carrying amount of the asset or asset group exceeds its fair value. Fair value is estimated as the present value of the expected future cash flows from the asset or asset group discounted at a rate commensurate with the risk involved. An impairment loss for an asset group is allocated to the long-lived and intangible assets of the group on a pro rata basis using the relative carrying amounts of those assets, with the limitation that the carrying amount of an individual asset is not reduced below its fair value.

M. Inventory

Inventories are stated at the lower of cost or market value, with due allowance for any excess, obsolete or slow moving items based on management’s review of on-hand inventories compared to historical and estimated future sales and usage profiles.

Cost represents the expenditure incurred in bringing inventories to their existing location and condition, which may include the cost of raw materials, direct labor costs, other direct costs and related production overheads. Cost is generally determined on a first in, first out (‘FIFO’) basis, but the cost of certain inventories is determined on a last in, first out (‘LIFO’) basis. As at December 31, 2013, inventories whose cost was determined on a LIFO basis represented 36.3% (December 31, 2012: 39.3%) of the total carrying amount of inventories.

N. Financial instruments

(i) Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, deposits available on demand and other short-term, highly liquid investments with maturities on acquisition of 90 days or less.

(ii) Restricted cash

Restricted cash primarily comprises cash held in escrow for the purpose of repaying the loan notes issued by the Group under the Loan Note Alternative which fall due for repayment, at par, on December 31, 2015. Each holder has the right to require full or part repayment, at par, half-yearly on June 30 and December 31. At any time the Group may purchase any of the loan notes at any price by tender, private treaty or otherwise.

Restricted cash also includes cash given as collateral under letters of credit for insurance and regulatory purposes.

(iii) Accounts receivable

Accounts receivable represent the amount of sales of goods to customers for which payment has not been received, less an allowance for doubtful accounts that is estimated based on factors such as the credit rating of the customer, historical trends, the current economic environment and other information.

(iv) Debt

Debt is initially measured at fair value, net of directly attributable transaction costs, if any, and is subsequently measured at amortized cost using the effective interest rate method.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

2. Significant accounting policies continued

N. Financial instruments (continued)

(v) Accounts payable

Accounts payable represents the amount of invoices received from suppliers for purchases of goods and services and the amount of goods received but not invoiced, for which payment has not been made.

(vi) Derivative financial instruments

The Group uses derivative financial instruments, principally forward foreign currency contracts, to reduce its exposure to exchange rate movements, primarily on purchases of inventory. The Group does not hold or issue derivatives for speculative or trading purposes.

The Group recognizes all derivative financial instruments as either assets or liabilities at fair value on the balance sheet date. The accounting for the change in the fair value is recognized in net income unless designated in an effective cash flow or net investment hedging relationship.

Please refer to Note 13 for a discussion of the Group’s policies for derivative financial instruments.

(vii) Investments

Listed investments are classified as available-for-sale and are measured at fair value. Changes in their fair values are recognized in OCI and deferred in accumulated other comprehensive income except to the extent that they represent an other than temporary impairment in which case the impairment is recognized in net income. In the event that such an investment is sold, the realized gain or loss is transferred from accumulated other comprehensive income to net income.

The equity instruments received as part consideration for the disposal of the Schrader businesses in April

2012 (see note 6) are unlisted. These instruments are therefore carried at cost, being the value of $14.4 million ascribed to them under the disposal agreement.

(viii) Fair Value

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets and liabilities that are held at fair value, or for which fair values are presented in these consolidated financial statements, have been categorized into one of three levels to reflect the degree to which observable inputs are used in determining the fair values. Where a change in the determination of the fair value of a financial asset or liability results in a transfer between the levels of the fair value hierarchy, the Group recognizes that transfer at the end of the reporting period.

O. Post-retirement benefits

Post-retirement benefits comprise pension benefits provided to employees and other benefits, mainly healthcare, provided to certain employees in North America.

The Group accounts for its post-retirement benefit plans in accordance with ASC Topic 715 ‘Compensation – Retirement Benefits’, which is based on the principle that the cost of providing these benefits is recognized in net income over the service periods of the participating employees.

For defined contribution plans, the cost of providing the benefits represents the Group’s contributions to the plans and is recognized in net income in the period in which the contributions fall due.

For defined benefit plans, the net obligation or surplus arising from providing the benefits is recognized as a liability or an asset determined by

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

2. Significant accounting policies continued

O. Post-retirement benefits (continued)

actuarial valuations of each of the plans that are carried out annually by independent qualified actuaries on the Group’s balance sheet date. Benefit obligations are measured using the projected unit credit method. Plan assets (if any) are measured at fair value. The net total for all plans in surplus is classified as a non-current asset. The net total for all plans in deficit is classified as a non-current liability except to the extent of any excess of the benefits expected to be payable within one year over the fair value of the plan assets which is classified as a current liability.

The Group recognizes in net income the net periodic benefit cost, which comprises the service cost, the interest cost, the expected return on plan assets (if any), and the amortization of cumulative actuarial gains and losses and prior service costs.

The service cost represents the present value of benefits attributed to services rendered by employees during the period.

The interest cost represents the increase in the projected benefit obligation (which is the present value of accrued benefits including assumed future salary increases) due to the passage of time. The discount rate used reflects the rates available on high-quality fixed-income debt instruments at the date of the plan valuation.

Prior service costs or credits resulting from plan amendments are reclassified from accumulated other comprehensive income to net income on a straight-line basis over the remaining service lives of participating employees.

Actuarial gains and losses represent differences between the expected and actual returns on the plan assets, gains and losses on the plan liabilities and the effect of changes in actuarial assumptions. The Group uses the so-called ‘corridor approach’ whereby, to the extent that cumulative actuarial gains and losses exceed 10% of the greater of the market related value of the plan assets and the projected benefit obligation at the beginning of the fiscal year, they are reclassified from accumulated other comprehensive income to net income over the average remaining service periods of participating employees.

Gains and losses on settlements and curtailments are generally recognized in net income in the period in which the curtailment or settlement occurs.

P. Share-based compensation

Share-based compensation has historically been provided to certain of the Group’s employees under share option, bonus and other share award schemes. All share-award schemes are equity settled.

The awards are made under schemes operated by the Group and represent rights over its ordinary ‘B’ shares. The Group recognizes a compensation expense in respect of these schemes that is based on the fair value of the awards, measured using either the Black-Scholes option-pricing formula or a Monte-Carlo valuation model.

For equity-settled awards, fair value is determined at the date of grant and reflects market performance conditions and all non-vesting conditions. Fair value is not subsequently remeasured unless the conditions on which the award was granted are modified.

Generally, the compensation expense for each separately vesting portion of the award is recognized on a straight-line basis over the vesting period for that portion of the award. Adjustments are made to reflect expected and actual forfeitures during the vesting period due to failure to satisfy service conditions or non-market performance conditions.

In the event of a cancellation, whether by the Group or by a participating employee, the compensation expense that would have been recognized over the remainder of the vesting period is recognized immediately in net income.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

2. Significant accounting policies continued

P. Share-based compensation (continued)

An amount corresponding to the compensation expense is recognized in equity as additional paid in capital.

A description of the schemes in operation during the periods and the costs recognized by the Group in respect of those schemes is presented in note 17.

Q. Income taxes

Current tax is the amount of tax payable or recoverable in respect of the taxable net income for the period. Taxable profit differs from accounting profit because it excludes items of income or expense recognized for accounting purposes that are either not taxable or deductible for tax purposes or are taxable or deductible in other periods. Current tax is calculated using tax rates that have been enacted at the balance sheet date.

Current tax assets and current tax liabilities are offset and presented as a single amount only where a right of offset exists and management intends to exercise that right.

Management assesses uncertain tax positions based upon an evaluation of the facts, circumstances and information available at the balance sheet date. Provision is made for uncertain tax positions to the extent that the amounts previously taken or expected to be taken in tax returns exceeds the tax benefits that are recognized in the consolidated financial statements in respect of the tax positions. A tax benefit is recognized in the consolidated financial statements only if management considers that it is more likely than not that the tax position will be sustained on examination by the relevant tax authority solely on the technical merits of the position and is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement assuming that the tax authority has full knowledge of all relevant information. Provisions for uncertain tax positions are reviewed regularly and are adjusted to reflect events such as the expiry of limitation periods for assessing tax, guidance given by the tax authorities and court decisions.

Interest and penalties relating to unrecognized tax benefits are accrued in accordance with the applicable tax legislation on any excess of the tax benefit claimed or expected to be claimed in a tax return and the tax benefit recognized in the consolidated financial statements. Interest and penalties are recognized as a component of income tax (expense)/benefit in the consolidated statement of operations and accrued interest and penalties are included under the related taxes payable line in the consolidated balance sheet.

Deferred tax is tax expected to be payable or recoverable on differences between the carrying amount of an asset or a liability and its tax base used in the computation of taxable profit. Deferred tax is accounted for using the asset and liability method, whereby deferred tax assets and liabilities are generally recognized for all temporary differences calculated using tax rates that have been enacted at the balance sheet date. Deferred tax assets are reduced through the establishment of a valuation allowance if it is more likely than not that the deferred tax asset will not be realized taking into account the timing and amount of the reversal of taxable temporary differences, expected future taxable income and tax planning strategies.

Deferred tax is provided on taxable temporary differences arising on investments in foreign subsidiaries and equity method investees, except where the Group intends, and is able, to reinvest such amounts on a permanent basis.

Deferred tax assets and liabilities are classified as current or non-current based on the classification of the related asset or liability. Current deferred tax assets and liabilities and non-current deferred tax assets and liabilities are offset and presented as a single amount where they relate to income taxes levied on the same tax-paying component of an entity in the same tax jurisdiction.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

2. Significant accounting policies continued

R. Assets held for sale and discontinued operations

Assets are classified as held for sale if their carrying amount will be recovered by sale rather than by continuing use in the business, the asset is available for immediate sale in its present condition, management is committed to, and has initiated, a plan to sell the asset which, when initiated, was expected to result in a completed sale within 12 months, and the asset is being marketed for a reasonable amount in relation to its fair value. An extension of the period required to complete the sale does not preclude the asset from being classified as held for sale, provided the delay was for reasons beyond the Group’s control and management remains committed to its plan to sell the asset.

Assets that are classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell. Fair value is determined using the fair values of similar assets or the expected future cash flows from the asset or asset group concerned discounted at a rate commensurate with the risk involved. Long-lived assets classified as held for sale are no longer subject to depreciation.

Assets that are to be disposed of other than by sale are classified as held and used until the disposal occurs.

The Group periodically reviews its operations for businesses which may no longer be aligned with its enterprise initiatives and long-term objectives. As such, the Group may commit to a plan to exit or dispose of certain businesses and present them as discontinued operations.

S. Computation of earnings per share

Basic net earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Diluted shares outstanding include the dilutive effect of potential common shares unless the common shares would have an antidilutive effect. The dilutive effect of such equity awards is calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Group has not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible are collectively assumed to be used to repurchase shares.

T. Use of estimates

The preparation of consolidated financial statements under US GAAP requires the Group to make assumptions and estimates concerning the future that affect the carrying amounts of assets and liabilities at the balance sheet date, the disclosure of contingencies that existed at the balance sheet date and the amounts of revenue and expenses recognized during the accounting period. Estimates and assumptions are particularly important in accounting for post-retirement benefits, impairment of long-lived assets and goodwill, income taxes, derivative financial instruments and in determining the fair value of assets and liabilities acquired in business combinations. Estimates and assumptions used are based on factors such as historical experience, the observance of trends in the industries in which the Group operates and information available from the Group’s customers and other outside sources. Due to the inherent uncertainty involved in making assumptions and estimates, actual outcomes could differ from those assumptions and estimates.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

3. Recent accounting pronouncements

Pronouncements not yet adopted

The following recent accounting pronouncements are relevant to the Group’s operations but have not yet been adopted. Management has not yet completed its evaluation of the impact of the adoption of these pronouncements.

ASU 2013-05 ‘Foreign Currency Matters (Topic 830): Parent’s accounting for the Cumulative Translation Adjustment upon De-recognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity’

In March 2013, the FASB issued ASU 2013-05, which indicates that a cumulative translation adjustment is attached to the parent’s investment in a foreign entity and should be released in a manner consistent with the de-recognition guidance on investments in entities. Therefore, the entire amount of the cumulative translation adjustment associated with the foreign entity would be released when there has been a:

•	Sale of a subsidiary or group of net assets within a foreign entity and the sale represents the substantially complete liquidation of the investment in the foreign entity

•	Loss of a controlling financial interest in an investment in a foreign entity (i.e., the foreign entity is deconsolidated)
•	Step acquisition for a foreign entity (i.e., when an entity has changed from applying the equity method for an investment in a foreign entity to consolidating the foreign entity)

ASU 2013-05 does not change the requirement to release a pro rata portion of the cumulative translation adjustment of the foreign entity into earnings for a partial sale of an equity method investment in a foreign entity.

ASU 2013-05 is effective prospectively for public companies for fiscal years beginning after December 15, 2013.

ASU 2013-11 – ‘Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force)’

ASU 2013-11 requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the consolidated financial statements as a reduction to a deferred tax asset for net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except under certain circumstances.

This amendment is effective for fiscal years beginning after December 15, 2013. Early adoption is permitted.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

4. Segment information

A. Background

ASC 280 ‘Segment Reporting’ requires segment information provided in the consolidated financial statements to reflect the information that was provided to the chief operating decision maker for the purposes of making decisions about allocating resources within the Group and in assessing the performance of each segment. The Board of Directors of the Group (the ‘Board’) serves as the chief operating decision maker.

The Group’s management information provided to the chief operating decision maker is prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (‘IFRS’). The chief operating decision maker bases decisions about allocating resources within the Group and assesses the performance of each segment based on net sales and Segment Adjusted EBITDA, both of which are derived from the management information prepared in accordance with IFRS.

B. Operating Segments

The Group’s operating segments are its reportable segments and, are identified by grouping together businesses that manufacture similar products, and, in the case of the Gates group of businesses, by grouping together businesses that operate in similar regions, as this is the basis on which information is provided to the Board for the purposes of allocating resources within the Group and assessing the performance of the Group’s businesses.

Gates manufactures a wide range of systems and components for the industrial equipment, car and truck manufacturing markets and industrial and automotive aftermarkets throughout the world. The operating segments within the Gates business are Gates North America, Gates EMEA, Gates APAC and Gates South America.

The Aquatic group of businesses, which comprise the Aquatic operating segment, manufacture baths and whirlpools for the residential, and hotel and resort development markets, mainly in North America.

C. Measure of segment profit or loss

The Board uses Segment Adjusted EBITDA, as defined below, to measure the profitability of each segment. Segment Adjusted EBITDA is, therefore, the measure of segment profit or loss presented in the Group’s segment disclosures.

‘EBITDA’ represents net income for the period before net finance costs, income taxes, depreciation and amortization derived from financial information prepared in accordance with IFRS. Segment Adjusted EBITDA represents EBITDA before specific items that are considered to hinder comparison of the performance of the Group’s businesses either year-on-year or with other businesses. During the periods presented, the specific items excluded from EBITDA in computing Segment Adjusted EBITDA were as follows:

•	the compensation expense in relation to share-based incentives;

•	transaction costs incurred in business combinations and major corporate transactions;

•	impairments, comprising impairments of goodwill and material impairments of other assets;

•	restructuring costs;

•	the net gain or loss on disposals and on the exit of businesses; and

•	compensation payable to share scheme participants for the impact on their awards of the return of capital made during Fiscal 2012.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

4. Segment information continued

C. Measure of segment profit or loss (continued)

Segment asset information is not provided to the chief operating decision maker and therefore segmental asset information has not been presented.

D. Net sales and Segment Adjusted EBITDA – continuing operations

	Net sales			Segment Adjusted EBITDA
	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Gates North America	1,368.6	1,357.9	1,287.3	325.1	304.8	289.4
Gates EMEA	771.2	733.4	803.3	131.3	116.3	117.2
Gates APAC	646.4	679.5	708.7	138.3	137.7	147.7
Gates South America	161.1	152.0	156.7	20.4	14.6	13.0
Aquatic	132.6	114.5	106.3	(0.5)	(5.8)	(4.0)
Corporate	—	—	—	(55.9)	(58.1)	(59.8)

Continuing operations	3,079.9	3,037.3	3,062.3	558.7	509.5	503.5

Sales between reporting segments and the impact of such sales on Segment Adjusted EBITDA for each segment are not included in internal reports presented to the Board and have therefore not been included above.

Reconciliation of Segment Adjusted EBITDA to net income/(loss) from continuing operations:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Aggregate Segment Adjusted EBITDA	558.7	509.5	503.5
US GAAP adjustments (1)	2.1	8.9	(12.1)
Depreciation and amortization	(219.8)	(241.7)	(246.3)
Share-based compensation	(19.5)	(44.4)	(78.0)
Transaction costs	(3.5)	—	(0.5)
Impairment losses	(2.1)	(0.7)	(31.9)
Restructuring expenses	(24.9)	(26.9)	(48.2)
Other operating income/(expense)	1.1	(0.4)	—
Compensation for the impact of the return of capital on share-based incentive scheme awards (see note 17)	—	(22.7)	—
Equity in net (income)/loss of investees (net of tax)	(0.3)	(0.4)	0.4

Operating income from continuing operations	291.8	181.2	86.9
Interest income	2.1	2.9	4.7
Interest expense	(124.1)	(224.9)	(255.8)
Other finance income/(expense)	0.4	(61.3)	2.0

Income/(loss) before income taxes and equity in net income/(loss) of equity method investees	170.2	(102.1)	(162.2)
Income tax expense	(55.7)	(28.6)	(11.2)
Equity in net income/(loss) of investees (net of tax) (2)	0.3	0.4	(0.4)

Net income/(loss) from continuing operations	114.8	(130.3)	(173.8)

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

4. Segment information continued

D. Net sales and Segment Adjusted EBITDA – continuing operations (continued)

(1)	As the underlying accounting records from which the segment net sales and Segment Adjusted EBITDA are derived are prepared in accordance with IFRS, certain immaterial adjustments are required to reconcile from the aggregate of the reportable segments’ Segment Adjusted EBITDA to consolidated net income/(loss) from continuing operations.
(2)	Equity in net income/(loss) of investees (net of tax) is wholly attributable to the Gates APAC operating segment.

E. Selected geographic information

The selected geographic information presented below is presented in accordance with US GAAP.

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Net sales by geographic origin
US	1,227.8	1,201.7	1,113.1
Rest of North America	304.3	300.7	293.6
UK	88.9	84.8	100.3
Rest of Europe	621.0	593.6	654.5
Asia	593.8	622.0	645.7
Rest of the world	244.1	234.5	255.1

	3,079.9	3,037.3	3,062.3

	As at December 31, 2013 $ million	As at December 31, 2012 $ million
Property, plant and equipment by geographic location
US	229.1	242.0
Rest of North America	60.7	65.9
UK	19.9	20.9
Rest of Europe	104.2	101.9
Asia	207.6	216.4
Rest of the world	45.1	54.6

	666.6	701.7

F. Information about major customers

The Group has a significant concentration of customers in the US, who accounted for 49.0% of the Group’s net sales from continuing operations during Fiscal 2013 (Fiscal 2012: 48.7%; Fiscal 2011: 45.3%), and in the automotive industry, which accounted for 50.1% of the Group’s net sales from continuing operations during Fiscal 2013 (Fiscal 2012: 50.0%; Fiscal 2011: 51.3%). As at December 31, 2013, no single customer accounted for more than 10% of the Group’s net sales and there were no significant amounts due from any one customer.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

5. Income taxes

A. Income tax recognized in net income/(loss)

Income tax expense on income from continuing operations before equity in net income of investees analyzed by tax jurisdiction is as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Current tax
US – federal taxes	(18.7)	(25.9)	(15.7)
– state taxes	(1.3)	(10.9)	(2.4)
Other foreign	(75.0)	(69.1)	(56.5)

Total current tax	(95.0)	(105.9)	(69.9)

Deferred tax
US – federal taxes	26.9	35.8	30.4
– state taxes	2.2	12.4	8.5
Other foreign	10.2	29.1	19.8

Total deferred tax	39.3	77.3	58.7

Income tax expense	(55.7)	(28.6)	(11.2)

Income/(loss) from continuing operations before income taxes and equity in net income/(loss) of investees arose as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
The Netherlands	(2.1)	(1.8)	(2.1)
Outside The Netherlands	172.3	(100.3)	(160.1)

Income/(loss) before income taxes	170.2	(102.1)	(162.2)

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

5. Income taxes continued

A. Income tax recognized in net income/(loss) (continued)

Reconciliation of the reported income tax expense to the amount of income tax (expense)/benefit that would result from applying the Dutch corporation tax rate to the income/(loss) from continuing operations before taxes and equity in net (loss)/income of investees:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Income/(loss) from continuing operations before taxes and equity in net income/(loss) of investees:	170.2	(102.1)	(162.2)

Dutch corporation tax (expense)/benefit at 25% (Fiscal 2012: 25%; Fiscal 2011: 25%)	(42.6)	25.5	40.6
Effect of:
– Other permanent differences	1.7	2.5	(7.1)
– Provision for uncertain tax positions	(2.6)	(12.7)	1.4
– State tax provision, net of Federal benefit	2.3	0.2	(2.2)
– Effect of different tax rates on overseas profits	(2.2)	15.1	(43.4)
– Change in valuation allowance	(4.6)	(21.6)	19.5
– Dividends from affiliates	(34.8)	(34.3)	(108.7)
– Foreign tax credit	24.3	44.4	101.0
– Investment in subsidiaries	(14.0)	(50.8)	(13.1)
– Share-based compensation	(2.8)	(4.6)	(11.7)
– Manufacturing incentives	10.3	4.7	4.7
– Company-owned life insurance	9.3	8.0	7.8

Income tax expense	(55.7)	(28.6)	(11.2)

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

5. Income taxes continued

B. Deferred tax assets/(liabilities)

Deferred tax assets/(liabilities) recognized by the Group were as follows:

	As at December 31, 2013			As at December 31, 2012
	Deferred tax assets $ million	Deferred tax liabilities $ million	Net deferred tax assets/ (liabilities) $ million	Deferred tax assets $ million	Deferred tax liabilities $ million	Net deferred tax assets/ (liabilities) $ million
Accounts receivable	5.0	(0.1)	4.9	3.4	(0.1)	3.3
Inventories	2.7	(34.2)	(31.5)	3.3	(34.3)	(31.0)
Property, plant and equipment	6.0	(50.6)	(44.6)	4.3	(58.0)	(53.7)
Intangible assets	0.5	(426.9)	(426.4)	0.5	(470.9)	(470.4)
Accrued expenses	40.8	(0.9)	39.9	40.2	(1.1)	39.1
Pension obligations	43.6	(5.9)	37.7	54.0	(7.4)	46.6
Net operating losses	928.3	—	928.3	904.1	—	904.1
Capital loss carryforward	95.2	—	95.2	108.9	—	108.9
Compensation	37.8	—	37.8	36.0	(0.8)	35.2
Net investment in subsidiaries	—	(148.6)	(148.6)	—	(131.1)	(131.1)
Credits	128.9	—	128.9	106.0	—	106.0
Other items	12.6	(8.6)	4.0	14.0	(1.1)	12.9

Valuation allowances	(1,097.4)	—	(1,097.4)	(1,076.1)	—	(1,076.1)

Total deferred tax assets/(liabilities)	204.0	(675.8)	(471.8)	198.6	(704.8)	(506.2)

As at December 31, 2013:

•	the Group had foreign and U.S. federal operating tax losses amounting to $3,211.6 million (December 31, 2012; $3,102.1 million) and U.S. state operating tax losses amounting to $135.4 million, (December 31, 2012; $104.9 million) all of which have expiry dates between 2014 and 2033 (after valuation allowances of $907.0 million, the Group recognized a deferred tax asset of $21.3 million (December 31, 2012; $21.7 million) in respect of these losses);

•	the Group had capital tax losses amounting to $476.1 million, (December 31, 2012; $473.7 million) all of which can be carried forward indefinitely (the Group recognized no deferred tax asset in respect of these losses);

•	the Group had foreign tax credits amounting to $62.0 million, (December 31, 2012; $53.2 million) which expire between 2019 and 2023 (the Group recognized no deferred tax asset in respect of these tax credits); and

•	the Group had other tax credits amounting to $66.9 million, (December 31, 2012; $52.8 million) of which $43.4 million can be carried forward indefinitely and $23.5 million expire between 2016 and 2033 (the Group recognized a deferred tax asset of $43.4 million (December 31, 2012; $27.1 million) in respect of these tax credits).

At December 31, 2013, U.S. income and foreign withholding taxes have not been provided on approximately $1,279.6 million of unremitted earnings of subsidiaries operating outside of the U.S. These earnings are estimated to represent the excess of the financial reporting over the tax basis in our investments in those subsidiaries. These earnings, which are considered to the indefinitely reinvested, would become subject to U.S. income tax if they were remitted to the U.S. The amount of unrecognized deferred U.S. income tax liability on the unremitted earnings has not been determined because the hypothetical calculation is not practicable.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

5. Income taxes continued

C. Uncertain tax positions

Unrecognized tax benefits represent the difference between the tax benefits that we are able to recognize for accounting purposes and the tax benefits that we have recognized or expect to recognize in filed tax returns. As at December 31, 2013, the Group had unrecognized tax benefits of $90.4 million (Fiscal 2012: $86.1 million; Fiscal 2011: $86.5 million), which, if recognized, would affect the Group’s annual effective tax rate.

Changes in the balance of unrecognized tax benefits, other than those included in net assets held for sale, were as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
At the beginning of the period	86.1	86.5	77.5
Increases for tax positions related to the current period	9.7	19.2	9.0
Increases for tax positions related to prior periods	7.4	11.7	33.6
Decreases for tax positions related to prior periods	(2.4)	(6.8)	(15.7)
Decreases related to settlements	—	(0.1)	—
Decreases due to lapsed statute of limitations	(10.3)	(13.4)	(17.3)
Foreign currency translation	(0.1)	1.2	(0.6)
Decrease for reclass to tax indemnification for disposed businesses	—	(12.2)	—

At the end of the period	90.4	86.1	86.5

The Group recognizes interest and penalties relating to unrecognized tax benefits in income tax expense. During Fiscal 2013, the Group recognized an expense of $0.6 million in relation to interest and penalties on unrecognized tax benefits (Fiscal 2012: expense of $1.7 million; Fiscal 2011: benefit of $3.6 million). As at December 31, 2013, the Group had accrued $5.5 million (December 31, 2012: $4.9 million) for the payment of penalties and interest on unrecognized tax benefits.

As at December 31, 2013, the Group’s unrecognized tax benefits consist primarily of tax positions related to transfer pricing in multiple international jurisdictions and audits in various jurisdictions. The Group believes that it is reasonably possible that a decrease of up to $43.1 million in the Group’s gross unrecognized tax benefits will occur in the next twelve months as a result of the settlement of an audit or the expiration of the statutes of limitations in various international jurisdictions.

As at December 31, 2013, the tax years 2010 to 2013 remain subject to examination in the United States and the tax years 2008 to 2013 remain subject to examination in other foreign jurisdictions where the Group conducts business.

State income tax returns are generally subject to examination for a period of three to five years after the filing of the respective return. The state impact of any federal changes remain subject to examination by various state jurisdictions for a period of up to two years after the formal notification to states.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

6. Assets held for sale and discontinued operations

A. Assets held for sale

As at December 31, 2013 and December 31, 2012, assets held for sale comprised vacant properties no longer required by the Group for its manufacturing operations and are reported within the Gates North America and Corporate segments.

Assets classified as held for sale were as follows:

	As at December 31, 2013 $ million	As at December 31, 2012 $ million
Assets held for sale
Property, plant and equipment, net	8.0	6.3

	8.0	6.3

There were no liabilities directly associated with assets held for sale as at December 31, 2013 or December 31, 2012.

B. Disposals of businesses

During Fiscal 2011, the Group refocused its operations around the Gates brand and commenced the disposal of those businesses that were no longer a strategic fit for the Group. As a result, a number of businesses were disposed during Fiscal 2011 and Fiscal 2012, as described below.

Fiscal 2013

The Group did not complete any business disposals in Fiscal 2013.

Fiscal 2012

Sensors & Valves

On April 27, 2012, the Group concluded the disposal of the Schrader Electronics and Schrader International businesses. The businesses were sold for $519.4 million, and the gain on disposal of this segment was $161.3 million. This consideration includes $14.4 million in relation to a non-controlling equity interest in the acquiring entity, which is included in investments. Schrader Electronics, which is based in Northern Ireland, is a designer and manufacturer of Tire Pressure Monitoring Systems and sells primarily into automotive OE markets in the USA. Schrader International manufactures a range of automotive products including gauges and valves, which are sold mainly in the USA and Europe.

The Group’s 50% interest in one of its equity method investees, Schrader Duncan Limited, was not included in this disposal transaction as the Group had sold this investment on April 12, 2012 to Oriental Carbon and Chemicals Limited for a net cash consideration of $2.5 million, with no gain or loss on disposal recognized.

Net sales - Fiscal 2012: $147.9 million (Fiscal 2011: $450.8 million); Income before taxes - Fiscal 2012: $19.9 million (Fiscal 2011: $56.1 million).

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

6. Assets held for sale and discontinued operations continued

B. Disposals of businesses (continued)

Dexter

On November 1, 2012, the Group concluded the sale of Dexter, a leading manufacturer of axle components for the utility, industrial trailer and recreational vehicle end market segments primarily in the US. The business sells its products directly to original equipment manufacturers and through national distributors. The Dexter business was sold to an affiliate of The Sterling Group, a Houston-based private equity firm, for a cash consideration of $358.6 million (subject to certain customary post-closing adjustments). The gain on disposal of this segment was $68.7 million.

Net sales - Fiscal 2012: $273.3 million (Fiscal 2011: $281.4 million); Income before taxes - Fiscal 2012: $39.1 million (Fiscal 2011: $26.0 million).

Air Distribution

On November 9, 2012, the Group sold the businesses comprising its Air Distribution business to CPPIB, a related party, for a cash consideration of $1,123.1 million. The gain on disposal of this segment was $532.1 million. The Air Distribution segment supplies a wide range of air distribution products and systems, including grilles, registers and diffusers, dampers and fans, for the non-residential construction and residential construction end markets, mainly in North America, but with an increasing presence in India, Thailand, China, Europe and the Middle East. The Air Distribution business sells its products through a range of distribution channels, principally to suppliers to the construction industry, building contractors, original equipment manufacturers and retailers for both the new build and refurbishment sectors.

Net sales - Fiscal 2012: $783.2 million (Fiscal 2011: $886.2 million); Income before taxes - Fiscal 2012: $79.1 million (Fiscal 2011: $52.8 million).

Fiscal 2011

Powertrain

On August 2, 2011, the Group finalized the sale of its Stackpole business, which specializes in powder metal and engineered powertrain components. Stackpole operates predominantly in North America and Europe, generating annual sales of approximately $290 million. The business was sold at a gain of $1.9 million to an affiliated investment fund of the Sterling Group, a Houston based private equity investment firm, for a cash consideration of $289.0 million.

Net sales - Fiscal 2011: $200.2 million; Income before taxes - Fiscal 2011: $20.0 million.

Other I&A

On October 27, 2011, the Group finalized the sale of Ideal, a leading manufacturer of gear clamps primarily for the automotive aftermarket, selling principally in the United States, Mexico and China under a variety of brands. The business was sold for a cash consideration of $158.7 million. A gain of $55.4 million was recognized on the disposal.

Net sales - Fiscal 2011: $104.5 million; Income before taxes - Fiscal 2011: $16.4 million.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

6. Assets held for sale and discontinued operations continued

B. Disposals of businesses (continued)

Dexter Chassis, a manufacturer of chassis components for the recreational vehicle and industrial and utility end markets in the US, was sold on August 22, 2011 to EA Technologies, LLC for a cash consideration of $14.3 million. The Group recognized a loss of $0.8 million on the disposal.

Net sales - Fiscal 2011: $38.8 million; Loss before taxes - Fiscal 2011: $1.7 million.

Plews Inc., a wholly-owned manufacturer of automotive lubrication products and repair tools was sold on April 20, 2011, to a consortium of investors in the US led by the private equity firm, Eigen Capital LLC. The cash consideration of $25.0 million received on the disposal approximated to the carrying amount of the net assets sold.

Net sales - Fiscal 2011: $20.6 million; Income before taxes - Fiscal 2011: $0.7 million.

Also during Fiscal 2011, the Group disposed of a minor business division for a cash consideration totaling $2.5 million, which approximated the carrying amount of the net assets sold.

The income from discontinued operations may be analyzed as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Net sales	—	1,204.4	1,982.5
Cost of sales	—	(837.3)	(1,463.3)

Gross profit	—	367.1	519.2
Selling, general and administrative expenses	(0.9)	(226.6)	(354.7)
Impairments	—	(3.6)	(3.2)
Restructuring (expenses)/income	—	(0.5)	8.1
Other operating income	—	1.1	0.1

Operating (loss)/income from discontinued operations	(0.9)	137.5	169.5
Interest income	—	0.1	0.6
Interest expense	—	(0.2)	—

(Loss)/income before taxes and equity in net (loss)/income of investees	(0.9)	137.4	170.1
Income tax (expense)/benefit	—	(45.6)	0.3
Equity in net (loss)/income of investees, net of tax charge of $nil (Fiscal 2012: $nil; Fiscal 2011: $0.2 million charge)	—	(0.1)	0.9

Net (loss)/income from discontinued operations	(0.9)	91.7	171.3

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

7. Earnings per common share

Basic income per common share represents net income divided by the weighted average number of common shares outstanding during the fiscal year. Diluted income per common share considers the effect of potential common shares, unless the inclusion of the potential common shares would have an anti-dilutive effect. The treasury stock method is used to determine the potential dilutive shares of common stock resulting from assumed exercises of equity related instruments.

The computation of net income per common share is presented below:

	Fiscal 2013	Fiscal 2012	Fiscal 2011
Net income attributable to shareholders of Pinafore Holdings B.V. (in millions)	86.5	731.4	27.8

Weighted average shares of common shares outstanding	1,108,951	1,108,866	1,107,644
Dilutive effect of share-based awards	54,306	16,510	11,497

Diluted weighted average of common shares outstanding	1,163,257	1,125,376	1,119,141

Basic net income per common share	78.00	659.59	25.10
Diluted net income per common share	74.36	649.92	24.84

For Fiscal 2013, common shares totalling 83,210 (Fiscal 2012: 113,409; Fiscal 2011: 159,880) were excluded from the diluted income per common share calculation because they were anti-dilutive.

8. Goodwill

	Gates North America $ million	Gates EMEA $ million	Gates APAC $ million	Gates South America $ million	Aquatic $ million	Discontinued operations $ million	Total $ million
Gross goodwill - cost
As at December 31, 2011	911.3	142.9	372.8	6.4	35.1	242.8	1,711.3
Transfer to assets held for sale	—	—	—	—	—	(243.1)	(243.1)
Foreign currency translation	19.7	3.3	(2.5)	(0.5)	—	0.3	20.3

As at December 31, 2012	931.0	146.2	370.3	5.9	35.1	—	1,488.5
Foreign currency translation	(15.2)	6.1	(14.0)	(0.8)	—	—	(23.9)

As at December 31, 2013	915.8	152.3	356.3	5.1	35.1	—	1,464.6

Accumulated impairment

As at December 31, 2011, 2012 and 2013	—	—	—	—	(30.1)	—	(30.1)

Carrying amount
As at December 31, 2012	931.0	146.2	370.3	5.9	5.0	—	1,458.4

As at December 31, 2013	915.8	152.3	356.3	5.1	5.0	—	1.434.5

Impairment tests were carried out on the goodwill balances at December 31, 2013 and December 31, 2012. Management based the fair value calculations on the income approach. The income approach was based on cash flow forecasts derived from the most recent three-year financial plans approved by the Board, in which the principal assumptions were those regarding sales growth rates, selling prices and changes in direct costs.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

8. Goodwill continued

Cash flows for the years beyond the three-year financial plans for the reporting units to which individually significant amounts of goodwill were allocated were projected to grow at 2.5% per annum, a rate that does not exceed the expected long-term growth rates in their respective principal end markets.

Management applied discount rates to the resulting cash flow projections that reflect current market assessments of the time value of money and the risks specific to the reporting unit. In each case, the discount rate was determined using a capital asset pricing model. The discount rates used in the impairment tests of goodwill as at December 31, 2013 were in a range of 11.0% to 13.0% (December 31, 2012: in a range of 11.0% to 12.5%).

When using the discount rate described above and our forecasted cash flow for the Aquatic reporting unit, Management determined that its carrying value inclusive of goodwill exceeded its fair value as of December 31, 2013. Upon performing the second step of the goodwill impairment test, the implied fair value of goodwill exceeded its carrying value, thus no impairment was recorded. Changes to forecast cash flows or discount rates in future periods could result in an impairment of the remaining goodwill. For all other reporting units, the fair values substantially exceeded the carrying values and did not necessitate the second step of the impairment test.

With the exception of the Aquatic reporting unit, the results of the goodwill impairment tests for all periods presented indicated that the fair value of the reporting units exceeded their carrying values.

Impairments recognized

No goodwill impairments were recognized in Fiscal 2013 or Fiscal 2012. During Fiscal 2011, in light of the prolonged weakness of the US residential construction end market, the Group recognized an impairment of $30.1 million in continuing operations in relation to the goodwill ascribed to Aquatic. Management used a discount rate of 11.5% in the measurement of the impairment loss recognized.

9. Intangible assets

	As at December 31, 2013			As at December 31, 2012
	Cost $ million	Accumulated amortization and impairment $ million	Net $ million	Cost $ million	Accumulated amortization and impairment $ million	Net $ million
Finite-lived:
Customer relationships	1,217.3	(258.4)	958.9	1,234.8	(182.1)	1,052.7
Technology and know-how	264.0	(123.3)	140.7	264.0	(85.6)	178.4
Capitalized software	31.3	(17.0)	14.3	25.6	(14.1)	11.5

	1,512.6	(398.7)	1,113.9	1,524.4	(281.8)	1,242.6

Indefinite-lived:
Brands and trade names	208.0	(1.0)	207.0	208.0	(1.0)	207.0

Total intangible assets	1,720.6	(399.7)	1,320.9	1,732.4	(282.8)	1,449.6

No impairment losses on intangible assets were recognized in Fiscal 2013 and Fiscal 2012. An impairment of brands and tradenames of $1.0 million was recognized in Fiscal 2011.

During Fiscal 2013, the amortization expense recognized in continuing operations in respect of intangible assets was $119.9 million (Fiscal 2012: $124.1 million; Fiscal 2011: $125.3 million).

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

9. Intangible assets continued

Estimated amortization expense for the following five years is as follows:

$ million
Fiscal year
2014	118.9
2015	116.8
2016	115.8
2017	105.4
2018	75.6

10. Property, plant and equipment

	As at December 31, 2013 $ million	As at December 31, 2012 $ million
Cost
Freehold land and buildings	248.8	254.4
Leasehold land and buildings	15.1	15.6
Plant, equipment and vehicles	707.5	655.6
Assets under construction	47.6	42.0

	1,019.0	967.6
Less: Accumulated depreciation and impairment	(352.4)	(265.9)

Total	666.6	701.7

As at December 31, 2013, freehold land amounting to $54.7 million (December 31, 2012: $56.0 million) is included in the above assets which is not depreciated.

During Fiscal 2013, the depreciation expense in relation to the above assets was $99.9 million (Fiscal 2012: $117.6 million; Fiscal 2011: $121.1 million). The methods used to compute depreciation with respect to the major classes of depreciable assets are described in note 2.

During Fiscal 2013, the Group recognized total impairment losses of $2.0 million in respect of property, plant and equipment in continuing operations, which includes $1.7 million related to the closure of the Ashe County plant within the Gates North America segment. In Fiscal 2012, the Group recognized total impairment losses of $0.3 million in respect of property, plant and equipment in continuing operations in relation to the closure of the Charleston plant within the Gates North America segment.

The methods used for determining fair value, used in the measurement of impairment losses, are described in note 2.

11. Investment in equity method investees

The Group’s share of the earnings or losses of its investees is included in net income and the Group’s net investment in its investees is included within non-current assets.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

11. Investment in equity method investees continued

Gains and losses recognized by members of the Group on transactions with an investee are eliminated to the extent of the Group’s interest in the investee concerned.

Losses of an investee in excess of the Group’s net investment in the investee are not recognized, except to the extent that the Group has incurred obligations on behalf of the investee or where it is ensured that the investee will imminently return to profitability.

As at December 31, 2013, the Group’s investees were as follows:

Name of company	Country of incorporation	Group’s holding	Nature of business	Operating segment
Pyung Hwa CMB Company Limited	Korea	21%	Rubber compounds	Gates APAC
CoLinx LLC	US	20%	Logistics and e-business services	Gates North America

Details on transactions with equity method investees, including amounts due from or to equity method investees, are provided in note 21.

12. Inventories

	As at December 31, 2013 $ million	As at December 31, 2012 $ million
Raw materials and supplies	125.8	121.7
Work in progress	30.9	30.8
Finished goods and goods held for resale	341.3	321.3

Total inventories – current cost	498.0	473.8
Less excess of FIFO over LIFO cost	(6.9)	(4.9)

	491.1	468.9

13. Derivative financial instruments

The Entity is exposed to certain risks relating to its ongoing business operations. The primary risks managed by using derivative financial instruments are foreign currency risk and interest rate risk. From time to time, the Group uses derivative financial instruments, principally foreign currency swaps, forward foreign currency contracts and interest rate swaps, to reduce its exposure to exchange rate and interest rate movements. The Group does not hold or issue derivatives for speculative purposes.

The Group recognizes derivative instruments as either assets or liabilities in the balance sheet. The Group has designated certain of its currency swaps as net investment hedges. The effective portion of the gain or loss on the derivative instrument is reported as a component of OCI and reclassified into net income in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative instrument representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current year net income. All other derivative instruments not designated in an effective hedging relationship are considered economic hedges and their change in fair value is recognized in net income.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

13. Derivative financial instruments continued

During Fiscal 2013, a net fair value gain of $0.3 million (Fiscal 2012: loss of $0.8 million; Fiscal 2011: gain of $3.6 million) in relation to designated net investment hedges was recognized in OCI.

Management does not designate its currency forward contracts as hedging instruments for the purposes of hedge accounting under ASC Topic 815 ‘Derivatives and Hedging’. During Fiscal 2013, a net loss of $0.2 million was recognized in cost of sales on the fair valuation of these currency contracts (Fiscal 2012: gain of $2.1 million; Fiscal 2011: loss of $2.2 million).

The fair value of derivative financial instruments held by the Group was as follows:

	As at December 31, 2013			As at December 31, 2012
	Prepaid expenses and other assets $ million	Other current liabilities $ million	Net $ million	Prepaid expenses and other assets $ million	Other current liabilities $ million	Net $ million
Derivatives designated as hedging instruments
Currency swaps	0.9	(0.1)	0.8	0.1	(0.1)	—
Derivatives not designated as hedging instruments
Currency forward contracts	—	(0.2)	(0.2)	0.5	(0.3)	0.2

	0.9	(0.3)	0.6	0.6	(0.4)	0.2

As at December 31, 2013, the notional principal amount of outstanding foreign exchange contracts that are used to manage the currency profile of the Group’s net assets was $131.8 million (December 31, 2012: $89.9 million).

14. Fair value measurement

A. Fair value hierarchy

ASC Topic 820 ‘Fair Value Measurements and Disclosures’ establishes a hierarchy for the inputs that are used in fair value measurement:

•	‘Level 1’ inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

•	‘Level 2’ inputs are those other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•	‘Level 3’ inputs are not based on observable market data (unobservable inputs).

Assets and liabilities that are measured at fair value are categorized in one of the three levels on the basis of the lowest-level input that is significant to its valuation.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

14. Fair value measurement continued

B. Financial assets and liabilities

The following table summarizes the financial assets and liabilities recorded at fair value as at December 31, 2013 and 2012:

	Carrying amount		Fair value
			Level 1		Level 2		Level 3
	As at December 31, 2013 $ million	As at December 31, 2012 $ million	As at December 31, 2013 $ million	As at December 31, 2012 $ million	As at December 31, 2013 $ million	As at December 31, 2012 $ million	As at December 31, 2013 $ million	As at December 31, 2012 $ million
Assets and liabilities not recorded at fair value
Cash and cash equivalents	338.1	431.3	—	—	338.1	431.3	—	—
Restricted cash	11.7	14.2	—	—	11.7	14.2	—	—
Bank overdrafts	(0.8)	(2.9)	—	—	(0.8)	(2.9)	—	—
Debt, including current portion	(1,718.4)	(1,845.9)	—	—	(1,819.6)	(1,999.2)	—

Recurring fair value measurements
Assets recorded at fair value
Investments — Available-for-sale securities	2.8	1.9	2.8	1.9	—	—	—	—
Derivatives	0.9	0.6	—	—	0.9	0.6	—	—

Liabilities recorded at fair value
Derivatives	(0.3)	(0.4)	—	—	(0.3)	(0.4)	—	—

Valuation and Methodology and Key Inputs

Cash and cash equivalents, restricted cash and bank overdrafts generally attract interest at floating rates. Accordingly, their carrying amounts are considered to approximate to fair value. Due to their short maturities, the carrying amounts of accounts receivable and accounts payable and accrued expenses are also considered to approximate their fair values.

Available-for-sale securities represent equity securities that are traded in an active market and therefore are measured using quoted prices in an active market.

Derivative assets and liabilities represent currency contracts that are valued using discounted cash flow valuation models which use inputs such as prevailing currency exchange rates for the appropriate tenor and applicable credit spreads.

Debt principally comprises borrowings under the Senior Secured Credit Facilities, the 2015 Notes, the Second Lien Notes and other loan notes. Borrowings under the Senior Secured Credit Facilities attract interest at floating rates and their principal amounts are considered to approximate to fair value. The 2015 Notes and the Second Lien Notes are traded securities and their fair value is based on their quoted market prices.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

14. Fair value measurement continued

C. Assets and liabilities measured at fair value on a recurring basis

The following table categorizes the derivative assets and liabilities that are measured at fair value on a recurring basis:

	Quoted prices in active markets (Level 1) $ million	Significant observable inputs (Level 2) $ million	Total $ million
As at December 31, 2013
Available-for-sale securities	2.8	—	2.8
Derivative assets	—	0.9	0.9
Derivative liabilities	—	(0.3)	(0.3)

As at December 31, 2012
Available-for-sale securities	1.9	—	1.9
Derivative assets	—	0.6	0.6
Derivative liabilities	—	(0.4)	(0.4)

We value our derivatives using internal models consistent with those used by a market participant that maximize the use of market observable inputs including forward prices for currencies. Derivative assets and liabilities included in Level 2 represent foreign currency exchange forward and swap contracts.

Transfers between Levels of the Fair Value Hierarchy

During the periods presented, there were no transfers between Levels 1 and 2, and the Group had no assets or liabilities measured at fair value on a recurring basis using Level 3 inputs. However, as described in note 16, certain of the assets held by the Group’s funded defined benefit pension plans are valued on a recurring basis using Level 3 inputs.

D. Assets measured at fair value on a non-recurring basis

Background

The Group has non-recurring fair value measurements related to certain assets, including goodwill, intangible assets, and property, plant, and equipment

There were no significant non-recurring fair value measurements for the years ended December 31, 2013 and 2012.

During 2011, we recorded impairments of goodwill and indefinite lived intangible assets of $30.1 million and $1.0 million respectively. In each case, the fair values fall within Level 3 of the fair value hierarchy described in part A above. Management based the fair value calculations on an income approach. The income approach was based on cash flow forecasts derived from the most recent three-year financial plans approved by the board of directors, in which the principal assumptions were those regarding sales growth rates, selling prices and changes in direct costs.

Cash flows for the years beyond the three-year financial plans for the reporting units to which individually significant amounts of goodwill were allocated were projected to grow at 2% to 2.5% per annum, which rates do not exceed expected long-term growth rates in their respective principal end markets.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

14. Fair value measurement continued

D. Assets measured at fair value on a non-recurring basis (continued)

Management applied discount rates to the resulting cash flow projections that reflect current market assessments of the time value of money and the risks specific to the reporting unit. In each case, the discount rate was determined using a capital asset pricing model. The discount rates used in the impairment tests of goodwill as at December 31, 2013 was in a range of 11.0% to 13.0% (December 31, 2012: in a range of 11.0% to 12.5%)

15. Debt

	As at December 31, 2013			As at December 31, 2012
	Current liabilities $ million	Non-current liabilities $ million	Total $ million	Current liabilities $ million	Non-current liabilities $ million	Total $ million
Carrying amount
Bank overdrafts	0.8	—	0.8	2.9	—	2.9

Bank and other loans:
– Secured	13.8	1,673.3	1,687.1	19.1	1,792.7	1,811.8
– Unsecured	8.8	22.5	31.3	12.0	22.1	34.1

	22.6	1,695.8	1,718.4	31.1	1,814.8	1,845.9

	23.4	1,695.8	1,719.2	34.0	1,814.8	1,848.8

The Group’s secured borrowings are jointly and severally, irrevocably and fully and unconditionally guaranteed by certain of it’s direct and indirect subsidiaries and secured by liens on substantially all of their assets.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

15. Debt continued

The carrying amount of borrowings includes the costs incurred on arrangement and subsequent re-pricings and amendments of the Term Loan A and Term Loan B credit facilities and on the issuance of the Second Lien Notes and subsequent amendments to the indenture governing those notes, which are being amortized to net income over the term of the related borrowings using the effective interest method.

	As at December 31, 2013			As at December 31, 2012
	Current liabilities $ million	Non-current liabilities $ million	Total $ million	Current liabilities $ million	Non-current liabilities $ million	Total $ million
Principal amount
Bank overdrafts	0.8	—	0.8	2.9	—	2.9

Bank and other loans:
– Secured
Term Loan A	12.3	73.9	86.2	12.3	86.4	98.7
Term Loan B	13.7	1,314.9	1,328.6	13.7	1,330.5	1,344.2
Second Lien Notes	—	330.0	330.0	—	445.0	445.0

	26.0	1,718.8	1,744.8	26.0	1,861.9	1,887.9
– Unsecured
2015 Notes	—	21.8	21.8	—	21.3	21.3
Other loan notes	8.3	—	8.3	11.6	—	11.6
Other bank loans	—	0.8	0.8	—	0.8	0.8

	8.3	22.6	30.9	11.6	22.1	33.7

	35.1	1,741.4	1,776.5	40.5	1,884.0	1,924.5

Principal payments due under our financing arrangements over the next five years are as follows:

Total $ million
Years ending December 31:
2014	35.1
2015	109.5
2016	1,301.3
2017	0.2
2018	330.1
Thereafter	0.3

1,776.5

A. Bank loans

The Group has Senior Secured Credit Facilities consisting of a Term Loan A credit facility, a Term Loan B credit facility and a senior secured revolving credit facility (‘Revolver’).

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

15. Debt continued

A. Bank loans (continued)

Term loans

During September 2010, the Group borrowed $300.0 million under the Term Loan A credit facility and $1,700.0 million under the Term Loan B credit facility. The Term Loan A credit facility and the revolving credit facility mature on September 29, 2015 and the Term Loan B credit facility matures on September 29, 2016.

As at December 31, 2013, the principal amount outstanding under Term Loan A was $86.2 million (December 31, 2012: $98.7 million) and that under Term Loan B was $1,328.6 million (December 31, 2012: $1,344.2 million).

Contractual payments

The Term Loan A credit facility is subject to quarterly amortization payments of 2.5% and the Term Loan B credit facility is subject to quarterly amortization payments of 0.25%, in each case based on the original principal amount less certain prepayments with the balance payable on maturity. During Fiscal 2013, the Group made amortization payments of $12.3 million (Fiscal 2012: $16.8 million) against the Term Loan A facility and $13.7 million (Fiscal 2012: $14.6 million) against the Term Loan B facility.

Prepayments using disposal proceeds

If the Group prepays LIBOR rate loans other than at the end of an applicable interest period, it is required to reimburse the lenders for any consequential losses or expenses. The Group must offer to prepay the Term Loan A credit facility and Term Loan B credit facility with net cash proceeds of asset sales, casualty and condemnation events, incurrence of indebtedness (other than indebtedness permitted to be incurred) and a percentage of excess cash flow based on a total leverage to EBITDA ratio, in each case subject to certain exceptions such as reinvestment rights. During Fiscal 2012, the Group disposed of the businesses constituting its Sensors & Valves, Dexter and Air Distribution segments and offered to make prepayments of the debt outstanding under the term loans to the extent of the net cash proceeds received from those asset sales, as determined under the credit agreement. In total, during Fiscal 2012, $36.0 million of the principal amount was prepaid under Term Loan A and $135.5 million of the principal amount was prepaid under Term Loan B to the providers that accepted the offers.

Similarly, during Fiscal 2011, the Group disposed of its Stackpole, Dexter Chassis and Ideal businesses and, in total, $29.6 million of the principal amount was prepaid under Term Loan A and $157.5 million of the principal amount was prepaid under Term Loan B.

Other repayments made against the term loans

The Group may voluntarily prepay loans or reduce commitments under the Senior Secured Credit Facilities, in whole or in part, subject to minimum amounts without premium or penalty, On April 16, 2012, the Group made an optional prepayment at par under Term Loan A of $85.0 million, plus accrued interest thereon. On August 17, 2012 and November 9, 2012, further offers to the lenders were made, for which aggregate acceptances to the value of $1.6 million and $9.4 million were received and paid in respect of Term Loan A and Term Loan B respectively. Similar offers were made in Fiscal 2013, with an aggregate value of $0.2 million and $1.9 million repaid in respect of Term Loan A and Term Loan B, respectively.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

15. Debt continued

A. Bank loans (continued)

Re-pricing of the term loans

Borrowings under the Senior Secured Credit bear interest at a floating rate, which can be either LIBOR plus an applicable margin or, at the Group’s option, a base rate as defined in the credit agreement plus an applicable margin. LIBOR and the base rate are both subject to floors.

Effective January 18, 2013, the Group agreed with the providers of the Senior Secured Credit Facilities a re-pricing of Term Loan A and Term Loan B. For both term loans, the applicable margin for LIBOR was reduced from 3.0% to 2.75% per annum, with LIBOR being subject to a reduced LIBOR floor of 1.0% (previously 1.25%), and the applicable margin for base rate was reduced from 2.0% to 1.75% per annum, with base rate being subject to a reduced base rate floor of 2.0% (previously 2.25%). As at December 31, 2013, borrowings under both Term Loan A and Term Loan B attracted an interest rate of 3.75% per annum. Management considered that the re-pricing did not cause a substantial change in the net present value of the expected future cash flows in relation to the facilities. Accordingly, the Group has recognized neither a gain nor a loss on the re-pricing and recognized the associated costs of $2.0 million as adjustments to the carrying amounts of the borrowings outstanding under the facilities, which will be amortized to net income over the term of the related borrowings using the effective interest method. The next term loan interest rate re-set date is on March 27, 2014.

Other amendments of the term loans

During September 2012, the Group agreed with the providers of the Senior Secured Credit Facilities further amendments to the credit agreement, primarily in relation to the impact on the covenants of the disposal of the Dexter and Air Distribution businesses. The costs of $3.5 million associated with these revisions are included in the other finance expense line in the statement of operations.

Revolver

The revolving credit facility provides for multi-currency revolving loans and letters of credit up to an aggregate principal amount of $300.0 million, with a letter of credit sub-facility of $100.0 million. As at December 31, 2013, there were no drawings for cash under the revolving credit facility but there were letters of credit outstanding amounting to $50.1 million.

Subject to certain conditions, the revolving credit facility may be increased by up to $100.0 million and the Term Loan B credit facility increased by, or new term loan facilities established up to, $400.0 million (less any increase in the revolving credit facility).

As with the term loans, borrowings under the Revolver bear interest at a floating rate, which can be either LIBOR plus an applicable margin or, at the Group’s option, a base rate as defined in the credit agreement plus an applicable margin, and both LIBOR and the base rate are subject to floors. The applicable margin for the Revolver is between 3.75% and 4.25% per annum for LIBOR and 2.75% and 3.25% per annum for base rate depending on a total leverage to EBITDA ratio. LIBOR is subject to a 1.75% floor and base rate is subject to a 2.75% floor. Each letter of credit issued under the Revolver attracts a participation fee equal to the applicable LIBOR margin under the Revolver to the maximum amount available to be drawn and a fronting fee of the greater of 0.25% of the maximum amount available to be drawn and $1,500 per annum. An unused line fee of 0.75% per annum is based on the unused portion of the Revolver (which may decrease to 0.5% per annum based on a total leverage to EBITDA ratio).

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

15. Debt continued

B. Other borrowings

Senior Secured Second Lien Notes (‘the Second Lien Notes’)

As at December 31, 2013, the Group had outstanding $330.0 million (December 31, 2012: $445.0 million) 9% Senior Secured Second Lien Notes (the ‘Second Lien Notes’), which mature on October 1, 2018.

Tender offer

On June 21, 2012, the Group initiated a tender offer to purchase for cash up to $475 million of the principal amount outstanding of the Second Lien Notes. In conjunction with the tender offer, consent was sought from the holders for certain amendments to the Indenture governing the notes, primarily to increase the Group’s capacity to make distribution payments. The offer was fully subscribed and, on July 20, 2012, the Group paid $547.1 million, which included an aggregate premium of $59.2 million and accrued interest of $12.9 million.

Redemption of Second Lien Notes

In accordance with the terms of the Second Lien Notes, prior to October 1, 2013, but not more than once in any 12-month period, the Group may redeem up to 10% of the original aggregate principal amount of the Second Lien Notes at a redemption price of 103% of the principal amount plus accrued and unpaid interest up to but not including the redemption date.

On July 24, 2012, and July 10, 2013, the Group issued notice to the holders of the Second Lien Notes of its intention to exercise this call option in full. The resulting prepayments in Fiscal 2012 and Fiscal 2013 of aggregate principal amounts of $115.0 million in each year, plus the required 3% premium and interest accrued up to the redemption date, were made on September 4, 2012 and September 4, 2013.

In both years, the redemption premium of $3.5 million has been recognized in other finance expense.

Other prepayment options

At any time prior to October 1, 2014, the Group may redeem the Second Lien Notes at its option, in whole at any time or in part from time to time, at 100% of the principal amount thereof plus the greater of (i) 1% of the principal amount and (ii) the excess of the present value at the redemption date of the redemption price as at October 1, 2014 and the required interest payments due from the redemption date to October 1, 2014 (discounted using an appropriate US Treasury Rate plus 50 basis points) over the principal amount, plus accrued and unpaid interest to the redemption date.

On and after October 1, 2014, the Group may redeem the Second Lien Notes, at its option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest to the redemption date:

Redemption price
During the year commencing:
– October 1, 2014	104.50%
– October 1, 2015	102.25%
– October 1, 2016 and thereafter	100.00%

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

15. Debt continued

B. Other borrowings (continued)

In the event of a change of control over the Group, each holder will have the right to require the Group to repurchase all or any part of such holder’s Second Lien Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase, except to the extent that the Group has previously elected to redeem the Second Lien Notes.

2015 Notes

The Group has in issue 6.125% pound sterling notes repayable at par on September 16, 2015 (the ‘2015 Notes’).

The 2015 Notes contain a put option giving the holders the option to put their notes to the relevant issuer at par plus accrued interest in the event of a change of control or certain acquisitions and disposals and, in either case, a ratings downgrade occurring as a result of such transaction.

As at December 31, 2013, the principal amount outstanding of the 2015 Notes was £13.2 million ($21.8 million). As at December 31, 2012, the principal amount outstanding of the 2015 Notes was £13.2 million ($21.3 million).

Loan Note Alternative

The loan notes fall due for repayment, at par, on December 31, 2015. From June 30, 2011 until December 31, 2015, each holder has the right to require full or part repayment, at par, half-yearly on June 30 and December 31 and for this reason these loan notes are classified as current liabilities. At any time on or after six months after the date of issue of the loan notes, the Group may purchase any of the loan notes at any price by tender, private treaty or otherwise.

During Fiscal 2013, holders of loan notes with a principal amount of £2.1 million ($3.5 million) requested repayment. During Fiscal 2012, holders of loan notes with a principal amount of £2.8 million ($4.5 million) requested repayment. As at December 31, 2013, loan notes with a principal amount of £5.1 million ($8.3 million) were still outstanding under the Loan Note Alternative. As at December 31, 2012, loan notes with a principal amount of £7.2 million ($11.6 million) were still outstanding under the Loan Note Alternative.

The loan notes accrue interest at the higher of 0.8% below LIBOR and 0% (to be next re-set on January 2, 2014).

Although the loan notes are unsecured, the Group is required to retain in an escrow account cash equivalent to the nominal amount of the outstanding loan notes.

C. Borrowing covenants

The Group is subject to covenants, representations and warranties in respect of the Senior Secured Credit Facilities including two financial covenants as defined in the credit agreement. Additional terms of the 2011 Credit Agreement require compliance with financial covenants that require the Group to maintain financial ratios related to interest coverage and financial leverage. We were in compliance with all financial covenants under the Credit Agreement, as amended.

Any non-compliance with the borrowing covenants could, if not waived, constitute an event of default and may, in certain circumstances, lead to an acceleration of the maturity of borrowings drawn down and the inability to access committed facilities.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

16. Post-retirement benefits

A. Defined contribution pension plans

The Group provides defined contribution pension benefits in most of the countries in which it operates; in particular, the majority of its employees in the US are entitled to such benefits.

During Fiscal 2013, the expense recognized by the Group in respect of defined contribution pension plans was $20.8 million (Fiscal 2012: $28.9 million; Fiscal 2011: $31.9 million).

B. Defined benefit pension plans

The Group operates defined benefit pension plans in certain of the countries in which it operates, in particular, in the US and UK. Generally, the pension benefits provided under these plans are based on pensionable salary and the period of service of the individual employees. Plan assets are held separately from those of the Group in funds that are under the control of trustees. All of the defined benefit pension plans operated by the Group are closed to new entrants. In addition to the funded defined benefit pension plans, the Group has unfunded defined benefit obligations to certain current and former employees.

Benefit obligation

Changes in the projected benefit obligation in relation to defined benefit pension plans were as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million
Benefit obligation at the beginning of the period	1,159.8	1,136.4
Employer service cost	3.3	3.7
Plan participants contributions	0.1	0.1
Interest cost	43.9	53.5
Net actuarial (gain)/loss	(22.3)	137.3
Benefits paid	(78.5)	(84.5)
Expenses paid from assets	(1.1)	—
Disposal of businesses	—	(104.4)
Curtailments and settlements	(0.9)	—
Inflationary impact	0.1	—
Foreign currency translation	0.5	17.7

Benefit obligation at the end of the period	1,104.9	1,159.8

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

16. Post-retirement benefits continued

B. Defined benefit pension plans (continued)

Changes in plan assets

Changes in the fair value of the assets held by defined benefit pension plans were as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million
Plan assets at the beginning of the period	1,116.5	1,134.7
Actual return on plan assets	17.5	108.2
Employer contributions	22.2	39.2
Plan participants contributions	0.1	0.1
Disposals of businesses	—	(103.1)
Curtailments and settlements	(0.9)	—
Benefits paid	(78.5)	(84.5)
Expenses paid from assets	(1.1)	—
Foreign currency translation	3.0	21.9

Plan assets at the end of the period	1,078.8	1,116.5

Funded status

The net deficit recognized in respect of defined benefit pension plans is presented in the balance sheet as follows:

	As at December 31, 2013 $ million	As at December 31, 2012 $ million
Non-current assets	(42.0)	(30.9)
Current liabilities	3.1	3.2
Non-current liabilities	65.0	71.0

	26.1	43.3

Plans whose projected benefit obligation was in excess of plan assets:
– Aggregate projected benefit obligation	134.0	761.6
– Aggregate plan assets	66.8	695.8

Plans whose accumulated benefit obligation was in excess of the plan assets:
– Aggregate accumulated benefit obligation	128.1	759.0
– Aggregate plan assets	62.1	695.8

Plan assets

The Group’s desired investment objectives for pension plan assets include maintaining an adequate level of diversification to reduce interest rate and market risk, and to provide adequate liquidity to meet immediate and future benefit payment requirements. In the US, the interest rate risk inherent in the Group’s defined benefit pension plan is hedged using a combination of bonds and interest rate swaps. Outside the US, the Group’s defined benefit pension plans target a mix of growth seeking assets, comprising equities, and income generating assets, comprising government and corporate bonds, that is considered by the trustees to be appropriate in the circumstances. Plan assets are rebalanced periodically to maintain target asset allocations.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

16. Post-retirement benefits continued

B. Defined benefit pension plans (continued)

Certain benefit obligations outside the US are matched by insurance contracts.

Investments in equities and fixed income securities are held in pooled investment funds that are managed by investment managers on a passive (or ‘index-tracking’) basis. The trustees ensure that there is no significant concentration of credit risk in any one financial institution.

Plan assets do not include any financial instruments issued by, any property occupied by, or other assets used by the Group or any members of the group headed by Pinafore.

Since December 31, 2012, the Group has sold the equity instruments held by its largest defined benefit pension plan, The Gates Group Retirement Plan, for approximately $331 million and has unwound all of the interest rate swaps. Fixed income instruments have been purchased with the proceeds in order to create an asset portfolio that matches as closely as possible the yield on AA corporate bonds. This has had the effect of both reducing equity risk in the asset portfolio and also improving the extent of the hedge of the liability discount rate.

The fair values of pension plan assets by asset category were as follows:

	As at December 31, 2013				As at December 31, 2012
	Quoted prices in active markets (Level 1) $ million	Significant observable inputs (Level 2) $ million	Significant unobservable inputs (Level 3) $ million	Total $ million	Quoted prices in active markets (Level 1) $ million	Significant observable inputs (Level 2) $ million	Significant unobservable inputs (Level 3) $ million	Total $ million
Public equities	102.9	35.3	—	138.2	150.1	47.9	—	198.0
Fixed income securities:
– Corporate securities	55.6	4.5	—	60.1	33.4	365.2	—	398.6
– Government securities	300.5	489.0	2.8	792.3	492.8	—	—	492.8
– Interest rate swap contracts	—	—	—	—	—	3.4	—	3.4
– Annuities and insurance	—	63.0	10.3	73.3	—	2.2	20.7	22.9
Cash and cash equivalents	12.8	2.1	—	14.9	0.8	—	—	0.8

Total	471.8	593.9	13.1	1,078.8	677.1	418.7	20.7	1,116.5

Investments in equities and bonds held in pooled investment funds are measured at the bid price quoted by the investment managers, which reflect the quoted prices of the underlying securities. Insurance contracts are measured at their surrender value quoted by the insurers. Interest rate derivatives are valued by discounting the related cash flows using prevailing market interest rates. Cash and cash equivalents largely attract floating interest rates.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

16. Post-retirement benefits continued

B. Defined benefit pension plans (continued)

Changes in the fair value of plan assets measured using significant unobservable inputs (level 3) may be analyzed as follows;

	Fiscal 2013 $ million	Fiscal 2012 $ million
Fair value at the beginning of the period	20.7	9.7
Interest earned	0.3	0.6
Unrealized gains in the period	—	0.2
Sales	—	(0.1)
Transfer of assets	(7.2)	10.8
Impact of benefits paid	—	(0.4)
Settlements	(0.9)	(0.2)
Foreign exchange	0.2	0.1

	13.1	20.7

Estimated future contributions and benefit payments

The Group’s funding policy for its defined benefit pension plans is to contribute amounts determined annually on an actuarial basis to provide for current and future benefits in accordance with federal law and other regulations. During Fiscal 2014, the Group expects to contribute approximately $28 million to its defined benefit pension plans.

Benefit payments, reflecting expected future service, are expected to be made by the Group’s defined benefit pension plans as follows:

$ million
Fiscal years:
–2014	73.3
–2015	71.5
–2016	71.1
–2017	69.6
–2018	70.0
– 2019 through 2023	340.4

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

16. Post-retirement benefits continued

B. Defined benefit pension plans (continued)

Net periodic benefit cost

Components of the net periodic benefit cost for defined benefit pension plans relating to both continuing and discontinued operations were as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Employer service cost	3.3	3.7	5.4
Settlement and curtailments	—	(3.9)	(4.0)
Special termination benefits	—	—	0.1
Interest cost	43.9	53.5	58.0
Expected return on plan assets	(47.5)	(70.2)	(69.3)
Amortization of net actuarial loss/(gain)	0.2	(0.4)	(0.1)

Net periodic benefit credit	(0.1)	(17.3)	(9.9)

The net periodic benefit credit was included in the statement of income as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Income from continuing operations	(0.1)	(11.4)	(6.2)
Income from discontinued operations	—	(5.9)	(3.7)

	(0.1)	(17.3)	(9.9)

Other comprehensive income

Changes in plan assets and benefit obligations of defined benefit pension plans recognized in OCI were as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Current year actuarial (loss)/gain	(8.4)	(99.3)	40.2
Amortization of net actuarial loss/(gain)	0.2	(0.4)	(0.1)
Gain recognize due to curtailment	—	(3.9)	(4.0)
Foreign currency translation	(0.6)	1.8	(0.2)

Changes recognized in OCI	(8.8)	(101.8)	35.9

As at December 31, 2013, a loss of $14.4 million (December 31, 2012: $5.6 million; December 31, 2011: gain of $95.2 million), relating to net actuarial losses, was recognized in accumulated other comprehensive loss in respect of post-employment benefits and had not yet been recognized as a component of the net periodic benefit cost.

It is estimated that $0.3 million will be amortized from accumulated other comprehensive loss into net periodic benefit cost during Fiscal 2014.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

16. Post-retirement benefits continued

B. Defined benefit pension plans (continued)

Assumptions

Major assumptions used in determining the benefit obligation and the net periodic benefit cost for defined benefit pension plans are presented in the following table as weighted averages:

	Benefit obligation		Net periodic benefit cost
	As at December 31, 2013	As at December 31, 2012	Fiscal 2013	Fiscal 2012
Discount rate	4.418%	3.962%	3.962%	4.584%
Rate of salary increase	3.410%	3.440%	3.440%	3.805%
Expected return on plan assets	4.849%	4.560%	4.560%	6.600%

In determining the expected return on plan assets, we consider the relative weighting of plan assets, the historical performance of total plan assets and individual asset classes, and economic and other indicators of future performance. Return projections are validated using a simulation model that incorporates yield curves, credit spreads and risk premiums to project long-term prospective returns.

C. Other defined benefit plans

The Group provides other post-employment benefits, principally health and life insurance cover, on an unfunded basis to certain of its employees in the US.

Benefit obligation

Changes in the accumulated benefit obligation in relation to other defined benefit plans were as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million
Benefit obligation at the beginning of the period	115.4	126.4
Employer service cost	0.1	0.1
Settlements and curtailments	—	0.2
Interest cost	4.1	5.6
Actuarial (gain)/loss	(15.2)	2.4
Benefits paid	(7.7)	(11.3)
Disposals	—	(8.9)
Plan amendments	(1.2)	—
Foreign currency translation	(2.4)	0.9

Benefit obligation at the end of the period	93.1	115.4

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

16. Post-retirement benefits continued

C. Other defined benefit plans (continued)

Funded status

The deficit recognized in respect of other defined benefit plans is presented in the balance sheet as follows:

	As at December 31, 2013 $ million	As at December 31, 2012 $ million
Current liabilities	8.2	9.7
Non-current liabilities	84.9	105.7

	93.1	115.4

Estimated future contributions and benefit payments

Contributions are made to the Group’s other defined benefit plans as and when benefits are paid from the plans.

Benefit payments, reflecting expected future service, are expected to be made by the Group’s other defined benefit plans as follows:

$ million
Fiscal years:
–2014	8.4
–2015	8.0
–2016	7.8
–2017	7.6
–2018	7.4
– 2019 through 2023	33.5

Net periodic benefit cost

Components of the net periodic benefit cost for other defined benefit plans were as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Employer service cost	0.1	0.1	0.1
Settlements and curtailments	—	0.2	—
Interest cost	4.1	5.6	6.4

Net periodic benefit cost	4.2	5.9	6.5

The net periodic benefit cost was included in the statement of income as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Income from continuing operations	4.2	5.9	6.2
Income from discontinued operations	—	—	0.3

	4.2	5.9	6.5

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

16. Post-retirement benefits continued

C. Other defined benefit plans (continued)

Other comprehensive income

Changes in the benefit obligation of other defined benefit plans recognized in OCI were as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Current year actuarial gain/(loss)	15.2	(2.1)	(2.0)
Prior service credit	1.2	—	—

Changes recognized in OCI	16.4	(2.1)	(2.0)

As at December 31, 2013, there was a net gain of $22.0 million recognized in accumulated other comprehensive income/(loss) in respect of other post-employment benefits and had not yet been recognized as a component of the net periodic benefit cost (December 31, 2012: $5.6 million; December 31, 2011: $7.7 million).

It is estimated that $1.4 million will be amortized from accumulated other comprehensive income into net periodic benefit cost during Fiscal 2014.

Assumptions

Major assumptions used in determining the benefit obligation and the net periodic benefit cost for other defined benefit plans are presented in the following table as weighted averages:

	Benefit obligation		Net periodic benefit cost
	As at December 31, 2013 $ million	As at December 31, 2012 $ million	Fiscal 2013 $ million	Fiscal 2012 $ million
Discount rate	4.54%	3.75%	3.75%	5.00%
Healthcare cost trend rate:
– Initial trend rate	8.98%	9.44%	9.44%	7.57%
– Ultimate trend rate	4.84%	4.85%	4.85%	4.87%
– Year in which ultimate trend rate is reached	2025	2025	2025	2020

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in the assumed health care cost trend rate as at December 31, 2013 would have the following effects:

	1% point increase $ million	1% point decrease $ million
Increase/(decrease) in the total of service and interest cost	0.4	(0.3)
Increase/(decrease) in the benefit obligation	6.1	(5.2)

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

17. Share-based compensation

A. Background

The Group operates a number of employee share schemes to provide incentives to the Group’s senior executives and other eligible employees.

The financial effect of share-based compensation was as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Net income/(loss)
Share-based compensation expense	(19.5)	(53.0)	(88.8)
Income tax benefit	3.1	10.2	15.3

Net expense recognized in net income/(loss)	(16.4)	(42.8)	(73.5)

Continuing operations	(16.4)	(37.4)	(66.5)
Discontinued operations	–	(5.4)	(7.0)

	(16.4)	(42.8)	(73.5)

Equity
Equity-settled awards:
– Share-based compensation expense	19.5	53.0	88.8
– Income tax benefit	–	–	–

Total expense recognized in equity	19.5	53.0	88.8

B. Share scheme modifications

On December 12, 2012, in anticipation of the return of capital completed on December 18, 2012, certain equitable adjustments were made to awards outstanding under the equity incentive plans to compensate participants for the adverse impact of the return of capital on those awards. These adjustments included the grant of additional awards, adjustments to the calculation of exercise prices and cash compensation. As the grants of additional awards and exercise price adjustments were made in order to preserve the value of awards previously made, there was no change in the fair value of the awards therefore no additional charge has been recognized in respect of those modifications to the equity incentive plans. The cash compensation paid of $22.7 million was recognized within administrative expenses as an employee cost during Fiscal 2012. These adjustments did not result in a change in fair value of the awards.

There were no modifications of employees benefit schemes in 2011 or 2013.

C. Description of the schemes

The specific adjustments made in respect of each type of share-based award is detailed under the relevant heading below.

Variable Options

The Group established an equity incentive plan under which certain of the Group’s executives were granted options to purchase B Shares, named the Variable Options. During Fiscal 2013, the compensation expense recognized in relation to the Variable Options was $13.4 million (Fiscal 2012: $44.6 million; Fiscal 2011: $80.4 million).

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

17. Share-based compensation continued

C. Description of the schemes (continued)

The Variable Options are divided into three tiers with escalating exercise prices which allow the participants to share in the gains of the equity investors in the Company above certain minimum return thresholds.

The first tier options had at their grant date an exercise price equal to the original price at which the Sponsors subscribed for shares in the Group (the ‘Initial Exercise Price’) increasing at a compound rate of 8% per annum until the exercise date, subject to the additional condition that 3.184% of the options may not be exercised unless the fair market value of the underlying shares exceeds the exercise price of the second tier options and 3.409% of the options may not be exercised unless the fair market value of the underlying shares exceeds the exercise price of the third tier options. The second tier options have an exercise price equal to the Initial Exercise Price increasing at a compound rate of 25% per annum until the exercise date (subject, in certain circumstances, to a cap of 2.25 times the Initial Exercise Price), subject to the additional condition that 3.409% of the options may not be exercised unless the fair market value of the underlying shares exceeds the exercise price of the third tier options. The third tier options have an exercise price equal to the Initial Exercise Price increasing at a compound rate of 27.5% per annum until the exercise date (subject, in certain circumstances, to a cap of 2.5 times the Initial Exercise Price).

The Variable Options were granted on 24 September 2010 with 25% vesting immediately on grant, and a further 25% vesting on the anniversary of this date over the following 3 years subject to the participant’s continued employment by the Group on the vesting date.

During Fiscal 2013, an additional 2,612 shares (Fiscal 2012: 1,041 shares) were issued to management on the original terms with the exception that the Initial Exercise Price was increased to $2,185.50 (Fiscal 2012: $2,358.80).

As explained under part B above, during December 2012, certain equitable adjustments were made to the equity incentive plans. The resulting modification made to the Variable Options was to reduce the exercise price of each tier to give effect to the return of capital.The fair value of the Variable Options at their grant date was measured using a Monte Carlo valuation model as follows:

	Fiscal 2013	Fiscal 2012	Fiscal 2011
Fair value:
– First tier	$705	$1,167	$1,500
– Second tier	$546	$931	$1,281
– Third tier	$497	$875	$1,202
Inputs to the model:
– Share price at the grant date	$2,186	$2,359	$2,534
– Exercise prices at the grant date:
Tier I	$2,186	$2,359	$2,534
Tier II	$2,188	$2,611	$2,534
Tier III	$2,337	$2,677	$2,534
– Expected volatility	61.7%	64.6%	83.5%
– Expected option life	5 years	5 years	5 years
– Risk-free interest rate	0.59%	1.25%	1.37%
– Expected dividends	nil	nil	nil

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

17. Share-based compensation continued

C. Description of the schemes (continued)

The Monte Carlo valuation model simulates the share price on the exercise date assuming the share price follows geometric Brownian motion. Based on the simulated share price, the model calculates the exercise price in accordance with the rules of the scheme and applies the discount factor to the resulting simulated payoff on exercise of the option. The model is run for a large number of simulations and the fair value of the option is determined as the average payoff on exercise of the option over those simulations.

The Group is unlisted but it was considered that Tomkins plc (the Group’s predecessor prior to the acquisition by the Company) was a similar listed entity. Expected volatility of the price of the B Shares was therefore determined using the Merton model based on the historical volatility of the market price of Tomkins plc’s ordinary shares over the expected life of the options having made adjustments to reflect the higher leverage ratio of the Group compared with that of Tomkins plc.

The expected life of the options reflects the effects of non-transferability, exercise restrictions and behavioral considerations.

Variable Options continued

Details of the Variable Options outstanding as at December 31, 2013 were as follows:

	Fiscal 2013		Fiscal 2012		Fiscal 2011
	Options Number	Weighted Average Exercise Price $	Options Number	Weighted Average Exercise Price $	Options Number	Weighted Average Exercise Price $
Outstanding at the beginning of the period
– First tier	115,708	$1,272	111,831	$2,148	113,034	$2,002
– Second tier	38,564	$2,186	37,273	$2,534	37,674	$2,072
– Third tier	38,563	$2,336	37,284	$2,591	37,685	$2,082

	192,835	$1,668	186,388	$2,314	188,393	$2,033
Movements during the period
Granted during the period:
– First tier	1,568	$1,270	4,223	$2,359	643	$2,534
– Second tier	522	$2,188	1,409	$2,611	215	$2,534
– Third tier	522	$2,337	1,409	$2,677	215	$2,534
Forfeited during the period:
– First tier	—	—	(346)	$2,255	(1,846)	$2,146
– Second tier	—	—	(118)	$2,925	(616)	$2,534
– Third tier	—	—	(130)	$3,028	(616)	$2,591

Outstanding at the end of the period
– First tier	117,276	$1,383	115,708	$1,272	111,831	$2,148
– Second tier	39,086	$2,733	38,564	$2,186	37,273	$2,534
– Third tier	39,085	$2,978	38,563	$2,336	37,284	$2,591

	195,447	$1,972	192,835	$1,668	186,388	$2,314

Exercisable at the end of the period	195,447	$1,972	145,919	$1,680	89,361	$2,320

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

17. Share-based compensation continued

C. Description of the schemes (continued)

No options were exercised during any of the periods presented.

All of the options were exercisable as at December 31, 2013. If the Variable Options remain outstanding but unexercised, they will expire on the tenth anniversary of the grant date. As at December 31, 2013, the Variable Options had a remaining contractual life of 6.75 years.

Options that were exercisable as at December 31, 2013 had a weighted average exercise price of $1,972.

Replacement Options

Replacement Options over 17,640 B Shares were granted to participating executives. Each Replacement Option has a nominal exercise price and vested immediately on grant. As such, the Replacement Options had a fair value at their grant date that was equal to the fair value of the vested awards under the plan that they replaced, which was the equivalent of the offer price of 325 pence per ordinary share in Tomkins plc. Accordingly, the fair value of the Replacement Options granted, which amounted to $34.9 million, was recognized by the Group as part of the consideration paid to acquire Tomkins plc and no further expense was recorded in the years presented.

No Replacement Options were issued or settled during Fiscal 2013 or Fiscal 2012. As at December 31, 2013, Replacement Options over 16,978 B Shares remained outstanding. If these Replacement Options remain outstanding but unexercised, they will expire on the tenth anniversary of the grant date. As at December 31, 2013, the Replacement Options had a remaining contractual life of 6.75 years.

As explained under part B above, during December 2012, certain equitable adjustments were made to the equity incentive plans. No amendments were made to the number of outstanding Replacement Options, or to the terms of those options. Instead, it was decided that a cash payment of $22.7 million was to be paid to holders of the Replacement Options to compensate them for the adverse impact of the return of capital on those awards. This compensation was recognized within administrative expenses for Fiscal 2012 as an employee cost.

Retention Awards

Following the acquisition of Tomkins plc, awards over 3,647 B Shares, named the Retention Awards, were granted to certain executives. During Fiscal 2013, the compensation expense recognized in relation to the Retention Awards was $0.4 million (Fiscal 2012: $1.4 million; Fiscal 2011: $4.5 million).

Retention Awards are rights to receive shares (or their cash equivalent at the sole discretion of the Group) that normally become vested as to one-third of the award on the first three anniversaries of the grant date on 24 September 2010 subject to the participant’s continuing employment by the Group at the vesting date (or, if not so employed, if the holder dies, has his or her employment terminated due to disability or without cause or resigns for good reason). Vesting will be accelerated in the event of a change of control or a liquidity event while the participant is still employed by the Group.

On the principal assumption that there will be no dividend payments during the vesting period, the fair value on the grant date of the Retention Awards was $1,966.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

17. Share-based compensation continued

C. Description of the schemes (continued)

Movements in the number of awards during Fiscal 2013 may be analyzed as follows:

	Fiscal 2013	Fiscal 2012
	Options Number	Options Number
Outstanding at the beginning of the period	5,267	3,647
Forfeited during the period	—	(349)
Additional units issued as a result of the return of capital	—	1,969

Outstanding at the end of the period	5,267	5,267

As explained under part B above, during December 2012, certain equitable adjustments were made to the equity incentive plans. Participants were awarded additional retention units, with the same terms and conditions of the original awards, based on a ratio of the fair market value per B Share of $2,849.90 and the per share value of the return of capital of $1,068.56. In total, 1,969 such additional units were granted to participants. These adjustments did not result in a change in fair value of the awards and no additional compensation expense was recognized.

Annual Bonus Incentive Plan (‘ABIP’)

Certain executives participate in the ABIP under which each participant receives a bonus which represents a percentage of the ‘bonusable profit’ of the business for which he or she had responsibility. Bonuses are determined based on bonusable profit for the calendar year. Interim payments are made quarterly in June, September and December based on 75% of bonusable profit for the year to date and the balance of the bonus for the year is paid in March of the following year. Senior participants normally receive their bonus as to four-sevenths in cash, one seventh in Bonus Shares and two-sevenths in Deferred Share Rights. Other participants normally receive their bonus as to three-quarters in cash, one twelfth in Bonus Shares and one sixth in Deferred Share Rights. Bonus shares vest immediately on grant. Dividends are paid on the Bonus Shares. Deferred awards do not vest until three years after the end of the quarter to which the bonus relates, subject to the participant’s continuing employment by the Group at the vesting date. If the participant ceases to be employed by the Group, the deferred awards vest on a pro-rata basis. Dividends are not paid on the Deferred Share Rights until they have vested.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

17. Share-based compensation continued

C. Description of the schemes (continued)

Movements in the number of awards during Fiscal 2013 may be analyzed as follows:

	Fiscal 2013		Fiscal 2012
	Bonus Shares Number	Deferred Share Rights Number	Bonus Shares Number	Deferred Share Rights Number
Outstanding at the beginning of the period	1,486	5,950	852	1,704
New awards issued during the period in respect of the prior period	422	844	520	1,043
New awards issued during the period in respect of the current period	528	1,052	725	1,718
Awards settled during the period	(339)	(887)	(611)	(235)
Awards forfeited during the period	—	(354)	—	(500)
Additional units issued as a result of the return of capital	—	—	—	2,220

Outstanding at the end of the period	2,097	6,605	1,486	5,950

In addition to the awards issued in the table above, 289 B Shares, representing the share element of the bonuses earned under ABIP during the fourth quarter of Fiscal 2013, had not yet been issued as at December 31, 2013.

During Fiscal 2013, primarily as a result of the business and executive severance and reorganization in North America, the Group bought back a total of 339 Bonus Shares from ABIP participants and settled 887 Deferred Share Rights at their respective fair values on the dates of settlement. A further 354 Deferred Share Rights were forfeited during the period.

As a result of the disposal of businesses during Fiscal 2012 and executive restructurings, 611 Bonus Shares were bought back from ABIP participants by Holdings, 500 Deferred Share Rights were forfeited during the period and a further 235 Deferred Share Rights were settled at their respective fair values on the dates of settlement. In addition, certain executives of businesses in the Air Distribution segment retained a total of 760 Deferred Share Rights, with no changes to the terms or vesting conditions. As no future benefit will accrue to the Group from the services of these executives, the remaining unrecognized charge in relation to these awards was recognized in full in Fiscal 2012. During Fiscal 2013, a total of 255 of these awards were settled or forfeited as a result of executives of the former Air Distribution segment leaving those businesses during Fiscal 2013. These settlements and forfeitures are included in the table above.

The fair value of awards made under the ABIP was measured based on the internal valuations of the Group’s B Shares on the respective dates of the awards. The weighted average fair value of awards made under these schemes during Fiscal 2013 was $2,259.05 per share (Fiscal 2012: $2,511.89; Fiscal 2011: $2,395.10). The compensation expense recognized during Fiscal 2013 in relation to these awards was $5.7 million (Fiscal 2012: $7.0 million, of which $1.5 million related to the accelerated recognition of the charge in relation to the Deferred Share Rights retained by Air Distribution executives; Fiscal 2011: $3.9 million).

As explained under part B above, during December 2012, certain equitable adjustments were made to the equity incentive plans. Participants were awarded additional awards, with the same terms and conditions of the original

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

17. Share-based compensation continued

C. Description of the schemes (continued)

awards, based on a ratio of the fair market value per B Share of $2,849.90 and the per share value of the return of capital of $1,068.56. In total, 2,220 such additional units were granted to participants. These adjustments did not result in a change in fair value of the awards and no additional compensation expense was recognized.

Other legacy schemes

While most of the awards and options that were outstanding under the employee share schemes that were operated by Tomkins plc were exercised, settled or replaced at the time of its acquisition by the Group, there remained outstanding a number of options over ordinary shares in Tomkins plc that had vested but had not been exercised by the option holders. Under the terms of the acquisition agreement, these options remain exercisable in accordance with the rules of the relevant schemes. Accordingly, they are recognized by the Group as non-controlling interests in Tomkins plc measured at their fair value at the acquisition date.

During Fiscal 2011, the majority of the outstanding options over shares in Tomkins plc were exercised and the Group accordingly purchased $13.1 million of the non-controlling interest. The remaining options expired during Fiscal 2012.

Movements in the number of options outstanding were as follows:

	Fiscal 2012
	Options Number	Weighted average exercise price Pence
As at the beginning of the period	61,000	254p
Exercised	—	—
Expired	(61,000)	254p

As at the end of the period	—	—

Exercisable as at the end of the period	—	—

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

18. Other Liabilities

Other liabilities consisted of the following:

	As at December 31, 2013 $ million	As at December 31, 2012 $ million
Restructuring costs	11.0	7.0
Environmental remediation	6.7	7.2
Workers’ compensation	12.8	11.2
Warranty accrual	12.8	12.3
Product liability	10.6	14.2
Indemnified uncertain tax liabilities	12.2	16.6
Other liabilities	3.1	3.2

Balance at the end of the period	69.2	71.7

Other liabilities per the above table consist primarily of legal and insurance accruals.

Other liabilities are presented in the Group’s balance sheet within other current liabilities and other non-current liabilities as follows:

	As at December 31, 2013 $ million	As at December 31, 2012 $ million
– Current liabilities	48.1	45.7
– Non-current liabilities	21.1	26.0

	69.2	71.7

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

18. Other Liabilities continued

Movements in restructuring, warranty and product liability accruals were as follows:

	Restructuring accruals $ million	Warranty accruals $ million	Product liability accruals $ million
As at December 31, 2010	27.8	12.2	21.1
Charge for the period	5.2	10.3	9.5
Utilized during the period	(13.9)	(8.7)	(12.5)
Released during the period	(11.9)	(1.3)	(0.1)
Disposal of subsidiaries	(0.8)	(0.6)	—
Foreign currency translation	0.5	(0.1)	(1.4)

As at December 31, 2011	6.9	11.8	16.6
Charge for the period	10.2	18.8	8.1
Utilized during the period	(8.6)	(12.4)	(8.1)
Released during the period	(1.5)	(1.1)	(0.8)
Disposal of subsidiaries	(0.1)	(5.1)	(1.7)
Foreign currency translation	0.1	0.3	0.1

As at December 31, 2012	7.0	12.3	14.2
Charge for the period	15.8	9.9	1.5
Utilized during the period	(10.6)	(9.0)	(5.1)
Released during the period	(1.2)	(0.4)	—

As at December 31, 2013	11.0	12.8	10.6

Restructuring costs

The Group has undertaken various restructuring activities to streamline its operations, consolidate and take advantage of available capacity and resources, and ultimately achieve net cost reductions. Restructuring activities include efforts to integrate and rationalize the Group’s businesses and to relocate manufacturing operations to lower cost locations. A majority of the accrual for restructuring costs is expected to be utilized during 2014.

During Fiscal 2013 restructuring costs of $24.9 million were recognized in the statement of operations, including $11.2 million in respect of the closure of our facility in Ashe County, North Carolina. This project is expected to be largely completed during the first quarter of 2014, with production transferred to our Siloam Springs, Arkansas and Toluca, Mexico facilities, enhancing our overall efficiency. Restructuring costs for Fiscal 2013 also include $5.2 million in relation to the planned closure of the London corporate center and the transfer of the majority of those functions to the Group’s corporate headquarters in Denver, Colorado. An additional $5.0 million has been recognized during the year in respect of business and executive severance and reorganization costs, largely in Gates North America.

During Fiscal 2012, the Group recognized restructuring costs of $26.9 million in relation to continuing operations, of which $11.3 million related to Project Sierra, an initiative that focused on identifying and implementing cost reduction opportunities and efficiency improvements across the Gates businesses. A further $5.1 million, comprising primarily of severance costs, was incurred on business and executive reorganization in North America. Also during Fiscal 2012, costs of $5.6 million were incurred in relation to the closure of the Charleston plant within Gates North America.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

18. Other Liabilities continued

During Fiscal 2011, the Group recognized restructuring costs of $48.2 million in continuing operations, principally in relation to Project Sierra. In addition, $5.8 million of the total costs were recognized in relation to severance costs due to reorganizations across the Gates businesses and in the Corporate segment.

Restructuring costs recognized in the statement of operations for each segment:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Continuing operations
Gates:
– Gates North America	(16.3)	(17.8)	(26.8)
– Gates EMEA	(0.7)	(1.6)	(11.0)
– Gates APAC	(0.2)	(5.4)	(3.9)
– Gates South America	(0.6)	(1.4)	(2.5)
Aquatic	(0.1)	(0.7)	0.1
Corporate	(7.0)	—	(4.1)

Total continuing operations	(24.9)	(26.9)	(48.2)

Warranty accruals

An accrual is made for warranty claims on various products depending on specific market expectations and the type of product. These estimates are established using historical information on the nature, frequency and average cost of warranty claims. The majority of the warranty accruals are expected to be utilized during 2014 and 2015, with the remainder estimated to be utilized within the next five years.

An accrual is made for the cost of product recalls if management considers it probable that it will be necessary to recall a specific product and the amount can be reasonably estimated.

Product liability accruals

An accrual is made for the expected costs and liabilities in relation to product liability claims. In establishing such accruals the Group takes into account the relevant facts and circumstances of each matter and considers the advice of its legal and other professional advisers. The ultimate liability for potential claims may be dependent upon the discovery of facts that are currently uncertain, the outcome of litigation proceedings and possible settlement negotiations. The accrual for product liability claims is expected to largely be utilized during 2014.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

19. Acquisitions

A. Description and financial effect of acquisitions

Fiscal 2013

No acquisitions were completed during Fiscal 2013.

Fiscal 2012

On August 29, 2012, the Group acquired the remaining 50% of its associate, Caryaire Air Systems Components Private Limited (‘Caryaire’) for a cash consideration of $1.3 million. No goodwill was recognized in respect of this acquisition as the purchase consideration approximated to the fair value of the acquired net assets at the acquisition date. At the time of the acquisition, the Group’s interest in Caryaire was included in assets held for sale, as part of the Air Distribution segment. On November 9, 2012, the Group disposed of its interest in Caryaire as part of the disposal of its Air Distribution businesses (see note 6).

The financial effect of the Caryaire acquisition was insignificant to the Group. As Caryaire was included in assets held for sale from the time it was acquired, the acquisition did not contribute towards sales or net income of the Group’s continuing operations.

There were no acquisition-related costs recognized in Fiscal 2012.

Fiscal 2011

On October 31, 2011, the Group finalized the acquisition of the assets of Du-Tex, Inc., (‘Du-Tex’) a Texas-based distributor of products and services to the oil and gas industry. The assets were purchased for a cash consideration of $26.7 million. Goodwill of $8.2 million was recognized on this acquisition. Du-Tex was acquired to increase the Group’s exposure to the high-growth oil and gas exploration market, and the goodwill recognized reflects the expected benefits from the increased exposure to this market made possible by the acquisition. Goodwill was assigned to the Gates North America segment only. For income tax purposes, the full amount of goodwill is deductible.

The financial effect of the Du-Tex acquisition was as follows:

Fiscal 2011 $ million
Net assets acquired
Identifiable intangible assets	14.8
Property, plant and equipment	0.8
Inventories	1.7
Trade and other receivables:	2.3
Trade and other payables	(0.9)
Deferred tax liabilities	(0.2)

18.5

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

19. Acquisitions continued

A. Description and financial effect of acquisitions (continued)

Goodwill recognized was as follows:

Fiscal 2011 $ million
Consideration	26.7
Net assets acquired	(18.5)

Goodwill	8.2

Net sales for Fiscal 2011 included $3.0 million contributed by Du-Tex since the date of its acquisition and Du-Tex’s net sales during Fiscal 2012 and Fiscal 2013 were $20.1 million and $22.8 million respectively. Net income for Fiscal 2011 included income of $0.3 million contributed by Du-Tex since the date of its acquisition and its net income during Fiscal 2012 and Fiscal 2013 was $1.6 million and $0.7 million respectively.

If Du-Tex had been acquired at the beginning of Fiscal 2011, it is estimated that the Group’s net sales from continuing operations would have been $17.9 million higher at $3,078.6 million, and its net income from continuing operations would have been $1.9 million higher at $89.5 million.

During Fiscal 2011, acquisition-related costs of $0.6 million were recognized within selling, general and administrative expenses.

B. Net cash outflow on acquisitions

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Cash consideration paid on current period acquisitions	—	1.3	26.1
Net cash and cash equivalents acquired	—	(0.2)	—
Additional consideration paid in respect of prior period acquisitions	—	0.6	—
Deferred consideration paid in respect of prior period acquisitions	0.3	0.3	3.5

Purchase of subsidiaries, net of cash acquired	0.3	2.0	29.6

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

20. Analysis of accumulated other comprehensive (loss)/income

Changes in accumulated other comprehensive income by component (net of tax) are as follows:

	Available-for- sale reserve $ million	Post- retirement benefit $ million	Currency translation reserve $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
Fiscal 2011
Balance at January 1, 2011	—	51.9	28.4	80.3	8.5	88.8

Foreign currency translation:
– Net translation (loss)/gain on foreign operations, net of tax benefit of $2.9 million	—	—	(65.9)	(65.9)	8.5	(57.4)
– Gain on net investment hedges, net of tax of $0.8 million	—	—	2.8	2.8	—	2.8
– Reclassification of realized translation gain to net income	—	—	(1.2)	(1.2)	—	(1.2)

	—	—	(64.3)	(64.3)	8.5	(55.8)
Available-for-sale investments
– Net unrealized loss, net of tax benefit of $0.1 million	(0.1)	—	—	(0.1)	(0.2)	(0.3)

	(0.1)	—	—	(0.1)	(0.2)	(0.3)
Post-retirement benefits:
– Net experience gain/(loss), net of tax of $13.4 million	—	22.1	—	22.1	(0.6)	21.5
– Reclassification of experience gain to net income, net of tax benefit of $0.3 million	—	(0.7)	—	(0.7)	—	(0.7)

	—	21.4	—	21.4	(0.6)	20.8

Other comprehensive (loss)/income	(0.1)	21.4	(64.3)	(43.0)	7.7	(35.3)

Balance at December 31, 2011	(0.1)	73.3	(35.9)	37.3	16.2	53.5

	Available-for- sale reserve $ million	Post- retirement benefit $ million	Currency translation reserve $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
Fiscal 2012
Balance at January 1, 2012	(0.1)	73.3	(35.9)	37.3	16.2	53.5

Foreign currency translation:
– Net translation gain/(loss) on foreign operations, net of tax of $3.5 million	—	—	46.1	46.1	(2.9)	43.2
– Gain on net investment hedges, net of tax benefit of $1.8 million	—	—	1.0	1.0	—	1.0
– Reclassification of realized translation gain to net income	—	—	(3.3)	(3.3)	—	(3.3)

	—	—	43.8	43.8	(2.9)	40.9
Available-for-sale investments
– Net unrealized gain, net of tax charge of $0.2 million	0.1	—	—	0.1	0.2	0.3

	0.1	—	—	0.1	0.2	0.3
Post-retirement benefits:
– Net experience (loss)/gain, net of tax benefit of $25.4 million	—	(74.9)	—	(74.9)	0.4	(74.5)
– Reclassification of experience gain to net income, net of tax benefit of $1.5 million	—	(2.5)	—	(2.5)	—	(2.5)

	—	(77.4)	—	(77.4)	0.4	(77.0)

Other comprehensive income/(loss)	0.1	(77.4)	43.8	(33.5)	(2.3)	(35.8)

Balance at December 31, 2012	—	(4.1)	7.9	3.8	13.9	17.7

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

20. Analysis of accumulated other comprehensive (loss)/income continued

	Available- for-sale reserve $ million	Post- retirement benefit $ million	Currency translation reserve $ million	Total shareholders’ equity $ million	Non- controlling interests $ million	Total equity $ million
Fiscal 2013
Balance at January 1, 2013	—	(4.1)	7.9	3.8	13.9	17.7

Foreign currency translation:
– Net translation loss on foreign operations, net of tax of $3.0 million	—	—	(39.3)	(39.3)	(11.0)	(50.3)
– Gain on net investment hedges, net of tax benefit of $1.1 million	—	—	1.4	1.4	—	1.4
– Reclassification of realized translation gain to net income	—	—	—	—	—	—

	—	—	(37.9)	(37.9)	(11.0)	(48.9)
Available-for-sale investments
– Net unrealized gain, net of tax charge of $0.4 million	0.6	—	—	0.6	0.3	0.9

	0.6	—	—	0.6	0.3	0.9
Post-retirement benefits:
– Net experience gain, net of tax of $5.9 million	—	0.7	—	0.7	0.7	1.4
– Reclassification of experience loss to net income, net of tax of $0.1 million	—	0.2	—	0.2	—	0.2

	—	0.9	—	0.9	0.7	1.6

Other comprehensive income/(loss)	0.6	0.9	(37.9)	(36.4)	(10.0)	(46.4)

Balance at December 31, 2013	0.6	(3.2)	(30.0)	(32.6)	3.9	(28.7)

21. Related party transactions

Transactions between Group companies, which are related parties, have been eliminated on consolidation and, therefore, are not required to be disclosed in these consolidated financial statements. Details of transactions between the Group and other related parties are disclosed below.

A. Entities controlled by the members of Pinafore Coöperatief U.A.

Onex Partners Manager LP

On September 27, 2010, Onex Partners Manager LP entered into a management services agreement pursuant to which it provides Gates Acquisitions Limited, a subsidiary of the Group, with advisory, consulting and other services in relation to the operations of Gates Acquisitions Limited and its subsidiaries including strategic planning, marketing and financial oversight. In consideration of these oversight services, Gates Acquisitions Limited has agreed to pay Onex Partners Manager LP (or such other party as is designated by Onex Partners Manager LP) a fee of $1.8 million per annum plus reasonable out-of-pocket expenses. During Fiscal 2013, Gates Acquisitions Limited incurred $1.9 million (Fiscal 2012: $2.0 million; Fiscal 2011: $2.2 million) in respect of these oversight services and out-of-pocket expenses, of which there was no amount still owing at the year end (December 31, 2012: $0.4 million prepaid; December 31, 20111: $0.1m still owing).

It was further acknowledged and agreed that, from time to time, Onex Partners Manager LP may be requested to provide consulting and other services to Gates Acquisitions Limited, including in relation to acquisitions and disposals or the sale of debt or equity interests in or any similar financing transactions. During Fiscal 2013, there were no amounts payable in respect of such additional services (Fiscal 2012: $nil; Fiscal 2011: $nil).

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

21. Related party transactions continued

A. Entities controlled by the members of Pinafore Coöperatief U.A. (continued)

CPPIB Equity Investments Inc.

On September 27, 2010, CPPIB Equity Investments Inc. entered into a management services agreement pursuant to which it provides Gates Acquisitions Limited with advisory, consulting and other services in relation to the operations of Gates Acquisitions Limited and its subsidiaries including strategic planning, marketing and financial oversight. In consideration of these oversight services, Gates Acquisitions Limited has agreed to pay CPPIB Equity Investments Inc. (or such other party as is designated by CPPIB Equity Investments Inc.) a fee of $1.2 million per annum plus reasonable out-of-pocket expenses. During Fiscal 2013, Gates Acquisitions Limited accrued and paid $1.2 million (Fiscal 2012: accrued and paid $1.2 million; Fiscal 2011: accrued and paid $1.2 million) in respect of these oversight services and out-of-pocket expenses.

It was further acknowledged and agreed that, from time to time, CPPIB Equity Investments Inc. may be requested to provide consulting and other services to Gates Acquisitions Limited, including in relation to acquisitions and disposals or the sale of debt or equity interests in or any similar financing transactions. During Fiscal 2013, there were no amounts payable in respect of such additional services (Fiscal 2012: $nil; Fiscal 2011: $nil).

On November 9, 2012, the Group sold the businesses comprising its Air Distribution segment to CPPIB for a cash consideration of $1,123.1 million (subject to certain customary post-closing adjustments). Further information regarding this disposal is provided in note 6.

B. Equity method investees

Sales to and purchases from equity method investees were as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Sales	4.0	3.7	4.9
Purchases	(12.4)	(12.8)	(13.4)

Amounts outstanding in respect of these transactions were as follows:

	As at December 31, 2013 $ million	As at December 31, 2012 $ million
Receivables	0.1	0.1
Payables	(0.4)	(0.9)

C. Non-Group entities controlled by non-controlling shareholders

Sales to and purchases from non-Group entities controlled by non-controlling shareholders were as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Sales	45.9	52.4	64.7
Purchases	(30.7)	(37.8)	(46.6)

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

21. Related party transactions continued

C. Non-Group entities controlled by non-controlling shareholders (continued)

Amounts outstanding in respect of these transactions were as follows:

	As at December 31, 2013 $ million	As at December 31, 2012 $ million
Receivables	3.6	3.2
Payables	(1.2)	(1.4)

D. Other related parties

J.M. Koch

Koch Filter Corporation, a wholly-owned subsidiary of the Group up until its disposal in November 2012, is party to a five-year lease of a storage building which is owned by J.M. Koch, the father of two executive officers at Koch. During Fiscal 2011, both executives left the group, and the related party relationship therefore ceased to exist. During the period of Fiscal 2011 that the executives were in office, Koch made rental payments of $84,000 under the lease agreement.

22. Commitments

Leases

Future minimum lease payments under operating and capital leases that had initial or remaining non-cancelable lease terms in excess of one year as at December 31, 2013 were as follows:

	Operating $ million	Capital $ million	Total $ million
Fiscal year
2014	33.4	0.4	33.8
2015	23.7	0.4	24.1
2016	20.8	0.4	21.2
2017	14.2	0.4	14.6
2018	10.3	0.4	10.7
Thereafter	22.2	1.5	23.7

Total minimum payments	124.6	3.5	128.1

Minimum payments have not been reduced by minimum sublease rental income of $9.9 million due in the future under non-cancelable subleases.

The rental expense recognized in respect of assets held under operating leases for total operations was as follows:

	Fiscal 2013 $ million	Fiscal 2012 $ million	Fiscal 2011 $ million
Minimum payments	40.9	52.4	54.8
Less: Sublease rentals	(3.2)	(2.9)	(2.5)

	37.7	49.5	52.3

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

22. Commitments continued

No arrangements have been entered into for contingent rental payments.

B. Capital commitments

As at December 31, 2013, the Group had entered into contractual commitments for the purchase of property, plant and equipment amounting to $18.9 million (December 31, 2012: $8.2 million) and for the purchase of non-integral computer software amounting to $2.5 million (December 31, 2012: $1.9 million).

C. Unused letters of credit

As at December 31, 2013, the Group had a committed revolving credit facility of $300.0 million that expires on September 29, 2015, which was undrawn for cash but against which there were outstanding letters of credit amounting to $50.1 million (December 31, 2012: $55.6 million).

D. Company–owned life insurance policies

The Group is the beneficiary of a number of corporate-owned life assurance policies against which it borrows from the relevant life assurance company. As at December 31, 2013, the surrender value of the policies was $849.3 million (December 31, 2012: $785.8 million) and the amount outstanding on the related loans was $847.4 million (December 31, 2012: $783.9 million). For accounting purposes, these amounts are offset and the net receivable of $1.9 million (December 31, 2012: $1.9 million) is included in other receivables.

23. Contingencies

The Group is, from time to time, party to legal proceedings and claims, which arise in the ordinary course of business, including, in Brazil, ongoing litigation with the State of Sao Paulo Tax Department in respect of tax paid, totaling approximately $26 million (including penalties and interest). Although the affected Group business has been sold as part of the Schrader disposal (see note 6), under the terms of the sale agreement the Group has provided an indemnity in respect of this litigation. Based on the success of work to date, and legal advice received, management is of the opinion that the Group is able to rigorously defend its position against virtually all of this particular claim, plus the associated penalty and interest.

The Group is also, from time to time, party to legal proceedings and claims in respect of environmental obligations, product liability, intellectual property and other matters which arise in the ordinary course of business and against which management believes the Group has meritorious defenses available.

While it is not possible to quantify the financial impact or predict the outcome of all pending claims and litigation, management does not anticipate that the outcome of any other current proceedings or known claims, either individually or in aggregate, will affect the Group’s financial position, results of operations or cash flows.

24. Subsequent events

On January 30, 2014, the Group acquired wire braid hydraulic hose manufacturing assets from DRC Rubber Industry and Trade Joint Stock Company in Turkey for a total cash consideration of $7.2 million.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

25. Condensed consolidating financial information

The Senior Secured Credit Facilities and the Second Lien Notes were issued by Gates Investments, Inc. (formerly Tomkins, Inc.) and Gates Investments, LLC (formerly Tomkins, LLC) (‘the Issuers’), which are both 100%-owned subsidiaries of the Group, and are jointly and severally, irrevocably and fully and unconditionally guaranteed including certain other of the Group’s 100%-owned subsidiaries (‘the Guarantors’).

Supplemental condensed consolidating financial information is presented below comprising the Group’s statements of operations, statements of comprehensive income and cash flow statements for Fiscal 2013, Fiscal 2012, and Fiscal 2011, and its balance sheets as at December 31, 2013 and December 31, 2012, showing the amounts attributable to the Company, the Issuers and those of its other subsidiaries that were Guarantors separately from the amounts attributable to those of its subsidiaries that were not Guarantors. The condensed consolidating financial information is prepared in accordance with US GAAP, except that investments in subsidiaries are accounted for by their parent company under the equity method of accounting. Under the equity method of accounting, the parent company’s statement of operations includes on one line its share of the net income of its subsidiary undertakings and the parent company’s balance sheet includes on one line its share of the net assets of its subsidiary undertakings.

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

25. Condensed consolidating financial information continued

A. Consolidated statement of operations

Fiscal 2013	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Net sales	—	—	1,905.1	1,921.4	(746.6)	3,079.9
Cost of sales	—	—	(1,290.5)	(1,377.2)	746.1	(1,921.6)

Gross profit	—	—	614.6	544.2	(0.5)	1,158.3
Selling, general and administrative expenses	(1.9)	(1.5)	(521.4)	(315.8)	—	(840.6)
Impairments of goodwill and other assets	—	—	(2.1)	—	—	(2.1)
Restructuring expenses	—	—	(21.6)	(3.3)	—	(24.9)
Other operating income/(expense)	—	—	2.1	(1.0)	—	1.1

Operating (loss)/income from continuing operations	(1.9)	(1.5)	71.6	224.1	(0.5)	291.8
Interest income	0.2	108.2	70.0	10.3	(186.6)	2.1
Interest expense	(57.1)	(119.5)	(126.3)	(7.8)	186.6	(124.1)
Other finance (expense)/income	—	(3.4)	3.7	(1.2)	1.3	0.4

Income/(loss) from continuing operations before taxes and equity in net income of equity method investees	(58.8)	(16.2)	19.0	225.4	0.8	170.2
Income tax benefit/(expense)	—	—	(9.0)	(46.9)	0.2	(55.7)
Equity in net income of equity method investees, net of tax	—	—	—	0.3	—	0.3
Income from investment in other group companies, net of tax	145.3	—	135.0	—	(280.3)	—

Net income/(loss) from continuing operations	86.5	(16.2)	145.0	178.8	(279.3)	114.8
Loss from discontinued operations, net of tax		—	—	(0.9)	—	(0.9)
Gain on disposal of discontinued operations, net of tax	—	—	0.3	0.7	—	1.0

Net income/(loss)	86.5	(16.2)	145.3	178.6	(279.3)	114.9
Non-controlling interests	—	—	—	(28.4)	—	(28.4)

Net income/(loss) attributable to shareholders	86.5	(16.2)	145.3	150.2	(279.3)	86.5

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

25. Condensed consolidating financial information continued

B. Consolidated statement of comprehensive income

Fiscal 2013	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Comprehensive income attributable to:
– Equity shareholders in Pinafore Holdings BV	50.1	(16.2)	108.9	138.9	(231.6)	50.1
– Non-controlling interests	—	—	—	18.4	—	18.4

	50.1	(16.2)	108.9	157.3	(231.6)	68.5

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

25. Condensed consolidating financial information continued

C. Consolidated statement of operations

Fiscal 2012	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Net sales	—	—	1,838.7	1,935.5	(736.9)	3,037.3
Cost of sales	—	—	(1,262.1)	(1,425.0)	737.1	(1,950.0)

Gross profit	—	—	576.6	510.5	0.2	1,087.3
Selling, general and administrative expenses	(1.5)	(2.2)	(561.2)	(313.2)	—	(878.1)
Impairments of goodwill and other assets	—	—	(0.6)	(0.1)	—	(0.7)
Restructuring expenses	—	—	(19.7)	(7.2)	—	(26.9)
Other operating (expense)/income	—	—	(0.6)	0.2	—	(0.4)

Operating (loss)/income from continuing operations	(1.5)	(2.2)	(5.5)	190.2	0.2	181.2
Interest income	0.2	163.6	26.8	10.0	(197.7)	2.9
Interest expense	(2.1)	(221.6)	(186.2)	(12.7)	197.7	(224.9)
Other finance (expense)/income	—	(69.1)	7.9	(0.9)	0.8	(61.3)

Income/(loss) from continuing operations before taxes and equity in net income of equity method investees	(3.4)	(129.3)	(157.0)	186.6	1.0	(102.1)
Income tax benefit/(expense)	—	2.6	11.8	(43.0)	—	(28.6)
Equity in net income of equity method investees, net of tax	—	—	—	0.4	—	0.4
Income from investment in other group companies, net of tax	734.8	—	(1.0)	—	(733.8)	—

Net income/(loss) from continuing operations	731.4	(126.7)	(146.2)	144.0	(732.8)	(130.3)
Income from discontinued operations, net of tax	—	—	88.0	3.7	—	91.7
Gain on disposal of discontinued operations, net of tax	—	—	793.0	—	—	793.0

Net income/(loss)	731.4	(126.7)	734.8	147.7	(732.8)	754.4
Non-controlling interests	—	—	—	(23.0)	—	(23.0)

Net income/(loss) attributable to shareholders	731.4	(126.7)	734.8	124.7	(732.8)	731.4

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

25. Condensed consolidating financial information continued

D. Consolidated statement of comprehensive income

Fiscal 2012	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Comprehensive income attributable to:
– Equity shareholders in Pinafore Holdings BV	697.9	(126.7)	701.4	185.2	(759.9)	697.9
– Non-controlling interests	—	—	—	20.7	—	20.7

	697.9	(126.7)	701.4	205.9	(759.9)	718.6

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

25. Condensed consolidating financial information continued

E. Consolidated statement of operations

Fiscal 2011	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Net sales	—	—	1,768.2	1,984.6	(690.5)	3,062.3
Cost of sales	—	—	(1,228.9)	(1,442.5)	691.6	(1,979.8)

Gross profit	—	—	539.3	542.1	1.1	1,082.5
Selling, general and administrative expenses	(1.9)	(2.1)	(580.1)	(331.4)	—	(915.5)
Impairments of goodwill and other assets	—	—	(31.7)	(0.2)	—	(31.9)
Restructuring expenses	—	—	(35.4)	(12.8)	—	(48.2)
Other operating (expense)/ income	—	—	(0.5)	0.5	—	—

Operating (loss)/income from continuing operations	(1.9)	(2.1)	(108.4)	198.2	1.1	86.9
Interest income	—	221.6	31.3	15.4	(263.6)	4.7
Interest expense	—	(240.7)	(258.3)	(20.4)	263.6	(255.8)
Other finance income/(expense)	—	0.7	1.3	(0.2)	0.2	2.0

Income/(loss) from continuing operations before taxes and equity in net (loss)/income of equity method investees	(1.9)	(20.5)	(334.1)	193.0	1.3	(162.2)
Income tax benefit/(expense)	—	5.4	8.3	(24.5)	(0.4)	(11.2)
Equity in net (loss)/income of equity method investees, net of tax	—	—	—	(0.4)	—	(0.4)
Income from investment in other group companies, net of tax	29.7	—	167.5	—	(197.2)	—

Net income/(loss) from continuing operations	27.8	(15.1)	(158.3)	168.1	(196.3)	(173.8)
Income from discontinued operations, net of tax	—	—	132.3	39.0	—	171.3
Gain on disposal of discontinued operations, net of tax	—	—	55.7	3.9	—	59.6

Net income/(loss)	27.8	(15.1)	29.7	211.0	(196.3)	57.1
Non-controlling interests	—	—	—	(29.3)	—	(29.3)

Net income/(loss) attributable to shareholders	27.8	(15.1)	29.7	182.7	(196.3)	27.8

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

25. Condensed consolidating financial information continued

F. Consolidated statement of comprehensive income

Fiscal 2011	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non- guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Comprehensive income attributable to:
– Equity shareholders in Pinafore Holdings BV	(15.2)	(15.1)	(13.3)	97.1	(68.7)	(15.2)
– Non-controlling interests	—	—	—	37.0	—	37.0

	(15.2)	(15.1)	(13.3)	134.1	(68.7)	21.8

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

25. Condensed consolidating financial information continued

G. Consolidated balance sheet

As at December 31, 2013	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non-guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Assets
Current assets
Cash and cash equivalents	—	18.1	107.8	212.2	—	338.1
Restricted cash	—	—	9.5	2.2	—	11.7
Investments	—	—	15.0	2.2	—	17.2
Accounts receivable:
– Customers, net of allowances of $6.4 million (December 31, 2012: $6.5 million)	—	—	469.6	358.2	(177.5)	650.3
– Related parties	—	—	0.1	3.6	—	3.7
Inventories	—	—	277.0	215.1	(1.0)	491.1
Taxes recoverable	—	—	10.3	3.0	(0.8)	12.5
Deferred income taxes	—	—	2.0	11.4	—	13.4
Prepaid expenses and other assets	—	3.1	46.4	37.1	0.3	86.9
Assets held for sale	—		5.4	2.6	—	8.0

Total current assets	—	21.2	943.1	847.6	(179.0)	1,632.9
Non-current assets
Investment in equity method investees	—	—	3.4	3.0	—	6.4
Loans to related parties	17.5	1,673.2	1,445.6	915.3	(4,049.2)	2.4
Property, plant and equipment, net	—	—	249.1	417.5	—	666.6
Goodwill	—	—	533.8	900.7	—	1,434.5
Pension surplus	—	—	35.4	6.6	—	42.0
Intangible assets, net	—	—	754.3	566.6	—	1,320.9
Investments in subsidiaries	2,979.6	—	2,476.4	—	(5,456.0)	—
Taxes recoverable	—	—	10.0	8.9	—	18.9
Deferred income taxes	—	—	6.3	24.5	—	30.8
Other non-current assets	—	2.1	0.3	6.4	—	8.8

Total assets	2,997.1	1,696.5	6,457.7	3,697.1	(9,684.2)	5,164.2

Liabilities and invested equity
Current liabilities
Bank overdrafts	—	—	0.8	—	—	0.8
Debt, current portion	—	13.9	8.7	—	—	22.6
Capital leases, current portion	—	—	0.2	—	—	0.2
Accounts payable:
– Trade creditors	—	—	195.6	258.5	(177.5)	276.6
– Related parties	—	—	—	1.6	—	1.6
Accrued expenses	0.5	0.2	52.5	57.1	—	110.3
Other current liabilities	0.7	1.1	64.0	33.9	—	99.7
Taxes payable	—	—	9.4	19.0	(0.8)	27.6
Deferred income taxes	—	—	14.0	0.4	—	14.4

Total current liabilities	1.2	15.2	345.2	370.5	(178.3)	553.8
Non-current liabilities
Debt, less current portion	—	1,673.2	21.8	0.8	—	1,695.8
Capital leases, less current portion	—	—	2.3	—	—	2.3
Loans to related parties	1,232.2	22.2	2,605.9	188.9	(4,049.2)	—
Post-retirement benefit obligations	—	—	85.2	64.7	—	149.9
Taxes payable	—	—	50.3	40.3	—	90.6
Deferred income taxes	—	—	339.3	162.3	—	501.6
Other long-term liabilities	—	—	28.1	4.5	—	32.6

Total liabilities	1,233.4	1,710.6	3,478.1	832.0	(4,227.5)	3,026.6

Equity
Total shareholders’ equity	1,763.7	(14.1)	2,979.6	2,491.2	(5,456.7)	1,763.7
Non-controlling interests	—	—	—	373.9	—	373.9

Total equity	1,763.7	(14.1)	2,979.6	2,865.1	(5,456.7)	2,137.6

Total liabilities and equity	2,997.1	1,696.5	6,457.7	3,697.1	(9,684.2)	5,164.2

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

25. Condensed consolidating financial information continued

H. Consolidated balance sheet

As at December 31, 2012	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non-guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Assets
Current assets
Cash and cash equivalents	—	205.8	69.5	156.0	—	431.3
Restricted cash	—	—	12.0	2.2	—	14.2
Investments	—	—	14.8	1.5	—	16.3
Accounts receivable:
– Customers, net of allowances of $6.4 million (December 31, 2012: $6.5 million)	—	—	364.4	356.4	(179.9)	540.9
– Related parties	—	—	—	3.3	—	3.3
Inventories	—	—	268.8	200.6	(0.5)	468.9
Taxes recoverable	—	—	16.1	2.7	(0.3)	18.5
Deferred income taxes	—	—	5.0	5.9	—	10.9
Prepaid expenses and other assets	—	2.9	53.6	31.8	0.2	88.5
Assets held for sale	—	—	4.4	1.9	—	6.3

Total current assets	—	208.7	808.6	762.3	(180.5)	1,599.1
Non-current assets
Investment in equity method investees	—	—	3.3	2.8	—	6.1
Loans to related parties	17.3	1,639.7	1,385.2	845.7	(3,885.8)	2.1
Property, plant and equipment, net	—	—	262.0	439.7	—	701.7
Goodwill	—	—	534.3	924.1	—	1,458.4
Pension surplus	—	—	30.9	—	—	30.9
Intangible assets, net	—	—	817.6	632.0	—	1,449.6
Investments in subsidiaries	2,856.2	—	2,438.9	—	(5,295.1)	—
Taxes recoverable	—	—	9.0	7.9	—	16.9
Deferred income taxes	—	—	14.9	32.2	—	47.1
Other long-term assets	—	4.7	0.6	6.5	—	11.8

Total assets	2,873.5	1,853.1	6,305.3	3,653.2	(9,361.4)	5,323.7

Liabilities and invested equity
Current liabilities
Bank overdrafts	—	—	2.9	—	—	2.9
Debt, current portion	—	19.1	12.0	—	—	31.1
Capital leases, current portion	—	—	0.1	—	—	0.1
Accounts payable:
– Trade creditors	0.4	—	209.5	245.9	(179.9)	275.9
– Related parties	—	—	0.2	2.1	—	2.3
Accrued expenses	0.9	0.2	52.9	55.5	—	109.5
Other current liabilities	—	—	62.4	34.0	—	96.4
Taxes payable	—	—	3.3	20.4	(0.3)	23.4
Deferred income taxes	—	—	18.5	2.3	—	20.8

Total current liabilities	1.3	19.3	361.8	360.2	(180.2)	562.4
Non-current liabilities
Debt, less current portion	—	1,792.7	21.3	0.8	—	1,814.8
Capital leases, less current portion	—	—	2.5	—	—	2.5
Loans from related parties	1,173.1	38.9	2,502.8	171.0	(3,885.8)	—
Post-retirement benefit obligations	—	—	106.1	70.6	—	176.7
Taxes payable	—	—	59.9	32.9	—	92.8
Deferred income taxes	—	—	360.1	183.3	—	543.4
Other long-term liabilities	—	—	34.6	4.7	—	39.3

Total liabilities	1,174.4	1,850.9	3,449.1	823.5	(4,066.0)	3,231.9

Equity
Total shareholders’ equity	1,699.1	2.2	2,856.2	2,437.0	(5,295.4)	1,699.1
Non-controlling interests	—	—	—	392.7	—	392.7

Total equity	1,699.1	2.2	2,856.2	2,829.7	(5,295.4)	2,091.8

Total liabilities and equity	2,873.5	1,853.1	6,305.3	3,653.2	(9,361.4)	5,323.7

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

25. Condensed consolidating financial information continued

I. Consolidated cash flow statement

Fiscal 2013	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non-guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Net cash (used in)/provided by operations	(58.9)	11.3	59.8	257.0	(83.0)	186.2
Cash flows from investing activities
Purchases of property, plant and equipment	—	—	(33.9)	(49.0)	1.0	(81.9)
Purchases of intangible assets	—	—	(5.9)	(0.4)	—	(6.3)
Decrease in restricted cash	—	—	2.5	—	—	2.5
Proceeds from the sale of property, plant and equipment	—	—	5.9	0.6	(1.0)	5.5
Proceeds from the sale of disposed businesses	—	—	10.7	(1.1)	(7.7)	1.9
Purchase of subsidiaries, net of cash acquired	—	—	(7.5)	—	7.2	(0.3)

Net cash used in investing activities	—	—	(28.2)	(49.9)	(0.5)	(78.6)

Cash flows from financing activities
Buy-back of ordinary shares	—	—	—	(0.5)	0.5	—
Draw down of debt	—	—	0.4	0.4	—	0.8
Repayment of debt	—	(143.1)	(5.9)	(0.4)	—	(149.4)
Loans from/(to) Group companies	59.0	(50.4)	36.0	(44.6)	—	—
Premium on redemption of debt instruments	—	(3.5)	—	—	—	(3.5)
Financing costs paid	—	(2.0)	—	—	—	(2.0)
Receipts on foreign currency derivatives	—	—	1.0	—	—	1.0
Capital lease repayment	—	—	(0.2)	—	—	(0.2)
Treasury shares repurchased	(0.1)	—	(2.2)	(0.1)	—	(2.4)
Cash settlement of share schemes	—	—	(1.4)	—	—	(1.4)
Equity dividends paid	—	—	—	(83.0)	83.0	—
Dividends paid to non-controlling interests	—	—	—	(32.9)	—	(32.9)
Return of capital to non-controlling interests	—	—	—	(7.4)	—	(7.4)
Investment by non-controlling interests	—	—	—	2.7	—	2.7

Net cash provided by/(used in) financing activities	58.9	(199.0)	27.7	(165.8)	83.5	(194.7)
Effect of exchange rate changes on cash and cash equivalents	—	—	(21.0)	14.9	—	(6.1)

Net (decrease)/increase in cash and cash equivalents	—	(187.7)	38.3	56.2	—	(93.2)
Cash and cash equivalents at beginning of period	—	205.8	69.5	156.0	—	431.3

Cash and cash equivalents at the end of the period	—	18.1	107.8	212.2	—	338.1

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

25. Condensed consolidating financial information continued

J. Consolidated cash flow statement

Fiscal 2012	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non-guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Net cash (used in)/provided by operations	(2.4)	6.3	224.5	243.4	(192.0)	279.8
Cash flows from investing activities
Purchases of property, plant and equipment	—	—	(55.8)	(50.4)	3.1	(103.1)
Purchases of intangible assets	—	—	(5.8)	(0.7)	—	(6.5)
Decrease/(increase) in restricted cash	—	—	4.2	(0.1)	—	4.1
Proceeds from the sale of property, plant and equipment	—	—	5.0	7.3	(3.1)	9.2
Proceeds from the sale of interests in equity method investees	—	—	2.5	—	—	2.5
Proceeds from the sale of disposed businesses, net of cash disposed	—	—	1,962.3	43.1	(65.6)	1,939.8
Purchase of subsidiaries, net of cash acquired	—	—	(55.5)	(0.5)	54.0	(2.0)
Other investing activities	—	—	(0.4)	—	—	(0.4)

Net cash provided by/(used in) investing activities	—	—	1,856.5	(1.3)	(11.6)	1,843.6

Cash flows from financing activities
Return of share capital	(1,161.9)	—	—	—	—	(1,161.9)
Issue/(buy-back) of ordinary shares	3.5	—	—	(27.7)	24.2	—
Draw down of debt	—	—	7.9	2.4	—	10.3
Repayment of debt	—	(888.9)	(10.5)	(0.2)	—	(899.6)
Loans from/(to) Group companies	1,172.6	1,057.0	(2,188.9)	(40.7)	—	—
Premium on redemption of debt instruments	—	(62.6)	—	—	—	(62.6)
Financing costs paid	—	(5.8)	—	—	—	(5.8)
Receipts on foreign currency derivatives	—	—	1.3	—	—	1.3
Capital lease repayment	—	—	(0.3)	—	—	(0.3)
Treasury shares repurchased	(11.8)	—	(3.3)	(0.2)	3.5	(11.8)
Equity dividends paid	—	—	—	(175.9)	175.9	—
Dividends paid to non-controlling interests	—	—	—	(45.6)	—	(45.6)
Investment by non-controlling interests	—	—	—	2.5	—	2.5

Net cash provided by/(used in) financing activities	2.4	99.7	(2,193.8)	(285.4)	203.6	(2,173.5)
Effect of exchange rate changes on cash and cash equivalents	—	—	(13.7)	15.1	—	1.4

Net increase/(decrease) in cash and cash equivalents	—	106.0	(126.5)	(28.2)	—	(48.7)
Cash and cash equivalents at beginning of period	—	99.8	196.0	184.2	—	480.0

Cash and cash equivalents at the end of the period	—	205.8	69.5	156.0	—	431.3

Pinafore Holdings B.V.

Notes to the consolidated financial statements (continued)

25. Condensed consolidating financial information continued

K. Consolidated cash flow statement

Fiscal 2011	Company $ million	Issuers $ million	Other guarantor subsidiaries $ million	Non-guarantor subsidiaries $ million	Consolidation adjustments $ million	Total Group $ million
Net cash (used in)/provided by operations	(1.5)	20.5	372.7	271.6	(355.6)	307.7
Cash flows from investing activities
Purchases of property, plant and equipment	—	—	(52.6)	(57.6)	1.6	(108.6)
Purchases of intangible assets	—	—	(6.4)	(1.4)	—	(7.8)
Decrease in restricted cash	—	—	30.5	—	—	30.5
Proceeds from the sale of property, plant and equipment	—	—	14.0	5.1	(1.6)	17.5
Proceeds from the sale of disposed businesses, net of cash disposed	—	—	240.1	236.9	(1.3)	475.7
Purchase of subsidiaries, net of cash acquired	—	—	(37.0)	—	7.4	(29.6)
Other investing activities	—	—	(0.4)	—	—	(0.4)

Net cash provided by investing activities	—	—	188.2	183.0	6.1	377.3

Cash flows from financing activities
Issue/(buy-back) of ordinary shares	1.8	—	—	6.0	(7.8)	—
Draw down of debt	—	—	13.4	3.4	—	16.8
Repayment of debt	—	(346.5)	(212.2)	(7.3)	—	(566.0)
Loans from/(to) Group companies	0.7	463.0	(396.4)	(67.3)	—	—
Premium on redemption of debt instruments	—	(3.4)	(0.4)	—	—	(3.8)
Financing costs paid	—	(36.9)	—	—	—	(36.9)
Receipts on foreign currency derivatives	—	—	5.0	—	—	5.0
Capital lease repayment	—	—	(0.4)	(0.3)	—	(0.7)
Purchase of non-controlling interest	—	—	(13.1)	—	—	(13.1)
Treasury shares repurchased	(0.3)	—	(1.7)	—	1.7	(0.3)
Return of management investment	(0.7)	—	—	—	—	(0.7)
Equity dividends paid	—	—	—	(355.6)	355.6	—
Dividends paid to non-controlling interests	—	—	—	(64.4)	—	(64.4)
Investment by non-controlling interests	—	—	—	1.5	—	1.5

Net cash provided by/(used in) financing activities	1.5	76.2	(605.8)	(484.0)	349.5	(662.6)
Effect of exchange rate changes on cash and cash equivalents	—	—	12.5	(14.2)	—	(1.7)

Net increase/(decrease) in cash and cash equivalents	—	96.7	(32.4)	(43.6)	—	20.7
Cash and cash equivalents at beginning of period	—	3.1	228.4	227.8	—	459.3

Cash and cash equivalents at the end of the period	—	99.8	196.0	184.2	—	480.0

Through and including                      (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Class A Ordinary Shares

P R O S P E C T U S

BofA Merrill Lynch

Citigroup

Goldman, Sachs & Co.

Barclays

Credit Suisse

J.P. Morgan

RBC Capital Markets

Deutsche Bank Securities

Morgan Stanley

Nomura

UBS Investment Bank

KeyBanc Capital Markets

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our amended and restated memorandum and articles of association to be filed as an exhibit to this registration statement will provide for indemnification of the officers and directors to the full extent permitted by applicable law.

The proposed form of Underwriting Agreement, to be filed by amendment to this registration statement, will provide for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 7. Recent Sales of Unregistered Securities.

None.

Item 8. Exhibits and Financial Statement Schedules.

(A)	Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1*	Form of Underwriting Agreement

3.1*	Form of Memorandum and Articles of Association of Gates Global Inc.

4.1**	Indenture, dated as of September 29, 2010, among Pinafore, LLC (now Tomkins, LLC), Pinafore, Inc. (now Tomkins, Inc.), Pinafore holdings B.V., the note guarantors named therein and Wilmington Trust FSB, as trustee.

4.2**	Twelfth Supplemental Indenture, dated as of July 5, 2012, among Tomkins, LLC, Tomkins, Inc. and Wilmington Trust National Association, as trustee and collateral agent.

4.3**	Form of 9% Senior Secured Second Lien Note due 2018 (included in Exhibit 4.1).

5.1*	Form of Opinion of Walkers

8.1	Opinion of Walkers as to certain British Virgin Islands income tax matters.

8.2	Opinion of Latham & Watkins LLP as to certain US federal income tax matters.

8.3	Opinion of Latham & Watkins LLP as to certain UK income tax matters.

10.1**	Credit Agreement, dated as of July 27, 2010 as amended and restated on August 6, 2010 and as further amended and restated on September 21, 2010 among Pinafore, LLC, Pinafore, Inc., Pinafore Acquisitions Limited, the guarantors party hereto, Citibank, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, each lender from time to time party hereto, Banc of America Securities LLC, as Syndication Agent, Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.2**	Amendment No. 3 to the Credit Agreement, dated as of September 28, 2010, among Pinafore, LLC, Pinafore, Inc., Pinafore Acquisitions Limited, the guarantors party hereto, Citibank, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, each lender from time to time party hereto, Banc of America Securities LLC, as Syndication Agent, Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.3**	Amendment No. 4 to the Credit Agreement, dated as of February 17, 2011, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party hereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.4**	Amendment No. 5 to the Credit Agreement, dated as of June 30, 2011, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party hereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.5**	Amendment No. 6 to the Credit Agreement, dated as of September 13, 2012, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.6**	Amendment No. 7 to the Credit Agreement, dated as of January 18, 2013, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party thereto.

10.7**	US Security Agreement, dated as of July 27, 2010, as amended and restated on September 21, 2010, among the grantors identified therein and Citicorp USA, Inc., as collateral agent.

10.8**	Supplement No. 1 to the US Security Agreement, dated as of September 29, 2010, among the grantors identified therein and Citicorp USA, Inc., as collateral agent.

10.9**	US Second Lien Notes Security Agreement, dated as of September 29, 2010, among the grantors identified therein and Wilmington Trust FSB, as collateral agent.

10.10**	Security Agreement, dated as of September 30, 2010, between the chargors named therein and Citicorp USA, Inc.

10.11**	Security Agreement, dated as of September 30, 2010, between the chargors named therein and Wilmington Trust FSB, as collateral agent.

10.12**	Stock Purchase Agreement, dated as of March 15, 2012, among Tomkins Limited, the sellers named therein and August Lux Holding Company.

10.13**	Stock Purchase Agreement, dated as of September 20, 2012, among Tomkins Finance Limited, Tomkins Engineering Limited, Tomkins Overseas Investments Limited, Tomkins Investments Limited, Tomkins SC15 Limited, Tomkins Luxembourg S.à.r.l., Tomkins American Investments S.à.r.l., Tomkins Investments Company S.à.r.l., Montisk Investments Netherlands CV, Tomkins Automotive Company S.à.r.l., Tomkins Limited and QS0001 Corp.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.14**	Stock Purchase Agreement, dated as of September 27, 2012, among Tomkins Industries, inc., Dexter Axle Company, and Dexter Axle Acquiror Company.

10.15*	Gates Global Inc. 2014 Equity Incentive Award Plan

10.16*	Form of Stock Option Agreement under the Gates Global Inc. 2014 Equity Incentive Award Plan

10.17*	Form of Restricted Stock Agreement under the Gates Global Inc. 2014 Equity Incentive Award Plan

10.18*	Form of Restricted Stock Unit Agreement under the Gates Global Inc. 2014 Equity Incentive Award Plan

10.19*	Form of Stockholders Agreement

10.20*	Form of Indemnification Agreement

21.1**	List of Subsidiaries

23.1*	Consent of Walkers (included in Exhibit 5.1)

23.2	Consent of Deloitte LLP to Gates Global Inc.

23.3	Consent of Deloitte LLP to Pinafore Holdings B.V.

24.1**	Powers of Attorney (included in the signature pages to this registration statement)

99.1**	Consent of Samuel Blaichman to be named as a board nominee

99.2**	Consent of Shane Feeney to be named as a board nominee

99.3**	Consent of Kosty Gilis to be named as a board nominee

99.4**	Consent of Seth Mersky to be named as a board nominee

*	To be filed by amendment.
**	Previously filed with the Registration Statement on Form F-1 by the Registrant with the Securities and Exchange Commission on December 23, 2013.

(B)	Financial Statement Schedules

Financial statement schedules have been omitted because they either are not required, are immaterial or are not applicable.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(i)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Canada, on March 24, 2014.

Gates Global Inc.

By:	/s/ James Nicol
Name: James Nicol
Title: Authorized Representative

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

* James Nicol	(Principal Executive Officer)	March 24, 2014

* John Zimmerman	(Principal Financial and Accounting Officer)	March 24, 2014

* Elizabeth Lewzey	Director	March 24, 2014

* Paul Wilkinson	Director	March 24, 2014

/s/ Thomas Reeve Thomas Reeve	Authorized Representative in the United States	March 24, 2014

*By:	/s/ Thomas Reeve
Thomas Reeve Attorney-in-fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1*	Form of Underwriting Agreement

3.1*	Form of Memorandum and Articles of Association of Gates Global Inc.

4.1**	Indenture, dated as of September 29, 2010, among Pinafore, LLC (now Tomkins, LLC), Pinafore, Inc. (now Tomkins, Inc.), Pinafore holdings B.V., the note guarantors named therein and Wilmington Trust FSB, as trustee.

4.2**	Twelfth Supplemental Indenture, dated as of July 5, 2012, among Tomkins, LLC, Tomkins, Inc. and Wilmington Trust National Association, as trustee and collateral agent.

4.3**	Form of 9% Senior Secured Second Lien Note due 2018 (included in Exhibit 4.1).

5.1*	Form of Opinion of Walkers

8.1	Opinion of Walkers as to certain British Virgin Islands income tax matters.

8.2	Opinion of Latham & Watkins LLP as to certain US federal income tax matters.

8.3	Opinion of Latham & Watkins LLP as to certain UK income tax matters.

10.1**	Credit Agreement, dated as of July 27, 2010 as amended and restated on August 6, 2010 and as further amended and restated on September 21, 2010 among Pinafore, LLC, Pinafore, Inc., Pinafore Acquisitions Limited, the guarantors party hereto, Citibank, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, each lender from time to time party hereto, Banc of America Securities LLC, as Syndication Agent, Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.2**	Amendment No. 3 to the Credit Agreement, dated as of September 28, 2010, among Pinafore, LLC, Pinafore, Inc., Pinafore Acquisitions Limited, the guarantors party hereto, Citibank, N.A., as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, each lender from time to time party hereto, Banc of America Securities LLC, as Syndication Agent, Citigroup Global Markets Inc., Banc of America Securities LLC, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.3**	Amendment No. 4 to the Credit Agreement, dated as of February 17, 2011, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party hereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.4**	Amendment No. 5 to the Credit Agreement, dated as of June 30, 2011, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party hereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, RBC Capital Markets and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.5**	Amendment No. 6 to the Credit Agreement, dated as of September 13, 2012, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, RBC Capital Markets and UBS Securities LLC,

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

as Joint Lead Arrangers and Joint Bookrunners, and Citigroup Global Markets Inc., Barclays Bank PLC, RBC Capital Markets and UBS Securities LLC, as Co-Documentation Agents.

10.6**	Amendment No. 7 to the Credit Agreement, dated as of January 18, 2013, among Tomkins, LLC, Tomkins, Inc., Pinafore Holdings B.V., the guarantors party hereto, Citibank, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Citicorp USA Inc., as Collateral Agent, each lender from time to time party thereto.

10.7**	US Security Agreement, dated as of July 27, 2010, as amended and restated on September 21, 2010, among the grantors identified therein and Citicorp USA, Inc., as collateral agent.

10.8**	Supplement No. 1 to the US Security Agreement, dated as of September 29, 2010, among the grantors identified therein and Citicorp USA, Inc., as collateral agent.

10.9**	US Second Lien Notes Security Agreement, dated as of September 29, 2010, among the grantors identified therein and Wilmington Trust FSB, as collateral agent.

10.10**	Security Agreement, dated as of September 30, 2010, between the chargors named therein and Citicorp USA, Inc.

10.11**	Security Agreement, dated as of September 30, 2010, between the chargors named therein and Wilmington Trust FSB, as collateral agent.

10.12**	Stock Purchase Agreement, dated as of March 15, 2012, among Tomkins Limited, the sellers named therein and August Lux Holding Company.

10.13**	Stock Purchase Agreement, dated as of September 20, 2012, among Tomkins Finance Limited, Tomkins Engineering Limited, Tomkins Overseas Investments Limited, Tomkins Investments Limited, Tomkins SC15 Limited, Tomkins Luxembourg S.à.r.l., Tomkins American Investments S.à.r.l., Tomkins Investments Company S.à.r.l., Montisk Investments Netherlands CV, Tomkins Automotive Company S.à.r.l., Tomkins Limited and QS0001 Corp.

10.14**	Stock Purchase Agreement, dated as of September 27, 2012, among Tomkins Industries, inc., Dexter Axle Company, and Dexter Axle Acquiror Company.

10.15*	Gates Global Inc. 2014 Equity Incentive Award Plan

10.16*	Form of Stock Option Agreement under the Gates Global Inc. 2014 Equity Incentive Award Plan

10.17*	Form of Restricted Stock Agreement under the Gates Global Inc. 2014 Equity Incentive Award Plan

10.18*	Form of Restricted Stock Unit Agreement under the Gates Global Inc. 2014 Equity Incentive Award Plan

10.19*	Form of Stockholders Agreement

10.20*	Form of Indemnification Agreement

21.1**	List of Subsidiaries

23.1*	Consent of Walkers (included in Exhibit 5.1)

23.2	Consent of Deloitte LLP to Gates Global Inc.

23.3	Consent of Deloitte LLP to Pinafore Holdings B.V.

24.1**	Powers of Attorney (included in the signature pages to this registration statement)

99.1**	Consent of Samuel Blaichman to be named as a board nominee

99.2**	Consent of Shane Feeney to be named as a board nominee

99.3**	Consent of Kosty Gilis to be named as a board nominee

99.4**	Consent of Seth Mersky to be named as a board nominee

*	To be filed by amendment.
**	Previously filed with the Registration Statement on Form F-1 by the Registrant with the Securities and Exchange Commission on December 23, 2013.